Registration No. 333-85054

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 3
                                       TO
                                    Form S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           NEW YORK HEALTH CARE, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

         New York                            7373                11-2636089
-----------------------------   ---------------------------- -------------------
(State or jurisdiction of       (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

             1850 McDonald Avenue, Brooklyn, NY 11223 (718) 375-6700
        ----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                             JERRY BRAUN, PRESIDENT
                           New York Health Care, Inc.
                              1850 McDonald Avenue
                               Brooklyn, NY 11223
                                 (718) 375-6700
                            Facsimile: (718) 375-1555
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

         WILLIAM J. DAVIS, ESQ.                     MICHAEL SANDERS, ESQ.
        Scheichet & Davis, P.C.                      Vanderkam & Sanders
       800 Third Avenue, 29th Floor             440 Louisiana Street - Suite 475
          New York, NY 10022                          Houston, TX 77002
           (212) 688-3200                              (713) 547-8900
        Facsimile: (212) 371-7634                 Facsimile: (713) 547-8910

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this
                                                 Registration Statement.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with general instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------- -------------- ------------------------- --------------------- -------------------
                                                                    Proposed maximum
Title of each class of                    Proposed Maximum          aggregate offering
securities to be           Amount to be   Offering Price Per        price(2)              Amount of
registered                 Registered(1)  Unit(2)                                         registration fee(3)
-------------------------- -------------- ------------------------- --------------------- -------------------
Common Stock, $.01 par
value                      23,143,334             N/A                   $  657               $0.06
-------------------------- -------------- ------------------------- --------------------- -------------------

TOTAL                                                                   $  657               $0.06
-------------------------- -------------- ------------------------- --------------------- -------------------

(1) Based upon the estimated maximum number of shares of Common Stock or Warrants, as the case may be, that may be issued in connection with the acquisition described herein. Pursuant to rule 416(a) under the Securities Act, there are also being registered such additional securities as may be issued pursuant to the antidilution provisions of the Warrants.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, and calculated pursuant to Rule 457(f) thereunder. Bio Balance Corp. is a privately held corporation and there is no market for its securities. Moreover, Bio Balance has an accumulated capital deficit. Therefore, pursuant to Rule 457(f)(2) the proposed maximum offering price is based upon 1/3 of the aggregate par value of Bio Balance capital stock being acquired in the proposed acquisition, which is $657 (computed as of December 31, 2001, the latest practicable date prior to the date of filing this Registration Statement).

(3)  Calculated  pursuant to Section  6(b) of the  Securities  Act as .000092 of
     $657.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           NEW YORK HEALTH CARE, INC.
                              1850 McDonald Avenue
                               Brooklyn, NY 11223
                                  (718)375-6700

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of New York Health Care, Inc.:

     The Annual Meeting of Shareholders of New York Health Care, Inc. will be held at the offices of New York Health Care, 1850 McDonald Avenue, Brooklyn, New York 11223 on October [ ], 2002 at 10:00 A.M. local time, for the purpose of considering and voting upon the approval and adoption of the following:

1. Approval and adoption of the Stock For Stock Exchange Agreement with The Bio Balance Corp.;

2. Approval of an amendment to the New York Health Care Certificate of Incorporation increasing the authorized shares of New York Health Care common stock from 50,000,000 shares to 100,000,000 shares;

3. Approval of an amendment to the New York Health Care Certificate of Incorporation. increasing the authorized shares of New York Health Care preferred stock from 2,000,000 shares to 5,000,000 shares;

4. Approval of an amendment to the New York Health Care Certificate of Incorporation providing for a 1-for-1.5 share reverse split of all of the issued and outstanding shares of New York Health Care's common stock to occur on the day before the closing of the Bio Balance merger;

5. Election of Jerry Braun, Jacob Rosenberg, H. Gene Berger, Charles J. Pendola, Paul Stark and David C. Katz as the Board of Directors of New York Health Care until the next Annual Meeting or until their successors are elected and qualify. Messrs. Braun, Rosenberg, Berger and Pendola have been members of the New York Health Care Board of Directors for a number of years. Mr. Stark and Mr. Katz are the nominees who have been proposed by Bio Balance as provided for in the Exchange Agreement and whose election will only be effective if the transaction is completed;

6. Approval of an amendment to the New York Health Care stock option plan authorizing an additional 3,230,000 shares of New York Health Care common stock for issuance as stock options;

7.   Ratification  of  the  change  of  control  parachute  payment   provisions
     contained in the senior executive officers employment agreements approved by New York Health Care Compensation Committee; and

8. To transact such other business as may properly come before the meeting or any other adjournment or adjournments thereof.

     Shareholder approval of proposals 1 - 7 are a requirement of the Exchange Agreement.

     Only holders of record of New York Health Care at the close of business on October [ ], 2002 are entitled to notice of and to vote at the Annual
Meeting and any adjournment or adjournments thereof.

Brooklyn, NY                             By Order of the Board of Directors
October [   ], 2002
                                         /s/ Jacob Rosenberg
                                         -----------------------------------
                                         Jacob Rosenberg, Secretary

The information in this Prospectus/Proxy Statement is not complete and may be changed. We may not engage in the exchange of these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus/Proxy Statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated October 4, 2002

PROSPECTUS/PROXY STATEMENT

                           NEW YORK HEALTH CARE, INC.

                      23,143,334 Shares of Common Stock and
                     483,066 Common Stock Purchase Warrants

     This Prospectus/Proxy Statement relates to the solicitation of proxies by the board of directors of New York Health Care, Inc. for use at the annual meeting of holders of New York Health Care common stock to be held at 10:00 a.m., eastern time, on [ ] October [ ], 2002, at the offices of New York Health Care, 1850 McDonald Avenue, Brooklyn, NY 11233, and at any adjournments and postponements of the annual meeting. At the annual meeting New York Health Care shareholders will consider and vote upon a proposal to approve the acquisition of The Bio Balance Corp. by means of a merger of a wholly-owned subsidiary of New York Health Care with Bio Balance and the issuance of the maximum number of shares of common stock and warrants issuable pursuant to the terms of the Exchange Agreement. Additionally, New York Health Care shareholders will consider and vote upon proposals to amend the Certificate of Incorporation of New York Health to effect a 1-for-1.5 reverse stock split, increase the authorized shares of common stock, and increase the authorized shares of preferred stock, to increase the shares reserved under the New York Health Care stock option plan, to ratify certain change in control provisions in the employment agreements of two senior officers of New York Health Care and to elect six directors, all in accordance with the terms of the Exchange Agreement.

     This Prospectus/Proxy Statement is also a prospectus of New York Health Care relating to the shares of common stock and warrants issuable by New York Health Care to the shareholders and warrant holders of Bio Balance pursuant to the Exchange Agreement.

     You should carefully consider the risk factors beginning on page [ ] of this Prospectus/Proxy Statement before participating in the exchange offer.

                           -------------------------

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus/Proxy Statement. Any representation to the contrary is a criminal offense.

     The date of this Prospectus/Proxy Statement is October [ ], 2002

     New York Health Care's Common stock has been listed for trading on the Nasdaq SmallCap Market and the Boston Stock Exchange. By reason of the acquisition described in this prospectus, application has been made by New York Health Care for continued listing on Nasdaq and the Boston Exchange. New York Health Care does not intend to apply to Nasdaq or to the Boston Exchange for the listing of the warrants for trading. There is no public market for the warrants and New York Health Care does not intend to make any effort for there to be a public market for the warrants and it is unlikely that such a market will develop or, if it does develop, will be sustained.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                Table of Contents

                                                                         Page

Questions  and  Answers  About  the  Transaction                            6
     General  Questions  and  Answers                                       6
     New  York  Health  Care  Shareholder  Questions
          and  Answers                                                      9
     Bio  Balance  Shareholders  Questions  and  Answers                   11
Prospectus/Proxy  Statement  Summary                                       13
Risk  Factors                                                              18
     General  Risks  Relating  to  the  Transaction                        18
     New  York  Health  Care  Business  Risks                              21
     Bio  Balance  Risks                                                   25
Forward  Looking  Statements                                               32
Market  Price  Information                                                 34
The  Annual  Meeting  of  New  York  Health  Care  Shareholders            35
     General  Information                                                  35
     Date,  Time  and  Place                                               35
     Purpose  of  the  Annual  Meeting                                     35
     Record  Date  for  the  Annual  Meeting                               36
     Vote  Required                                                        36
     Quorum,  Abstentions  and  Broker  Non-Votes                          37
     Revocability  of  Proxies                                             38
     Voting  and  Solicitation                                             38
Proposal  1:  Merger  of  the  Bio  Balance  Corp.                         38
     General                                                               39
     Background  of  Transaction                                           39
     Reasons  for  the  Transaction                                        43
     Determination  of  the  Post-Transaction  Ownership  Ratios           48
     Vote  Required                                                        49
     The  Board  of  Directors  of  New  York  Health  Care  Recommends
           that  the  Shareholders  Vote  for  Proposal  1                 50
Proposal  2:  Amendment  of  the  Certificate  of  Incorporation  to
          Increase  the  Number  of  Shares  of  New  York  Health  Care's
          Authorized  Common  stock  to  100,000,000                       50
     Vote  Required                                                        50
     Effect  of  the Increase in Authorized Shares of Common and
          Preferred Stock                                                  50
The  New  York  Health  Care Board of Directors Recommends that the
          Shareholders Vote  for  Proposal  2                              51
Proposal  3:  Amendment  of  the  Certificate  of  Incorporation to
               Increase the  Number  of  Shares  of  New  York  Health
               Care's Authorized Preferred
               Stock  to  5,000,000                                        51
     Vote  Required                                                        51
     Effect  of  the Increase in Authorized Shares of Common and
          Preferred Stock                                                  51
The  New  York  Health  Care Board of Directors Recommends that the
          Shareholders Vote  for  Proposal  3                              51

Proposal  4:  Amendment  of  the  Certificate  of  Incorporation  to
Effect  A  1-for-1.5  Reverse  Stock  Split                                52
     Effect  of  the  Reverse  Stock  Split                                52
     Vote  Required                                                        53
The  New  York  Health  Care Board of Directors Recommends that the
          Shareholders Vote  for  Proposal  4                              53
Proposal  5:  Election  of  Directors                                      54
Proposal  6:  Approval  of  Amendment  to  Stock  Option  Plan             64
     General                                                               64
     Federal  Income  Tax  Consequences  of  the  Option  Plan             65
     Accounting  Treatment                                                 67
     Option  Grants                                                        67
     Equity  Compensation  Plan  Information                               68
     Shareholder  Approval                                                 68
     Vote  Required                                                        68
Proposal 7: Ratification of the Change of Control Parachute Payment Provisions Contained in the Senior Executive Officers Employment Agreement's Approved by New York Health Care Compensation Committee
in  November,  1999                                                        69
     Vote  Required                                                        70
Shareholder  Proposals                                                     71
Other  Matters                                                             71
Interests  of  New  York  Health  Care  Directors
          and  Executive  Officers  in  the  Transaction                   71
Completion  and  Effectiveness  of  the  Transaction                       72
Exchange  of  Bio  Balance  Stock  and  Warrant  Certificates
          for  New  York  Health  Care  Stock  and  Warrant
          Certificates                                                     72
Material  United  States  Federal  Income  Tax  Consequences
          of  the  Transaction                                             73
Accounting  Treatment  of  the  Transaction                                74
Restrictions  on  Market  Sales  of  Shares  by  Affiliates  of  Bio
          Balance  and  Others                                             74
Appraisal  Rights                                                          74
Appraisal  Rights  Procedures                                              75
Listing  on  the  NASDAQ  Market  of  the  New  York  Health
          Care  Common  stock  to  be  Issued  in  the  Transaction        77
The  Exchange  Agreement                                                   77
Selected  Historical  Financial  Information                               79
New  York  Health  Care  Historical  Financial  Information                80
Bio  Balance  Historical  Financial  Information                           81
Unaudited  Pro  Forma  Condensed  Consolidated  Financial  Statements      82
Bio  Balance  Business                                                     92
     General                                                               92
     Recent  Purchase  of  Technology                                      93
     Irritable  Bowel  Syndrome                                            94
     Probiotics                                                            97
     Bio  Balance's  Technology  and  Product                             104
     The  Need  for  FDA  Approval  of  Bio  Balance's  Product           105
     Bio  Balance  Regulatory  Requirements                               106

     Biological  Drug                                                    107
     Bio  Balance  Business  Strategies                                  109
     Bio  Balance  Marketing  and  Sales                                 110
     Bio  Balance  Manufacturing                                         112
     Clinical  Testing                                                   112
     Future  Plans                                                       112
     Competition                                                         113
     Bio  Balance  Intellectual  Property  Rights                        113
     Employees                                                           114
     Facilities                                                          114
     Legal  Proceedings                                                  114
Bio  Balance  Management's  Discussion  and  Analysis  of  Financial
          Conditions  and  Results  of  Operations                       114
     Liquidity  and  Capital  Resources                                  118
Bio  Balance  Management                                                 118
     Bio  Balance  Director  Compensation                                119
     Bio  Balance  Medical  Advisory  Board                              119
     Technical  Advisory  Board                                          121
     Bio  Balance  Limitation on Liability; Indemnification of Directors 122
     Bio  Balance  Related  Transactions                                 122
Description  of  Bio  Balance  Securities                                123
     General                                                             123
     Common  Stock                                                       123
     Preferred  Stock                                                    124
     Warrant                                                             124
Shares  Eligible  for  Future  Sale                                      124
     Transfer  Agent  and  Warrant  Agent                                125
Security  Ownership  of  Certain  Beneficial  Owners  and
          Management  of  New  York  Health  Care
          and  Bio  Balance                                              125
     New  York  Health  Care                                             125
     Bio  Balance                                                        126
     New  York  Health  Care  After  the  Bio  Balance  Acquisition      127
Legal  Matters                                                           129
Experts                                                                  129
Where  You  Can  Find  More  Information                                 130
Bio  Balance  Financial  Statements                                      132

Annex  A     Exchange  Agreement
Annex  B     Amendment  No.  1  to  Exchange  Agreement
Annex  C     Amendment  No.  2  to  Exchange  Agreement
Annex  D     Amendment  No.  3  to  Exchange  Agreement
Annex  E     Section  262  of  the  Delaware  General  Corporation  Law

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

GENERAL QUESTIONS AND ANSWERS

Q: What are New York Health Care and Bio Balance proposing?

A: New York Health Care and Bio Balance are proposing to engage in a business combination transaction in which a New York Health Care wholly-owned subsidiary will merge with and into Bio Balance, and Bio Balance will thereby become a wholly-owned subsidiary of New York Health Care. The combination will be carried out pursuant to the Stock for Stock Exchange Agreement dated October 11, 2001, as amended February 13, 2002, July 10, 2002 and August 13, 2002.

Q: Why have New York Health Care and Bio Balance agreed to this transaction?
   (See page    )

A: New York Health Care and Bio Balance are proposing this transaction, after discussions and negotiations over a number of months, because their managements each believe that a combination of the two companies will be beneficial to their combined businesses and to each of their respective shareholder groups.

   New York Health Care is a licensed home health care agency supplying paraprofessional services providing a broad range of health support services to patients in their homes since February 1983. Historically, home health care has been a business with moderate profit margins, and over the last few years profitability has been affected by declining reimbursement formulas implemented by insurance companies and government subsidy programs. Increased profits require a substantial increase in sales, which in turn requires a substantial increase in New York Health Care's paraprofessional staff. However, competition for qualified staff in the New York Metropolitan area is intense.

   The management of New York Health Care believes that the acquisition of Bio Balance offers the potential for the shareholders of New York Health Care to realize greater value, assuming that Bio Balance can successfully implement its business plan at an acceptable cost and risk (as to which there can be no assurance), than if New York Health Care were to continue to operate on a stand-alone basis.

   Bio Balance is a development stage business which was incorporated in 2001 whose business is the discovery, manufacturing and marketing of probiotic agents and ethical drugs for therapy of GI diseases. Probiotics is the utilization of live microbial agents to benefit an animal or human host by improving intestinal microbial balance through the stimulation of the growth of healthy bacteria. Bio Balance acquired the technology, intellectual property and pending patent applications with respect to its developing probiotic business at the end of July 2001. It intends to focus the initial development of its business on digestive disorders such as Irritable Bowel Syndrome.

     The Bio Balance contract to acquire the technology requires that Bio Balance enter into a business combination transaction with a company whose shares were listed for trading on the Nasdaq, or accomplish an initial public offering of its own securities, not later than November 13, 2002 (Bio Balance's management believes that prevailing market conditions precluded the likelihood of an initial public offering of its securities in the near future).

     The management of Bio Balance concluded that New York Health Care had a good health care business with good management in a moderate margin environment with a limited opportunity for substantial growth in equity value. Moreover, New York Health Care's Common stock has been listed for trading on the Nasdaq SmallCap Market and on the Boston Exchange since it made its public offering in 1996.

     The transaction provides Bio Balance with the ability to satisfy the conditions required under its technology acquisition agreements to maintain ownership of the probiotic technology rights it purchased in July 2001. It provides for each of New York Health Care and Bio Balance to operate their businesses independently while providing the Bio Balance business with access to the public equity markets through New York Health Care which Bio Balance's management believes would otherwise be unavailable in the current equity financing climate. The transaction provides Bio Balance's shareholders with a large majority, as much as approximately 90% (assuming that Bio Balance has sold 3,000,000 shares in its private placement, and before the exercise or conversion of currently outstanding Bio Balance and New York Health Care stock options, warrants and preferred stock) and no less than 86% (assuming the exercise or conversion of all currently outstanding stock options, warrants and preferred stock), of the issued and outstanding shares of New York Health Care common stock while providing New York Health Care shareholders with the opportunity for equity growth in the value of their holdings if Bio Balance successfully implements its biotechnology business

Q: What will holders of Bio Balance common stock and warrants receive in this transaction? (See page )

A: The holders of Bio Balance securities will receive one (1) share of New York Health Care common stock for each share of issued and outstanding Bio Balance common stock. The holders of Bio Balance warrants will receive one
     (1) New York Health Care warrant for every Bio Balance warrant they hold, with terms which are identical to those of their Bio Balance warrant. The exchange of Bio Balance shares for New York Health Care shares should not be a taxable event for U.S. Federal income tax purposes. However, the exchange of Bio Balance warrants for New York Health Care warrants may be taxable to Bio Balance warrant holders to the extent that the exercise price of a Bio Balance warrant exceeds the market price of New York Health Care shares on the day of exercise.

Q: What will holders of New York Health Care securities receive in this transaction? (See page )

A: The holders of New York Health Care shares of common stock will not receive any securities of Bio Balance. Bio Balance will be merged with New York Health Care's wholly-owned subsidiary, NYHC Acquisition, Inc. When and if the New York Health Care warrants acquired by the Bio Balance warrant holders are exercised, New York Health Care will receive the consideration provided for in those warrants.

Q: How will the transaction affect New York Health Care shareholders? (See page )

A: One of the conditions of the transaction is a 1-for-1.5 reverse split of New York Health Care common stock. As a result of that reverse split, each New York Health Care shareholder will receive 100 shares of New York Health Care common stock for every 150 shares they held prior to the closing. All New York Health Care shareholders will be effected equally by this reverse stock split. New York Health Care's management believes that the Bio Balance merger provides the shareholders with a substantially greater opportunity for equity growth than would be otherwise available in New York Health Care's traditional home health care business. The prospect of successful equity growth, however, depends upon the ability of Bio Balance to successfully prosecute its business, in particular the satisfaction by its initial product, PROBACTRIX(TM), of United States Food and Drug Administration rules governing medical foods.

Q: Will the Bio Balance shareholders be able to trade the shares of New York Health Care common stock which they receive in the transaction? (See page )

A: Yes. The New York Health Care common stock is tradable under the symbol "NYHC" on the Nasdaq SmallCap Market and "NYH" on the Boston Stock Exchange, where the New York Health Care common stock is presently listed for trading. New York Health Care has been advised by Nasdaq that it will continue to have a listing on its SmallCap Market if New York Health Care, upon the conclusion of the transaction, meets the initial listing requirements for new listings on the Nasdaq SmallCap Market. It is a condition to the completion of the transaction that New York Health Care meet the initial listing requirements of the Nasdaq SmallCap Market so as to enable continuation of its SmallCap Market listing. Persons who are deemed to be affiliates of Bio Balance prior to the completion of the transaction, however, may not sell their shares of New York Health Care common stock acquired in connection with the merger except pursuant to a resale prospectus in an effective registration statement covering the resale of those shares, an exemption under Rule 145 of the Securities Act or another applicable exemption under the Securities Act. This Prospectus/Proxy Statement is not a resale prospectus. Moreover, there are contractual restrictions on transfer of New York Health Care shares which are set forth in the Exchange Agreement and affect a number of Bio Balance shareholders.

Q: When do New York Health Care and Bio Balance expect to complete the transaction?

A: New York Health Care and Bio Balance expect to complete the transaction when all of the conditions to completion contained in the Exchange Agreement have been satisfied or waived. We are working towards satisfying these conditions and completing the transaction as promptly as possible. We currently plan to complete the transaction during October 2002. Because the transaction is subject to various regulatory matters and other conditions, some of which are beyond the control of New York Health Care and Bio
     Balance,  the  exact  timing  cannot  be  predicted.

Q:   What happens if the transaction is not completed?

A: If the transaction is not completed, New York Health Care and Bio Balance will each continue as independent companies, there will be no merger, no exchange of shares or warrants and no reverse split of New York Health Care shares.

NEW YORK HEALTH CARE SHAREHOLDER QUESTIONS AND ANSWERS

Q:   On what am I being asked to vote? (See page )

A: New York Health Care's shareholders are being asked to vote on seven resolutions which have been agreed-to between New York Health Care and Bio Balance and are required to be approved by shareholders as part of the transaction:

     1.   Approval and adoption of the Exchange Agreement;

     2. Approval of an amendment to the New York Health Care Certificate of Incorporation. increasing the authorized shares of New York Health Care common stock from 50,000,000 shares to 100,000,000 shares;

     3. Approval of an amendment to the New York Health Care Certificate of Incorporation. increasing the authorized shares of New York Health Care preferred stock from 2,000,000 shares to 5,000,000 shares;

     4. Approval of an amendment to the New York Health Care Certificate of Incorporation providing for a 1-for-1.5 share reverse split of all of the issued and outstanding shares of New York Health Care's common stock to occur on the day before the closing of the Bio Balance merger;

     5. Election of Jerry Braun, Jacob Rosenberg, H. Gene Berger, Charles J. Pendola, Paul Stark and David C. Katz as the Board of Directors of New York Health Care until the next Annual Meeting or until their successors are elected and qualify. Messrs. Braun, Rosenberg, Berger and Pendola have been members of the New York Health Care Board of Directors for a number of years. Mr. Stark and Mr. Katz are the nominees who have been proposed by Bio Balance as provided for in the Exchange Agreement and whose election will only be effective if the transaction is completed;

     6. Approval of an amendment to the New York Health Care stock option plan authorizing an additional 3,230,000 shares of New York Health Care common stock for issuance as stock options; and

     7. Ratification of the change of control parachute payment provisions contained in the senior executive officers employment agreements approved by New York Health Care Compensation Committee.

Q: What vote is required to approve the closing of the Exchange Agreement? (See page )

A: A majority of the outstanding shares of New York Health Care common stock must be voted by the New York Health Care shareholders at the New York Health Care shareholder meeting at which a quorum is present to approve the Bio Balance merger and the exchange of shares and warrants. Each share of New York Health Care common stock is entitled to one vote on all matters to come before the meeting. It is very important that as many shareholders as possible are represented in person or by proxy at the annual meeting. Only shareholders who hold shares of the New York Health Care common stock at the close of business on October [ ], 2002 will be entitled to vote at the annual meeting. New York Health Care agreed in the Exchange Agreement that Officers and Directors would provide proxies representing at least 50.1% of the capital stock permitted to vote on the merger transaction.

Q: Are there risks I should consider in deciding whether to vote for the Bio Balance merger? (See page )

A: Yes. A number of risk factors that you should consider in connection with the transaction are described in the section of this document entitled "Risk Factors."

Q:   How do I vote on the proposed Bio Balance merger? (See page )

A: First, please review the information contained in this document, including its annexes and the New York Health Care Annual Report for 2001 on Form 10-KSB/A which accompanies this document. These materials contain important information about New York Health Care and Bio Balance. They also contain important information about what the Boards of Directors of New York Health Care and Bio Balance considered in evaluating the transaction. Next, complete and sign the enclosed proxy card and then mail it in the enclosed return envelope as soon possible so that your shares can be voted at the annual meeting of New York Health Care shareholders in which the Bio Balance merger will be presented and voted upon. You may attend this annual meeting in person and vote there.

Q:   What happens if I don't indicate how to vote my proxy? (See page )

A: If you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR the approval of all of the resolutions set forth in the proxy.

Q:   What if I don't return a proxy card? (See page )

A: Not returning your proxy card will have the effect of reducing the number of votes cast at the annual meeting, thereby reducing the number of votes needed to approve the Bio Balance merger and other resolutions. It may also contribute to a failure to obtain a quorum at the annual meeting. Under New York Health Care's bylaws, a majority of the total issued and outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum at the annual meeting.

Q:   Can I change my vote after I have mailed my signed proxy card? (See page )

A: Yes. You can change your vote at any time before your proxy is voted at the New York Health Care annual meeting of shareholders by sending a written notice to the Secretary of New York Health Care stating that you would like to revoke your proxy, by completing and submitting a later-dated proxy card or by both attending the annual meeting and voting in person.

Q: If my broker holds my shares in "street name," will my broker vote my shares for me? (See page )

A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares may be considered present at the annual meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of approval of any resolution. If you have instructed a broker to vote your shares and wish to change your vote, you must follow directions received from your broker to change those instructions.

Q:   Am I entitled to dissent or appraisal rights?

A: No. Holders of New York Health Care common stock do not have dissent or appraisal rights in connection with the transaction.

BIO BALANCE SHAREHOLDER QUESTIONS AND ANSWERS

Q:   Should I send in my share or warrant certificates now?

A: No. You will be sent written instructions for exchanging your Bio Balance common stock or Bio Balance warrants for New York Health Care common stock and New York Health Care warrants.

Q:   Am I entitled to dissent or appraisal rights? (See page )

A: Under Delaware law, Bio Balance common stockholders may have the right to an appraisal of the value of their shares of common stock in connection with the merger. You may vote for or against the merger and, if you vote against the merger, you may assert appraisal rights. Under the terms of the Exchange Agreement, if holders of more than 10% of the Bio Balance shares assert appraisal rights, New York Health Care may choose not to complete the transaction and no shares or warrants will be exchanged.

At the closing of the exchange Bio Balance will merge with NYHC Acquisition, a newly formed, wholly-owned subsidiary of New York Health Care organized under Delaware law. All Bio Balance shareholders who vote against the merger and comply with applicable procedures will have the opportunity to dissent from the transaction and exercise appraisal rights in the Delaware Chancery Court for a determination of the "fair value" of their Bio Balance shares and payment of that "fair value" by Bio Balance. See "Appraisal Rights."

Q: Are there risks I should consider in deciding whether to vote for the New York Health Care merger?

A. Yes. A number of risk factors that you should consider in connection with the transaction are described in the section of this document entitled "Risk Factors."

                       PROSPECTUS/PROXY STATEMENT SUMMARY

     The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus/Proxy Statement.

PARTIES TO THE TRANSACTION

New York Health Care

     New York Health Care, Inc. is a licensed home health care agency engaged primarily in supplying the services of paraprofessionals who provide a broad range of health care support services to patients in their homes. New York Health Care was initially organized under the laws of the State of New York, in February 1983.

     New York Health Care operates 24 hours a day, seven days a week to receive referrals and coordinate services with physicians, case managers, patients and their families in all five boroughs of New York City and the counties of Nassau, Westchester, Rockland, Orange, Duchess, Ulster, Putnam and Sullivan, in the State of New York. New York Health Care, as a result of acquisitions as described elsewhere in this Prospectus/Proxy Statement, also operates in Jersey City, Edison, Bradley Beach, Toms River, East Orange and Hackensack, New Jersey under the name Helping Hands Healthcare, (the business name of NYHC Newco
Paxxon, Inc., a wholly owned subsidiary of New York Health Care). New York Health Care's services are supplied principally pursuant to contracts with health care institutions and agencies such as various county Departments of Social Services, NYC HRA, New Jersey Medicaid, Beth Abraham Health Services in the Bronx and Westchester County, Kingsbridge Medical Center, Aetna US Healthcare, and Gentiva Health Services.

     New York Health Care's primary objective is to enhance its position in the home health care market by increasing the promotion of its full service and specialty health care capabilities to existing and new referral sources; expand its markets and enter new markets by establishing additional branch offices and acquiring other related health care businesses; expand its provision of skilled nursing services and the care of women during pregnancy and their newborn children; and develop complimentary home health care products and services, as well as maintaining its regular training and testing programs, and recruitment activities.

     NYHC Acquisition is a wholly-owned subsidiary organized under Delaware law on April 30, 2002 for the sole purpose of merging with Bio Balance in the transaction.

     New York Health Care's offices are located at 1850 McDonald Avenue, Brooklyn, NY 11223. Its telephone number is (718) 375-6700.

Bio Balance

     The Bio Balance Corp. is a development stage company, which owns "probiotic" technology and intellectual property and has engaged in the research, development and limited marketing in Israel of a product for the treatment of gastrointestinal diseases and disorders in animals and humans, including Irritable bowel syndrome ("IBS") and chronic diarrhea.

     "Probiotics" are living microorganisms or microbial mixtures, which are administered to benefit the animal or human host by improving its microbial balance by stimulating the growth of healthy bacteria. Bio Balance has patent applications filed in Israel and the United States on its core technologies.

     Bio Balance's first product, PROBACTRIX(TM) has undergone toxicity and animal studies in established laboratories in Israel and the former Soviet Union and has received approval from the State of Israel, Ministry of Agriculture, Division of Animal Feed Quality Assurance for veterinarian use and from the State of Israel, Ministry of Health for use as a human food supplement. PROBACTRIX(TM) was available in Israeli pharmacies from August 2000 until July 2001 when Bio Balance entered into an agreement to acquire all rights with respect to the product. PROBACTRIX(TM) consists of a proprietary strain of non-pathogenic (i.e. non-toxic) M-17 Escherichia Coli ("E.coli") bacteria preserved in a proprietary vegetable extract formulation. Various clinical studies in the former Soviet Union and in Israel, as well as published scientific articles support the beneficial effects of non-pathogenic E.coli.

     Bio Balance intends to comply with applicable requirements for the introduction of its first product, PROBACTRIX(TM), to the United States market as a medical food. Medical foods are not subject to the FDA regulatory criteria and market clearance standards applicable to "drugs". Instead, medical foods are a subcategory of foods for special dietary use that are subject to FDA rules governing foods and food ingredients. A product to be marketed as a medical food must (1) satisfy the statutory definition of a medical food, and (2) the ingredients in the medical food must be either approved food additives or "generally recognized as safe" (GRAS).

     A "medical food" means an enterally administered food which is formulated to be consumed or administered under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. In order to establish medical food status, Bio Balance will convene an expert panel to review the safety and efficacy data relating to PROBRATRIX(TM) and provide an expert opinion as to whether these criteria are met. Although there is no formal FDA approval process for medical foods, Bio Balance may meet with FDA to inform the agency as to the medical food status of PROBRACTRIX(TM).

     In order to meet the requirements of GRAS status for the functional ingredient in PROBACTRIX ( T M), Bio Balance is conducting a GRAS self-determination, and may voluntarily file a notification of such determination with the FDA. Bio Balance commenced the GRAS determination process in the spring of 2002 and presently expects completion of that in 2003. The GRAS process involves compiling the existing data on the PROBACTRIX(TM) ingredient, developing additional data as necessary, and ensuring publication of such data to satisfy the "general recognition" requirement of GRAS. Thereafter, Bio Balance will obtain the concurrence of an expert panel that the ingredient meets the requirements of GRAS. Although FDA approval is not required for GRAS substances, Bio Balance may submit a voluntary notification of GRAS status to the agency, in which case the FDA has 90 days to raise questions or objections to the GRAS self-determination. Although it is possible that GRAS status could be sustained based upon current efficacy data, Bio Balance intends to conduct at least two clinical trials to obtain further data to support marketing efforts before commencing marketing of PROBACTRIX(TM) in the United States.

     As a secondary product offering, Bio Balance also plans on introducing a version of its product as a pharmaceutical drug and thereafter market the product in the United States. FDA approval of the product as a pharmaceutical drug is a time consuming and costly process requiring extensive clinical studies to prove the safety and efficacy of a product. Clinical studies and clearance of a pharmaceutical drug can cost $50 million or more and require 2 to 5 years to complete. Because of its ability to market PROBACTRIX(TM) as a medical food, and because of the time and cost associated with introduction of PROBACTRIX(TM) as a pharmaceutical drug, Bio Balance has not as yet commenced the FDA approval process and has no current time table to begin that process. Bio Balance does not expect to commence the FDA approval process unless and until it can secure adequate financing to support that effort.

     Bio Balance was incorporated on May 21, 2001 in the State of Delaware under the name "The Zig Zag Corp." and changed its name to The Bio Balance Corp. in September 2001. From its inception, Bio Balance has been a development stage company and has not generated any revenues. From inception to August 15, 2002, Bio Balance has raised gross proceeds of approximately $3,734,000 from the private placement of 9,816,614 shares of its common stock to investors other than the founders.

     In July 2001, Bio Balance acquired all patents, patent applications, know-how and intellectual property rights relating to certain probiotic agents from Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd., each of which are unaffiliated third parties engaged in the research, development, marketing and sales of probiotic bacteria and other technology for cash consideration of $510,000 and an aggregate of 990,000 Bio Balance shares. Under the terms of the agreement pursuant to which Bio Balance acquired the intellectual property rights, Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. have an option to repurchase the intellectual property rights by returning the 990,000 Bio Balance shares and repaying the $510,000 if Bio Balance has not completed an initial public offering or combination with a publicly traded company within a specified time period (November 13, 2002, as extended). Further, the agreement provides that, in the event the aggregate value of the shares received by Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. in a stock-for-stock exchange is less than $1,980,000, or $2.00 per share, the number of shares to be received by those shareholders shall be increased such that the total value of such shares at closing is not less than $1,980,000 and the interest of the remaining shareholders of Bio Balance shall be reduced proportionately.

     The Bio Balance Corp.'s offices are located at 16 East 34 Street, New York, NY 10016. Its telephone number is (212) 679-7778.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following selected unaudited pro forma condensed consolidated financial data was prepared using the purchase method of accounting. The unaudited pro forma condensed consolidated financial data for the year ended December 31, 2001 and as of and for the six month period ended June 30, 2002 gives effect to the acquisition as if such transaction occurred for balance sheet purposes on June 30, 2002 and for the statement of operations purposes on May 21, 2001 with respect to Bio Balance and January 1, 2001 with respect to New York Health Care.

     The selected unaudited pro forma condensed consolidated financial data of New York Health Care and Bio Balance have been obtained from and should be read with, the unaudited pro forma condensed consolidated financial information and related notes included, and made reference to in this joint proxy statement/prospectus.

     The selected unaudited pro forma condensed consolidated financial data is based on estimates and assumptions which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of New York Health Care.

  NEW YORK HEALTH CARE, INC. AND THE BIO BALANCE CORPORATION SELECTED UNAUDITED
                 PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA (1)

                                                    AS OF AND FOR THE
                                           YEAR ENDED             SIX MONTHS ENDED
                                        DECEMBER 31, 2001           JUNE 30, 2002
                                        -----------------           -------------

                                  Assuming $5     Assuming $6     Assuming $5      Assuming $6
                                  Million Raised  Million Raised  Million Raised   Million Raised
                                  In Private      In Private      In Private       In Private
                                  Placement       Placement       Placement        Placement
                                 ---------------  --------------  --------------   --------------

Total revenues                  $ 34,320,710     $  34,320,710      $ 19,057,740      $ 19,057,740
Net loss                            (312,118)         (312,118)         (650,899)         (650,899)
Basic loss per share                    (.02)             (.01)             (.03)             (.03)
Diluted loss per share                  (.02)             (.01)             (.03)             (.03)
Current assets                                                        11,866,021        12,820,070
Total assets                                                          33,419,930        34,373,979
Current liabilities                                                    7,274,610         7,274,610
Long-term liabilities, net of
 current portion                                                           8,789             8,789
Shareholders' equity                                                  26,136,531        27,090,580
Book value per share                                                        1.27              1.14

Average common shares
   Basic                          20,565,291        23,787,513        20,578,659        23,800,881
   Diluted                        20,565,291        23,787,513        20,578,659        23,800,881

(1) The information for New York Health Care gives effect to the one for one and one half reverse stock split contemplated in the merger.

                           COMPARATIVE PER SHARE DATA

     The following  table sets forth  unaudited  data  concerning the net income
(loss), dividends and book value per share for New York Health Care and Bio Balance on a historical basis and on a pro forma basis after giving effect to the merger:

New York Health Care Common Stock:               Year ended                   Six Months ended
                                              December 31, 2001                June 30, 2002
                                             ------------------  ----------------------------------------------
                                                                                  Assuming          Assuming
                                                                                 $5 million        $6 million
                                                                                  raised in         raised in
                                                                                   private           private
                                                                  Historical      placement         placement
                                                                  -------------  ------------      ------------

  Net income (loss) per share:
         Historical, restated for stock split (1)..   $ 0.14         $ 0.07
         Pro forma consolidated....................    (0.02)                     $ (0.03)           $ (0.03)
  Book value per share at end of period:
         Historical, restated for stock split (1)..     1.71           1.78
         Pro forma consolidated..................................                    1.27               1.14

Bio Balance Common Stock:                     Period from May 21, 2001         Six Months ended
                                          (Inception) to December 31, 2001      June 30, 2002
                                           -------------------------------     -----------------

  Net income (loss) per share:
         Historical............................        $ (0.03)                    $ (0.04)
  Book value per share at end of period:
         Historical............................           0.14                        0.17

     Shares used in computing the net income (loss) per share data have been derived from each company's historical weighted average shares outstanding for the historical data and adjusted to give effect to the ratio of the shares issuable to each company's stockholders as of the merger for the pro forma consolidated data. Book value data was derived from each company's historical book value at the end of the period and applied to the ratio of the shares issuable to each company's stockholders at the merger date for the historical data and adjusted to reflect the effect of the merger and the completion of the private placement offering by Bio Balance for the pro forma consolidated data.

(1) The information for New York Health Care gives effect to the one for one and one half reverse stock split contemplated in the merger.

                                  RISK FACTORS

GENERAL RISKS RELATING TO THE TRANSACTION

     New York Health Care and Bio Balance May Not Achieve any Benefits from the Transaction, in Which Case the Transaction Could Have a Material Adverse Effect on the Combined Company's Business, Financial Condition and Operating Results. If the benefits of the transaction do not exceed the costs associated with it, including any dilution to New York Health Care shareholders resulting from the issuance of shares of New York Health Care common stock to Bio Balance shareholders in connection with the transaction, New York Health Care's financial results, including earnings per share, could be adversely effected. New York Health Care will need to overcome significant issues in order to realize any benefits or synergies from the transaction, including the timely, efficient and successful execution of a number of post-transaction events. Key events include:

* Managing the disparate operations of two companies who are doing business in very different sectors of the health care market;

*    Retaining, recruiting, and assimilating key personnel for each company;

* Obtaining additional financing that may be needed to fund Bio Balance's regulatory compliance, product development, manufacturing and marketing activities; and

*    Maintaining   good  working   relationships   between  the  two   different
     managements of New York Health Care and Bio Balance, as well as uniform standards, controls, procedures and policies.

     The execution of these post-transaction events will involve considerable risks and may not be successful. These risks include:

* The potential disruption of the combined companies' ongoing business and distraction of their respective managements;

*    Unanticipated   expenses   related  to   regulatory   compliance,   product
     development, manufacturing and marketing;

* The impairment of relationships with employees and customers as a result of any integration of new management personnel; and

*    Potential unknown liabilities associated with the Bio Balance business.

     The combined companies may not succeed in addressing these risks or any other problems encountered in connection with the transaction. There can be no assurance that New York Health Care or Bio Balance will realize any of the anticipated benefits of the transaction. If New York Health Care and Bio Balance are unable to adequately address any of the risks relating to integration of the companies, the combined companies may be required to substantially alter, or possibly divest, the operations of either New York Health Care or Bio Balance.

         New York Health Care Shareholders Will Be Left With as Little as 10% of the Company. New York Health Care shareholders own 100% of a company that is currently generating revenues in an established business. They are being asked to approve a transaction in which they will give up as much as approximately 90% (assuming that Bio Balance has sold 3,000,000 shares in its private placement, and before the exercise or conversion of currently outstanding Bio Balance and New York Health Care stock options, warrants and preferred stock) and no less than approximately 86% (assuming the exercise or conversion of all currently outstanding stock options, warrants and preferred stock) in return for merging with a company which currently has prospects for only one development stage product, the success of which depends upon many variables.

     The Market Price of New York Health Care Common Stock May Decline as a Result of the Transaction. The market price of New York Health Care common stock may decline as a result of the transaction for a number of reasons, including but not limited to the following:

* Adverse market reaction to the increase of issued and outstanding shares of New York Health Care common stock; or

* Bio Balance does not accomplish regulatory compliance enabling it to market its product as rapidly as its management anticipates; or

* The effect of the transaction on New York Health Care's combined financial results is not consistent with expectations.

     A Failure to Complete the Transaction Could Negatively Impact New York Health Care's Stock Price, Future Business and Operations. If the transaction is not completed, New York Health Care may be subject to a number of material risks, including the following:

* The price of New York Health Care common stock may decline to the extent that the relevant current market price reflects a market assumption that the transaction will be completed; and

* Certain costs related to the transaction, such as legal, accounting, and other fees, must be paid even if the transaction is not completed.

     In addition, if the transaction is terminated and the respective Boards of Directors of New York Health Care and Bio Balance determine to seek another business combination, there can be no assurance that either will be able to find a partner willing to pay an equivalent or more attractive price than the price being paid by New York Health Care, pursuant to the Exchange Agreement.

     There Are Significant Costs Associated with the Transaction. The combined estimated fees, costs, and expenses of New York Health Care and Bio Balance in connection with the transaction, including, without limitation, filing fees, legal and accounting fees, printing and mailing costs, are anticipated to be approximately $500,000. New York Health Care believes that it may incur substantial charges to operations, which are not currently reasonably estimable, in the quarter in which the transaction is completed or the following quarters to reflect costs associated with the transaction and integration of the two companies. There may also be additional costs associated with the transaction in the future.

     Exchange Agreement Stock Option Provisions and Change in Control Provisions Benefiting Senior Executives of New York Health Care May Result in Conflicts of Interest. The Exchange Agreement provides for the issuance of stock options to acquire 500,000 shares during a term of ten years to each of Jerry Braun and Jacob Rosenberg, the Chief Executive Officer and Chief Operating and Financial Officer, respectively, of New York Health Care, as compensation for services rendered under five year consulting agreements which go into effect in event of termination of their services as directors during the term of their employment contracts. The employment contracts currently expire on December 31, 2009. Moreover, the Bio Balance merger will constitute a "change in control."

     Shareholders should be aware that Jerry Braun and Jacob Rosenberg have a potential conflict of interest because both the stock option provisions on the Exchange Agreement and the change in control parachute payment provisions in their employment contracts provide them with substantial financial benefits which are different from and in addition to the interests of other New York Health Care shareholders. When the employment contracts were approved by the Compensation Committee of the Board of Directors in November 1999, New York Health Care did not receive any independent opinion of the fairness of the change in control benefit transaction to New York Health Care's shareholders as a whole. Assuming current salary and bonus information remains in effect, the approximate value of the cash payments due under the employment agreements to each of Jerry Braun and Jacob Rosenberg, not including any payment that may be made with respect to any excise tax, would be approximately: Jerry Braun, $747,000; and Jacob Rosenberg, $606,000 (these numbers are estimates which will be computed as of the date of closing). Except for the change of control payment and potential stock option grant, the current officers and directors of New York Health Care will not receive any benefit from the merger, other than those generally accruing to shareholders of New York Health Care. See "Interests of New York Health Care Directors and Executive Officers in the Transaction."


     The Merger May be Cancelled if Bio Balance Does Not Raise Additional Financing. The Exchange Agreement requires that Bio Balance complete a private placement of shares of its common stock at a price of not less than $2.00 per share in which it raises not less than $6,000,000. If Bio Balance is unable to raise at least $5,000,000 in the private placement by the closing date as required by the Exchange Agreement, New York Health Care may cancel the merger transaction. As of August 28, 2002, Bio Balance must raise an additional $2,117,033 by selling not more than an additional 1,058,517 shares of its common stock.

NEW YORK HEALTH CARE BUSINESS RISKS

     New York Health Care's Indirect Dependency Upon Reimbursement by Third-party Payors; Health Care Reform Could Reduce Revenues. More than 90% of the revenues of New York Health Care are paid by Certified Home Health Agencies and Long-Term Home Health Care Programs, as well as other clients who receive their payments from "third-party payors," such as private insurance companies, self-insured employers, HMOs and governmental payors under the Medicare and Medicaid programs. The levels of revenues and profitability of New York Health Care, like those of other home health care companies, are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement or payment rates, increasing case management review of services and negotiating reduced contract pricing. Because home care is generally less costly to third-party payors than hospital-based care, home nursing and home care providers have benefitted from cost containment initiatives aimed at reducing the costs of medical care. However, as expenditures in the home health care market continue to grow, cost containment initiatives aimed at reducing the costs of delivering services at non-hospital sites are likely to increase. A significant reduction in coverage or payment rates of public or private third-party payors would reduce New York Health Care's revenues and profit margins. While New York Health Care is not aware of any substantive changes in the Medicare or Medicaid reimbursement systems for home health care which are about to be implemented, revised budget plans of New York State or the Federal Government could result in limitation or reduction in the reimbursement of home care costs and in the imposition of limitations on the provision of services which will be reimbursed. Moreover, third party payors, particularly private insurance companies, may negotiate fee discounts and reimbursement caps for services which New York Health Care will provide.

     Slow Payments and Possible Bad Debts May Cause Working Capital Shortages and Operating Losses. New York Health Care generally collects payments from its contractors within one to three months after services are rendered, but pays its obligations on a current basis. This timing delay may cause working capital shortages from time to time. New York Health Care has a secured line of credit which is available to cover these periodic shortages. Borrowings or other methods of financing may not be available when needed or, if available, may not be on terms acceptable to New York Health Care. Although New York Health Care has established a bad debt reserve for uncollectible accounts, any significant increase in bad debts would damage profitability.

     Professional Liability Insurance May Become Inadequate, Unavailable or Too Costly. The administration of home care and the provision of nursing services entails certain liability risks. New York Health Care maintains professional liability insurance coverage with limits of $1,000,000 per claim and $3,000,000 annual aggregate, with an umbrella policy providing an additional $5,000,000 of coverage. Although New York Health Care believes the insurance it maintains is sufficient for its present operations, professional liability insurance is increasingly expensive and sometimes difficult to obtain. A successful claim against New York Health Care in excess of, or not covered by, New York Health Care's insurance could damage New York Health Care's business and financial condition. Claims against New York Health Care, regardless of their merit or eventual outcome, could also damage New York Health Care's reputation and business.

     Changes in State and Federal Regulation Could Increase Costs and Reduce Revenues. New York Health Care's operations are subject to substantial regulation at the state level and also under the federal Medicare and Medicaid laws. In particular, New York Health Care is subject to state laws governing home care, nursing services, health planning and professional ethics, as well as state and federal laws regarding fraud and abuse in government funded health programs. Changes in the law or new interpretations for existing laws can increase the relative costs of doing business and reduce the amount of reimbursement by government and private third-party payors. If any person should become the owner or holder, or acquire control of or the right to vote ten (10%) percent or more of the issued and outstanding Common stock of New York Health Care, that person could not exercise control of New York Health Care until an application for approval of such ownership, control or holding has been submitted to and approved by the New York State Public Health Council. In the event such an application is not approved, such owner or holder may be required to reduce their ownership or holding to less than 10% of New York Health Care's issued and outstanding Common stock. Although New York Health Care has not experienced any difficulties to date complying with applicable laws, rules or regulations, the failure of New York Health Care to obtain, renew or maintain any required regulatory approvals or licenses would seriously damage New York Health Care and could prevent it from offering its existing services to patients or from further expansion.

     Intense Competition Could Result in Loss of Clients, Loss of Personnel, Reduced Revenues and Inability to Operate Profitably. The home health care industry is marked by low entry costs and is highly fragmented and competitive. New York Health Care competes for personnel with hospitals and nursing homes, and competes for both personnel and business with other companies that provide home health care services, most of which are larger and more established companies with significantly greater resources and access to capital and greater name recognition than New York Health Care. New York Health Care's largest business competitors include Gentiva Health Services, Premiere Health Services, National Home Health Care, Patient Care, Inc., and Personal Touch Home Care Services, Inc. New York Health Care also competes with many other small temporary medical staffing agencies. Competition for qualified paraprofessional personnel in the New York Metropolitan area is intense. New York Health Care believes that, given the increasing level of demand for nursing services, significant additional competition can be expected to develop in the future.

     Dependence on Major Customers and Referral Sources May Result in Substantial declines in Revenues if Customers Are Lost. The development and growth of New York Health Care's home care and nursing businesses depends to a significant extent on its ability to establish close working relationships with hospitals, clinics, nursing homes, physician groups, HMO's, governmental health care agencies and other health care providers. Many of New York Health Care's contractual arrangements with its customers are renewable annually. Existing relationships might not be successfully maintained and additional relationships might not be successfully developed and maintained in existing and future markets. New York Health Care's ten largest customers accounted for approximately 88% and 82% of gross revenues during the years ended December 31, 2001 and 2000, respectively. One referral source, New York City Medicaid was responsible for approximately 45% and 38% of New York Health Care's gross revenues for the years ended December 31, 2001 and 2000, respectively. The loss of or a significant reduction in referrals by these sources, as well as certain other key sources, would hurt New York Health Care's results of operations.

     Loss of Key Personnel May Result in Impairment of the Ability to Deliver Services or Manage Operations. New York Health Care's success in the home health care business will, to a large extent, depend upon the continued services of Jerry Braun, New York Health Care's President and Chief Executive Officer, and Jacob Rosenberg, New York Health Care's Vice President and Chief Operating Officer. The Bio Balance merger will result in a change in control which reduces the percentage of voting shares held by Messrs. Braun and Rosenberg. Although upon the closing of the transaction New York Health Care will have employment agreements with Messrs. Braun and Rosenberg expiring in 2009, and it is the sole beneficiary of a $2,000,000 life insurance policy covering Mr. Braun and a $1,000,000 life insurance policy covering Mr. Rosenberg, the loss of the services of either executive officer for any reason, including but not limited to a violation of their employment agreements, would damage New York Health Care. The success of New York Health Care will also depend, in part, upon its ability in the future to attract and retain additional qualified licensed health care, operating, marketing and financial personnel. Competition in the home health care industry for such qualified personnel is often intense and we may not be able to retain or hire the necessary personnel.

     Inability to Identify Suitable Locations or Personnel or to Secure Financing May Impair Future Growth. New York Health Care's ability to expand its home health care operations depends on a number of factors, including the availability of desirable locations and qualified personnel, the availability of acquisition candidates and the ability of New York Health Care to finance such expansion. The establishment of additional branch offices and any future acquisitions by New York Health Care may involve the use of cash, debt or equity securities, or a combination thereof. New York Health Care may be required to obtain additional financing to achieve such objectives. That financing may not be available, or, if available, may be on unacceptable terms. New York Health Care is not experienced in operating health care businesses unrelated to its current businesses and may be unable to successfully operate any such unrelated health care business.

     Possible Volatility of Common Stock May Result in Losses to Shareholders. The trading price of the common stock has been subject to significant fluctuations and has ranged from as high as $5.35 to as low as $.25 over the past two years. The price of New York Health Care's securities is likely to continue to be effected by various factors, including but not limited to the financial results of the Bio Balance merger, variations in quarterly results of operations, announcements of new contracts or services or acquisitions by New York Health Care or its competitors, governmental regulatory action, general trends in the industry and other factors, such as extreme price and volume fluctuations which have been experienced by the securities markets from time to time in recent years.

     Failure to Satisfy Nasdaq Listing Standards Could Result in Reduced Liquidity and Lower Stock Price. Prior to the offering, New York Health Care's common stock has been listed for trading on the Nasdaq SmallCap Market and the Boston Stock Exchange. In order to continue its Nasdaq listing after the closing of the Bio Balance merger, New York Health Care will have to qualify under the Nasdaq new listing requirements for its SmallCap Market, which require, among other things, at least $5,000,000 of shareholders equity and a minimum bid price of $4.00 per share. New York Health Care anticipates that its common stock will continue to be eligible for listing on Nasdaq and the Boston Exchange. In order to qualify for continued listing on the Nasdaq SmallCap Market, New York Health Care, among other things, must have $2,500,000 of shareholders equity and a minimum bid price of $1.00 per share. If New York Health Care is unable to satisfy the requirements for quotation on Nasdaq, it is anticipated that the common stock would be quoted in the over-the-counter market National Quotation Bureau ("NQB") "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, the liquidity of the common stock could be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and news media's coverage of New York Health Care and lower prices for New York Health Care's common stock than might otherwise be attained. In addition, if the common stock is delisted from Nasdaq it might be subject to the low-priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account.

     In the event New York Health Care's common stock subsequently become characterized as a penny stock, the market liquidity for the common stock could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the common stock and, thus, the ability of shareholders to sell their shares in the market.

     The Large Amount of Shares Eligible for Future Sale Could Reduce the Price. The sale of substantial amounts of common stock in the public market following the transaction could adversely affect the market price of the common stock. Upon the completion of the transaction, a total of 18,387,949 (post-split) shares will be subject to restrictions on sale in accordance with the terms of the Exchange Agreement. A total of 17,396,625 shares of New York Health Care's common stock issued to Bio Balance shareholders will be restricted from sale for various periods of time ranging from as early as 120 days after the date of this Prospectus/Proxy Statement and as late as August 10, 2003. A total of 991,324 (post-split) shares of New York Health Care common stock held of record and beneficially by its President and Vice-President, who are the NYHC restricted shareholders, will be restricted from sale for a period of 120 days after the date of this Prospectus/Proxy Statement, after which they will be able to sell not more than 10% of their shares per month for as long as they are directors of New York Health Care. These restrictions on the NYHC restricted shareholders, however, does permit transfers to family trusts and registered charities provided the transferees abide by the restrictions, although they will be permitted to sell not more than 1,000 shares of common stock each trading day during a period ending 120 days after the date of this Prospectus/Proxy Statement, after which the restriction will expire. In addition, New York Health Care may release the restriction on the shares held by the NYHC restricted shareholders provided it also releases restrictions on the shares issued to Bio Balance shareholders in a ratio of one share held by the NYHC restricted shareholders for two shares held by the Bio Balance shareholders. See "Shares Eligible For Sale."

     The Issuance of Preferred Stock Could Reduce the Value of Common Stock and Could Have Anti-Takeover Effects. Amendment of New York Health Care's Certificate of Incorporation as part of the merger transaction will authorize the issuance of a maximum of 5,000,000 shares of preferred stock, $.01 par value, on terms which may be fixed by New York Health Care's Board of Directors without further shareholder action. There are now 590,375 shares of Series A convertible preferred stock currently issued and outstanding which can be converted, on a 1-for-1 basis, into shares of common stock (393,583 after a 1-for-1.5 reverse stock split). Although it is possible that these existing shares may be converted into common stock prior to the closing of the Bio Balance merger, there can be no assurance that they will, in fact, be converted. The terms of any new series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the common stock. The issuance of an additional series of preferred stock, depending upon the rights and preferences of such series, could make the possible takeover of New York Health Care or the removal of management of New York Health Care more difficult, discourage hostile bids for control of New York Health Care in which shareholders may receive premiums for their shares of common stock, or otherwise dilute the rights of holders of common stock and the market price of the common stock. See "Description of Securities - Preferred Stock."

     Absence of Dividends. New York Health Care does not anticipate paying any cash dividends on the common stock in the foreseeable future. See "Dividend Policy."

BIO BALANCE RISKS

     Bio Balance is Newly Formed, has Generated No Revenues to Date and has No Operating History Upon Which it May be Evaluated. Bio Balance was incorporated on May 21, 2001, and has generated no revenues from operations or meaningful assets. Bio Balance faces all of the risks inherent in a new business and those risks specifically inherent in the business of manufacturing, introducing and selling a new drug or new product to the market with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. In July 2001 Bio Balance acquired the intellectual property rights with respect to certain probiotic agents from Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd., each of which was engaged in research, development, marketing or sales of probiotic bacteria and other technology. There can be no assurance that Bio Balance will be able to generate revenues or profits from operation of its business or that Bio Balance will be able to generate or sustain profitability in the future.

     Failure to Secure Additional Financing Could Result in Impaired Growth and Inability to Operate Profitably. Bio Balance will be required to expend substantial amounts of working capital in order to develop its proposed product and establish the necessary relationships to implement its business plan. See "Business." Bio Balance believes that the proceeds from its private placements, together with available funds will be sufficient to meet the currently anticipated working capital and capital expenditure requirements for at least the next 24 months. If Bio Balance fails to obtain additional financing, Bio Balance's expansion plans would need to be scaled back. Bio Balance has no agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to Bio Balance on acceptable terms or at all.

     Certain Parties Have the Right to Buyback Substantially All of Bio Balance's Assets, Which Would Prevent Bio Balance From Conducting its Business. Pursuant to the Asset Purchase Agreement, entered into between Bio Balance and Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd., in which Bio Balance acquired the key intellectual property rights Bio Balance uses in its business, Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. are entitled to buy back such assets unless Bio Balance has (i) entered into a binding agreement with respect to a "transaction" to initiate a public offering of Bio Balance Shares, a merger with a publicly traded entity, or an acquisition of Bio Balance Shares (including the Exchange Agreement) within one hundred eighty (180) days from the date of the closing, and (ii) completes such transaction within a specified time period (originally by August 13, 2002). In order to exercise the buyback right, all 990,000 shares of Bio Balance common stock issued pursuant to the Asset Purchase Agreement must be returned along with the cash portion of the purchase price of the assets in the amount of $510,000. Upon such buyback, Bio Balance will be forbidden for a period of three years from the date of exercise of the buyback right to engage directly or indirectly in the development, manufacture and marketing of any product using the E.coli bacteria.

     On July 26, 2002, Danron Ltd. and Kimmey Trading Ltd. each executed an amendment to the Asset Purchase Agreement, and on August 28, 2002 Uprising Investment Ltd. executed the amendment, deferring commencement of the buyback right until November 13, 2002. Although the Bio Balance Exchange Agreement with New York Health Care will qualify as a "transaction" described above, the transaction is subject to various conditions prior to closing the exchange. In the event the exchange is not consummated by November 13, 2002, Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. will have the right to buy back the assets. In the event the buyback is exercised by Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd., Bio Balance will be forced to shut down its operations. See "Business."

     The Persons Who Sold Bio Balance its Assets and Technology Have Price Protection Which Could Result in Dilution to the Remaining Bio Balance Shareholders. Pursuant to the terms of the Asset Purchase Agreement, in the event of a transaction providing for a stock-for-stock exchange, Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. shall in exchange for the shares of common stock of Bio Balance receive a like number of shares of the common stock of the surviving or acquiring entity. If the valuation of 990,000 shares issued to Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. for purposes of such transaction is less than $1,980,000 ($2.00 per share), Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. shall be entitled to receive, rounded down to the nearest whole number of shares, an additional number of shares calculated as (A) (i) $1,980,000 divided by (ii) the per share valuation of the common stock in the transaction, minus (B) the aggregate number of shares issued or issuable to Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. under the Exchange Agreement. If the New York Health Care shares are valued at less than $2.00 each upon consummation of the transaction, each shareholder of Bio Balance other than Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. will have the amount of New York Health Care Shares they would otherwise receive in the transaction proportionately reduced.

     The Loss of Key Consultants or the Failure to Hire Qualified Employees Would Damage the Bio Balance Business. Because of the highly technical nature of business, Bio Balance depends greatly on attracting and retaining experienced management and highly qualified and trained scientific personnel. Bio Balance's future success will depend on the continued services of its key scientific and management personnel with whom it has entered into consulting agreements. Bio Balance has entered into consulting agreements with Medical Instrument
Development, Inc. to provide the services of Dr. Harold Jacob and with Dr. Sergei Braun, Dr. Emanuel Hanski and Dr. Kursheed Jeejeebhoy, each of whom serves on Bio Balance's Medical Advisory Board and/or Technical Advisory Board. Bio Balance competes intensely for these persons with other companies in its industry. If Bio Balance cannot retain or hire and effectively integrate a sufficient number of qualified scientists and experienced professionals, it would substantially negatively impact its business and its ability to grow its business and develop its products through the clinical trial process. Bio Balance is currently looking for a chief executive officer. There can be no assurance that Bio Balance will be able to procure the services of an experience and skilled chief executive officer. Bio Balance does not presently maintain key person insurance for any of its key personnel.

     Bio Balance's Products are in Development and May Not Satisfy Regulatory Requirements or Become Commercially Viable. The product that Bio Balance is researching will require extensive additional development, testing, and investment in order to establish it as a generally recognized as safe medical food prior to commercialization. We cannot be sure that our product research and development efforts will be successful, that candidates will enter pre-clinical or clinical studies as anticipated, that we will satisfy GRAS or medical food requirements or, if needed, file for regulatory approval, or that any required regulatory approvals will be obtained, or that any products, if introduced, will be commercially successful. Bio Balance has conducted anecdotal and pre-clinical trials only and has neither established GRAS or medical food status nor applied for nor received any FDA drug approvals to date. The results of these pre-clinical and anecdotal trials on products under development are not necessarily predictive of results that will be obtained from large scale clinical testing. Bio Balance cannot be sure that clinical trials of the products under development will demonstrate the safety and efficacy of such products or will result in a marketable product. In addition, the administration alone or in combination with drugs of any product developed by Bio Balance may produce undesirable side effects in humans. The failure to demonstrate adequately the safety and efficacy of a medical food or therapeutic drug product under development could delay or prevent regulatory approval, where required, and commercial sale of the product and could have a material adverse effect on Bio Balance. In addition, the FDA may contest the GRAS status of the ingredient in PROBACTRIX(TM), or contest the status of PROBACTRIX(TM) as a medical food. In the event Bio Balance seeks approval of its product as an ethical drug, FDA may require additional clinical trials, which could result in increased costs and significant development delays. Commercial formulation and manufacturing processes have yet to be developed for PROBACTRIX(TM). Bio Balance may encounter difficulties in manufacturing process development and formulation activities that could result in delays in clinical trials, regulatory submissions, regulatory approvals, and commercialization of its product, or cause negative financial and competitive consequences.

     The Validity of Patents Covering Pharmaceutical and Biotechnological Inventions and the Scope of Claims Made Under Such Patents is Uncertain; Failure to Secure Necessary Patents Could Impair Bio Balance's Ability to produce and Market its Products. There is no consistent policy regarding the breadth of claims allowed in specialty Pharma/Medical Foods patents. In addition, patents may have been granted, or may be granted, to others covering products or processes Bio Balance needs for developing its product. If Bio Balance's product or processes infringe upon the patents, or otherwise impermissibly utilize the intellectual property of others, Bio Balance might be unable to develop, manufacture, or sell its product. In such event, Bio Balance may be required to obtain licenses from third parties. Bio Balance cannot be sure that it will be able to obtain such licenses on acceptable terms, or at all.

     Bio Balance Has No Experience in Sales and Marketing; Failure to Assemble or Contract with and Adequate Sales Organization Could Result in a Lack of Future Revenues. Bio Balance have no experience in pharmaceutical marketing, or distribution. To market any of our product directly, Bio Balance would have to develop a substantial marketing and sales force. Alternatively, Bio Balance may, for certain products, attempt to obtain the assistance of companies with established distributions systems and direct sales forces. Bio Balance does not know if it will be able to establish sales and distribution capabilities or if it will be able to enter into licensing or other agreements with established companies to sell our product.

     Bio Balance Owns No Manufacturing Facilities and Will Be Dependent on Third Parties to Make its Product. Bio Balance owns no manufacturing facilities or equipment, and employ no manufacturing personnel. Bio Balance expects to use third parties to manufacture certain of its products on a contract basis. Bio Balance may not be able to obtain contract-manufacturing services on reasonable terms or at all. If Bio Balance is not able to contract manufacturing services, it will not be able to make its products.

     Bio Balance Has Not Established the Safety or Efficacy of its Initial Product as a Medical Food, Nor Has it Filed for or Received Any Regulatory Approvals for the Product as an Ethical Drug and it May Not Obtain Regulatory Approval for its Product on a Timely Basis, or at All. Bio Balance's activities are subject to extensive regulation by the FDA and health authorities in foreign countries. Self determination of GRAS status is required before use of the ingredient in PROBACTRIX(TM) in a medical food product, and Bio Balance must confirm that PROBACTRIX(TM) meets the definitional requirements for a medical food. If Bio Balance plans to market its product as an ethical drug, regulatory approval for its planned product is required before it can be marketed. Bio Balance has not yet established GRAS status of its initial product, or its status as a medical food. Moreover, Bio Balance has not received or filed for any regulatory approvals for its planned product as an ethical drug. Establishing GRAS status and obtaining regulatory authorization involves, among other things, lengthy and detailed laboratory and clinical testing, manufacturing validation, and other complex procedures. The approval process is costly, time-consuming, and subject to unexpected delays. The time frame for approval will depend on, among other things, whether Bio Balance's product is determined to contain GRAS ingredients and meet the definitional requirements of a medical food (Bio Balance expects the time for establishing medical food status to be approximately 12 - 18 months) or as an ethical drug (at least 2-5 years), including testing phases. The FDA has discretion in the approval process relating to ethical drugs, and Bio Balance cannot predict when or whether the FDA will approve our product. Bio Balance cannot assure that it will establish GRAS status for its product ingredients or medical food status, or that it will apply for drug regulatory approval. Moreover, Bio Balance cannot assure that the FDA will not require additional information or additional clinical trials that could substantially delay approval of its applications if it pursues an ethical drug application. Moreover, Bio Balance cannot be sure that FDA approval of its product as an ethical drug, if received, will cover the clinical indications it seeks or that it will not contain significant limitations in the form of warnings, precautions, or contra-indications. Any failure to obtain, or any material delay in obtaining, GRAS or medical food status or, in the case of an ethical drug application, regulatory approvals would materially and adversely affect Bio Balance's ability to generate product sales. Even if Bio Balance obtains GRAS status for ingredients, determines that PROBACTRIX(TM) meets the requirements of a medical food, and regulatory approvals as an ethical drug, it may not have enough statistically significant data to come to market. Also, a marketed product is subject to continuing regulatory review, and later discovery of previously unknown problems with a product or manufacturers; or failure to comply with manufacturing or labeling requirements may result in restrictions on such product or enforcement action against the manufacturer, including withdrawal of the product from the market.

     Bio Balance's Product May be Denied Medical Food Status. Bio Balance's regulatory strategy with its initial product is to establish the product as a medical food and satisfy the applicable GRAS requirement for the marketing of a medical food containing the PROBACTRIX(TM) ingredient. The advantages of this are that it is a relatively rapid and relatively inexpensive way to reach the market. A "medical food" means a food which is formulated to be consumed or administered under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. In addition, the medical literature has become critical of the non-physician control of probiotics as these agents are becoming recognized as a class of drugs that have been termed living drugs. Perhaps most importantly, FDA's policies on medical food products have long been in flux and are not the subject of proposed or final regulations. In the future, it is possible that the FDA policies in this area could be adopted that would prevent or severely limit Bio Balance's ability to market the PROBACTRIX(TM) product as a medical food. Overall, there is no guarantee that Bio Balance will satisfy the regulatory requirements applicable to medical foods. This will result in Bio Balance having to obtain clearance as either a dietary supplement or as a drug and will have to enter the new drug regulatory pathway at either Phase I, Phase II or Phase III, which could result in the need to raise large sums of money in excess of $50,000,000.

     Potential Failure of Planned Clinical Trials to Produce Statistically Significant Data Could Impair the Ability to Successfully Market Bio Balance's Product. Even if Bio Balance is successful in establishing GRAS and medical food status and obtaining FDA approval as an ethical drug, there still is substantial risk that the extensive clinical trials that Bio Balance is planning will not yield sufficient statistically significant data to make strong marketing claims. This could adversely affect marketing efforts to the medical community which is traditionally resistant to new treatments even if approved by the FDA unless also supported by statistically significant data before recommending it to patients. This could severely limit Bio Balance's ability to successfully market its product.

     Potential Side Effects of Bio Balance's Product Could Impair the Ability Market the Product. Although no side effects of Bio Balance's product have been reported, it is possible that any time during clinical trials or patient usage, side effects may be encountered. If they are common enough or significant enough this could result in Bio Balance's product being withdrawn from the market.

     Bio Balance's Product, Even If Approved by the FDA, May Not Be Accepted By Physicians, Insurers, or Patients. Patients, doctors, and insurers must accept Bio Balance's product as medically useful and cost-effective for Bio Balance to be successful. Market acceptance will require substantial education about the benefits of the product. Bio Balance cannot assure that patients, doctors or insurers will accept its product, even if approved for marketing, on a timely basis. If patients, the medical community, and insurers do not accept Bio Balance's product or acceptance takes a long time, revenues and profits would be reduced.

     Government and Private Insurance Plans May Not Pay for Bio Balance's Product. The success of Bio Balance's product in the United States and other significant markets will depend, in part, upon the extent to which a consumer will be able to obtain reimbursement for the cost of such product from government health administration authorities, third-party payors and other organizations. Bio Balance cannot always determine in advance the reimbursement status of newly approved therapeutic products. Even if a product is approved for marketing, Bio Balance cannot be sure that adequate reimbursement will be available. Also, future legislation or regulation, or related announcements or developments, concerning the health care industry or third party or governmental coverage and reimbursement may adversely affect Bio Balance's business. In particular, legislation or regulation limiting consumers' reimbursement rights could have a material adverse effect on Bio Balance's revenues.

     Bio Balance May Lose Any Technological Advantage Because Pharmaceutical Research Technologies Change Rapidly. The pharmaceutical research field is characterized by rapid technological progress and intense competition. As a result, Bio Balance may not realize the expected benefits of our strategy. Businesses, academic institutions, governmental agencies, and other public and private research organizations are conducting research to develop technologies that may compete with those of Bio Balance. It is possible that competitors could acquire or develop technologies that would render Bio Balance's technology obsolete or noncompetitive. Bio Balance cannot be certain that it will be able to access the same technologies at an acceptable price, or at all.

     There may be Product Liability Losses and Adverse Product Publicity. Bio Balance, like any other wholesaler, retailer or distributor of products that are designed to be ingested, faces an inherent risk of exposure to product liability claims and negative publicity in the event that the use of its product results in injury. Bio Balance faces the risk that materials used in the manufacture of the final product may be contaminated with substances that may cause sickness or injury to persons who have used the products, or that sickness or injury to persons may occur if the product distributed by Bio Balance is ingested in dosages which exceed the dosage recommended on the product label. In the event that insurance coverage or contractual indemnification is not adequate, product liability claims could have a material adverse effect on Bio Balance. To date, Bio Balance has not obtained any insurance coverage. The successful assertion or settlement of any uninsured claim, a significant number of insured claims, or a claim exceeding Bio Balance's insurance coverage could have a material adverse effect on Bio Balance. Additionally, Bio Balance is highly dependent upon consumers' perception of the safety and quality of its product as well as similar products distributed by other companies. Thus, the mere publication of reports and negative publicity asserting that such products may be harmful could have a material adverse effect on Bio Balance, regardless of whether such reports are scientifically supported, regardless of whether the harmful effects would be present at the dosages recommended for such products, and regardless if such adverse effects resulted from failure to consume the product as directed.

     Intense Competition May Result in an Inability to Generate Sufficient Revenues to Operate Profitably. The industry is highly competitive. Numerous companies, many of which are significantly larger than Bio Balance, which have greater financial, personnel, distribution and other resources than Bio Balance and may be better able to withstand volatile market conditions, compete with Bio Balance in the development, manufacture and marketing of probiotics for the treatment of IBS. Bio Balance's principal competition comes from domestic and foreign manufacturers and other wholesale distribution companies who have all failed to receive FDA approval or have introduced a product to the market for IBS that was withdrawn. There can be no assurance that national or international companies will not seek to enter, or increase their presence in the industry. In addition, large nationally known companies (such as Bristol-Myers, Squibb, Novataris and Glaxo-Wellcome) are in competition with Bio Balance in this industry, since they have already spent millions of dollars to develop treatments for IBS. Increased competition could have a material adverse effect on Bio Balance, as our competitors may have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those of Bio Balance.

     Bio Balance is Dependent on New Products and Continued Innovation. The industry in general, including the market for IBS treatments, is characterized by rapid innovation and advances. These advances result in frequent product introductions and short product life cycles, requiring a high level of expenditures for research and development and the timely introduction of new products. Bio Balance believes its ability to grow and succeed is partially dependent upon its ability to introduce new and innovative products into such markets. Bio Balance currently has plans to introduce additional products in its existing markets such as treatment for Traveler's Diarrhea and Crohn's Disease. However, there can be no assurance that Bio Balance will be successful in its plans to introduce additional products to the market.

     Intellectual Property Rights May Not Protect the Bio Balance Business. Bio Balance currently relies on a combination of patents, trademark, trade secret laws and contractual provisions to protect its proprietary rights in its product. Bio Balance recently applied for one (1) United States patent application and thirteen (13) divisional patent applications and one (1) United states trademark application, one (1) Israeli patent, and one (1) Patent
Cooperation Treaty application extending the period within which patent applications must be filed in member nations and applications filed therefrom in the following countries; Japan, European, Korea, Canada, Australia, Mexico, Brazil, Poland and New Zealand, in connection with PROBACTRIX(TM) , its product. There can be no assurance that Bio Balance's applications will result in issued patents and trademarks, or that, if issued, Bio Balance's applications will be upheld if challenged. Further, even if granted, there can be no assurance that these patents and trademarks will provide Bio Balance with any protection from competitors, or, that if they do provide any meaningful level of protection, that Bio Balance will have the financial resources necessary to enforce its patent and trademark rights. In addition, there can be no assurance that others will not independently develop technologies similar to Bio Balance's pending patents and trademarks, or design around the pending patents. If others are able to design around the patents, Bio Balance's results of operations could be materially adversely affected. Further, Bio Balance will have very limited, if any, protection of its proprietary rights in those jurisdictions where it has not effected any filings or where it fails to obtain protection through its filings.

     There can be no assurance that third parties will not assert intellectual property infringement claims against Bio Balance in the future with respect to current or future products. Bio Balance is responsible for defending against charges of infringement of third party intellectual property rights by Bio Balance's actions and products and such assertion may require Bio Balance to refrain from the sale of its product, enter into royalty arrangements or undertake costly litigation. Further, challenges may be instituted by third parties as to the validity, enforceability and infringement of Bio Balance's patents.

     Bio Balance's adherence to industry standards with respect to its product limits Bio Balance's opportunities to provide proprietary features which may be protected. In addition, the laws of various countries in which Bio Balance's product may be sold may not protect Bio Balance's product and intellectual property rights to the same extent as the laws of the United States. As a consequence, Bio Balance requires all of its personnel to execute confidentiality agreements and assignment of intellectual property agreements in favor of Bio Balance. See "Business-Intellectual Property."

                           FORWARD LOOKING STATEMENTS

     Information provided by New York Health Care and Bio Balance in this Prospectus/Proxy Statement contains, and from time to time New York Health Care may disseminate materials and make statements which may contain, "forward-looking" information, as that term is defined by the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources" contains information concerning the ability of New York Health Care to service its obligations and other financial commitments as they come due. The aforementioned forward looking statements, as well as other forward looking statements made in this Prospectus/Proxy Statement are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act.

     New York Health Care cautions investors that any forward-looking statements made by New York Health Care and Bio Balance are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, the following:

     (a)In recent years, an increasing number of legislative proposals have been introduced or proposed by Congress and in some state legislatures which would effect major changes in the healthcare system. However, New York Health Care cannot predict the form of healthcare reform legislation, which may be proposed or adopted by Congress or by state legislatures. Accordingly, New York Health Care is unable to assess the effect of any such legislation on its business. There can be no assurance that any such legislation will not have a material adverse impact on the future growth, revenues and net income of New York Health Care.

     (b)New York Health Care derives substantial portions of its revenues from third-party payers including, both directly and indirectly, government reimbursement programs such as Medicare and Medicaid and some portions of its revenues from non-governmental sources, such as commercial insurance companies, health maintenance organizations and other charge-based contracted payment sources. Both government and non-government payers have undertaken cost-containment measures designed to limit payments to healthcare providers. There can be no assurance that payments under governmental and non-governmental payer programs will be sufficient to cover the costs allocable to eligible patients. New York Health Care cannot predict whether or what proposals or cost-containment measures will be adopted or, if adopted and implemented, what effect, if any, such proposals might have on the operations of New York Health Care.

     (c)New York Health Care is subject to extensive federal, state and local regulations governing licensor, conduct of operations at existing facilities, construction of new facilities, purchase or lease of existing facilities, addition of new services, certain capital expenditures, cost-containment and reimbursement for services rendered. The failure to obtain or renew required regulatory approvals or licenses, the delicensing of facilities owned, leased or operated by New York Health Care or the disqualification of New York Health Care from participation in certain federal and state reimbursement programs could have a material adverse effect upon the operations of New York Health Care.

     (d)There can be no assurance that New York Health Care will be able to continue its substantial historical growth or be able to fully implement its business strategies or that management will be able to successfully integrate the operations of its various acquisitions.

     (e)Bio Balance's business plans are subject to a variety of matters, including but not limited to (i) trends effecting the treatment of Irritable Bowel Syndrome, (ii) the possibility of rapid advances in treatment, (iii) the impact of competition from substantially larger companies, (iv) the possible introduction of new products, (v) Bio Balance's need for alliances with potential manufacturers and marketing organizations, and (vi) other matters.

                            MARKET PRICE INFORMATION

     New York Health Care common stock is traded on the Nasdaq SmallCap Market under the symbol "NYHC" and on the Boston Stock Exchange under the symbol "NYH". Bio Balance is a recently formed, privately held company whose shares of common stock have never been publicly traded on any market.

     The following table sets forth, for the periods indicated, the high and low closing sale prices per share (this does not give effect to the proposed 1-for-1.5 share reverse stock split) of the New York Health Care common stock as reported by NASDAQ.

Fiscal Quarters                  High $                         Low $
---------------                  ------                         -----

1999:
First Quarter                    1.31                            .771
Second Quarter                   3.125                           .906
Third Quarter                    1.188                           .625
Fourth Quarter                   1.75                            .406

2000:
First Quarter                    1.75                           1.125
Second Quarter                   1.313                           .625
Third Quarter                    1.125                           .50
Fourth Quarter                   1.031                           .25

2001:
First Quarter                    2.938                           .594
Second Quarter                   3.19                           2.05
Third Quarter                    5.25                           2.70
Fourth Quarter                   5.35                           3.80

2002:
First Quarter                    3.95                           2.99
Second Quarter                   3.90                           3.25

     Because the market price of New York Health Care's Common stock is subject to fluctuation due to numerous market forces, the market value of the New York Health Care shares that holders of Bio Balance common stock will receive pursuant to the transaction may increase or decrease prior to the closing of the transaction. Shareholders are urged to obtain current market quotations. Historical market prices are not indicative of future market prices.

             THE ANNUAL MEETING OF NEW YORK HEALTH CARE SHAREHOLDERS

General Information

     This Prospectus/Proxy Statement is furnished to shareholders of New York Health Care, Inc., a New York corporation ("New York Health Care" or the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on October
[ ], 2002, at 10:00 a.m. local time, and at any and all adjournments or postponements thereof for the purposes set forth in the Notice of Annual Meeting accompanying this Prospectus/Proxy Statement. This Prospectus/Proxy Statement, together with the Form 10-KSB/A Annual Report of New York Health Care for the fiscal year ended December 31, 2001, is also being furnished to Bio Balance security holders by New York Health Care as a prospectus of New York Health Care in connection with the issuance of New York Health Care's shares of Common stock and warrants in exchange for the Bio Balance shares of Common stock and warrants as contemplated by the Exchange Agreement.

     The rules of Nasdaq require that an issuer listed on its SmallCap Market obtain the consent of its shareholders prior to completing any transaction that would result in the issuance of more than 20% of the issuer's outstanding common stock. The Bio Balance merger provides that New York Health Care will issue shares of its common stock and warrants to purchase shares of its common stock representing, in the aggregate, in excess of 89% of the outstanding common stock New York Health Care. If New York Health Care were to consummate the Bio Balance merger transaction without shareholder approval, New York Health Care common stock could not remain listed on the Nasdaq SmallCap Market. Shareholder approval of the Bio Balance merger is not required by New York law or by New York Health Care's Certificate of Incorporation.

Date, Time and Place

     The Annual Meeting will be held at 10:00 am on October ___, 2002 at New York Health Care's offices at 1850 McDonald Avenue, Brooklyn, New York 11223.

Purpose of the Annual Meeting

     At the Annual Meeting and any adjournment or postponement thereof, New York Health Care shareholders will be asked to vote upon the approval and adoption of the following:

     1.   Approval and adoption of the Exchange Agreement;

     2. Approval of an amendment to the New York Health Care Certificate of Incorporation. increasing the authorized shares of New York Health Care common stock from 50,000,000 shares to 100,000,000 shares;

     3. Approval of an amendment to the New York Health Care Certificate of Incorporation. increasing the authorized shares of New York Health Care preferred stock from 2,000,000 shares to 5,000,000 shares;

     4. Approval of an amendment to the New York Health Care Certificate of Incorporation providing for a 1-for-1.5 share reverse split of all of the issued and outstanding shares of New York Health Care's common stock to occur on the day before the closing of the Bio Balance merger;

     5. Election of Jerry Braun, Jacob Rosenberg, H. Gene Berger, Charles J. Pendola, Paul Stark and David C. Katz as the Board of Directors of New York Health Care until the next Annual Meeting or until their successors are elected and qualify. Messrs. Braun, Rosenberg, Berger and Pendola have been members of the New York Health Care Board of Directors for a number of years. Mr. Stark and Mr. Katz are the nominees who have been proposed by Bio Balance as provided for in the Exchange Agreement and whose election will only be effective if the transaction is completed;

     6. Approval of an amendment to the New York Health Care stock option plan authorizing an additional 3,230,000 shares of New York Health Care common stock for issuance as stock options;

     7. Ratification of the change of control parachute payment provisions contained in the senior executive officers employment agreements approved by New York Health Care Compensation Committee; and

     8. To transact such other business as may properly come before the meeting or any other adjournment or adjournments thereof.

     Shareholder approval of proposals 1 - 7 are a requirement of the Exchange Agreement.

     Copies of the Exchange Agreement, its amendment and all related exhibits are attached to this Prospectus/Proxy Statement as Annexes A, B, C and D. New York Health Care's shareholders are encouraged to read the Exchange Agreement and related exhibits in their entirety and the other information contained in this document carefully before deciding how to vote.

Record Date for the Annual Meeting

     The New York Health Care Board of Directors has fixed the close of business on October [ ], 2002 as the record date for determination of New York Health Care shareholders entitled to notice of and devote at the Annual Meeting.

Vote Required

     In order for the resolutions being voted upon at the Annual Meeting to be approved, a majority of the votes cast at the Annual Meeting (of which a quorum is present) must approve the resolutions. Each share of New York Health Care common stock entitles the holder to one vote per share with respect to the matters being submitted to the shareholders at the Annual Meeting. There are no other voting securities of New York Health Care.

     As of the close of business on July 22, 2002, approximately 3,711,730 shares of New York Health Care common stock were issued and outstanding, and there were 92 shareholders of record and approximately 500 beneficial owners of common stock. Directors and executive officers of New York Health Care (and their respective affiliates) collectively owned approximately 1,154,899 New York Health Care shares, or approximately 31.1% of the outstanding shares of the New York Health Care common stock entitled to vote at the Annual Meeting. This does not include 1,224,899 New York Health Care shares underlying presently exercisable stock options, warrants and shares of Series A Convertible Preferred Stock which these directors and officers beneficially own. If all of these stock options, warrants and shares of Series A Convertible Preferred Stock are exercised prior to the record date for the Annual Meeting, the directors and executive officers of New York Health Care (and their respective affiliates) would collectively own approximately 48.2% of the issued and outstanding shares of New York Health Care common stock entitled to vote at the Annual Meeting.

     As provided for in the Exchange Agreement the officers and directors of New York Health Care and certain former directors of New York Health Care collectively holding at least 50.1% of the outstanding shares of common stock have executed proxies voting in favor of the transactions required for the Bio Balance merger.

     There can be no assurance that the resolutions being voted upon at the Annual Meeting will be approved. It is very important that as many shareholders as possible are represented and voting in person or by proxy at the annual meeting.

Quorum, Abstentions and Broker Non-Votes

     A majority of all issued and outstanding voting shares of New York Health Care as of the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. New York Health Care has appointed Anthony Acquaviva, its Controller, to function as the Inspector of Elections of the Annual Meeting. The Inspector of Elections will ascertain whether a quorum is present, tabulate votes and determine the voting results on all matters presented at the New York Health Care shareholders at the Annual Meeting. If a quorum is not obtained, the Annual Meeting may be postponed or adjourned without notice for the purpose of allowing additional time for obtaining additional proxies or votes, and at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent Annual Meeting.

     If you submit a proxy that indicates an abstention from voting in all manners, your shares will be counted as present for the purpose of determining a quorum at the Annual Meeting, but they will not be voted on any matter at the Annual Meeting. In addition, the failure of a New York Health Care shareholder to return a proxy will have the effect of reducing the number of votes cast at the Annual Meeting thereby also reducing the number of votes needed to approve the Bio Balance merger and the resolutions related thereto.

     Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, who are the beneficial owners of the shares, brokers have discretion to vote those shares on routine matters but not on non-routine matters. The approval of the Bio Balance merger at the Annual Meeting is not considered a routine matter. Accordingly, brokers will not have discretionary voting authority to vote your shares at the Annual Meeting. A "broker non-vote" occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. At the Annual Meeting, broker non-votes will be counted for the purpose of determining the presence of the quorum but will not be counted for the purpose of determining the number of votes cast on a matter. Consequently, New York Health Care shareholders are urged to return the enclosed proxy card marked to indicate their vote.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to New York Health Care (sent to the attention of Mr. Jacob Rosenberg, Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting and Solicitation

     The solicitation of proxies will be conducted by mail and New York Health Care will bear all attendant costs. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of New York Health Care's common stock. New York Health Care may conduct further solicitation personally or telephonically through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

                   PROPOSAL 1: MERGER OF THE BIO BALANCE CORP.

     New York Health Care's shareholders are being asked to approve the Stock for Stock Exchange Agreement dated October 11, 2001 and amended February 13, 2002, July 10, 2002 and August 13, 2002 between New York Health Care and Bio Balance pursuant to which New York Health Care's subsidiary, NYHC Acquisition, will merge with and into Bio Balance, and each outstanding share and warrant of Bio Balance will be exchanged for an equal number of New York Health Care shares and warrants, which will result in the former shareholders of Bio Balance owning up to 23,143,334 Shares, or as much as approximately 90% (assuming that Bio Balance has sold 3,000,000 shares in its private placement, and before the exercise or conversion of currently outstanding Bio Balance and New York Health Care stock options, warrants and preferred stock) and no less than 86% (assuming the exercise or conversion of all currently outstanding stock options, warrants and preferred stock), of all of the issued and outstanding of New York Health Care shares, together with warrants to purchase an additional 483,066 New York Health Care shares. At June 15, 2002, there were 261 holders of Bio Balance common stock. The principal officers and directors of Bio Balance are Paul
Stark, Joseph Herbst and Jeanne Quinto. The principal shareholders of Bio Balance are Hershey Holdings, Birimiza Associates, KPT Partners and Nekavim Investors, holding in the aggregate approximately 39% of the outstanding shares.

     The following is a description of the material aspects of the transaction, including the Exchange Agreement and the attached schedules. While New York Health Care and Bio Balance believe that the following description covers the material terms of the Exchange Agreement, the description may not contain all of the information that is important to you. You should read this entire document and the other documents referred to for a more complete understanding of the transaction, in particular the Exchange Agreement and the amendments to the Exchange Agreement, attached as Annexes A, B, C and D. The discussion of the Exchange Agreement is qualified in its entirety by reference to the copies of those documents. You should read the documents in their entirety for a complete understanding of the transaction.

General

     The New York Health Care Board of Directors and the Bio Balance Board of Directors have each approved the Exchange Agreement. Bio Balance shareholders who choose to vote against the merger and dissent from the merger transaction, will be entitled to appraisal rights under Delaware law. See "Appraisal Rights." Under the Exchange Agreement, NYHC Acquisition, a wholly-owned subsidiary of New York Health Care, will merge with and into Bio Balance, and each share of Bio Balance common stock and each Bio Balance warrant will be exchanged for a like number of New York Health Care shares and warrants. The merger is subject to approval by a majority of the New York Health Care shares voted at the New York Health Care shareholders meeting, and approval by a majority of Bio Balance shares, provided that no more than 10% of the Bio Balance shares exercise dissenters rights. If more than 10% of the Bio Balance shares exercise dissenters rights, New York Health Care has the right to cancel the Bio Balance merger transaction.

     Bio Balance will become a direct subsidiary of New York Health Care. None of New York Health Care, its officers, directors or affiliates currently own any shares of Bio Balance common stock.

Background of Transaction

     During the summer of 2000, prior to the organization of Bio Balance, Mr. Yitz Grossman ("Mr. Grossman"), one of the individuals involved in its formation who had suffered from irritable bowel syndrome ("IBS") for many years, was introduced to representatives of Tetra Pharm (1977) Ltd., a company in Israel which had a product known as "biobalance" which appeared to be useful in the treatment of IBS. He obtained some samples of their product and contacted a physician he was a patient of in the United States who was in Israel, Dr. Harold Jacob (Dr. Jacob is now a member of the Bio Balance Medical Advisory Board), to inquire whether the product would be safe to take. After hearing from Dr. Jacob that he understood that it was safe (having received a manufacturing permit from the Israeli Ministry of Health for use by humans in May 1998) and available for sale in Israel (with sales to pharmacies in Israel beginning in August 2000), Mr. Grossman began using the product and noticed a substantial improvement in his condition.

     In September 2000, Mr. Grossman traveled to Israel to have a business meeting with principals of Tetra Pharm. At that meeting, in conducting due diligence, Mr. Grossman discovered that ownership of the biobalance technology was in dispute. Mr. Grossman discovered that Tetra Pharm held no ownership rights with respect to the product but had an agreement with Dr. Nellie Kelner, the purported inventor and owner of the product, pursuant to which Tetra Pharm held the rights to distribute the product. Mr. Grossman also discovered that Dr. Kelner was engaged in an ongoing arbitration proceeding with Novobiotec, her former employer, with respect to ownership rights relating to the technology.

     While continuing to use the product, Mr. Grossman met a number of times with Dr. Jacob both in the United States and Israel and, in December 2000, traveled again to Israel and met with one of the developers of the product, Dr. Nellie Kelner-Padalka, a physician and research scientist who had immigrated from the former Soviet Union (Dr. Kelner-Padalka is now a member of the Bio Balance Technical Advisory Board). Mr. Grossman had discussions with her regarding the disputes in arbitration, met with attorneys and other persons involved and continued to investigate the product and the availability of the intellectual technology related to it.

     It was during this period of time that Mr. Jay Spinner, a mutual acquaintance, introduced Mr. Grossman to Jerry Braun and Jacob Rosenberg, officers and directors of New York Health Care, with regard to their interest in acquisition opportunities for New York Health Care. At that time, there were no discussions between them with regard to the biobalance product or technology.

     In January 2001, Mr. Grossman met with Dr. Jacob in New York and reported dramatic improvement in his condition while using the biobalance product. Dr. Jacob indicated to Mr. Grossman that clinical trials would be necessary to prove the effectiveness of the product. After repeated urging by Mr. Grossman to conduct a small study of the product's effectiveness, Dr. Jacob agreed to conduct such a study and enlisted the services of Dr. Samuel Adler, Chief of Gastroenterology at Bikkur Cholim Hospital in Jerusalem. Upon receipt of approval to conduct the study by the hospital, Dr. Adler began a study initially administering the product to five patients. Between January and December 2001, Dr. Adler administered the product to fifty-five patients, including patients with IBS and Inflammatory Bowel Disease. Dr. Adler regularly examined and interviewed patients to whom the product was administered to assess the effectiveness of the product. On March 9, 2001, Mr. Grossman received an e-mail from Dr. Jacob reporting initial findings indicating improvement in symptoms of four of five patients studied with IBS and no improvement in symptoms of four patients with Inflammatory Bowel Disease. In a second e-mail to Mr. Grossman from Dr. Jacob, on March 21, 2001, Dr. Jacob reported that five of six IBS patients studied had improved convincingly. In December 2001, Dr. Adler summarized his findings on all patients studied to date reporting improvement in symptoms in 28 of 55 patients studied.

     In February 2001, Mr. Grossman returned from Israel and began discussions with Dr. Kelner, Dr. Kelner's attorney, Mr. Tzvi Risch, and with Mark Olshenitsky and Reuven Spungins, executives of Novobiotec, and Herman Weiss and Amnon Bechar, executives of Tetra Pharm, and the attorney for Tetra Pharm, Mr. Ashar Barak, in an effort to resolve disputes so that the technology might be acquired.

     In March 2001, following Mr. Grossman's receipt of favorable initial test results on a very limited number of patients regarding the use of biobalance to moderate the symptoms of IBS, Mr. Grossman had further discussions with Dr. Jacob regarding his possibly becoming more engaged in investigation of the product and its commercial exploitation.

     During the spring and summer of 2001, Mr. Grossman made a number of trips to Israel in an effort to assist Dr. Kelner and Novobiotec in resolving their disputes and in enabling the technology to be acquired. It was during that period of time that he proposed the sale of the technology to a newly-formed company named "The Zig Zag Corp.", which became Bio Balance. Counsel for Bio Balance was engaged to participate in investigating the opportunity.

     During the period between September 2000 and July 2001 a total of over twenty meetings were held between representatives of Bio Balance, Tetra Pharm, Novobiotec and Dr. Kelner. Mr. Grossman traveled to Israel approximately ten times during that period to attend some of those meetings. Mr. Yitzak Fund, Israeli counsel to Bio Balance, attended meetings at which Mr. Grossman was not present. Attendance at those meetings included Dr. Kelner, principals of Tetra Pharm and Novobiotec, counsel for Dr. Kelner and Tetra Pharm, patent counsel for Novobiotec and various consultants and other persons who had participated in research relating to the product. A portion of those meetings were held to conduct further due diligence on the intellectual property and patents. The majority of the meetings were held in an attempt to resolve the ownership dispute between Dr. Kelner and Novobiotec. During that same period, a vast number of telephone conferences were held among Bio Balance representatives and Dr. Kelner and representatives of Tetra Pharm and Novobiotec to further the same purposes. When it became apparent that the parties would not be able to resolve their dispute, Bio Balance changed its strategy to focus on the acquisition of all rights held by either Dr. Kelner, Novobiotec or Tetra Pharm.

     In June 2001, Mr. Grossman met again with Messrs. Braun and Rosenberg from New York Health Care to discuss the possibility of a business combination which related, in part, to his interest in the biobalance opportunity among a number of other prospective business opportunities he had been inquiring about. Mr. Grossman provided additional materials to Messrs. Braun and Rosenberg on the biobalance technology and arrangements and continued his conversations and additional meetings with them during June and July 2001.

     In July 2001, a meeting was held among Mr. Grossman and Paul Stark, acting on behalf of Bio Balance, Yitz Fund, Israeli counsel for Bio Balance, Dr. Kelner, Tzvi Risch, counsel for Dr. Kelner, Herman Weiss and Amnon Bechar, acting on behalf of Tetra Pharm, Ahar Barak, counsel for Tetra Pharm, and Reuvin Spungins, acting on behalf of Novobiotec. At that meeting, the parties came to an understanding among themselves with a view towards taking appropriate action to be able to exploit the product and end their disputes. In the course of those discussions, and as a result of various elements of the tax laws in Israel, the participants in the biobalance technology formed off-shore companies and transferred their respective rights to those new entities as follows: Dr. Kelner and Biosanel Ltd., an entity controlled by Dr. Kelner, transferred their rights to Uprising Investments Ltd., a Turks and Caicos company; Tetra Pharm and its shareholders transferred its distribution rights to Kimmey Trading Ltd., a Turks and Caicos company; and, Novobiotec, along with The International Center for Alternative Methods, Belbo Ltd., Mark Olshenitsky and Genady Buchman, transferred their rights to Danron Ltd., an Isle of Man company. After extensive negotiations, Bio Balance entered into an agreement to acquire the biobalance technology from each of Uprising Investments Ltd., Kimmey Trading Ltd., and Danron Ltd. The technology was acquired by Bio Balance for a cash payment of $510,000 together with 990,000 shares of Bio Balance Common Stock in July 2001. The cash portion of the purchase price of the technology was funded by the sale of common stock, at $1.50 per share, to an investor group comprised of Mr. Ron Katz, Dr. Howard Berg, Mr. Burton Weinstein, Mr. Ronald Shapps, Mr. Robert Lerea, Mr. Klamen Issacs, Dr. Joseph and Janet Felder, Ms. Claudia Walters, Dangled Ltd., Waterview Partners and Stourbridge Investments Ltd. For purposes of the acquisition, the shares issued as a portion of the purchase price were valued at $1.50 per share which was equal to the price at which shares were sold to provide funds for the cash portion of the price. Following execution of the agreement to sell the rights relating to the technology, the pending arbitration proceeding between Dr. Kelner and Novobiotec was terminated subject to closing of the agreement.

     As a result of the acquisition of the rights with respect to the biobalance technology, Bio Balance issued the 990,000 shares of common stock in escrow and paid $510,000 in cash as follows: Danron Ltd. received 300,000 shares; Uprising Investments Ltd. received 300,000 shares; Kimmey Trading Ltd. received 390,000 shares; Reuvin Spungins received $300,000 in cash to settle all claims with respect to the biobalance technology arising by or through Mr. Spungins, Danron Ltd. or Novobiotec; and Uprising Investments Ltd. received $210,000 in cash to settle all claims with respect to the biobalance technology arising by or through Uprising Investments Ltd. or Dr. Kellner. Danron Ltd. is controlled by Reuvin Spungins who may be deemed the beneficial owner of the shares held of record by Danron Ltd. Kimmey Trading Ltd. is controlled by Herman Weiss and Amnon Bechar who may be deemed the beneficial owners of the shares held of record by Kimmey Trading Ltd. Uprising Investments Ltd. is controlled by Dr. Kellner who may be deemed the beneficial owner of the shares held of record by Uprising Investments Ltd. Except for the service of Dr. Kellner as a member of Bio Balance's Technical Advisory Board, none of Reuvin Spungins, Hermann Weiss, Amnon Bechar or Dr. Kellner are affiliates or related parties of Bio Balance or New York Health Care or of any officers or directors thereof.

     In August 2001, a dinner meeting was organized by Mr. Grossman with Mr. Braun, the attorney from New York Health Care, attorneys for Bio Balance, Dr. Jacob and Paul Stark and Joseph Herbst, Directors of Bio Balance, for a discussion of the background, technology and prospective business of Bio Balance in a possible business combination arrangement with New York Health Care.

     During the last quarter of 2001, Mr. Braun and Mr. Rosenberg, on behalf of New York Health Care, and Mr. Grossman and Mr. Stark, acting on behalf of Bio Balance, held daily telephone conferences and met several times each week, in the course of their respective investigations of the business and background of the participating companies and the Bio Balance technology. Also participating in selected telephone conferences were the respective legal counsel of Bio Balance and New York Health Care, Dr. Jacob and Dr. Adler, Ms. Shosh Friedman and Mr. Yitzak Fund, as well as Gene Berger and Charles Pendola, directors of New York Health Care. The topics discussed in those telephone conferences and meetings including: the potential for FDA approval as a drug or medical food; potential marketing partners, budgets, the future of the health care business, composition of the board of directors, management and integration issues.

     In September and October 2001, the New York Health Care Board of Directors met on a number of occasions to discuss and further investigate the proposed transaction and to review draft Exchange Agreements with the attorney for New York Health Care. These meetings were held on September 13, 2001, September 20, 2001, and on October 11, 2001, when the New York Health Care Board of Directors unanimously approved the Exchange Agreement. On September 4, 2001, the Board of Directors of Bio Balance unanimously approved the transaction.

     New York Health Care filed a Form 8-K report regarding the proposed Bio Balance merger on October 15, 2001 and issued a press release announcing the proposed transaction. An amended Form 8-K/A report regarding the Bio Balance transaction, correcting certain errors in the first filing, was filed November 6, 2001.

     In October 2001, the attorney for New York Health Care began discussions with the Listing Qualifications Division of the Nasdaq Stock Market regarding New York Health Care maintaining its listing on the SmallCap Market upon completion of the Bio Balance merger. Representatives from the Listing Qualifications Division made requests for information regarding various matters which took a number of weeks to complete. In addition, New York Health Care's auditors and Bio Balance's auditors engaged in research and discussion concerning asset valuation, the format and presentation of the financial statements which would be filed with the SEC in connection with any proposal for New York Health Care to acquire Bio Balance. These various discussions and communications took place over a number of weeks. As a result, Bio Balance made arrangements with the companies from which it acquired its technology to extend deadlines for completion of a business combination transaction which are conditions to the technology agreement. Similarly, the New York Health Care officers entered into discussions with Bio Balance leading to an amendment to the Exchange Agreement to reasonably extend the deadlines set forth in the Exchange Agreement as a result of the delays in the progress of the transaction, and to clarify and resolve ambiguities which had been noticed in the Exchange Agreement. That process resulted in the execution of the amendment to the Exchange Agreement dated February 13, 2002.

Reasons for the Transaction

     New York Health Care and Bio Balance are proposing this transaction because their managements each believe that a combination of the two companies will be beneficial to their combined businesses and to each of their respective shareholder groups.

     New York Health Care has been a licensed home health care agency supplying paraprofessional services who provide a broad range of health support services to patients in their homes since February 1983. The services are supplied, principally pursuant to contracts with health care institutions and agencies such as county departments of social services, hospitals and health care reimbursement programs. Historically, home health care has been a business with moderate profit margins.

     Over the last few years, profitability has been affected by declining reimbursement formulas implemented by insurance companies and government subsidy programs. Although New York Health Care's management believes that its expenses have been well-managed and its business has grown significantly over the years, its margins have narrowed. As a result, New York Health Care's management believes it must increase its sales volume substantially and continue to reduce costs if it is to provide quality service and profit increases. A substantial increase in sales volume requires a substantial increase in New York Health Care's paraprofessional staff. However, competition for qualified staff in the New York Metropolitan area is intense.

New York Health Care

     New York Health Care's management believes that moderate profit margins inherent to the home health care business are likely to persist into the foreseeable future. It has therefore been seeking potential acquisitions which, if properly managed, could provide New York Health Care shareholders with a potential of a higher profit margin business and, therefore, enhanced equity value. The management of New York Health Care believes that the acquisition of Bio Balance offers the potential for the shareholders of New York Health Care to realize greater value, assuming that Bio Balance can successfully implement its business plan at an acceptable cost and risk (as to which there can be no assurance), than if New York Health Care were to continue to operate on a stand-alone basis.

     Based on the foregoing, and the considerations discussed below, on October 11, 2001, the board of directors of New York Health Care unanimously approved the transaction with Bio Balance.

     The decision of New York Health Care's board to approve the transaction was based on the background discussed above and the potential benefits of the transaction which it believes will contribute to the success of the combined company and maximization of shareholder value. These potential benefits include:

     -- the potential for a business combination with a innovative technology-intensive business with significant prospects for rapid growth and a higher overall profit margins than those which are presently obtainable from a home health care business standing alone, resulting in significantly enhanced shareholder value; and

     -- improved access to capital by reason of the addition of a business with a significantly greater potential for higher rates of growth of revenues and income.

     The New York Health Care board also identified and considered a number of potentially negative factors in the deliberations concerning the transaction, including the following:

     -- the risks inherent in a new, untested business in a highly competitive environment which included very large competitors with vastly greater resources;

     -- the very substantial dilution of the ownership interests of the existing New York Health care shareholders in favor of the Bio Balance shareholders;

     -- potential difficulty of integrating the operations of New York Health Care and Bio Balance;

     -- potential conflicts among management of New York Health Care and Bio Balance in allocating resources and sharing power; and

     -- potential confusion in the investment community, and lack of price support, as a result of the diverse nature of the operations of New York Health Care and Bio Balance.

     New York Health Care's board concluded that, on balance, the transaction's potential benefits to New York Health Care and its shareholders outweighed the associated risks. The discussion of the information and factors considered by New York Health Care's board reflects all material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the transaction, New York Health Care did not find it practicable to, and did not, qualify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

     In reaching its determination, New York Health Care's board of directors also considered and evaluated, among other things, (i) the results and scope of the due diligence review conducted by its management and legal counsel with respect to the background, technology, contracts, and business and operational plans of Bio Balance, (ii) the recent volatility of and historical trading prices and trading multiples of New York Health Care common stock and of home health care related stocks generally, (iii) the financial prospects of New York Health Care and Bio Balance on an individual and combined basis, (iv) the terms of the exchange agreement and the other agreements contemplated thereby, and (v) the operational structure of the transaction.

Bio Balance

     Bio Balance is a development stage business which was incorporated on May 21, 2001 whose business is the discovery, manufacturing and marketing of probiotic agents and ethical drugs for therapy of GI diseases. Probiotics is the utilization of live microbial agents to benefit an animal or human host by improving intestinal microbial balance through the stimulation of the growth of healthy bacteria. Bio Balance acquired the technology, intellectual property and pending patent applications with respect to its developing probiotic business at the end of July 2001. It intends to focus the initial development of its business on digestive disorders such as Irritable Bowel Syndrome.

     The sellers of the technology, intellectual property and patent applications to Bio Balance required as a condition of their amended agreement that Bio Balance enter into a business combination transaction with a company whose shares were listed for trading on the Nasdaq Stock Market, or accomplish an initial public offering of its own securities, not later than November 13, 2002.

     Bio Balance's management believe that prevailing market conditions precluded the likelihood of an initial public offering of its securities in the near future. After an introduction to and investigation of New York Health Care, the management of Bio Balance concluded that it had a good health care business with good management in a moderate margin environment with a limited opportunity for substantial growth in equity value. Moreover, New York Health Care's Common Stock has been listed for trading on the Nasdaq SmallCap Market and on the Boston Stock Exchange since it made its public offering in 1996. The managements of Bio Balance and New York Health Care entered into discussions and negotiations over a number of months which resulted in the Transaction described in this Prospectus/Proxy Statement.

     The Transaction provides Bio Balance with the ability to satisfy the conditions required under its technology acquisition agreements to maintain ownership of the probiotic technology rights it purchased in July 2001. It provides for each of New York Health Care and Bio Balance to operate their businesses independently while providing the Bio Balance business with access to the public equity markets through New York Health Care which Bio Balance's management believes would otherwise be unavailable in the current equity financing climate. The Transaction provides Bio Balance's shareholders with a large majority of as much as approximately 90% (assuming that Bio Balance has sold 3,000,000 shares in its private placement, and before the exercise or conversion of currently outstanding Bio Balance and New York Health Care stock options, warrants and preferred stock) and no less than 86% (assuming the exercise or conversion of all currently outstanding stock options, warrants and preferred stock) of the issued and outstanding shares of New York Health Care Common Stock while providing New York Health Care stockholders with the opportunity for significant equity growth in the value of their holdings in the event Bio Balance is successful in implementing its biotechnology business with the financing it has been able to raise privately and whatever additional financing the combined companies may raise in the future.

     Based on the foregoing, and the considerations discussed below, on September 4, 2001, the board of directors of Bio Balance unanimously approved the transaction with New York Health Care.

     The decision of Bio Balance's board to approve the transaction was based on the background discussed above and the potential benefits of the transaction that it believes will contribute to the success of the combined company and maximization of shareholder value. These potential benefits include:

     -- satisfaction of the condition of the acquisition of Bio Balance's intellectual property that an initial public offering or combination with a Nasdaq listed company occur on or before November 13, 2002;

     --   improved access to capital markets as a Nasdaq listed company;

     --   the level of ownership retained by the Bio Balance shareholders;

     -- the existing presence of New York Health Care in the healthcare industry;

     --   the  quality  of   management  of  New  York  Health  Care  and  their
          understanding of Bio Balance's industry; and

     --   participation in the potential profitability of New York Health Care.

     The  Bio  Balance  board  also   identified  and  considered  a  number  of
potentially negative factors in the deliberations concerning the transaction, including the following:

     -- potential difficulty of integrating the operations of New York Health Care and Bio Balance;

     -- potential conflicts among management of New York Health Care and Bio Balance in allocating resources and sharing power;

     -- dilution of the ownership interest of the existing Bio Balance shareholders; and

     -- potential confusion in the investment community, and lack of price support, as a result of the diverse nature of the operations of New York Health Care and Bio Balance.

     Bio Balance's board concluded that, on balance, the transaction's potential benefits to Bio Balance and its shareholders outweighed the associated risks. The discussion of the information and factors considered by Bio Balance's board reflects all material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the transaction, Bio Balance did not find it practicable to, and did not, qualify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

     In reaching its determination, Bio Balance's board of directors also considered and evaluated, among other things, (i) the results and scope of the due diligence review conducted by members of management of Bio Balance and its legal counsel and accountants with respect to the business and operations of New York Health Care, (ii) information with respect to recent and historical trading prices and trading multiples of New York Health Care common stock and of health care stock generally, (iii) information concerning the results of operations, performance, financial condition and prospects of New York Health Care and the financial condition and prospects of Bio Balance on a company-by-company basis and on a combined basis, (iv) the terms of the exchange agreement and the other agreements contemplated thereby, (v) the structure of the transaction, and (vi) the tax consequences of the transaction.

Determination of the Post-Transaction Ownership Ratios

     The terms and conditions of the Exchange Agreement, as amended, provide that at the completion of the Bio Balance acquisition transaction, the shareholders of Bio Balance will own as much as approximately 90% (assuming that Bio Balance has sold 3,000,000 shares in its private placement, and before the exercise or conversion of currently outstanding Bio Balance and New York Health Care stock options, warrants and preferred stock) and no less than 86% (assuming the exercise or conversion of all currently outstanding stock options, warrants and preferred stock) of all of the issued and outstanding New York Health Care shares of common stock, and the New York Health Care shareholders will own approximately 10%. The terms of the transaction, including the ownership ratio, were determined by negotiations between the respective managements of New York Health Care and Bio Balance.

     Although New York Health Care is an established home health care company, and Bio Balance is a recently incorporated, development stage enterprise whose business involves the discovery, manufacturing and marketing of Probiotic agents and ethical drugs for the therapy of GI diseases, both the New York Health Care and Bio Balance boards of directors determined that the post-transaction ownership ratio of the combined company is fair to both sets of shareholders.

New York Health Care Determination

     In the view of the New York Health Care board, a smaller ownership portion of the opportunity for a substantially larger business in terms of revenue and earnings is preferable to complete ownership of a smaller business with limited prospects for growth in earnings and equity.

     As noted elsewhere in this Prospectus/Proxy Statement, the New York Health Care board has concluded that its home health care business, while sound and established, has limited prospects for growth in earnings and equity. The reason its prospects for significant earnings growth are limited is based on the declining reimbursement formulas implemented by insurance companies and government subsidy programs upon which virtually all of New York Health Care's business depends. Although the gross revenues of that business have grown substantially over the past few years, and profitability has returned in recent quarters, its profit margins have continually narrowed and continued profits require close attention by management to cost control and reduction and a continuous building of gross revenues. While recent contracts obtained by New York Health Care from the New York City Human Resources Administration have provided a substantial additional volume of business and relatively prompt payment terms, gross profit margins under the contracts are limited to only 16%, with the result that substantial growth in volume and continued reduction in already well-controlled costs is essential to increase profits. Moreover, the increase in profits is likely to be modest, at best, in particular because a substantial increase in sales volume requires a substantial increase in paraprofessional staff, for which competition continues to be intense.

     The New York Health Care Board of Directors therefore came to the conclusion that the moderate profit margins inherent in the home health care business are likely to persist into the foreseeable future. In Bio Balance, it identified an opportunity for a business combination with a company whose potential profit margins are not limited by constraints such as those affecting the home health care business.

     The market price of New York Health Care's common stock over the last year and a half has been subjected to wide fluctuations ranging from as low as $.25 per share to as high as $5.35 per share, with the recent market price in the vicinity of $3.50 per share. The board views the potential of the combination with the Bio Balance business in Probiotics and related fields as a significant opportunity for substantial growth in the relatively low market capitalization of New York Health Care's common stock. The board believes that New York Health Care shareholders have a far greater opportunity for enhanced equity value while holding only 10% of the combined company than they do holding 100% of the home health care business alone.

Bio Balance Board Determination

     In evaluating the appropriate ownership ratio of the post-transaction company, Bio Balance's board evaluated a variety of factors and possible alternatives. Foremost in the evaluations of the board was satisfaction of the requirement that Bio Balance combine with a Nasdaq listed company, or undertake an initial public offering, in order to secure its technology rights.

     Given the existing market conditions, Bio Balance's board determined that an initial public offering was not viable. The board then considered whether Bio Balance should seek a combination with a Nasdaq listed company or a combination with an unlisted company followed by application for Nasdaq listing. Bio Balance's board estimated that combining with a "shell" company would result in approximately 5% dilution to the Bio Balance shareholders with no certainty that Nasdaq listing could be obtained or that a market would develop for the stock of the combined entity. Bio Balance's board determined that increased dilution to between 10% and 11% would be acceptable if a merger candidate already had an established trading market and listing on Nasdaq and had no regulatory problems. Based on that determination and its assessment that New York Health Care satisfied Bio Balance's merger criteria, Bio Balance's management proposed an initial ownership ratio of 90% for the Bio Balance shareholders and 10% for the shareholders of New York Health Care.

Vote Required

     The affirmative vote of the majority of the outstanding shares of common stock and preferred stock of New York Health Care is required to approve the proposal.

     Approval of this proposal by the New York Health Care Shareholders is a requirement of the Exchange Agreement.

The Board of Directors of New York Health Care Recommends That Shareholders Vote For Proposal 1.

     The New York Health Care Board of Directors believes that the transaction is fair and in the best interests of the shareholders of New York Health Care, and they unanimously recommend the approval and adoption of the Exchange Agreement and the transaction.

                          PROPOSAL 2: AMENDMENT OF THE
                  CERTIFICATE OF INCORPORATION TO INCREASE THE
              NUMBER OF SHARES OF NEW YORK HEALTH CARE'S AUTHORIZED
                           COMMON STOCK TO 100,000,000

     New York Health Care is currently authorized to issue 50,000,000 shares of common stock, par value $.01 per share. As of the date of this Prospectus/Proxy Statement, New York Health Care has issued and outstanding a total of 3,711,730 shares of common stock outstanding, 38,270 shares of common stock in the treasury and 590,375 shares of Class A Convertible Preferred Stock, each share of which is convertible at any time into a share of common stock. It also has reserved an additional 1,485,250 shares of common stock for issuance pursuant to contractual obligations, consisting of the exercise of the outstanding stock options, warrants and conversion rights of the preferred stock.

     The proposal will authorize an increase of 50,000,000 shares in the authorized common stock of New York Health Care, with the result that there will be a total of 100,000,000 authorized shares of common stock. Upon the closing of the merger transaction there will be 73,183,418 authorised shares of common stock unissued and unreserved.

     The purpose of the proposal is to comply with one of the provisions of the Exchange Agreement so that there is enough common stock available for issuance in the future for possible acquisitions, financing and other transactions. As of the date of this Prospectus/Proxy Statement, there is no particular transaction under consideration by New York Health Care other than the Bio Balance merger.

Vote Required

     The affirmative vote of the majority of the outstanding shares of common stock is required to approve the proposal.

     Approval of this proposal by the New York Health Care Shareholders is a requirement of the Exchange Agreement.

Effect of the Increase in Authorized Shares of Common and Preferred Stock

     Implementation of the amendment of the Certificate of Incorporation will not alter the voting rights or other rights of shareholders and will have no material tax consequence.

     The  New  York  Health  Care  Board  of  Directors   Recommends   That  The
Shareholders Vote For Proposal 2.

                          PROPOSAL 3: AMENDMENT OF THE
                  CERTIFICATE OF INCORPORATION TO INCREASE THE
              NUMBER OF SHARES OF NEW YORK HEALTH CARE'S AUTHORIZED
                          PREFERRED STOCK TO 5,000,000

     New York Health Care is currently authorized to issue 2,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Prospectus/Proxy Statement, New York Health Care has issued and outstanding a total of 590,375 shares of Class A Convertible Preferred Stock, each share of which is convertible at any time into a share of common stock.

     The proposal will authorize an increase of 3,000,000 shares in the authorized preferred stock of New York Health Care, with the result that there will be a total of 5,000,000 authorized shares of preferred stock. Upon the closing of the merger transaction there will be 4,606,417 authorised shares of preferred stock unissued and unreserved.

     The purpose of the proposal is to comply with one of the provisions of the Exchange Agreement so that there is enough preferred stock available for issuance in the future for possible acquisitions, financing and other transactions. As of the date of this Prospectus/Proxy Statement, there is no particular transaction under consideration by New York Health Care other than the Bio Balance merger.

Vote Required

     The affirmative vote of the majority of the outstanding shares of common stock and preferred stock is required to approve the proposal.

     Approval of this proposal by the New York Health Care Shareholders is a requirement of the Exchange Agreement.

Effect of the Increase in Authorized Shares of Common and Preferred Stock

     Implementation of the amendment of the Certificate of Incorporation will not alter the voting rights or other rights of shareholders and will have no material tax consequence.

The New York Health Care Board of Directors Recommends That The Shareholders Vote For Proposal 3.

                          PROPOSAL 4: AMENDMENT OF THE
                     CERTIFICATE OF INCORPORATION TO EFFECT
                         A 1-FOR-1.5 REVERSE STOCK SPLIT

     As of the date of this Prospectus/Proxy Statement, New York Health Care has a total of 3,711,730 New York Health Care shares of common stock issued and outstanding, 38,270 shares in the Treasury and 590,375 shares of Class A Convertible Preferred Stock, each share of which is convertible at any time into a share of common stock. It also has outstanding stock options and warrants to purchase a total of an additional 1,485,250 shares.

     The purpose of the reverse stock split is to comply with one of the provisions of the Exchange Agreement. The Board of Directors has approved the proposed reverse stock split and will submit the proposal to the shareholders for approval at the Annual Meeting.

Effect of The Reverse Stock Split

     Consummation of a reverse stock split will reduce the number of currently issued and outstanding shares of common stock from 3,711,730 to 2,474,486, the common stock in the Treasury from 38,270 to 25,513 shares and reduce the shares reserved for issuance pursuant to conversion rights of the issued and outstanding shares of preferred stock from 590,375 to 393,583 shares. It will also reduce the shares reserved for issuance pursuant to outstanding stock options and warrants from 1,485,250 shares to 990,168 shares. Voting rights and other rights of shareholders will not be altered by a reverse stock split, except where a small shareholder may own only a fractional interest after a reverse stock split, in which event such a shareholder will be paid for the fractional interest as set forth below and will cease to be a shareholder. New York Health Care believes that there are no shareholders who would have only fractional share interests after the reverse stock split. Consummation of a reverse stock split will have no material federal tax consequences to shareholders.

     The par value of the common stock will remain at $.01 following the reverse stock split, and the number of shares of common stock outstanding will be reduced by 33.33%. As a consequence, the aggregate par value of the outstanding common stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding common stock for statutory and accounting purposes will be correspondingly increased. The resolution approving the reverse stock split provides that this increase in capital in excess of par value will be treated as capital for statutory purposes.

     The conversion ratios of any of New York Health Care's outstanding stock options and securities having a conversion or redemption feature, such as the outstanding warrants and Class A Convertible Preferred Stock (each share of which will then be convertible into two-thirds of a share of common stock), will be correspondingly adjusted upon the consummation of the reverse stock split.

     At the effective date of the reverse stock split (which will be the day just prior to the closing date of the Bio Balance merger), each share of old common stock issued and outstanding immediately prior thereto will be reclassified as and changed into two-thirds of a share of New York Health Care's common stock, par value $.01, subject to the treatment of fractional share interests as described in this Prospectus/Proxy Statement. Shortly after the effective date, New York Health Care will send transmittal forms to the holders of old common stock, to be used in forwarding their certificates of old common stock for surrender and exchange for certificates representing whole shares of new common stock.

     No certificates or scrip representing fractional share interests in the new common stock will be issued and no such fractional share interests will entitle the holder thereof to any rights as a shareholder of New York Health Care. In lieu of such fractional share interests, each holder of old common stock who would otherwise be entitled to receive a fractional share of new common stock will, at the discretion of the board, either be (i) paid cash by New York Health Care upon surrender of certificates representing old common stock held by such holder in an amount equal to the product of such fraction multiplied by the closing price of the old common stock on the Nasdaq SmallCap Market on the Effective Date or, alternatively, (ii) New York Health Care will make arrangements with, and provide assistance to, a third party who shall pool fractional share interests, sell them and return appropriate payment to the holders of fractional share interests in the amount appropriate.

Vote Required

     The affirmative vote of the majority of the outstanding shares of common stock and preferred stock is required to approve the proposal.

     Approval of this proposal by the New York Health Care Shareholders is a requirement of the Exchange Agreement.

The New York Health Care Board of Directors Recommends That The Shareholders Vote For Proposal 4.

                        PROPOSAL 5: ELECTION OF DIRECTORS

     The Amended and Restated Certificate of Incorporation of New York Health Care provides for New York Health Care's Board of Directors to serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. The nominees for election to the Board of Directors are listed below.

 Name                  Age                     Position
-------               -----                  -------------
Jerry Braun            44        President, Chief Executive Officer and Director
Jacob Rosenberg        44        Vice President, Chief Operating Officer,
                                 Chief Financial and Accounting Officer,
                                 Secretary and Director
H. Gene Berger         61        Director
Charles J. Pendola     56        Director
Paul Stark*            40        Director
David C. Katz*         61        Director
------------------

* The election of these nominees will only be effective if the Bio Balance merger transaction is completed.

     Jerry Braun has been the President, Chief Executive Officer and Chief Operating Officer of New York Health Care since its inception in 1983.

     Jacob Rosenberg, has been Secretary and a Director since New York Health Care's inception in 1983, and Vice President and Chief Operating Officer since February 1995. Jacob Rosenberg is currently acting as the Chief Financial and Accounting Officer for New York Health Care.

     H. Gene Berger has been a director of New York Health Care since February 1998. Since 1981 Mr. Berger has been the president of Jay Isle Associates, a consulting firm to the health care industry. From October 1991 to October 1997, Mr. Berger was employed by Transworld Health Care, Inc., which is a regional provider of alternate site health care services and products, in a number of capacities including executive vice president, president, chief operating officer and chief executive officer.

     Charles J. Pendola has been a director of New York Health Care since February 1998. Since March 2000, Mr. Pendola has been the President of DLJ Managed Plans Corporation, a division of an investment banking firm; he is also Senior Vice President of Black Mountain Management, a management consulting firm. Mr. Pendola has been an independent management consultant to various organizations in the health care industry since April 1997. From August 1996 to March 1997 Mr. Pendola was the president and chief executive officer of First Medical Corporation, an international health care management firm providing services to health care networks, managed care organizations and independent health providers in the United States and Europe. From April 1989 to June 1996, Mr. Pendola was the president and chief executive officer of Preferred Health Network, a not-for-profit corporation which managed a diversified group of health care providers and health related organizations including five acute care hospitals and 20 ambulatory care centers. Mr. Pendola is a certified public accountant.

     Paul Stark has been the President of Bio Balance since October 2001. He had been Secretary and Director of Bio Balance since its inception, became the Vice-President in September 2001 and was appointed interim President upon the resignation of the former president, Yitz Grossman. Previously, Mr. Stark was the managing partner of Waterview Partners, New York, NY, a company providing strategic advice to public and private companies. From February 1999 to October 1999 Mr. Stark was vice president of Regency Investment Partners, New York, NY, money managers. Mr. Stark was vice president of investments at KPH Investment Group, New York, NY, a broker-dealer, from April 1997 to January 1999 and served as a vice-president of Joseph Stevens & Company, Inc., a broker-dealer, from February, 1996 through March, 1997. Mr. Stark is a graduate of Toro College (B.A. 1982).

     David C. Katz, a shareholder of Bio Balance, has been employed by Petrecycle Pty., Ltd. (an Australian corporation), a company in the recycling business, in technology sales since 1999. From 1998 to 1999 he was self-employed as a consultant, and from 1989 to 1998 was the President and Chief Operating Officer of Pure Tec Corp., a consumer products company. Mr. Katz is a director of United Rentals North America, Inc., a public company. Mr. Katz is a graduate of the Georgia Institute of Technology (B.A.E. 1963. M.S.I.E. 1965, Industrial Engineering).

     Directors hold their offices until the next annual meeting of the shareholders and thereafter until their successors have been duly elected and qualified. Executive officers are elected by the Board of Directors on an annual basis and serve at the direction of the Board. The executive officers devote all of their business time to the affairs of New York Health Care. There is no family relationship between any director or executive officer of New York Health Care.

Executive Compensation

     The following table sets forth, for the fiscal years ended December 31, 1999, 2000 and 2001, the cash compensation paid by the New York Health Care, as well as certain other compensation paid with respect to those years and months, to the Chief Executive Officer and, to the extent applicable, each of the three other most highly compensated executive officers in all capacities in which they served:

                                           Annual                              Long-Term
                                        Compensation                          Compensation
                                     ---------------------------------------  ------------

                                                                               Securities
           Name and                                             Other Annual   Underlying       All Other
      Principal Position      Year    Salary ($)   Bonus ($)    Compensation  Options/SARS    Compensation
      ------------------      ----    ----------   ---------    ------------  ------------    ------------

Jerry Braun (1)               1999     $212,395    $ 37,000     $ 25,081 (1)      773,750                0
  President and Chief         2000     $251,290       $   0     $ 38,893 (1)            0                0
  Executive Officer           2001     $256,710       $   0     $ 45,111 (1)            0         $ 50,000 (3)

Jacob Rosenberg (2)           1999     $169,726    $ 25,000     $ 25,314 (2)      680,000                0
 Chief Operating Officer      2000     $210,149       $   0     $ 34,839 (2)            0                0
 and Chief Financial Officer  2001     $213,252       $   0     $ 45,145 (2)            0         $ 50,000 (3)


1. Includes $22,769, $18,343 and $15,898 of medical insurance premiums paid on behalf of such individual for each of the years ended 2001, 2000 and 1999 respectively, $17,342, $15,550 and $9,184 for automobile and automobile-related costs, including insurance, incurred on behalf of such individual, respectively, for each of the years ended 2001, 2000 and 1999 and $5,000 in expense allowance for each of the fiscal years ended 2001, 2000 and 1999.

2. Includes $22,769, $18,343 and $15,898 of medical insurance premiums paid on behalf of such individual for each of the years ended 2001, 2000 and 1999 respectively, $17,376 , $11,496 and $9,416 for automobile and automobile-related costs, including insurance, incurred on behalf of such individual, respectively, for each of the years ended 2001, 2000 and 1999 and $5,000 in expense allowance for each of the fiscal years ended 2001, 2000 and 1999.

3. This compensation was accrued in 2000 and paid in 2001. This compensation is not the same as the 10% pre-tax bonus.

Stock Option Grants

     The following table sets forth information concerning the grant of stock options made during 2001 to each of the Named Officers:

                                            Percent of                                Potential Realizable Value
                                           Total Options                              at Assumed Annual Rates
                                            Granted to                               of Stock Price Appreciation
                            Options        Employees in     Price     Expiration           For Option Term
                                                                                  -------------------------------
         Name               Granted        Fiscal Year    Per Share     Date         5%                 10%
         ----               -------        -----------    ---------  ----------   ---------           ----------

Jerry Braun.............    100,000           25.0         $0.60      01/2006      $16,577            $36,631
                            100,000           25.0         $0.65      01/2011      $40,878           $103,593

Jacob Rosenberg.........    100,000           25.0         $0.60      01/2006      $16,577            $36,631
                            100,000           25.0         $0.65      01/2011      $40,878           $103,593


Stock Option Exercises and Year-End Option Values

     The following table sets forth information concerning the exercise of stock options during 2001 by each of the Named Officers and the number and value of unexercised options held by the Named Officers at the end of 2001:

                                                   Number of Unexercised        Value of Unexercised
                     Shares                              Options at
                                                                                In-the Money Options
                    Acquired on     Value               at FY-End (#)               at FY-End ($)
                                                --------------------------    -------------------------
   Name             Exercise (#)  Realized ($)  Exercisable  Unexercisable    Exercisable Unexercisable
  ------           ------------   ------------  -----------  -------------    ----------- -------------

Jerry Braun......     -0-            -0-         93,750             -0-            -0-            -0-
                      -0-            -0-         55,000             -0-            -0-            -0-
                      -0-            -0-         55,000             -0-          6,875            -0-
                      -0-            -0-         35,000             -0-         25,137            -0-
                      -0-            -0-         35,000             -0-         28,420            -0-
                      -0-            -0-         50,000             -0-         53,125            -0-
                      -0-            -0-         50,000             -0-         56,250            -0-
                      -0-            -0-        100,000             -0-         50,000            -0-
                      -0-            -0-        100,000             -0-         55,000            -0-
                      -0-            -0-        100,000             -0-         60,000            -0-
                      -0-            -0-        100,000             -0-         65,000            -0-

Jacob Rosenberg..     -0-            -0-         55,000             -0-            -0-            -0-
                      -0-            -0-         55,000             -0-          6,875            -0-
                      -0-            -0-         35,000             -0-         25,137            -0-
                      -0-            -0-         35,000             -0-         28,420            -0-
                      -0-            -0-         50,000             -0-         53,125            -0-
                      -0-            -0-         50,000             -0-         56,250            -0-
                      -0-            -0-        100,000             -0-         50,000            -0-
                      -0-            -0-        100,000             -0-         55,000            -0-
                      -0-            -0-        100,000             -0-         60,000            -0-
                      -0-            -0-        100,000             -0-         65,000            -0-

Report  of  the  Compensation  Committee  on  Executive  Compensation  Committee
Policies

     The New York Health Care compensation committee is composed of Charles J. Pendola and H. Gene Berger, two non-employee directors, and Jerry Braun, the Chief Executive Officer (Mr. Braun does not vote on matters which relate to compensation or benefits which he may receive). The committee is responsible for reviewing and approving the compensation of executives of the company and such other employees as assigned by the board, and the awarding of stock options and recommendation of executive compensation policies. The objectives of the New York Health Care compensation program are to encourage the execution of the company's performance objectives and to provide a level of compensation which will attract and retain talented executives and appropriately reward their performance.

     The compensation provided by New York Health Care is believed to be competitive with other companies in the health care services industry generally and with those in the New York area, as well as with a broader group of companies of comparable size and complexity.

- Executive Officer Compensation

     New York Health Care executive officer compensation is comprised of base salary, regularly scheduled raises, annual cash incentive compensation, long-term incentive compensation in the form of stock options, 401(k) Plan and related benefits, including an allowance for use in leasing an automobile, and allowance towards life and disability insurance coverage, and medical insurance generally available to all employees of the company. Senior executives are employed pursuant to written employment agreements, which were most recently entered into in November 1999, at which time change of control (parachute payment) compensation provisions were added for the Chief Executive Officer and Chief Operating Officer. See "Executive Compensation."

- Stock Option Program

     The stock option program is the New York Health Care Incentive Stock Option Plan, which is intended to provide an incentive to key employees and align their interests with those of the stockholders. Directors who are not employees of the company are awarded stock purchase warrants with terms and exercise prices comparable to those which would be provided by stock options awarded at the same time.

- Other Programs

     From time to time the compensation committee may consider awarding special bonus payments to executives or other employees of New York Health Care.

- Remuneration of Directors

     The company's non-employee directors are paid a monthly fee of $1,000, together with $1,000 for their attendance at meetings of the board and $500 for their attendance at committee meetings.

                                    Members of the Compensation Committee:
                                    Charles J. Pendola
                                    H. Gene Berger
                                    Jerry Braun

Stock Performance Graph

     The following table depicts the cumulative total return on New York Health Care's common stock compared to the cumulative total return for the Nasdaq Composite-US Index and the Nasdaq Health Index. The table assumes the investment of $100 on December 24, 1996, when the New York Health Care common stock was first traded in a public market. Reinvestment of dividends is assumed in all cases (New York Health Care has never declared dividends on its common stock).


                               Base Period
                               December     December     December    December   December     December
                               24 1996      31 1997      31 1998     31 1999    31 2000      31 2001
                               -----------  ---------    --------    --------   ---------    --------

New York Health Care, Inc.      100          62.50        25.00        43.75         7.00     84.00
Nasdaq Health Index             100         105.45        89.39        72.87        99.91    106.71
Nasdaq Composite - US           100         125.64       198.56       327.87       197.27    157.06

     The comparisons in the table and in the graph above are required by the rules of the Securities and Exchange Commission and are not intended to forecast of be indicative of possible future performance of New York Health Care common stock.

Audit Fees

     The aggregate fees billed by M.R. Weiser & Co. LLP for the 2001 annual audit were $40,000, and their fees for review of the interim financial statements during 2001 were $30,000.

Financial Information Systems Design and Implementation Fees

     M.R. Weiser & Co. LLP did not render any professional services to New York Health Care for financial information systems design and implementation, as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X, during the year ended December 30, 2001.

All Other Fees

     The aggregate fees billed by M.R.Weiser & Co. LLP for all other services rendered to New York Health Care during the fiscal year ended December 30, 2001, other than audit services, were $20,000. These "other fees" were primarily for tax services and an audit of a Medicaid cost report.

Audit Committee Report

     The audit committee of the board of directors of New York Health Care is composed of two non-employee directors. The board, in its business judgment, has determined that all current members of the audit committee are "independent" as required by the Nasdaq listing standards.

     The audit committee operates under a written charter adopted by the board and reviewed annually by the committee.

     As described more fully in its charter, the purpose of the audit committee is to assist the Board in its general oversight of New York Health Care's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of New York Health Care's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. M.R. Weiser & Co. LLP, New York Health Care's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     The committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the committee certify that the independent auditor is "independent" under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the committee's members in business, financial and accounting matters.

     Among other matters, the audit committee monitors the activities and performance of New York Health Care's auditors, including the audit scope, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The committee and the board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace New York Health Care's independent auditor. The committee also reviews the results of the audit work with regard to the adequacy and appropriateness of New York Health Care's financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the committee generally oversees New York Health Care's internal compliance programs.

     In performing its oversight role, the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The committee's discussions with the independent accountants covered matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. New York Health Care's independent accountants also provided to the committee the written disclosures required by Independence Standard No. 1, Independent Discussions with Audit Committees. The committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the accountants' independence and has discussed with the independent accountants that firm's independence.

     In reliance on the reviews and discussions referred to in this report, the audit committee recommended to the board that the audited financial statements be included in New York Health Care's Annual Report on Form 10-KSB/A for the year ended December 30, 2001 for filing with the SEC.

                                        Audit Committee of New York Health Care
                                        Charles J. Pendola
                                        H. Gene Berger

Certain Relationships and Related Transactions

     On July 29,  1999,  the  Registrant's  Board  of  Directors  authorized  an increase in the authorized shares of the Registrant's Class A Convertible Preferred Stock (the "Class A Preferred") from 480,000 shares to 590,375 shares. Immediately following that authorization, New York Health Care entered an agreement with Heart to Heart Health Care Services, Inc. ("Heart to Heart"), which is the holder of the Registrant's promissory note (the "Note") in the current face amount of $550,000 currently bearing interest at the rate of 9% per annum, for the conversion of $100,000 of the principal amount of that Note into 110,375 shares of the Registrant's Class A Convertible Preferred Stock at a conversion price of $.906 per share, each share of which is convertible at any time into shares of the Registrant's $.01 par value common stock. Heart to Heart is owned by Jerry Braun, Jacob Rosenberg, Samson Soroka, Hirsch Chitrik and Sid Borenstein. Messers. Braun and Rosenberg are officers or directors of New York Health Care. Messers. Chitrik, Borenstein and Soroka are former directors and Mesers. Chitrik and Soroka are principal shareholders. The conversion transaction is on substantially the same terms as a prior transaction with Heart to Heart on August 6, 1998 in which $600,000 of the Note was converted into 480,000 shares of the Class A Preferred. The Registrant had obtained an independent opinion that the consideration received by New York Health Care in that transaction was, under the circumstances, fair from a financial point of view to the Registrant, not including the Heart to Heart shareholders.

     On November 12, 1999, New York Health Care granted a warrant for each of H. Gene Berger and Charles J. Pendola to purchase up to an aggregate of 10,000 shares of New York Health Care's $.01 par value common stock at an exercise price of $.625 per share at any time commencing May 12, 2000 up until November 11, 2004.

     On November 12, 1999, New York Health Care issued stock options pursuant to the Option Plan to each of Jerry Braun and Jacob Rosenberg. They were each granted an Incentive Stock Option to purchase up to an aggregate of 50,000 shares of New York Health Care's Common Stock at an exercise price of $.6875 per share at any time up until May 11, 2004, and a Non-Qualified Stock Option to purchase up to an aggregate of 50,000 shares of New York Health Care's Common Stock at an exercise price of $.625 per share at any time up until May 11, 2008.

     On July 10, 2000, New York Health Care issued stock options pursuant to the Option Plan to Jerry Braun and Jacob Rosenberg. They were each granted an Incentive Stock Option to purchase up to an aggregate of 400,000 shares of New York Health Care's Common Stock at exercised prices ranging from $.50 to $.55 per share. The options expire in 5-10 years. The exercise price of these options was not less than the fair market price of the Common Stock as of the date of grant.

     On December 18, 2000, New York Health Care granted a warrant to each of H. Gene Berger and Charles J. Pendola to purchase up to an aggregate of 10,000 shares of New York Health Care's $.01 par value common stock at an exercise price of $.50 per share at any time commencing June 18, 2001 up until December 18, 2005.

     On January 2, 2001, New York Health Care issued stock options pursuant to the Option Plan to Jerry Braun and Jacob Rosenberg. They were each granted an Incentive Stock Option to purchase up to an aggregate of 400,000 shares of New York Health Care's Common Stock at exercised prices ranging from $.59 to $.65 per share. The options expire in 5-10 years. The exercise price of these options was not less than the fair market price of the Common Stock as of the date of grant.

     On January 2, 2001, New York Health Care granted a warrant to each of H. Gene Berger and Charles J. Pendola to purchase up to an aggregate of 10,000 shares of New York Health Care's $.01 par value common stock at an exercise price of $.60 per share at any time commencing July 2, 2001 up until January 2, 2006.

     The Exchange Agreement provides for the issuance of stock options, to acquire 500,000 shares during a term of ten years, to each of Jerry Braun and Jacob Rosenberg, the Chief Executive Officer and Chief Operating and Financial Officer, respectively, of New York Health Care, as compensation for services rendered under five year consulting agreements which go into effect in event of termination of their services as directors during the term of their employment contracts. The employment contracts currently expire on December 31, 2009.

     The transactions described above involve actual or potential conflicts of interest between New York Health Care and its officers or directors. In order to reduce the potential for conflicts of interest between New York Health Care and its officers and directors, prior to entering into any transaction in which a potential material conflict of interest might exist, New York Health Care's policy has been and will continue to be that New York Health Care does not enter into transactions with officers, directors or other affiliates unless the terms of the transaction are at least as favorable to New York Health Care as those which would have been obtainable from an unaffiliated source. New York Health Care has no plans to enter into any additional transactions which involve actual or potential conflicts of interest between New York Health Care and its officers or directors and will not enter into any such transactions in the future without first obtaining independent opinion with regard to the fairness to New York Health Care of the terms and conditions of any such transaction.

Vote Required

     The affirmative vote of the majority of the shares of common stock present and voting at the annual meeting of shareholders is required to approve the proposal.

     Approval of this proposal by the New York Health Care Shareholders is a requirement of the Exchange Agreement.

The New York Health Care Board of Directors Recommends That The Shareholders Vote For The Election of Each of The Nominees as Set Forth in Proposal 5.

             PROPOSAL 6: APPROVAL OF AMENDMENT TO STOCK OPTION PLAN

General

     New York Health Care's shareholders are being asked to approve amendments to the New York Health Care, Inc. Performance Incentive Plan increasing by 3,230,000 the number of shares of common stock remaining available for issuance of new options under the option plan from a total of 91,000 to 3,321,000. This amendment to the option plan is a condition to closing of the Exchange Agreement in order to provide stock options for issuance to employees as additional compensation and incentives for performance. If the amendment is not approved, stock option incentives would be limited to only the 91,000 shares presently available under the option plan.

     In March 1996, New York Health Care's Board of Directors and shareholders approved and adopted the option plan providing for options to purchase up to 262,500 shares of common stock to key employees of New York Health Care in connection with New York Health Care's initial public offering. On June 25, 1998, New York Health Care's shareholders ratified an amendment to the option plan authorizing the reservation of an additional 210,000 shares of common stock for issuance under that plan for each of two additional years, resulting in a total of 682,500 shares in the option plan.

     On July 28, 1999, New York Health Care's shareholders ratified an amendment to the option plan that each stock option granted under the plan, including unexercised options outstanding on the date of the amendment, may be exercisable in either one, two or three equal annual installments at the discretion of the Compensation Committee. The amendment also provided an additional 350,000 shares of common stock for issuance under the option plan after January 1, 2000 so that the total number of shares which may be issued under the plan increased from 682,500 to 1,032,500 shares.

     On December 18, 2000 New York Health Care's shareholders further ratified an amendment to the option plan to provide for an additional 450,000 shares of the Corporation's $.01 par value common stock for issuance under the plan after January 1, 2001 so that the total number of shares which may be issued under the plan increased from 1,032,500 to 1,482,500 shares.

     As of the date of this Prospectus/Proxy Statement, there are options authorized under the option plan for a total of 1,482,500 shares, of which options been granted under the plan for a total 1,391,500 Shares, leaving a total of 91,000 shares available. If the proposal is adopted, there will be options authorized under the option plan for a total of 4,712,500 shares, of which options will have been granted under the plan for a total of 1,391,500 shares and options will be reserved for a total of 1,000,000 shares, leaving a total of 2,321,000 shares available.

     The option plan is administered by a Compensation Committee appointed by the Board of Directors, which is authorized to grant incentive stock options and non-qualified stock options to selected employees of New York Health Care and to determine the participants, the number of options to be granted and other terms and provisions of each option.

     The exercise price of any incentive stock option or non qualified option granted under the option plan may not be less than 100% of the fair market value of the shares of common stock of New York Health Care at the time of the grant. In the case of incentive stock options granted to holders of more than 10% of the voting power of New York Health Care, the exercise price may not be less than 110% of the fair market value.

     Under the terms of the option plan, the aggregate fair market value (determined at the time of grant) of shares issuable to any one recipient upon exercise of incentive stock options exercisable for the first time during any one calendar year may not exceed $100,000. Options granted under the option plan become exercisable in whole or in part from time to time as determined by the Committee at the time of the grant, but in no event may a stock option granted in conjunction therewith be exercisable prior to the expiration of six months from the date of grant, unless the grantee dies or becomes disabled prior thereto. Stock options granted under the option plan have a maximum term of 10 years from the date of grant, except that with respect to incentive stock options granted to an employee who, at the time of the grant, is a holder of more than 10% of the voting power of New York Health Care, the stock option shall expire not more than five years from the date of the grant. The option price must be paid in full on the date of exercise and is payable in cash or, in the case of a "cashless exercise," in New York Health Care shares having a fair market value on the date the option is exercised equal to the option price.

     If a grantee's employment by, or provision of services to, New York Health Care shall be terminated, the committee may, in its discretion, permit the exercise of stock options for a period not to exceed one year following such termination of employment with respect to incentive stock options and for a period not to extend beyond the expiration date with respect to non-qualified options, except that no incentive stock option may be exercised after three months following the grantee's termination of employment, unless it is due to death or permanent disability, in which case they may be exercised for a period of up to one year following such termination.

     The Exchange Agreement provides for the issuance of stock options, to acquire 500,000 shares during a term of ten years, to each of Jerry Braun and Jacob Rosenberg, the Chief Executive Officer and Chief Operating and Financial Officer, respectively, of New York Health Care, as compensation for services rendered under five year consulting agreements which go into effect in event of termination of their services as directors during the term of their employment contracts. The employment contracts currently expire on December 31, 2009.

     The board believes the increase in the number of shares of common stock issuable under the option plan by 3,230,000 shares is necessary to both comply with the provisions of the Exchange Agreement and to assure that New York Health Care will continue to have a sufficient reserve of common stock available under the stock option plan to provide appropriate incentives and to attract and retain the services of key individuals essential to New York Health Care's long-term success.

Federal Income Tax Consequences of the Option Plan

     Options granted under the option plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date, in which case the income is taxed as capital gain. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then the income is taxed as ordinary income and New York Health Care will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will New York Health Care be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are not vested and subject to repurchase by New York Health Care in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when New York Health Care's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     New York Health Care will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of New York Health Care in which such ordinary income is recognized by the optionee.

Accounting Treatment

     New York Health Care accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Pursuant to APB Opinion No. 25, option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to New York Health Care's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by New York Health Care over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to New York Health Care's earnings.

     In addition, New York Health Care is subject to the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the disclosure of pro forma net income and earnings per share. New York Health Care adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from New York Health Care's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

     Whether or not granted at a discount, the number of outstanding options may be a factor in determining New York Health Care's earnings per share on a basic and fully-diluted basis, as New York Health Care uses the treasury stock method for computing weighted average common and common equivalent shares outstanding.

Option Grants

     Information relating to New York Health Care's issuance of stock options and warrants to executive officers and directors has been fully set forth in New York Health Care's Form 10-KSB Annual Report for 2001, which is being delivered to shareholders together with this Prospectus/Proxy statement and that material is incorporated herein by reference.

Equity Compensation Plan Information

     The following table gives information about New York Health Care common stock that may be issued upon exercise of (1) options granted pursuant to the option plan and (2) options or warrants granted pursuant to equity compensation plans not approved by security holders as of July 31, 2002.

                                                                                  Number of securities
                             Number of securities       Weighted-average        remaining available for
                               to be issued upon       exercise price of      future issuance under equity
                                  exercise of         outstanding options,    compensation plans (excluding
                             outstanding options,           warrants           securities reflected in
      Plan category           warrants and rights         and rights                  column (a))
      -------------           -------------------    ----------------------   -----------------------------

Equity compensation plans          1,391,500               $ .81                       91,000
approved by security
holders

Equity compensation plans             70,000               $.727                         -0-
not approved by security
holders

          Total                    1,461,500               $ .81                      91,000


Shareholder Approval

     The affirmative vote of a majority of the outstanding voting shares of New York Health Care present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the option plan. Should such shareholder approval not be obtained, then any options granted will have to be limited to the shares now available under the option plan.

Vote Required

     The affirmative vote of the majority of the outstanding shares of common stock is required to approve the proposal.

     Approval of this proposal by the New York Health Care Shareholders is a requirement of the Exchange Agreement.

The New York Health Care Board of Directors Recommends That The Shareholders Vote For Proposal 6.

PROPOSAL 7: RATIFICATION OF THE CHANGE OF CONTROL PARACHUTE PAYMENT PROVISIONS CONTAINED IN THE SENIOR EXECUTIVE OFFICERS EMPLOYMENT AGREEMENTS APPROVED BY NEW YORK HEALTH CARE COMPENSATION COMMITTEE IN NOVEMBER 1999.

     In order to provide appropriate incentive for the continued employment of New York Health Care's senior executive officers, "change of control" provisions were included in the new senior executive employment agreements which the New York Health Care Compensation Committee approved on November 12, 1999 to provide a higher degree of confidence and security to these senior executives in the event there would be a "change of control" of New York Health Care. At the present time, New York Health Care's only senior executive employment contracts are those of Jerry Braun, as President and Chief Executive Officer, and Jacob Rosenberg, as Vice President and Chief Operating Officer, each of which will expire on December 31, 2009.

     A "change of control" is defined as constituting one or more of the following events: (i) the execution of a transaction or series of transactions in which persons or entities other than the present shareholders of New York Health Care acquire a majority in book value of the assets currently owned by New York Health Care; or a majority of the shares of New York Health Care's voting equity stock; or the power to designate a majority of New York Health Care's Board of Directors; or otherwise acquire the ability, whether by contract, stock ownership or otherwise, to control the management and policies of New York Health Care; (ii) the signing of any agreement for the merger or consolidation of New York Health Care with another corporation or for the sale of all or substantially all of the assets of New York Health Care; (iii) the adoption of any resolution of reorganization or dissolution of New York Health Care by the shareholders; or (iv) upon the occurrence of any other event or series of events which, in the opinion of the Board of Directors of New York Health Care, will, or is likely to, if carried out, result in a change of control of New York Health Care. The Bio Balance merger transaction is deemed to constitute a "change of control."

     The change of control provisions set in the senior executive's employment contracts provides the following benefits in the event of a "change of control":
(i) all outstanding options granted to the executive under the stock option plan will automatically become immediately vested and exercisable in full; (ii) the executive will receive a lump-sum payment equal to 2.99 times the average of that executive's base salary and bonus for the previous five years; (iii) New York Health Care will pay the cost to transfer ownership to the executive of any automobile provided to that executive by New York Health Care or for which New York Health Care pays or reimburses the costs of leasing or other form of ownership; and (iv) to the extent that any such payments (alone or with other compensation payable to the executive) would subject the executive to an excise tax under Section 4999 of the Internal Revenue Code, or any successor provision, New York Health Care will make an additional cash payment to the executive such that the executive's net after-tax compensation is not reduced by such excise tax. The payment of any such compensation to an executive contingent on a change of control which qualifies as a "parachute payment" under Section 280G of the Internal Revenue Code is limited to the maximum amount that may be paid to that executive without any part of such compensation being deemed an "excess parachute payment" under that section. This maximum amount is determined by multiplying the average of the executive's base salary and bonus for the previous five years by a factor of three.

     In considering the recommendation of the Board of Directors of New York Health Care to vote for the proposal to ratify the change in control provisions, shareholders should be aware that Jerry Braun and Jacob Rosenberg have a potential conflict of interest because they have interests that are different from and in addition to the interests of other New York Health Care shareholders. The Compensation Committee was aware of this potential during its deliberations regarding the change of control provisions and considered them during their deliberations in November 1999. Among the considerations were the fact that the market price of New York Health Care's common stock had been as low as approximately $.41 per share and at the time of the deliberations was $.625 per share, and the reduced market price created a greater likelihood of hostile takeover attempts with respect to New York Health Care. The Compensation Committee concluded that the change in control provision was appropriate under the circumstances to provide a higher degree of competence and security to Messrs. Braun and Rosenberg. However, New York Health Care did not receive any independent opinion of the fairness of the transaction to New York Health Care's shareholders as a whole.

     The Bio Balance merger will constitute a "change in control". Assuming current salary and bonus information remains in effect, the approximate value of the cash payments due under the senior executive employment agreements to each of Jerry Braun and Jacob Rosenberg, not including any payment that may be made with respect to any excise tax, would be approximately: Jerry Braun, $747,000; and Jacob Rosenberg, $606,000.

     The senior executive's employment contracts were entered into on November 10, 1999 and were reported in, and attached as exhibits to, the New York Health Care Form 10-QSB/A for the quarter ended September 30, 1999 which was filed with the SEC on November 17, 1999.

     Shareholder ratification of the change of control parachute payment provisions of the employment contracts of the senior executive officers is necessary for completion of the Bio Balance merger transaction.

Vote Required

     The affirmative vote of the majority of the outstanding shares of common stock is required to approve the proposal.

     Approval of this proposal by the New York Health Care Shareholders is a requirement of the Exchange Agreement.

The New York Health Care Board of Directors Recommends That The Shareholders Vote For Proposal 7.

Shareholder Proposals

     Proposals of the shareholders of New York Health Care which are intended to be presented by shareholders at New York Health Care's 2002 Annual Meeting (to be held in 2003) must be received by New York Health Care no later than December 31, 2002 to be included in the proxy statement and form of proxy relating to the 2002 Annual Meeting.

Other Matters

     New York Health Care knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

Interests of New York Health Care Directors And Executive Officers in The Transaction

     In considering the recommendation of the Board of Directors of New York Health Care to vote for the proposal to approve and adopt the Exchange Agreement, shareholders of New York Health Care should be aware that Jerry Braun and Jacob Rosenberg, officers and directors of the New York Health Care, have a potential conflict of interest because they have agreements or arrangements that provide them with interests in the transaction that differ from those of New York Health Care's shareholders.

     The Exchange Agreement provides for the issuance of stock options, to acquire 500,000 shares during a term of ten years, to each of Jerry Braun and Jacob Rosenberg, the Chief Executive Officer and Chief Operating and Financial Officer, respectively, of New York Health Care, as compensation for services rendered under five year consulting agreements which go into effect in event of termination of their services as directors during the term of their employment contracts. The employment contracts currently expire on December 31, 2009.

     Both Mr. Braun and Mr. Rosenberg are parties to employment contracts with New York Health Care, which upon a "change of control" (which will be the result of the completion of the transaction) provides them with substantial benefits. The Bio Balance merger will constitute a "change in control." As a result of the change of control, Mr. Braun and Mr. Rosenberg will each be entitled to receive a lump-sum payment equal to 2.99 times the average of their annual base salary and bonus for the previous five years, together with immediate vesting of their unexercised stock options. In addition, New York Health Care will pay the costs to either maintain the lease or transfer the ownership of their automobiles for which New York Health Care has paid the leasing costs.

     When the employment contracts were approved by the Compensation Committee of the Board of Directors in November 1999, New York Health Care did not seek or receive any independent opinion of the fairness of the change in control benefit transaction to New York Health Care's shareholders as a whole. Assuming current salary and bonus information remains in effect, the approximate value of the cash payments due under the employment agreements to each of Jerry Braun and Jacob Rosenberg, not including any payment that may be made with respect to any excise tax, would be approximately: Jerry Braun, $747,000; and Jacob Rosenberg, $606,000.

     The Compensation Committee of New York Health Care was aware of these agreements and arrangements during its deliberations of the merits of the merger transaction and its determination to recommend to the shareholders of New York Health Care that they vote for the proposal to approve and adopt the Exchange Agreement.

Completion and Effectiveness of the Transaction

     The transaction will be completed when all of the conditions to completion of the transaction are satisfied or waived, including the approval and adoption of the Exchange Agreement by New York Health Care's shareholders and the registration of New York Health Care shares and warrants issued in connection with the transaction.

     Each of New York Health Care and Bio Balance is working towards completing the transaction as quickly as possible. Assuming that both New York Health Care and Bio Balance satisfy or waive all of the conditions to closing contained in the Exchange Agreement, New York Health Care and Bio Balance anticipate that the transaction will occur as soon as practicable after approval of the transaction proposal at the special meeting of Bio Balance' shareholders.

Exchange of Bio Balance Stock and Warrant Certificates for New York Health Care Stock and Warrant Certificates

     From and after the effective time of the transaction, each holder of a certificate which represented, prior to the effective time, Bio Balance shares and Bio Balance warrants will have the right to surrender such certificate to New York Health Care, or an exchange agent, and receive certificates representing the number of New York Health Care shares and warrants stock equal to the number of shares of Bio Balance shares and warrants. The surrendered certificates will be cancelled.

     A transmittal letter with instructions for the surrender of certificates for Bio Balance shares and warrants will be sent to each Bio Balance shareholder. If any Bio Balance certificates are lost, stolen or destroyed, a Bio Balance shareholder or warrant holder must provide an appropriate affidavit of that fact. New York Health Care may require the owner of the lost, stolen or destroyed Bio Balance certificates to deliver a bond as indemnity against any claim that may be made against New York Health Care with respect to the Bio Balance certificates alleged to have been lost, stolen or destroyed.

Material United States Federal Income Tax Consequences of the Transaction

     The following is a discussion of the material federal income tax consequences of the merger to New York Health Care and Bio Balance and the respective holders of New York Health Care and Bio Balance common stock and constitutes the opinion of Rosen Seymour Shapss Martin & Company LLP, special tax consultant to New York Health Care and Bio Balance, insofar as it relates to matters of federal tax law. It is based upon current provisions of the Internal Revenue Code (referred to below as the Code), existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets.

     Holders of Bio Balance common stock are urged and expected to consult their own tax advisers regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

     In the opinion of special tax consultant, Rosen Seymour Shapss Martin & Company LLP:

* the merger will qualify as a reverse triangular merger pursuant to Internal Revenue Code Sections 368(a)(1)(A) and 368(a)(2)(E);

* neither New York Health Care nor Bio Balance will recognize any gain or loss on the proposed transaction; and

* the shareholders of New York Health Care and Bio Balance will not recognize any gain or loss due to the receipt by Bio Balance shareholders of New York Health Care stock in exchange for Bio Balance stock, and the substitution of New York Health Care warrants and options for Bio Balance warrants and options.

     The foregoing opinions address all of the material federal income tax consequences of the merger to the participants in the merger and to the shareholders of New York Health Care and Bio Balance. Such opinions are based upon the merger agreement, the facts set forth in this prospectus/proxy statement, written representations of officers of New York Health Care and Bio Balance which are described in the opinion, current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service, court decisions and the assumption that the transactions contemplated by the merger agreement will be carried out strictly in accordance with the terms thereof. Shareholders of New York Health Care and Bio Balance should be aware that such opinions are not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court. The opinion of Rosen Seymour Shapss Martin & Company LLP has been filed with the SEC as an exhibit to the registration statement of which this prospectus/proxy statement is a part.

Accounting Treatment of the Transaction

     New York Health Care will account for the transaction as a reverse acquisition using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of New York Health Care, including intangible assets, will be recorded by Bio Balance at their estimated fair values as of the date of the completion of the transaction. Management has not yet allocated the purchase price between goodwill and intangible asserts (the allocation of the purchase price reflected in the unaudited pro forma condensed consolidated financial statements shown elsewhere in this Prospectus/Proxy Statement is preliminary), but it anticipates that substantially all of the purchase price will be allocated to goodwill. The results of operations and cash flows of New York Health Care will be included in Bio Balance's financial statements following the completion of the transaction, and the historical financial statements, prior to the transaction date, will be those of Bio Balance.

Restrictions on Market Sales of Shares by Affiliates of Bio Balance and Others

     The New York Health Care shares to be issued to Bio Balance shareholders in connection with the transaction will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for New York Health Care shares issued to any person who is deemed to be an "affiliate" of Bio Balance at the time of the closing. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Bio Balance and may include Bio Balance executive officers and directors, as well as Bio Balance's significant shareholders. Affiliates may not sell their New York Health Care shares acquired in connection with the transaction except pursuant to: an effective registration statement under the Securities Act covering the resale of those shares; an exemption under Rule 145 under the Securities Act; or any other applicable exemption under the Securities Act. See "Shares Eligible For Future Sale."

Appraisal Rights

     Bio Balance will merge with NYHC Acquisition, a newly-formed, wholly-owned subsidiary of New York Health Care organized under Delaware law. As a result, the Bio Balance shareholders who vote against the merger are entitled to exercise dissenter's or appraisal rights as a result of the transaction to demand payment for their shares under applicable law.

     Under the Delaware General Corporation Law, any holder of Bio Balance capital stock who does not wish to accept the transaction consideration in respect of his, her or its shares of capital stock has the right to dissent from the transaction and to seek an appraisal of, and to be paid the fair value, exclusive of any element of value arising from the accomplishment or expectation of the transaction, for his, her or its shares of stock, judicially determined, and paid to the shareholder in cash, together with a fair rate of interest, if any, provided that the shareholder fully complies with the provisions of Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as Annex E to this Prospectus/Proxy Statement.

     Perfecting your appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination of your appraisal rights. The following information is intended as a brief summary of the material provisions of the statutory procedures you must follow in order to perfect your appraisal rights. Please review Section 262, attached as Annex E to this Prospectus/Proxy
Statement, for the complete procedure. Neither New York Health Care nor Bio Balance will give you any notice other than as described in this document and as required by the Delaware General Corporation Law.

     Appraisal Rights Procedures

     Upon the merger of Bio Balance with NYHC Acquisition, you will receive a timely notice in the mail and, if you are a Bio Balance shareholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

     Written demand: You must deliver a written demand for appraisal to Bio Balance.

     Continuously hold your Bio Balance shares: You must continuously hold your shares of Bio Balance shares, from the date you make the demand for appraisal.

     Formal demand: A written demand for appraisal of Bio Balance shares is only effective if it is signed by, or for, the shareholder of record who owns such shares at the time the demand is made. The demand must be signed as the shareholder's name appears on the Bio Balance stock certificate(s). If you are the beneficial owner of Bio Balance capital stock, but not the shareholder of record, you must have the shareholder of record sign a demand for appraisal.

     If you own Bio Balance shares in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

     If you own Bio Balance shares with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a shareholder of record; however, the agent must expressly disclose who the shareholder of record is and that the agent is signing the demand as that shareholder's agent.

     If you are a record owner, such as a broker, who holds Bio Balance shares as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Bio Balance shares that are in your name.

     If you are a Bio Balance shareholder who elects to exercise appraisal rights, you should mail or deliver a written demand to:

         Appraisal Demand
         The Bio Balance Corp.
         16 East 34th Street
         New York, NY 10016

     It is important that Bio Balance receive all written demands for appraisal required by the notice you will receive. As explained above, this written demand should be signed by, or on behalf of, the shareholder of record. The written demand for appraisal should specify the shareholder's name and mailing address, the number of shares of stock owned, and that the shareholder is thereby demanding appraisal of that shareholder's shares.

     If you fail to comply with any of these conditions after the merger becomes effective, you will only be entitled to receive the transaction consideration provided in the Exchange Agreement.

     Written notice: Within ten days after the closing of the merger, New York Health Care and Bio Balance must give written notice that the merger has become effective to each shareholder who has fully complied with the conditions of
Section 262.

     Petition with the Chancery Court: Within 120 days after the merger, either the surviving corporation or any shareholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of stock held by all the shareholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the chancery court. Bio Balance and New York Health Care have no intention at this time to file this petition. Because Bio Balance and New York Health Care have no obligation to file this petition, if you do not file this petition within 120 days after the closing, you will lose your rights of appraisal.

     Withdrawal of demand: If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of the merger, but only with the written consent of Bio Balance. If you effectively withdraw your demand for appraisal rights, you will receive the transaction consideration provided in the Exchange Agreement.

     Request for appraisal rights statement: If you have complied with the conditions of Section 262, you are entitled to receive a statement from Bio Balance. This statement will set forth the number of shares that have demanded appraisal rights and the number of shareholders who own those shares. In order to receive this statement, you must send a written request to Bio Balance within 120 days after the merger. After the merger, Bio Balance has ten days after receiving a request to mail you the statement.

Listing on the Nasdaq SmallCap Market of the New York Health Care Common Stock to Be Issued in the Transaction

     New York Health Care will use its best commercial efforts to cause the shares of New York Health Care common stock to be issued in connection with the transaction to be approved for listing on The Nasdaq SmallCap Market, subject to official notice of issuance, before the completion of the transaction.

The Exchange Agreement

     The following summary of the Exchange Agreement is qualified in its entirety by reference to the complete text of the Exchange Agreement, as amended, which is incorporated by reference and attached as Annexes A, B, C and D to this Prospectus/Proxy Statement.

     Conditions to Completion of the transaction.

     Each of New York Health Care's and Bio Balance's obligations to complete the transaction are subject to the satisfaction or waiver of specified conditions before completion of the transaction, including the following:

     The Exchange Agreement and the transaction must be approved at the New York Health Care annual meeting;

     All other necessary regulatory authorizations or approvals shall have been received; no order, injunction or proceeding, law or other legal restraint preventing completion of the transaction may be in effect;

     New York Health Care's registration statement on Form S-4, of which this Prospectus/Proxy Statement forms a part, must be effective;

     The shares of New York Health Care common stock to be issued in the transaction must be approved for listing on The NASDAQ Market;.

     There will have been no material adverse change in the business, assets, operations, earnings, prospects or conditions of New York Health Care or Bio Balance;

     The representations and warranties of New York Health Care and Bio Balance as set forth in the Exchange Agreement will be accurate;

     Bio Balance shareholders representing not less than 51% of the Bio Balance shares will have agreed to the Exchange and not more than 10% of the shares will have exercised dissenters rights;

     No Bio Balance shareholder will own 10% or more of the New York Health Care shares on a fully-diluted basis;

     New York Health Care shareholders will have approved (i) the election of the designees to the New York Health Care Board of Directors; (ii) amendment of the New York Health Care certificate of incorporation to increase its authorized shares of common stock from 50 million to 100 million and its authorised shares of preferred stock from 2,000,000 to 3,000,000 and to effect a reverse split of all of the issued and outstanding New York Health Care common stock in a ratio of one share of common stock for every one and a half shares outstanding; (iii) an amendment to its stock option plan authorizing the reservation of an additional 3,230,000 New York Health Care shares for issuance under the stock option plan; and (iv) the change of control parachute payment provisions of the senior executive employment contracts.

     Bio Balance will have completed its private placement of Bio Balance common stock in which it has received gross proceeds of at least $5,000,000.

     Bio Balance Private Placement

     The Exchange Agreement requires Bio Balance to complete a private placement, at its sole cost and expense, of up to 3,000,000 shares of its common stock at a price of not less than $2.00 per share in which it receives not less than $6,000,000 of gross proceeds prior to the closing. If Bio Balance does not receive at least $5,000,000 of gross proceeds from its private placement on or before the closing date, New York Health Care has a right to terminate the merger transaction. If Bio Balance receives not less than $5,000,000 of gross proceeds on or before the closing date, the merger transaction will be completed and New York Health Care will undertake a private placement of its common stock, on terms no less favorable to New York Health Care than those of the Bio Balance private placement for up to 120 days after the closing to complete the unsold portion of the Bio Balance private placement. All of the proceeds of the Bio Balance private placement and the New York Health Care private placement, if any, after payment of all of the expenses of the offerings, will be contributed to the capital of Bio Balance for its exclusive use.

     If Bio Balance has not received $6,000,000 of gross proceeds from its private placement prior to the closing, Hershey Holdings, Birimiza Associates and KPT Partners, shareholders of Bio Balance, have agreed to defer receipt of an aggregate of 3,222,222 New York Health Care shares of common stock issuable at closing. If New York Health Care receives gross proceeds equaling at least the amount which would be required to complete the full amount of the Bio Balance private placement during the 120 days after the closing, it will issue and deliver the New York Health Care shares of common stock unissued at closing to those Bio Balance shareholders who had agreed to defer receipt.

     Bio Balance has agreed to pay to New York Health Care the sum of $200,000 in the event it has failed to obtain at least $6,000,000 of gross proceeds from its private placement not later than the closing date. Bio Balance has deposited $100,000 in escrow towards fulfillment of that commitment, which will be returned to Bio Balance in the event it completes the full amount of its private placement at or prior to closing.

         Termination.

     The Exchange Agreement may be terminated at any time prior to completion of the transaction, whether or not the approval of the New York Health Care shareholders has already been obtained, or by mutual written consent duly authorized by the boards of directors of New York Health Care and Bio Balance, or by either New York Health Care or Bio Balance if the transaction is not completed by November 13, 2002, except that the right to terminate the transaction agreement will not be available to any party whose failure to fulfill any obligation under the Exchange Agreement has been the cause of, or has resulted in, the failure of the transaction to have consummated on or before such date.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

     The following information is provided to assist you in your analysis of the financial aspects of the merger. The New York Health Care annual information is derived from the audited consolidated financial statements of New York Health Care as of and for each of the years ended December 31, 1997 through 2001, which were audited by M.R. Weiser & Co. LLP, independent accountants, and are incorporated by reference into this joint proxy statement/prospectus. New York Health Care's unaudited information for the six months ended June 30, 2002 and 2001 are derived from the unaudited consolidated financial statements which include all adjustments, consisting only of normal recurring adjustments, which are, in New York Health Care's opinion, necessary for a fair presentation of its results of operations for such periods and are incorporated by reference into this joint proxy statement/prospectus. The Bio Balance information is derived from the audited financial statements of Bio Balance as of December 31, 2001 and for the period May 21, 2001 (inception) to December 31, 2001, which were audited by Holtz Rubenstein & Co., LLP, independent accountants, and are included in this joint proxy statement/ prospectus. The Bio Balance unaudited information as of and for the six months ended June 30, 2002 is derived from the unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which are, in Bio Balance's opinion, necessary for a fair presentation of its results of operations for such a period, and are included in this joint proxy/prospectus.

     It is important for you to read the following summary selected historical financial data of New York Health Care together with the financial statements and accompanying notes contained in the Annual Report on Form 10-KSB/A and quarterly reports on Form 10-Q of New York Health Care as filed with the
Securities and Exchange Commission, as well as the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" all of which are incorporated by reference into this joint proxy statement/prospectus. It is important for you to read the following summary selected historical financial data of Bio Balance together with the financial statements and accompanying notes as well as the section entitled "Bio Balance's Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this joint proxy statement/prospectus.

              NEW YORK HEALTH CARE HISTORICAL FINANCIAL INFORMATION

                                        AS  OF  AND  FOR  THE YEARS  ENDED  DECEMBER  31,
                                 ----------------------------------------------------------------
                                     2001         2000         1999          1998          1997
                                 ----------- ------------ ------------ ------------- ------------

Total revenues                   $34,320,710  $29,383,547  $23,772,346   $20,223,674  $13,231,066
Net income (loss)                    352,886   (1,195,481)    (236,439)      341,152      183,863
Basic earnings (loss) per share         0.10        (0.33)       (0.06)         0.09         0.05
Diluted earnings (loss) per share       0.07        (0.33)       (0.06)         0.09         0.05
Current assets                     6,700,825    6,811,437    6,860,679     6,433,380    5,137,853
Total assets                       8,443,601    8,699,903   10,333,152     9,988,447    6,443,994
Current liabilities                4,209,565    4,823,884    5,100,670     4,097,179    2,020,503
Long-term liabilities, net of
  current portion                     18,281       34,081      195,063       678,038      100,000
Shareholders' equity               4,215,755    3,841,938    5,037,419     5,213,230    4,323,491
Book value per share                    1.14         1.05         1.37          1.41         1.15
Dividends per share                        -            -            -             -            -

Shares used in computing earnings
(loss) per common share:
     Basic                         3,681,268    3,668,730    3,684,685     3,739,864    3,750,000
     Diluted                       5,323,954    3,668,730    3,684,685     3,933,179    3,750,000


                                             AS OF AND FOR THE
                                          SIX MONTHS ENDED JUNE 30,
                                    ----------------------------------
                                          2002                2001
                                    ------------          ------------
Total revenues                      $ 19,057,740          $ 16,186,542
Net income                               174,117               110,254
Basic earnings per share                    0.05                  0.03
Diluted earnings per share                  0.03                  0.02
Current assets                         8,087,610             6,537,622
Total assets                           9,950,690             8,362,225
Current liabilities                    5,539,430             4,383,159
Long-term liabilities, net of
  current portion                          8,789                26,874
Shareholders' equity                   4,402,471             3,952,192
Book value per share                        1.19                  1.08
Dividends per shares                           -                     -

Shares used in computing earnings
per common share:
     Basic                             3,701,321             3,668,730
     Diluted                           5,442,285             5,175,605

                BIO BALANCE HISTORICAL FINANCIAL INFORMATION (1)

                           AS OF AND FOR THE PERIOD    AS OF AND FOR THE
                           MAY 21, 2001(INCEPTION)     SIX MONTHS ENDED
                           TO DECEMBER 31, 2001        JUNE 30, 2002
                           ------------------------    ------------------

Total revenues                       -                             -
Net loss                   $   (452,169)                $    (718,598)
Basic loss per share              (0.03)                        (0.04)
Diluted loss per share            (0.03)                        (0.04)
Current assets                  906,926                     1,784,231
Total assets                  2,918,836                     3,740,519
Current liabilities             117,070                       231,685
Shareholders' equity          2,801,766                     3,508,834
Book value per share                .14                           .17
Dividends per share                   -                             -

Shares used in computing loss
per common share:
   Basic                     17,574,891                    19,079,028
   Diluted                   17,574,891                    19,079,028

(1) Bio Balance was formed in May 2001. The company is in the development stage and has devoted its efforts primarily to various organizational activities.

Transitional Disclosure of SFAS 142 for New York Health Care, Inc.

     SFAS 142 requires that goodwill and certain intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Corporation ceased amortizing goodwill effective January 1, 2002. Following are pro forma results assuming goodwill had not been amortized prior to January 1, 2002:

                                                    For The Year Ended
                                                       December 31,
                                             --------------------------------
                                                2000                2001
                                             ----------          ------------

Reported net (loss) income                  $(1,195,481)            $352,886
Add back: goodwill amortization,
net of tax                                       50,150               51,252
                                            ------------          -----------
Adjusted net income                         $(1,145,331)            $404,138
                                            ============          ===========

Basic earnings per share:
   As reported                                    (0.33)                0.10
                                            ============          ===========
   As adjusted for nonamortization
of goodwill                                       (0.31)                0.11
                                            ============          ===========

   Diluted earnings per share:
     As reported                                  (0.33)                0.07
                                            ============          ===========
     As adjusted for nonamortization
of goodwill                                       (0.31)                0.08
                                            ============          ===========

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2001 and the six months ended June 30, 2002 of New York Health Care and for the period May 21, 2001 to December 31, 2001 and for the six months ended June 30, 2002 of The Bio Balance Corporation are based on the historical financial statements of New York Health Care and Bio Balance after giving effect to the merger as a purchase of New York Health Care by Bio Balance using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The pro forma financial statements assume that New York Health Care will issue approximately 21.3 million shares of New York Health Care common stock to the former Bio Balance stockholders for 100% of Bio Balance's outstanding shares, if Bio Balance is able to raise $6 million in a private placement prior to closing. If Bio Balance does not receive at least $5 million in the Private Placement, New York Health Care has the right to terminate the merger transaction. If Bio Balance is unable to raise $6 million but raises at least $5 million in the private placement, the merger transaction will be completed and New York Health Care will undertake a Private Placement to raise the unsold portion of the $6 million Bio Balance Private Placement. In that event, certain shareholders of Bio Balance have agreed to defer receipt of 3,222,222 shares of New York Health Care. If more than the $5 million but less than $6 million is raised, the deferred shares will not be issued. The unaudited pro forma condensed consolidated financial statements have been prepared to show each of the two assumptions relating to the amounts raised in the private placement. Under the first assumption, $5 million is raised and 18,111,112 shares are exchanged. Under the second assumption, $6 million is raised and 21.3 million shares are exchanged. The actual number of shares of New York Health Care common stock and options/warrants to be issued will be determined based on the actual number of shares of Bio Balance's common stock and options/warrants outstanding at the completion of the merger. Because the former Bio Balance stockholders will own approximately 89% or 86% of the merged company after the completion of the merger with the raising of $6 million or $5 million, respectively, Bio Balance is considered to be the accounting acquiror in the transaction.

     The unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 is presented to give effect to the proposed merger as if it occurred on June 30, 2002 and combines the historical balance sheets of New York Health Care and Bio Balance at June 30, 2002. The unaudited pro forma condensed consolidated statements of operations of New York Health Care and Bio Balance for the periods ended December 31, 2001 and June 30, 2002 are presented as if the combination had taken place on January 1, 2001, and due to the fact that Bio Balance began operations on May 21, 2001, combines the historical results of New York Health Care for the year ended December 31, 2001 and the six months ended June 30, 2002 with the historical results of Bio Balance for the period May 21, 2001 to December 31, 2001 and the six months ended June 30, 2002, respectively.

     The pro forma condensed consolidated financial statements have been obtained from, and should be read with, the historical consolidated financial statements and accompanying notes of New York Health Care included in New York Health Care's annual report on Form 10-KSB/A for the year ended December 31, 2001 filed on July 19, 2002 and Form 10-Q for the six months ended June 30, 2002 filed on August 14, 2002 and incorporated herein by reference, and the historical financial statements and accompanying notes of Bio Balance which are included in this proxy statement.

     The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and, while they are based on assumptions that management believes are reasonable, they are not necessarily indicative of the financial position or results of operations of New York Health Care that would have occurred had the merger been completed as of the dates indicated. The unaudited pro forma condensed consolidated financial statements are not meant to project New York Health Care's financial position or results of operations for any period or as of any date, nor do they give effect to any matters other than those described above or in the notes.

     Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed consolidated financial statements, is allocated to the net tangible and intangible assets of New York Health Care, based on their estimated fair values as of the completion of the merger. The allocation of the purchase price reflected in the unaudited pro forma condensed consolidated financial statements is preliminary. Management believes substantially all of the purchase price will be allocated to goodwill. Management intends to hire independent valuation specialists in order to assist management in determining the fair values of the assets. The final valuation will be based on the actual net tangible and intangible assets of New York Health Care that exist as of the date of completion of the merger. In the opinion of management, that allocation is not expected to materially differ from the preliminary allocation included in the unaudited pro forma condensed consolidated financial statements. Management has estimated the fair value of the outstanding shares of preferred stock of New York Health Care to be the fair value of the underlying common stock of New York Health Care. Management believes this is an appropriate method as the common stock and preferred stock have the same entitlements. This estimate is preliminary and a valuation specialist will assist management in determining the fair value of the preferred stock shortly after the merger has been completed. The estimated fair value may differ from the preliminary fair value included in the unaudited pro forma condensed consolidated financial statements.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
          of New York Health Care, Inc and The Bio Balance Corporation
                                  June 30, 2002

                                                                                        Assuming
                                                                                        $1 Million
                                                                                        Raised in
                                                                                        Additional       Assuming
                                                       Assuming $5 Million Raised       Private         $6 Million
                                                          in Private Placement          Placement         Raised
                                   Historical          --------------------------      ----------------------------
                                 --------------         Pro Forma      Pro Forma         Pro Forma       Pro Forma
                              Bio Balance    NYHC      Adjustments     Combined         Adjustments      Combined
                              -----------   ------     ------------   -----------      -------------   ------------

A S S E T S

Current assets:
Cash and cash equivalents      $1,748,898 $2,410,381     $2,126,180 (a)  $6,285,459       $954,049 (e)    $7,239,508
Due from lending institution                  14,968                         14,968                           14,968
Accounts receivable, net                   5,326,695                      5,326,695                        5,326,695
Unbilled services                             99,461                         99,461                           99,461
Other current assets               35,333    104,105                        139,438                          139,438
Deferred tax asset                           132,000       (132,000)(b)           -                                -
                               ----------  ---------     ----------     ------------     ----------       -----------
Total current assets            1,784,231  8,087,610      1,994,180      11,866,021        954,049        12,820,070

Property and equipment, net                  304,245                        304,245                          304,245
Deferred tax assets                          130,000       (130,000)(b)           -                                -
Goodwill and other intangible
 assets acquired in acquisition                          19,240,000 (b)  19,240,000                       19,240,000
Intangibles, net                1,908,288  1,375,459     (1,375,459)(b)   1,908,288                        1,908,288
Deposits                           48,000     53,376                        101,376                          101,376
                               ---------- ----------    -----------     ------------    -----------      -----------
Total assets                   $3,740,519 $9,950,690    $19,728,721     $33,419,930     $  954,049       $34,373,979
                               ========== ==========    ===========     ============    ===========      ===========
L I A B I L I T I E S
A N D  S H A R E H O L D E R S'
E Q U I T Y

Current liabilities:
Accrued payroll                           $3,282,588                     $3,282,588                      $3,282,588
Current portion of lease
obligations payable                           18,500                         18,500                          18,500
Accounts payable and
accrued expenses                 $231,685  1,115,979     $1,353,495 (b)   2,851,159                       2,851,159
                                                            150,000 (b)
Income taxes payable                          91,400                         91,400                          91,400
Due to HRA                                 1,030,963                      1,030,963                       1,030,963
                              ------------ ----------    -------------   -----------                     -----------
Total current liabilities         231,685  5,539,430      1,503,495       7,274,610                       7,274,610
                              ------------ ----------    -------------   -----------                     -----------

Lease obligations payable,
less current portion                           8,789                          8,789                           8,789
                              ------------ ----------    -------------   -----------                     -----------

Shareholders' equity:
Preferred stock $.01 par value                 5,904         (5,904)(b)       5,904                           5,904
                                                              5,904 (c)
Common stock, $.0001 par value      2,025                        75 (a)                                           -
                                                             (2,100)(c)
Common stock, $.01 par value                  37,500        (37,500)(b)     206,111         32,222 (e)      238,333
                                                            206,111 (c)
Additional paid-in capital      4,692,746  4,733,131      2,126,105 (a)  27,954,029        921,827 (e)   28,875,856
                                                         (4,733,131)(b)
                                                         20,501,517 (b)
                                                            843,576 (d)
                                                           (209,915)(c)
Deficit                       (1,170,767)   (342,581)       342,581 (b)  (1,765,981)                     (1,765,981)
                                                           (595,214)(d)
Unearned compensation            (15,170)                  (248,362)(d)    (263,532)                       (263,532)
                               ------------ ----------  -------------   -----------        -------       -----------
                               3,508,834   4,433,954     18,193,743      26,136,531        954,049       27,090,580
Less: Treasury stock                         (31,483)        31,483 (b)           -                               -
                               ------------ ----------  -------------   -----------        -------       -----------
Total shareholders' equity     3,508,834   4,402,471     18,225,226      26,136,531        954,049       27,090,580
                               ------------ ----------  -------------   -----------        -------       -----------

Total liabilities and
shareholders' equity          $3,740,519  $9,950,690    $19,728,721     $33,419,930       $954,049      $34,373,979
                              =========== ==========   ===========    =============    ============     ============

           See the accompanying notes to unaudited pro forma combined consolidated financial statements

       Unaudited Pro Forma Condensed Consolidated Statement of Operations of New York Health Care, Inc and The Bio Balance Corporation

                            Period
                           May 21, 01         For the
                            through         year ended                    For the six months
                           Dec 31, 01         Dec 31, 01                     June 30, 2002
                           Historical                                        Historical
                           -----------------------------------             ----------------------------------
                                                     Pro Forma    Pro Forma                           Pro Forma   Pro Forma
                          Bio Balance     NYHC       Adjustments  Combined   Bio Balance    NYHC     Adjustments  Combined
                         ------------  -----------  ------------  --------  -----------  ---------   -----------  --------
Net patient
  service revenue                     $34,320,710                $34,320,710            $19,057,740               $19,057,740
                                      -----------                -----------            -----------               -----------
Expenses:
Professional care of
  Patients                             25,711,247                 25,711,247             14,767,910                14,767,910
General and administrative   $197,046   7,198,359    $212,835 (d)  7,608,240   $466,550   3,906,667    $106,418(d)  4,479,635
Other operating expenses      168,123                                168,123    147,048                               147,048
Bad debts expense                         586,499                    586,499                 62,035                    62,035
Depreciation and
  amortization                 87,000     191,985                    278,985    105,000      77,770                   182,770
                         ------------  -----------  ------------  ----------  ---------- ----------   ---------   -----------

Total operating expenses      452,169  33,688,090     212,835     34,353,094    718,598  18,814,382     106,418    19,639,398
                         ------------  -----------  ------------  ----------- ---------- ----------   ---------   -----------


(Loss) income
  from operations            (452,169)    632,620    (212,835)       (32,384)  (718,598)    243,358    (106,418)     (581,658)
                         ------------  -----------  ------------  -----------  --------- ----------   ---------   -----------
Nonoperating expenses:
Interest income                                                                              11,355                    11,355
Interest expense                         (129,734)                  (129,734)                (4,596)                   (4,596)
                         ------------  -----------  ------------  -----------  --------- ----------   ---------   -----------

Nonoperating (expenses)
   income, net                   -       (129,734)         -        (129,734)         -       6,759          -          6,759
                         ------------  -----------  ------------  -----------  --------- ----------   ---------    ----------
(Loss) income before
  (benefit) provision
  for income taxes           (452,169)    502,886    (212,835)      (162,118)  (718,598)    250,117    (106,418)     (574,899)
                         ------------  -----------  ------------  -----------  --------- ----------   ---------    ----------


(Benefit) provision for
  income taxes:
Current                                   219,000                    219,000                105,000                   105,000
Deferred                                  (69,000)                   (69,000)               (29,000)                  (29,000)
                         ------------  -----------  ------------  -----------  --------- ----------   ----------   -----------

                                          150,000                    150,000                 76,000                    76,000
                         ------------  -----------  ------------  -----------  --------- ----------   ----------   -----------
Net (loss) income
  applicable to
  common stock              ($452,169)   $352,886   ($212,835)     ($312,118) ($718,598)   $174,117   ($106,418)    ($650,899)
                         ============  ===========  ============  ===========  ========= ==========   ==========   ==========

                 Assuming $5 Million Raised in Private Placement

                                                     Historical,                                       Historical,
                                       Historical   Restated For    Pro Forma             Historical  Restated For   Pro Forma
                                          NYHC     Stock Split (1)  Combined                 NYHC    Stock Split (1) Combined
                                       ----------  ---------------  ---------             ---------  --------------- --------
Basic earnings (loss) per share             $0.10       $0.14         ($0.02)                 $0.05       $0.07        ($0.03)
                                            =====       =====        =======                  =====       =====        ======
Diluted  earnings (loss) per share          $0.07       $0.10         ($0.02)                 $0.03       $0.05        ($0.03)
                                            =====       =====        =======                  =====       =====        ======
Weighted average shares
 outstanding                            3,681,268   2,454,179     20,565,291              3,701,321   2,467,547    20,578,659
                                        =========   =========     ==========              =========   =========    ==========
Diluted weighted average
 shares outstanding                     5,323,954   3,549,303     20,565,291              5,442,285   3,628,190    20,578,659
                                        =========   =========     ==========              =========   =========    ==========

                 Assuming $6 Million Raised in Private Placement

Basic earnings (loss) per share             $0.10       $0.14         ($0.01)                 $0.05       $0.07        ($0.03)
                                            =====       =====         =======                 =====       =====        ======
Diluted  earnings (loss) per share          $0.07       $0.10         ($0.01)                 $0.03       $0.05        ($0.03)
                                            =====       =====         =======                 =====       =====        ======
Weighted average shares
 outstanding                            3,681,268   2,454,179     23,787,513              3,701,321   2,467,547    23,800,881
                                        =========   =========     ==========              =========   =========    ==========
Diluted weighted average
 shares outstanding                     5,323,954   3,549,303     23,787,513              5,442,285   3,628,190    23,800,881
                                        =========   =========     ==========              =========   =========    ==========

(1) The information for New York Health Care gives effect to the one for one and one half reverse stock split contemplated in the merger.

           See the accompanying notes to unaudited pro forma condensed consolidated financial statements


    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements


1.   Basis of Pro Forma Presentation

     On October 11, 2001, New York Health Care, Inc. entered into a Stock for Stock Exchange Agreement with The Bio Balance Corporation, which was amended on February 13, 2002, July 10, 2002 and August 13, 2002. The July 10, 2002 amendment substantively changed the agreement and, therefore, its date of announcement (July 19, 2002) serves as the measurement date. The merger between New York Health Care and Bio Balance has been accounted for in the unaudited pro forma condensed consolidated financial statements by the purchase method of accounting as a reverse acquisition with Bio Balance being the accounting acquiror and New York Health Care being the accounting acquiree (the legal acquiror), pursuant to the guidance in Statement of Financial Accounting Standards No. 141, "Business Combinations".

     The unaudited pro forma condensed consolidated financial statements provide for the issuance of approximately 21.3 million shares if $6 million is raised by Bio Balance in a Private Placement and approximately 18.1 million shares if $5 million is raised by Bio Balance in a Private Placement, of New York Health Care common stock valued at approximately $13.1 million based on New York Health Care's common stock outstanding at July 19, 2002 at an average closing price for a six day period ended July 24, 2002 ($5.30)(after giving effect to a one for one and one half reverse stock split). The purchase price will be based on the outstanding common stock, preferred stock, options and warrants of New York Health Care on the date of closing of the merger. The measurement date for the purchase price will be the date of merger if $5 million is raised by Bio Balance. If $6 million is raised, July 19, 2002 will be the measurement date. For pro forma purposes the measurement date of July 19, 2002 was used for both the $5 million and $6 million raise. New York Health Care's common stock, preferred stock and options at June 30, 2002 remained unchanged through July 19, 2002. The value of the preferred stock was calculated based on the common stock equivalents for the convertible preferred stock outstanding at July 19, 2002, which amounted to approximately $2.1 million. The value of the common stock was used to value the preferred stock since both securities have the same entitlements. Approximately $5.3 million of value was assigned to the outstanding New York Health Care options at July 19, 2002. The fair value of the options was determined using the Black-Scholes valuation model. As part of the Agreement, if the two officers/directors from New York Health Care are terminated from the Board of Directors prior to the expiration of their employment agreements they will enter into consulting agreements with New York Health Care for a period of not less than five years commencing with the date of termination. As compensation, New York Health Care will issue an option to each officer/director to Acquire 500,000 shares of New York Health Care common stock at the fair market value on date of termination. These options are contingent upon future services and will be recorded under EITF 96-18.

     As the merger has not yet been completed, the valuation of the convertible preferred stock is, as set forth above, based on Management's estimate that the fair value of the underlying common stock of New York Health Care approximates the fair value of New York Health Care's convertible preferred stock. Management valued the preferred stock based on the common stock because both securities have the same rights. The valuation of the preferred stock reflected in the unaudited pro forma condensed consolidated financial statements is preliminary. The actual valuation of the convertible preferred stock will be based upon an independent valuation obtained after completion of the merger. The adjustments included in the unaudited pro forma condensed consolidated financial statements will change based upon the final valuation of the convertible preferred stock. The value may differ from the preliminary value included in the unaudited pro forma condensed consolidated financial statements, which could result in a change in the purchase price.

     The  estimated  total  purchase  price of the  merger is as  follows:

         Value of NYHC common stock                       $13,100,000
         Value of NYHC preferred stock                      2,100,000
         Value of NYHC outstanding options/warrants         5,300,000
         Bio's estimated transaction costs                    150,000
                                                         -------------
         Total estimated purchase price                   $20,650,000
                                                         =============

     Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to New York Health Care's net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. As the merger has not yet been completed, the allocation of the purchase price reflected in the unaudited pro forma condensed consolidated financial statements is preliminary.
     Management has not allocated the purchase price between goodwill and intangible assets. It anticipates that substantially all of the intangible assets portion of the purchase price will be allocated to goodwill. The actual purchase price allocation to reflect the fair values of assets acquired and liabilities assumed will be based upon an independent valuation of the allocation of the purchase price. The adjustments included in the unaudited pro forma condensed consolidated financial statements will change based upon the final allocation of the total purchase price. The allocation may differ from the preliminary allocation included in the unaudited pro forma consolidated financial statements, which could result in an increase in amortization of intangible assets.

         Preliminary estimated purchase price allocation:

         Net tangible assets of NYHC (includes effect of
         pro forma adjustment due to change in control)       $   1,410,000
         Intangible (substantially all goodwill)                 19,240,000
                                                              -------------
         Total preliminary estimated purchase price           $  20,650,000
                                                              =============

     The unaudited pro forma condensed consolidated financial statements give effect to the acquisition as if such transaction occurred for balance sheet purposes on June 30, 2002 and for the statement of operations purposes on May 21, 2001 with respect to Bio Balance and January 1, 2001 with respect to New York Health Care.

     The market price ($5.30 per share) used to determine the purchase price was based on an average closing price over several days before and after the announcement of the merger. Subsequent to the measurement date the market price has decreased and the stock was trading at approximately
     $5.12 on September 16, 2002. A drop in the market price may result in an immediate impairment in the value of goodwill recorded at the date of the closing of the merger. The aggregate impact has not been determined. The above market prices give effect to the one for one and one half reverse stock split contemplated in the merger.

     Of the total estimated purchase price, approximately $19.24 million has been allocated to goodwill and other intangibles. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Management anticipates that substantially all of the intangible assets portion of the purchase price will be allocated to goodwill.

     In accordance with the Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives recorded in this merger will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the consolidated company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the consolidated company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.   Pro Forma Adjustments

     Pro forma adjustments are necessary to reflect certain transactions that are required to occur prior to the effective date of the merger, to reflect the estimated purchase price, to adjust amounts related to New York Health Care tangible and intangible assets to a preliminary estimate of their fair values, and to reflect value of Bio Balance's options/warrants that will be exchanged for New York Health Care's options/warrants.

(a)  Completion of a Private Placement by Bio Balance

     The Agreement requires certain actions to take place prior to closing. One of the actions is for Bio Balance to have completed a Private Placement in which it seeks to raise gross proceeds of $6 million for the sale of Bio Balance common stock. If the Private Placement does not raise $6 million but raises at least $5 million certain shareholders of Bio Balance will defer receipt of an aggregate of 3,222,222 shares issuable at closing of the New York Health Care common stock, and New York Health Care will undertake a private placement of its common stock, on terms no less favorable to New York Health Care than those of the Bio Balance private placement for up to 120 days after the closing to complete the unsold portion of the Bio Balance private placement. If New York Health Care raises the balance of the Bio Balance private placement funding, the deferred shares will be issued. If the Bio Balance Private Placement does not raise at least $5 million by the closing, the proposed merger will be cancelled. At June 30, 2002, Bio Balance had raised gross proceeds of approximately $2.8 million. The pro forma condensed consolidated balance sheets reflect assumptions as to raising either $5 million or $6 million in the Private Placement. The adjustment reflects the anticipated raising of additional gross proceeds of $2.2 million and net proceeds of $2.1 million for approximately 755,000 common shares of Bio Balance. The next adjustment column reflects an additional raise of $1 million in gross proceeds and of $954,000 of net proceeds for the deferred 3,222,222 shares of New York Health Care common stock.

(b)  Acquisition of New York Health Care by Bio Balance

     Bio Balance   will   acquire   New   York   Health   Care  for an aggregate
     consideration valued at approximately $20.65 million comprised of:

     o $13.1 million based on the value of the common stock based on an average share price for the six day period ending on July 24, 2002 and consisting of approximately 21.3 million shares of common stock of New York Health Care.

     o    $2.1 million is based on the fair value of the preferred stock.

     o $5.3 million of fair value was assigned to the New York Health Care options outstanding (1,036,833) at July 19, 2002. The number of options outstanding gives effect to the one for one and one half reverse stock split contemplated in the merger.

     o    $150,000 value for Bio Balance's estimated transaction costs.

     The fair value of the shares of New York Health Care common stock was determined by treating the market value of the New York Health Care stock at July 19, 2002 as having been effectively received by New York Health Care shareholders. The fair value of the preferred stock was determined based on the fair value of the underlying common stock. The fair value of the stock options was determined by reference to an option-pricing model and the number of New York Health Care options was treated as having been granted by Bio Balance under reverse acquisition accounting rules. To determine the fair value of these options, the following assumptions were used: expected volatility of 153%; risk-free interest rates ranging from 4.09% to 4.88% and expected lives of approximately 5.6 years.

     The adjustment to additional paid-in capital was determined as follows:

               Purchase price                  $20,650,000
               Bio Balance's transaction costs    (150,000)
                                               ------------
                                               $20,500,000
                                               ============

     The adjustment also eliminates the historical deficit ($342,581),additional paid in capital ($4,733,131),common stock ($37,500), preferred stock($5,904) and treasury stock($31,483)of New York Health Care and Bio Balance's transaction costs ($150,000). The adjustment records the fair value of New York Health Care tangible and intangible assets, including the liability due to officers due to a change in control of New York Health Care. New York Health Care's estimated fair value at June 30, 2002 approximates book value except that the value of the deferred tax assets and goodwill was not included.

       NYHC book value at June 30, 2002            $     4,400,000
       Deferred taxes                                     (262,000)
       Goodwill                                         (1,375,000)
       Liability due to change in control               (1,353,000)
                                                        ----------
       Fair value of NYHC assets                   $     1,410,000
                                                        ==========

     (c) To record the recapitalization of Bio Balance. This includes the elimination of Bio Balance's common stock and recording the common stock and preferred stock of New York Health Care that will be outstanding after the merger.

     (d) To record value of compensation expense resulting from the exchange of Bio Balance's options/warrants to New York Health Care's options/warrants. These options/warrants are being accounted for because the intrinsic value of the options/warrants immediately after the merger is greater than the intrinsic value of the award immediately before the merger. These options/warrants will be recorded as variable options/warrants after the merger. The vested portion is not shown as an expense in the pro forma condensed consolidated financial statements because it is non-recurring. The unvested portion is expensed in the proforma condensed consolidated financial statements as if the merger was to have occurred on January 1, 2001. This expense is considered recurring because it would have been expensed by Bio Balance without completing the merger.

     (e) To record an additional $1 million in proceeds and the issuance 3,222,222 shares of New York Health Care common stock.

3.   Pro Forma Earnings (Loss) Per Share (1)

     Pro forma loss per share has been determined based on the amount of pro forma net income (loss) divided by the sum of the weighted average number of shares of New York Health Care outstanding during the periods plus the additional shares issued by New York Health Care in the acquisition and immediately prior to the acquisition.

     For the year ended December 31, 2001            $5 million      $6 million
     ------------------------------------             Raised            Raised
                                                     ----------       ----------
         Shares used to compute NYHC basic loss
              per share                               2,454,179        2,454,179
         Shares issued in merger                     18,111,112       21,333,334
                                                     ----------       ----------

         Shares used to compute pro forma basic
              loss per share                         20,565,291       23,787,513
                                                     ==========       ==========

         For the year ended December 31, 2001        $5 million       $6 million
         ------------------------------------         Raised            Raised
                                                     ----------       ----------
         Shares used to compute NYHC diluted
               loss per share                         2,454,179        2,454,179
         Shares issued in merger                     18,111,112       21,333,334
                                                     ----------       ----------

         Shares used to compute pro forma diluted
               loss per share                        20,565,291       23,787,513
                                                     ==========       ==========

         For the six months ended June 30, 2002
         --------------------------------------

         Shares used to compute NYHC basic loss
               per share                              2,467,547        2,467,547
         Shares issued in merger                     18,111,112       21,333,334
                                                     ----------       ----------

         Shares used to compute pro forma basic      20,578,659       23,800,881
                                                     ==========       ==========

         For the six months ended June 30, 2002
         --------------------------------------

         Shares used to compute NYHC diluted loss
               per share                              2,467,547        2,467,547
         Shares issued in merger                     18,111,112       21,333,334
                                                     ----------       ----------

         Shares used to compute pro forma diluted
                loss per share                       20,578,659       23,800,881
                                                     ==========       ==========

(1) The information for New York Health Care gives effect to the one for one and one half reverse stock split contemplated in the merger.

                              BIO BALANCE BUSINESS

General

     Bio Balance is a development stage company, which owns "probiotic" technology and intellectual property and has engaged in the research, development and limited marketing in Israel of a product for the treatment of gastrointestinal diseases and disorders in animals and humans, including irritable bowel syndrome ("IBS") and chronic diarrhea.

     "Probiotics" are living microorganisms or microbial mixtures which are administered to benefit the animal or human host by improving its microbial balance by stimulating the growth of healthy bacteria. Bio Balance has filed numerous patent applications in Israel, the United States, and abroad on its core technologies.

     Bio Balance's first product, PROBACTRIX(TM) has undergone toxicity and animal studies in established laboratories in Israel and the former Soviet Union and has received approval from the State of Israel, Ministry of Agriculture, Division of Animal Feed Quality Assurance for veterinarian use and from the State of Israel, Ministry of Health for use as a human food supplement. PROBACTRIX(TM) was available in Israeli pharmacies from August 2000 until July 2001 when Bio Balance entered into an agreement to acquire all rights with respect to the product. PROBACTRIX(TM) consists of a proprietary strain of non-pathogenic (i.e. non-toxic) M-17 Escherichia Coli ("E.coli") bacteria preserved in a proprietary vegetable extract formulation. Various clinical studies in the former Soviet Union and in Israel, as well as published scientific articles support the beneficial effects of non-pathogenic E.coli.

     Bio Balance intends to comply with applicable requirements for the introduction of its first product, PROBACTRIX(TM), to the United States market as a medical food. Medical foods are not subject to the FDA regulatory criteria and market clearance standards applicable to "drugs". Instead, medical foods are food for special dietary use. As such, medical foods may be marketed following a self-determination that the products functional ingredient is "generally recognized as safe" (GRAS), and that the product meets the definitional medical food criteria. Bio Balance commenced the GRAS determination process in the spring of 2002 and presently expects completion of that process in 2003. Following completion of GRAS and medical food determination, and assuming GRAS and medical food status is determined, Bio Balance intends to conduct at least two clinical trials to obtain statistically significant data to support marketing efforts before commencing marketing of PROBACTRIX(TM) in the United States.

     As a secondary product offering, Bio Balance also plans on introducing a version of its product as a pharmaceutical drug and thereafter market the product in the United States. FDA approval of the product as a pharmaceutical drug is a time consuming and costly process requiring extensive clinical studies to prove the safety and efficacy of a product. Clinical studies and clearance of a pharmaceutical drug can cost $50 million or more and require 2 to 5 years to complete. Because of its ability to market PROBACTRIX(TM) as a medical food, and because of the time and cost associated with introduction of PROBACTRIX(TM) as a pharmaceutical drug, Bio Balance has not as yet commenced the FDA approval process and has no current time table to begin that process. Bio Balance does not expect to commence the FDA approval process unless and until it can secure adequate financing to support that effort. Bio Balance was incorporated on May 21, 2001 in the State of Delaware under the name The Zig Zag Corp. and changed its name to The Bio Balance Corp. in September 2001. From its inception, Bio Balance has been a development stage company and has not generated any revenues. From inception to August 15, 2002, Bio Balance has raised gross proceeds of approximately $3,734,000 from the private placement of 9,816,614 shares of its common stock to investors other than the founders.

Recent Purchase of Technology

     In July 2001, Bio Balance acquired all the intellectual property rights it uses in its business from Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd., each of which was engaged in the research, development, limited marketing and sales of probiotic bacteria, and other technology for cash consideration of $510,000 and an aggregate of 990,000 Bio Balance shares. The assets purchased consist of all know-how, patent applications, contracts and other intellectual property rights possessed by Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd., including pending U.S., Israeli and international patent applications, relating to the following:

1.   isolation, propagation and analysis of probiotic bacteria;

2. live microbial food supplement and the technology for its manufacture and preservation;

3. live microbial preparations and the technology for their manufacture and preservation for use in various industrial and environmental applications, including, but not limited to, the production and use of bioactive filters, fermentation processes, production, storage and use of bio-pesticides and production storage and use of oil-spills degrading bio-preparations;

4. production, analysis and use of plant derived extracts having beneficial therapeutic activity; and

5. production, analysis and use of plant derived extracts having beneficial microbial preservation activity.

     The 990,000 shares are subject to an eight-month escrow period, which ended on April 18, 2002 in order to allow for compensation of Bio Balance for any claims, losses, liabilities, etc. incurred by Bio Balance, its officers or directors as a result of any inaccuracy or breach of a representation or warranty of Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. or failure of Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. to perform their obligations.

     Pursuant to the terms of the Asset Purchase Agreement, in the event of a transaction providing for a stock-for-stock exchange, Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. shall in exchange for the Bio Balance shares receive a like number of shares of the common stock of the surviving or acquiring entity (in this case, New York Health Care). If the valuation of the New York Health Care shares received by Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. in the transaction is less than $1,980,000, Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. are entitled to receive, rounded down to the nearest whole number of New York Health Care shares, an additional number of shares calculated as (A) (i) $1,980,000 divided by (ii) the per share valuation of the New York Health Care shares in the transaction, minus
(B) the aggregate number of shares issued or issuable to Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. under the Asset Purchase Agreement. If the New York Health Care shares are valued at less than $2.00 each upon consummation of the transaction, each shareholder of Bio Balance other than Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. will have the amount of New York Health Care shares they would otherwise receive in the transaction proportionately reduced.

     Additionally, Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. were granted a 30-day buyback provision, enabling Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. to buy back the assets from Bio Balance in the event a closing of the transaction, or an initial public offering of the stock of Bio Balance, is not completed within 360 days of August 18, 2001 by returning their 990,000 shares to Bio Balance together with repayment of the cash portion of the purchase price, $510,000, with interest. Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. have 30 days after the 360-day period to exercise their buyback. In the event Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. exercise their buyback right, Bio Balance will be forbidden for a period of three (3) years from the date of exercise of the buyback right to engage directly or indirectly in the development, manufacture and marketing of any product using the E.coli bacteria. In such case, Bio Balance will be forced to shut down its operations. The Exchange Agreement described below will qualify as a "transaction" and, if completed within the period permitted in the Asset Purchase Agreement (originally, by August 13,
2002), Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. will have no further buyback rights to the assets.

     On July 26, 2002, each of Danron Ltd. and Kimmey Trading Ltd. executed an amendment to the Asset Purchase Agreement, and on August 28, 2002 Uprising Investments Ltd. executed the amendment, deferring the commencement of the buyback period until November 13, 2002. Although the Bio Balance Exchange Agreement with New York Health Care will qualify as a "transaction" described above, the transaction is subject to various conditions prior to closing the exchange. In the event the exchange is not consummated by November 13, 2002, Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd. will have the right to buy back the assets.

Irritable Bowel Syndrome

Description of Irritable Bowel Syndrome ("IBS")

     Irritable bowel syndrome is a chronic gastrointestinal disorder characterized by a combination of chronic or recurrent gastrointestinal symptoms, accompanied by pain that can be severe at times. Chronic illness may involve repeated episodes of deterioration in which the patient confronts and adjusts to the effects on ones lifestyle. Similar to other common chronic conditions, it is a disorder that needs to be taken very seriously.


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     The cause of IBS is not known and there is no cure. The symptoms  appear to be due to an increased sensitivity of the bowel, which results in spasm of the bowel muscle. IBS is a disorder of the way in which the bowel functions. It is sometimes referred to as a `functional bowel disorder' because there are no physical signs of disease when the colon is examined.

     IBS is a disturbance in the regulation of bowel function. In IBS the normal rhythmic wave pattern of the gut (peristalsis) is disrupted and spasms of the bowel muscle can occur. This disruption of brain-gut function can result in symptoms that include pain and altered bowel function including diarrhea and/or constipation.

     When a person has IBS, the muscles in the bowel are very sensitive. Food or stress that would not affect a normal person can cause pain, bloating, and diarrhea to someone with IBS. Other symptoms can include gas, nausea, vomiting, and mucous in the stool. About 30% of people affected by IBS will experience mainly diarrhea and about 20% will experience mainly constipation. The remainder will experience symptoms that alternate between constipation and diarrhea.

     The impact of IBS symptoms ranges from inconvenience to disabling. It is comparable to other chronic diseases. For the millions of IBS sufferers with multiple symptoms, there has been little that provides sustained relief from pain, diarrhea, and the constant sense of urgency to have a bowel movement.

     IBS causes a great deal of discomfort and distress, even if it does not cause permanent intestinal harm. It does not lead to intestinal bleeding of the bowel or to serious diseases such as cancer. For some, IBS is just a mild annoyance, but for many people it can be disabling. They may be afraid to go to social events, to a work, or travel even short distances. Hope often shifts from the desire for a cure to just finding ways to cope with the disease.

     IBS robs people of daily life. For some this occurs in small ways. They are barely noticeable until they realize they have given much of their life to coping with the disorder. For others it is very dramatic. Day after day it causes one to be afraid to leave home. They constantly fear experiencing fecal incontinence--at work or school, in a social setting, or even in the privacy of their own home. Painful intestinal cramping and diarrhea overwhelm their body.

     It is difficult for those who do not experience the severity of IBS to imagine what daily living is like. Imagine waking everyday, or even several times a week, with GI flue like symptoms. You feel severe abdominal cramping to the point of being doubled over in pain, accompanied by nausea, and diarrhea. You may be in your bathroom for an hour or more before, exhausted, you feel you can leave your home. You plan your day around the availability of restrooms. You are hesitant to eat because symptoms might start all over again. You sometimes miss work, or cancel appointments because of IBS.


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     It  affects  not only  your  professional  or  educational  life,  but your personal life as well. It is difficult to plan trips, eat in restaurants, go to a movie, take public transportation, or even go for a walk--you need quick or immediate access to a bathroom. Your fear of not making it to a bathroom, of having an "accident," can be disabling. Your friendships and your most intimate relationships are affected. Your disease is invisible as you strive to hide it from others but it affects every aspect of your life.

     IBS presents some unique challenges. To patients, the symptoms are often unmentionable and embarrassing, and to physicians, in the absence of structural abnormalities, symptoms may be relegated to being "psychiatric," or not truly existing as clinical entities. However, the understanding of IBS pathophysiology and treatment has changed dramatically over the past decade and the disorder is not perceived as "illegitimate."

- Number of Affected Individuals

     According to IBS Self Help Group, an organization formed to support those who suffer from IBS, IBS (1) is more prevalent in the U.S. than depression, asthma, diabetes and coronary heart disease, (2) affects an estimated 40 million Americans, and (3) is the second leading cause of school and work absenteeism behind the common cold. The Mayo Foundation for Medical Education and Research states, at its web site MayoClinic.com, that IBS is one of the most common gastrointestinal disorders that physicians see accounting for approximately 3 million physician visits annually in the United States.

     According to a Pharmacor study published in 2001 by Decision Resources, in 1999, the total number of diagnosed IBS patients in the seven major pharmaceutical markets was 16.5 million with diagnosed cases in those markets expected to increase to 19.4 million in 2009. This number does not take into account undiagnosed IBS sufferers. Experts, according to the Pharmacor study, estimate that nearly 20% of the world's population suffers from IBS.

     In a large U.S. survey undertaken on irritable bowel syndrome (www.ims-global.com//insight/news-story991122a.htm) published in September 1999, nearly 40% of women reported experiencing abdominal pain they described as intolerable without some kind of relief. Moreover, regardless of the severity of their abdominal pain, most women in the survey said that their symptoms forced them to miss days from work, limit travel, or avoid social outings.

- Current treatments

     To date, there has been no cure for IBS, and the cause of IBS remains unknown. The common "treatment" has been a combination of sensible diet, stress management, and a program of therapeutic supplements and/or prescription drugs including laxatives, anti-diarrheal and anti-spasmodic products. A significant, unmet market lies in the treatment of IBS.

     Recognizing this significant market potential, several large pharmaceutical companies have spent a great deal of money and effort to address this problem and failed. The following are the medical community's most recent unsuccessful attempts for an effective treatment of IBS:



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     Lotronex(R):  On February  9, 2000,  GlaxoWellcome's  IBS drug  Lotronex(R)
(alosetron hydrochloride) a potent and selective 5HT3 receptor antagonist, was approved by the FDA for the treatment of IBS in female, diarrhea predominant patients. Lotronex(R) had been shown in two large (>600 patients), placebo controlled studies to be of benefit in the treatment of non-constipated, female
IBS   patients.   The   principal   benefit   was   observed   in   those   with
diarrhea-predominant disease. Many patients with diarrhea-predominant IBS found relief in Lotronex(R). From March 2000 to November 2000, more than 450,000 prescriptions were dispensed. This rapid market acceptance of Lotronex(R) can be explained by the lack of an effective treatment, as well as by the concentrated active proscriber base for the gastrointestinal (GI) market. While Lotronex(R) may have benefited many, its effects were short-lived. On November 28 2000, GlaxoWellcome voluntarily pulled Lotronex(R) from the market upon the FDA's request after safety concerns arose over reports of serious gastrointestinal side effects associated with the drug. Such side effects included extreme constipation and in some rare cases fatal ischemic colitis. In June 2002, the FDA approved reintroduction of Lotronex(R) under a risk-management program limiting the drug's use to women who have severe IBS characterized predominantly by diarrhea and who have failed conventional therapy.

     Zelmac(R): (tegaserod) developed by Novartis and Bristol-Myers Squibb acts similarly to Lotranex(R), as antagonists of the neuronal receptors thought to be responsible for motility and bowel pain. In May, 2001, Novartis and
Bristol-Myers Squibb announced that they were voluntarily withdrawing the marketing application for Zelmac(R) from the European Agency for the Evaluation of Medicinal Products as the Committee for Proprietary Medicinal Products had expressed concerns regarding "the relevance of the observed clinical effect" and also questioned the methodological conduct of some preclinical studies.

     Renzapride(R): developed by Alizyme Inc. is a 5-HT4 receptor agonist /5-HT3 receptor antagonist, receptors that influence gastric motility. It is currently in Phase II trials. In October 2000, Alizyme announced positive results from its Phase IIa clinical trial of ATL-1251, which was conducted in patients with constipation-predominant irritable bowel syndrome. They have also received approval to commence a Phase II b clinical trial for 500 people. People given ATL-1251 demonstrated an improvement in a number of symptoms associated with IBS and ATL-1251 was generally well tolerated.

Probiotics

- The Gastrointestinal (GI) Tract

     The primary role of the gastrointestinal tract is to digest food and absorb nutrients in order to meet the metabolic requirements and demands needed for normal human growth and development. The gastrointestinal tract functions as a barrier against antigens from microorganisms and food. Immuno-physiologic regulation in the gut depends on the establishment of indigenous microflora.


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     Furthermore,  the  intestinal  mucosa  provides a  protective  host defense against the constant presence of antigens from food and microorganisms in the gut lumen. Protection against potentially harmful agents is ensured by many
factors,   including  saliva,  gastric  acid,  peristalsis,   mucus,  intestinal
proteolysis, and specifically the intestinal micro-flora. Because some of these bacteria are beneficial to health while others are dangerous, the microbial colonization of the intestine has important health implications for humans, ranging from infection susceptibility to toxic or carcinogenic effects.

     Microbial colonization (the clinging of bacteria to the intestinal wall) begins after birth, but the development of the intestinal microflora and the gut barrier is a gradual process. The maternal intestinal flora is a source of bacteria colonizing the newborn's intestine. Colonization is also determined by contact with its surroundings. Initially, facultative anaerobic strains dominate. Thereafter, differences exist in the composition of species, primarily influenced by choice of diet. After weaning, the composition of the microflora resembles that of the adult flora. Although bacteria are distributed throughout the intestine, the major concentration of microbes can be found in the large intestine.

     It is estimated that the human intestine contains more that 400 different bacterial species and approximately 100 trillion (1014) bacterial cells, which is more than ten times the number of cells comprising the human body. The most prevalent resident bacterial species inhabiting the adult intestinal tract in Western societies include Bacteroides, eubacteria, peptostreptococci, bifidobacteria, enterobacteria, streptococci, lacto bacilli, clostridia and staphylococci.

     The intestines of man and animals constantly have both beneficial or good microorganisms (e.g. L. acidophilus, L. casei, and L. bifidus), and pathogens or bad microorganisms (e.g. Salmonella typhimurium, Staphlococcus aureus, E. Coli and Colstridium perfringens). These populations of organisms wage a constant war with each other in order to maintain a proper balance. The unfriendly pathogenic microbes are beneficial to the ecology of the intestines when they are in the minority and in balance with the friendly beneficial bacteria. When pathogenic microbes significantly outnumber the beneficial ones, health problems result. For optimum "gut flora balance," the beneficial bacteria should predominate, presenting a barrier to invading pathogenic organisms. Approximately 85% of the intestinal microflora in a healthy person should be beneficial bacteria and 15% pathogenic bacteria.

     The intestinal microflora is very important to the host for several reasons. The gut microflora is an important constituent in the intestine's defense barrier. The microflora increases resistance to new colonization, or invasion by pathogenic organisms. They also protect against the overgrowth of already-present potentially pathogenic organisms. Another important intestinal flora function is its high metabolic activity. The host is further protected because the gut microflora elicit specific immune responses at a local and a systemic level.

     In addition to participation in tolerance induction, intestinal colonization acts as an important antigenic stimulus for the maturation of the gut-associated lymphoid tissue. The capacity to generate IgA-producing cells progressively increases in response to intestinal antigenic stimulation, particularly the establishment of the gut microflora. Upon colonization, organisms have been shown to translocate to the mesenteric lymph node, but the number of translocating bacteria begins to decrease with the onset of specific IgA response, reflecting maturation of the intestine's immunologic defense mechanisms. These results suggest that intestinal microflora are important in human individuals and that qualitative differences in the composition of the microflora might affect immunologic homeostasis.

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

- The GI Microflora Problem

     Many factors affect the composition of the bacteria present in the intestines. Throughout the human life cycle, conditions exist that produce increased risk for infection, increased activity of opportunistic pathogens and decreased protection from normal microflora. Several pathways can upset the intestinal micro floral balance. The administration of antimicrobial agents (antibiotics) is a common cause of micro floral imbalance. Stress to the host, in the form of diet or climate, aging, medication, illness, infection, geographic location, socioeconomic circumstances and lifestyle can upset this balance and change the gut's pH and other environmental factors to favor the growth of pathogens.

     Micro floral imbalance leads to decreased resistance to pathogenic colonization and to alterations in the metabolic activities of the intestinal flora by the pathogenic bacteria. Diarrhea is the most common result, but other GI disorders can also develop. Studies have found that these pathogens produce endotoxins, which cause symptoms such as fever, leucopenia, circulatory problems, and hyperglycemia.

     The amount and type of fermentable material (i.e. growth substrate) in the gut also plays a role in determining the bacterial species present. Diet, not only regulates the species and concentration of microorganisms in the gut, but also has been reported to influence the metabolic activities of those microorganisms. Thus, it may be possible, at least transiently, to manipulate the gut microbiotia through bacterial supplementation.

     It is the recognition of the effects of colonizing microbes in association with the human body and the combination of wanting to encourage the positive and discourage the negative properties of invading microbes that have led to probiotic theory. The demonstration that the gut microflora are an important constituent in the intestinal mucosal barrier has introduced the concept of probiotic therapy: the therapeutic application of potentially beneficial microorganisms, which act as probiotics.

     "Probiotics" are live microorganisms or microbial mixtures that are administered to benefit the animal or human host by improving its microbial balance by stimulating the growth of healthy bacteria.

     The criteria for a microorganism to be defined as probiotic include that the strain be of human origin,
         be safe for human use,
         be stable in acid and bile,
         adhere to the intestinal mucosa.


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


     The establishment of proper microflora balance in the natural microflora has led to the introduction of novel therapeutic interventions based on the consumption of cultures of beneficial live microorganisms that act as probiotics. The positive results from human volunteer or clinical studies, even in the absence of compelling mechanistic studies, provide validity to the probiotic concept. This concept has been developed further through the decades, and today, especially in Europe and Japan, probiotic-focused research, product development and marketing are at an all-time high.

     In addition to their proposed direct effects on humans, probiotics may have additional utility in animal agriculture. Probiotics have been tested for preventing pathogens of animal origin from colonizing in food animals, and the products derived from them. Probiotic bacteria can be found worldwide in a variety of products, including conventional food products, dietary supplements and medical foods.

     The probiotic theory offers an intriguing approach to controlling negative metabolic or pathogenic activities of microbes to which we are exposed on a daily basis. Probiotics have the ability to provide this benefit. Dietary probiotic approaches have obvious advantages in terms of cost, reduced side effects and ease of market penetration to large numbers of people, when compared to standard drug based solutions.

- History of Probiotics

     Microbes have been essential to food and alcoholic fermentations for thousands of years. Over the last century, different microorganisms have been used for their ability to prevent and cure diseases, leading to the coining of the term probiotics, or "pro-life". The concept of probiotics evolved around 1900, when Nobel Prize-winning Elie Metchnickoff hypothesized that the long, healthy lives of Bulgarian peasants were the result of their consumption of fermented milk products.

     The first clinical trials were completed in the 1930s regarding probiotic effects on constipation. Research on probiotics has steadily increased since then, much of it taking place in Europe and Asia. Worldwide, probiotics are currently available in a variety of food products and supplements. In the U.S., food products containing probiotics are most exclusively dairy products - fluid milk and yogurt - due to the historical association of lactic acid bacteria with fermented milk. The most frequently used bacteria in these products belong to the Lactobacillus and Bifidobacterium species.

     Due to their long history of use in food fermentation, the FDA has designated many probiotics to be generally recognized as safe (GRAS). Even for those without GRAS status, the industry has used probiotic bacteria in food fermentations with the assumption that their history of use implies their safety. The food industry will need to carefully assess the safety and efficacy of probiotics before incorporating them into food products.


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- Probiotic Selection Criteria

     Historically the selection of probiotic strains has been based on the criteria of efficacy and the absence of side effects. Additional criteria for the use of appropriate strains include the ability to 1) exert a beneficial effect on the host 2) survive transit through the intestinal tract 3) adhere to the intestinal epithelial cell lining 4) produce antimicrobial substances that target pathogens 5) stabilize the intestinal microflora. For probiotics to be commercially viable, they must have viable shelf life in food or preparations, contain a large number of viable cells at the time of consumption and be both, non-pathogenic and nontoxic.

- The Effect of Probiotics

     Published scientific literature and clinical studies undertaken in Israel and the former Soviet Union suggest that probiotics can decrease the incidence, duration and severity of many gastrointestinal illnesses.

     Specifically, the safety and efficacy of non-pathogenic E.coli has been the subject of a number of clinical studies conducted in 1997 and 1998 at twenty-seven medical research and therapeutic institutions in the former Soviet Union and Israel, including various departments of the Moscow Medical Institute; the G.N. Gabrichevsky Institute for Epidmiology and Microbiology in Moscow; the Ministry of Health of the Dagestan Republic; various departments of the Russian Academy of Medical Sciences; and the Rabin Medical Center at Tel Aviv
University,  Israel.  Those  studies  covered  a broad  range of uses of  E.coli including: clinical efficacy (1) in patients undergoing therapy, with dyspeptical symptoms, developed following antibiotherapy, and in patients with large bowel irritable syndrome, (2) in chronic gastrointestinal diseases accompaied with diarrhea syndrome with subsequent development of intestinal disbiosis, (3) in surgical diseases, (4) in pediatric patients, (5) in acute infectious diarrheal diseases as a single therapeutic preparation, (6) in acute infectious diarrhea, complicated by severe pathological background, (7) in the treatment of patients with acute intestinal infections and viral hepatitis with pronounced intestinal disbiosis, (8) in a region with increased infectious morbibity, (9) in the treatment of diarrheal syndrom and intestinal disbiosis in patients with HIV-infections, (10) in the prevention and treatment of diarrheal syndrome and other intestintal dysfunctions induced by anticancer treatment and late radiation enterocolitis, and (11) effect on the immune status of patients with neoplastic cancers during radiation and chemotherapy. The results of those clinical studies were reported in three publications released in 1999. In each of those studies it was concluded that introduction of an E.coli probiotic was effective in the treatment of symptoms studied with no observed safety concerns being noted.

     Additional studies on animals have been conducted with respect to the use of E.coli probiotics, including an acute oral toxicity study on rats conducted by Harlan Biotech Israel Ltd. in 1999 which study indicated that the product was safe and nontoxic.



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     Scientific  articles   supporting  the  potential   beneficial  effects  of
probiotics,   include:  Probiotics  and  Functional  Foods  in  Gastrointestinal
Disorders,   Martin  H.  Flock,   MD  and  JoAnn   Hong-Curtiss,   MD,   Current
Gastroenterology Reports, 2001, 3:343-350; Non-pathogenic Escherichia coli versus mesalazine for the treatment of ulcrative colitis: a randomised trial, BJ Rembacken, ATR Axon, The Lancet, August 21, 1999, 354:635-639; Evaluation of probiotic treatment in a neonatal animal model, D.J. Lee, R.A. Drongowski, A.G. Coran, C.M. Harmon, Pediatric Surgery International, 2000, V. 4, No. 4, 237-242; Probiotics and E.coli Infections in Man, R. Lodinova-Zadnikova, U. Sonnenborn,
H. Tlaskalova, The Veterinary Quarterly, V. 20, Supp. 3, June 1998, S78-S81; Antagonistic effect of Lactobacillus acidophilus, Saccharomyces boulardii and Escherichia coli combinations against experimental infections with Shigella flexneri and Salmonela enteritidis subsp. typhimurium in gnotobiotic mice, J.V.M. Filho-Lima, E.C. Vieira and J.R. Nicoli, Journal of Applied Microbiology, March 2000, V. 88, No. 3, 365-370; and Escherichia coli as a Probiotic?, G.J. Jansen, A.C.M. Wildeboer-Veloo, D. van der Waaij, J.E. Degener, Infection 26
(1998) No. 4, 232-233

     Those publications and studies indicate that probiotic bacteria, and specifically E Coli:

-- preserve intestinal integrity and mediate the effects of a number of other intestinal diseases;

-- encourage the colonization of the gut and the restoration of micro floral balance;

-- can prevent the overgrowth of potential pathogens in the gastrointestinal tract;

-- improve symptoms of inflammatory bowel disease (IBD), and ulcerative colitis with consumption of certain strains of lacto bacilli;

-- may inhibit the gastric colonization and activity of Helicobacter pylori, which is associated with gastritis, peptic ulcers and gastric cancer;

--   are  useful  in  the  treatment  of  many  types  of  diarrhea,   including
     antibiotic-induced diarrhea in adults, travelers' diarrhea and diarrheal disease in young children caused by rotaviruses;

-- promote the endogenous host defense mechanism, in addition to the effects of probiotics on non-immunologic gut defense that are characterized by the stabilizing of the gut;

--   enhance both specific and nonspecific immune responses;

     Those publications and studies showed no harmful inflammatory response from the use of probiotics.

     Because diarrhea is a major cause of infant death worldwide and can be incapacitating in adults, the widespread use of probiotics could be an important, non-invasive means to prevent and treat these diseases, particularly in developing countries.


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

     The action of microorganisms during the preparation of cultured foods or in the digestive tract has been shown to improve the quantity, availability and digestibility of some dietary nutrients. In addition to nutrient synthesis, the actions of microorganisms in the digestive tract can, to a limited extent improve the digestibility of some dietary nutrients. These nutrients, such as enzymes, are released into the intestinal lumen that exerts synergistic effects on digestion, alleviating symptoms of intestinal malabsorption. In addition, SCFA concentration helps to maintain an appropriate pH in the colonic lumen, which is critical in the expression of many bacterial enzymes and in foreign compound and carcinogen metabolism in the gut.

     Probiotics may also suppress viable counts of an undesired organism in other ways. They can produce antibacterial compounds and compete for nutrients or physical real estate on the intestine wall. Both are properties that the bad organisms need to survive. Further, they may alter the microbial metabolism by increasing or decreasing enzyme activity. They may additionally stimulate the immune system by increasing antibody levels. The probiotic elements themselves are bound to the carrier in a manner that protects the beneficial microorganisms from the above activities during their passage through the GI tract.

- How Probiotics Works

     The mechanism(s) by which probiotics exert their effects on the host are still speculative. Probiotics may antagonize pathogens directly through production of antimicrobial and antibacterial compounds such as cytokines, hydrogen peroxide, bacteriocins, and butyric acid. Probiotics target specific groups of pathogenic organisms. This decreases the number of pathogens by affecting their metabolism or by stimulating immunity to them.

     Probiotics reduce gut pH by stimulating the lactic acid - producing microflora, competing for binding and receptor sites that pathogens occupy improving immune function and stimulating immunomodulatory cells or producing lactase which aids in lactose digestion.

     Competitive colonization enables probiotics to compete for binding and receptor sites that pathogens occupy, thereby minimizing the ability of pathogens to colonize and grow. Probiotic bacteria compete with pathogens for available nutrients and other growth factors removing the nourishment that the pathogens need to survive.

     Among the possible mechanisms of probiotic therapy is the promotion of the non-immunologic gut defense barrier, which includes the normalization of increased intestinal permeability and altered gut micro ecology. Another possible mechanism of probiotic therapy is improvement of the intestinal tract immunologic barrier, particularly through intestinal immunoglobulin A responses and alleviation of intestinal inflammatory responses, thereby producing a gut-stabilizing effect. Many probiotic effects are mediated through immune regulation, particularly through balance control of proinflammatory and anti-inflammatory cytokines.


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     It is uncertain  whether the ability of  probiotics to adhere to intestinal mucosal cells is required for optimal health effects. Some experts believe that adhesion is necessary, with adhesion properties depending upon bacterial concentration, resident pH, transit time, and dietary factors. Others believe that probiotics exert their effect through only a loose affiliation with the mucosal layer that does not require site-specific attachment. Microbes may exert their effects without adhesion if consumed on a regular basis, as in the case of yogurt bacteria aiding lactose digestion.

Bio Balance's Technology and Product

     The basic active component in Bio Balance's product is M-17 Escherichia Coli (E.coli), the most competitive bacterium in healthy microflora of man and animals. It has been used for the preparation of Colibacterin, Bificon and other medicines and food supplements.

     Clinical studies of liquid food supplements with M-17 E.COLI were performed in the former Soviet Union in the late 1980's. In those studies, and in studies conducted in Israel, these biologically active food supplements were found efficient in the treatment of intestine infections of various etiologies and showed no harmful side effects.

- Bio Balance Technology

     Bio Balance's first product, PROBACTRIX(TM) is a non-pathogenic E-coli based probiotic microorganism. PROBACTRIX(TM) contains a single species of a non-pathogenic probiotic microorganism. Bio Balance believes the PROBACTRIX(TM) formulation is useful in the restoration of normal GI function and Bio Balance believes PROBACTRIX(TM) may be utilized to maintain or reinstate normal gastrointestinal microflora. It may also aid in the prevention and/or treatment of numerous gastrointestinal infections or disorders. The following list highlights several diseases, infections, and disorders for which Bio Balance believes PROBACTRIX(TM) can be effective:

     IBS
     Chronic diarrhea;
     Infectious diarrhea caused by Salmonella or Shigella
     C. Difficile, E. coli, Campylobacter, Clostridium, and other bacterium Diarrhea resulting from antibiotic therapy, radiotherapy, or chemotherapy

     Bio Balance also intends to explore the utility of PROBACTRIX(TM) in the treatment of gastrointestinal complications of immune disorders.

     The proprietary formulation used for Bio Balance's product consists of a proprietary strain of non-pathogenic E. coli preserved in a proprietary vegetable extract formulation. The proprietary strain of E. coli derives from an organism that was originally isolated from the intestinal microflora of healthy volunteers. The product is based on research and clinical studies by the inventors. The technology and the processes comprise conditions that preserve M-17 E.COLI in the biologically active form with a shelf life of one year at room temperature.
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     The formula was approved as a food supplement for human use by the Ministry of Health of Israel in May 1998 and was approved for use as an animal food by the Ministry of Agriculture of Israel in September 1998. In August 2000, Tetra Pharm began supplying the formula to pharmacies in Israel and continued manufacture and sale of the product until July 2001 when Tetra Pharm agreed to cease manufacture and sale of the product in conjunction with its agreement to sell all rights relating to the product to Bio Balance and after which date
production  of  the  formula  has  been  limited  to  supplying   hospitals  and
Universities where Bio Balance is conducting further research. The formula has been extensively tested and used on animals (poultry and piglets) as well as on a number of human volunteers with known gastrointestinal disorders. Bio Balance is not aware of any side effects occurring as a result of the use of the product. Bio Balance plans on introducing the product into the United States market upon attaining GRAS and medical food status, including the successful completion of at least two clinical trials designed to provide statistically
significant data supporting the effectiveness and safety of the product.   There
can be no assurance that Bio Balance's product will satisfy applicable regulations for use as a medical food in the United States or that the product will ever be accepted as a medical technology.


The Need for FDA Approval of Bio Balance's Product

     Government authorities in the United States and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing of products such as PROBACTRIX (TM).

     Bio Balance plans on introducing its product, PROBACTRIX (TM) into the United States as a medical food. Bio Balance also plans, at a later date, to introduce a different version of its product as an ethical drug. The regulatory scheme varies greatly between a medical food and an ethical drug. Bio Balance's preference is to introduce Bio Balance's product first as a medical food since the approval process for a medical food will be both timely and cost effective.

- Medical Foods

     Overview. A "medical food" means a food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principals, are established by medical evaluation. Thus, unlike dietary supplement or conventional foods, a medical food that is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements have been established may bear scientifically valid claims relating to providing distinctive nutritional support for a specific disease or condition.

     Medical foods are distinguished from the broader category of foods for special dietary use (e.g., hypoallergenic foods) and from foods that make health claims (i.e., dietary supplements) by the requirement that medical foods be used under medical supervision.

     It should be noted, however, that medical foods are not foods that are simply recommended by a physician or other health care professional as part of an overall diet designed to reduce the risk of a disease or medical condition or as weight loss products.

     Regulations for medical foods review and/or listing as well as registration requirements for medical foods manufacturers have not yet been established and, for now, such products are reviewed on a case-by-case basis.

     In order to be distributed in the U.S., medical foods are required to conform to those regulations dealing with general food safety and labeling, however, they do not have to include nutrition information on their labels, and their claims do not need to meet specific standards but the label must clearly state that the product is intended to be used to manage a specific medical disorder or condition, and for use under medical supervision. Of course, the product must meet the medical food definition, and be formulated so as to be safe and efficacious as a medical food.

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     It  should be noted, however, the FDA has for some time been exploring ways to more specifically regulate medical foods. Some examples include methods for safety evaluations, standards for claims, and requirements for specific information on the labels. No due date for this initiative has been published, and it is unlikely to occur in the near future. Should FDA establish more stringent regulatory requirements for medical foods, this could significantly impact the cost and timeline for bringing the PROBACTRIX (TM) product to market.

     In order to market a product as a medical food, the product must satisfy two specific criteria, (1) the product must meet the statutory definition of a medical food, and (2) the ingredients in the medical food must be either approved food additives or "generally recognized as safe" (GRAS). The time frame for establishing PROBACTRIX' (TM) status as a medical food which contains GRAS ingredients may be as short as 12 months and the cost could be as little as several million dollars.

     Unlike an ethical drug, marketing of a product as a medical food requires no approvals of, or filings with, FDA(although voluntary filings may be made at Bio Balance's discretion). Instead, a "self determination" process is utilized to establish both satisfaction of the medical foods statutory definition and GRAS status.

     Statutory Definition Requirement. Bio Balance believes that PROBACTRIX (TM) will satisfy the statutory definition of a medical food since it: (i) is a formulated and processed product for the partial or exclusive feeding of a patient by means of oral intake; (ii) is intended for the dietary management of a patient who, because of therapeutic or chronic medical needs, has limited or impaired capacity to ingest, digest, absorb or metabolize ordinary foodstuffs or certain nutrients, or who has other special medically determined nutrient requirements, the dietary management of which cannot be achieved by the modification of the normal diet alone; (iii) provides nutritional support specifically modified for the management of the unique nutrient needs that result from the specific disease or condition, as determined by medical valuation; (iv) is intended only for a patient receiving active and ongoing medical supervision wherein the patient requires medical care on a recurring basis, for among other things, instructions on the use of the medical food; and
(v)  is  intended  for  use  under  medical  supervision.

     GRAS Requirement. Under the current regulatory scheme, products coming within the definition of a medical food must make a determination that the ingredients in the product are either approved food additives or generally recognized as safe (GRAS) before introducing the product to market. GRAS status is determined by the company introducing the product without the need for any pre-marketing clearance from the FDA, although a process of voluntary notification to the agency is available, in which case the FDA has 90 days to raise questions or objections to the GRAS self-determination.


     Establishment of an ingredient as GRAS based upon scientific procedures requires (1) technical evidence of safety and functionality for the intended use and use levels as defined under the Federal Food, Drug and Cosmetic Act, and (2) a conclusion that this technical evidence is generally known and accepted by relevant experts. The technical elements standard of GRAS requires that information about the substance establish that the intended use of the substance is safe. Satisfaction of the "general recognition" requirement of GRAS,

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according  to  the  proposed  rules,  may  be  established  through  information published in a peer-reviewed scientific journal, publication of data and information in secondary scientific literature, such as scientific review articles, textbooks and compendia, or the opinion or recommendation of an authoritative body.

     Bio Balance began the process of establishing GRAS status in the spring of 2002 with the retention of Daniel Kracov of Patton Boggs, who then hired Nancy Rachman of Novigen Sciences/Exponent to develop and implement a process to establish GRAS and to conduct clinical studies to obtain statistically significant data to support the marketing of the product as safe and effective. Under that process, (1) an exhaustive review and write-up relating to scientific literature relating to the safety of the product will be performed, (2) laboratory testing will be conducted to verify that the product in question is the same as reflected in the scientific literature reviewed, and (3) a panel of experts will review the literature and laboratory results and render an opinion as to whether the product satisfies GRAS status.

     A panel composed of the GRAS experts and additional members with relevant expertise will also review PROBACTRIX (TM) for medical food status and provide an opinion as to whether the product meets the medical food definition. As of June 20, 2002, the literature review had been completed and laboratory testing to verify the character of Bio Balance's product had been completed at one university and similar testing at a second university was under way. Bio Balance anticipates that completion of the GRAS and medical food determination process will occur in 2003. The estimated cost of carrying out these determinations, exclusive of any additional data development, is between $190,000 and $280,000.

     While Bio Balance believes that the current regulatory rules will allow Bio Balance to begin marketing its product as a medical food immediately following determination of GRAS and medical food status based upon data currently under development, prior to such determinations Bio Balance intends to undertake at least two clinical trials to develop statistically sufficient efficacy data to support marketing of its product for specific conditions. Those trials are anticipated to require several months to perform and to cost approximately $600,000 per trial.

     Although Bio Balance intends to comply with the procedures and regulations to establish and market its products a s medical food, there can be no assurance that the FDA will not contest the GRAS status of the ingredients(s) in PROBACTRIX (TM) or the status of our product as a medical food, in which case introduction of our product to the market could be delayed for an extended period, or indefinitely, pending resolution of the product's status or, in the alternative, compliance with the regulatory process applicable to ethical drugs.


Biological Drug

     Bio Balance also plans to introduce a different version of its product and plans to apply to the FDA for approval of our product, PROBACTRIX(TM), as an ethical drug.

     Bio Balance believes that another version of our product may fall within the scope of biological therapeutic or a biotechnology-derived product.

     In contrast to most drugs that are chemically synthesized with a known structure, most biological products are complex mixtures that are not easily identified or characterized and are derived from living sources, such as humans, animals, plants and microorganisms.

     Biological products are approved for marketing under provisions of the Public Health Service Act (PHS Act). However, because most biological products also meet the definition of drugs under the Federal Food, Drug, and Cosmetic Act (FD&C Act), they are also subject to regulation under the FD&C Act provisions.

     Under the PHS Act, any company which wants to introduce a biological product into the US market must hold a license for the product issued by CBER. Licensing of biological products under the PHS Act is very similar to the new drug approval process for human drugs under the FD&C Act. Following initial laboratory and animal testing, a biological product is studied in clinical trials in humans under an investigational new drug application (IND). If the data generated by the studies demonstrate that the product is safe and effective for its intended use, the data are submitted to CBER as part of a Biologics License Application (BLA) for review and approval for marketing.


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- Regulatory Requirements

         Clinical Studies

     Clinical development of a drug and biological drug product is often described as consisting of three sequential phases (Phase I-III) with a fourth
(IV) post-approval phase.

Phase I Clinical Studies

     Phase I starts with the initial administration of the investigational new product into humans. Normally, studies in this phase have non-therapeutic objectives and are conducted in healthy volunteers.

     Phase I studies can be open; baseline controlled or, preferably, use randomization and blinding to improve the validity of observations.

Phase II Clinical Studies

     The primary objective of Phase II is to explore therapeutic efficacy in patients. Phase II studies should be conducted in a group of patients who are selected by relatively narrow criteria (i.e., a specific GI disorder), leading to a relatively homogeneous population. An important goal of these studies is to determine the dose and regimen for Phase III studies. Additional objectives to be considered include evaluation of potential study endpoints, therapeutic regimens (including concomitant therapies) and target populations (e.g., mild versus severe disease).

Phase III Clinical Studies

     The primary objective of Phase III studies is to demonstrate the therapeutic benefit of the product, i.e., to confirm the preliminary evidence accumulated in Phase II studies that the product is safe and effective for use in the intended indication and target population. These studies are intended to provide an adequate basis for the marketing approval and to support adequate instructions for use of the product. That means that Bio Balance will have to demonstrate that Bio Balance has already completed Phase I studies on animals proving that the product is non-toxic and Phase II trials proving our efficacy. In the event Bio Balance must file with the FDA for approval as a biological drug, Bio Balance intends to consult with experienced FDA counsel to determine if data compiled in previous clinical studies in the former Soviet Union and Israel are sufficient to satisfy FDA Phase I and Phase II requirements. If that data is not sufficient to satisfy those requirements, Bio Balance will be required to begin with Phase I or Phase II studies.

     The alternatives presented above significantly differ from each other in many aspects. In respect to timetable, the faster path is the medical food alternative whose approval process could take less than two years. With respect to cost, the most expensive alternative is the drug path for which clinical studies are an integral (and costly) part of it including the supporting services that are required (e.g., laboratory testing, regulatory services, etc.) with a cost of $50 million or more (depending on which Phase II or III) and anywhere from 2 years to 5 years depending on which Phase Bio Balance must begin with. The cost of the medical food path, on the other hand, would likely not be in excess of $5,000,000. In the event Bio Balance is unable to convince the FDA that Bio Balance is ready to move directly into Phase III testing, Bio Balance plans on proposing to the FDA an advanced Phase II stage - efficacy. There can, however, be no assurance that the FDA will agree with Bio Balance's proposal and may require us to begin with either Phase I or Phase II studies.


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Bio Balance Business Strategies

     Bio  Balance   intends  to  pursue   continued   development  of  candidate
probiotics. Using proprietary technology, Bio Balance hopes to make various probiotic agents more effective in various clinical GI tract disorders. It is Bio Balance's intention to maintain a pipeline of new products by adding a research and development program, employees and consultants. Bio Balance's development programs will focus on unmet medical needs in the gastrointestinal area that Bio Balance believes provide substantial commercial opportunity with relatively limited competition. As described above, Bio Balance's first product is PROBACTRIX(TM), and Bio Balance intends to develop additional products and line extensions and also to pursue in-licensing opportunities to add breadth and depth to its research and development. Bio Balance is presently evaluating new formulations and clinical uses for its product. There can be no assurance that Bio Balance will be successful in developing any other probiotics product or even in establishing a research and development program.

     Bio Balance plans to market and sell its product in the United States as medical food if it successfully completes the GRAS and medical food determinations and clinical trials. Bio Balance's marketing strategy will include one or more of the following approaches:

     A direct sales force focused on physicians specializing in the field of gastroenterology. Bio Balance believes that a relatively small sales force will initially be effective, as its first product targets a specialized group of physicians. This sales force may also be used to market and sell its future products.

     Alternatively, Bio Balance may elect to enter into a partnership or licensing arrangement with a company that already specializes in the sale of prescription drugs directed to the gastroenterologist. Bio Balance will also explore sale to a larger well-established pharmaceutical company

     Even if Bio Balance decides to market and sell its product in the United States, Bio Balance may decide to license its foreign product rights to other pharmaceutical companies to commercialize its product abroad. At this point in time, Bio Balance has not determined which way Bio Balance will proceed with its marketing strategy.

     Bio Balance will take a product-focused approach towards drug development. The key elements of its business strategy will be as follows:


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     Develop a probiotic for therapy of Inflammatory Bowel Disease. The existing probiotic approach to IBD leaves room for innovation, improvement and application of other IBDs. This product candidate is focused on improving the balance of flora within the digestive tract to promote gastrointestinal health and the removal of unfriendly bacteria, by presenting more of the GI tract to viable probiotic bacteria.

     Leverage experienced scientific and drug development expertise to develop other probiotic agents. Bio Balance intends to establish relationships with experienced developers of probiotic agents to further development of additional probiotic agents. Dr. Nelli Kelner-Padalka, a member of Bio Balance's Medical Advisory Board with substantial experience in the use of probiotics in the GI tract and a developer of Bio Balance, has previously developed six other probiotic substances and was decorated in the former USSR with the Inventor of the USSR state prize of Kirghizstan. In addition to having access to Dr. Kelner's expertise, Bio Balance is involved in discussions with Universities in Israel and other individuals with experience in probiotic development with a view to entering into agreements to perform probiotic research and development activities. To date, other than Dr. Kelner's service on Bio Balance's Medical Advisory Board, no agreements have been entered into with any Universities or individuals to perform probiotics research and development.

     Optimize clinical and regulatory strategies to shorten time to market. Bio Balance believes that by initially focusing on acute treatments, it can achieve an abbreviated development time, and faster time to market, which it hopes will benefit patients with irritable bowel syndrome and disease. Notwithstanding its objective of getting PROBACTRIX(TM) to market as a medical food, Bio Balance intends to, although it cannot assure that it will be able to, perform clinical trials to rapidly assess effectiveness for well-defined endpoints in the treatment of irritable bowel syndromes, chronic diarrhea and infectious disorders of the GI tract.

     Retain significant marketing rights to Bio Balance product candidates. Bio Balance's goal is to retain marketing rights to its product candidates for as long as it is commercially advantageous. By completing as much of the pre-clinical and clinical development work by itself as is feasible, Bio Balance hopes to be able to negotiate more favorable terms for any such marketing arrangements.

Bio Balance Marketing and Sales

     Bio Balance's marketing and sales decisions and strategies will be dictated primarily by the actions and reactions to its regulatory pathway. Bio Balance will not make sales and marketing decisions until it has satisfied the applicable GRAS requirement for medical foods and completed clinical trials which provide statistically significant data to support the efficacy of its first product, PROBACTRIX(TM).

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

     Bio Balance's primary approach to regulatory compliance is as a medical food, which Bio Balance believes will be satisfied in 2003. Traditional pharmaceutical detail distribution can be applied with quick results using existing channels. Being designated a medical food allows Bio Balance to make claims relating to the distinctive nutritional requirements of a disease or disorder. Bio Balance expects that the product will be marketed primarily to physicians and sold through hospitals, clinics and pharmacies. While the FDA does not generally favor direct marketing or retail sales of medical foods, the only current limitations on the direct marketing or sale of medical foods through retail channels are prohibitions of fraudulent claims and the requirement that the product satisfy the statutory definition of a medical food which requires that the product is intended for use under physician supervision and is so labeled. For example, a medical food may be advertised in magazines read by patients with gastrointestinal diseases and disorders, advising patients of the existence of the product, urging them to ask their physician about the product, and informing them as to where the product may be purchased if their physician believes it would be helpful to their condition. By utilizing a multiple distribution channel approach, Bio Balance believes it will be positioned to reach customers who can be referred by or back to the physician. In the event that the FDA or other government agencies were to prohibit or otherwise restrict the direct marketing or retail sale of medical foods, awareness of PROBACTRIX(TM) among potential consumers could be severely limited which could in turn curtail product sales.

     Bio Balance currently has no sales, marketing or distribution capabilities. In order to commercialize any of its product candidates, Bio Balance must either initially develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. Bio Balance intends to sell market and distribute some products directly and rely on relationships with third parties to sell, market and distribute other products. To market any of its products directly, Bio Balance must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. Bio Balance cannot assure that Bio Balance will be able to develop any marketing or distribution capabilities.

     Bio Balance may elect to market and sell it's product by developing its own sales force to call upon doctors specializing in the field of gastroenterology. This will entail the development of a direct sales force in the U.S. and Canada. Bio Balance believes that a relatively small sales force of fewer than 100 sales representatives can be used for these products because prescribing decisions will be made by roughly one group of physicians, primarily gastroenterologists. If Bio Balance elects to direct market Bio Balance's products, Bio Balance will begin hiring a sales force as the regulatory pathway to market becomes more visible. Bio Balance cannot guarantee that it will develop a sales force with the necessary technical expertise and distribution capabilities.

     Alternatively, Bio Balance may elect to enter into a licensing arrangement with a company that already specializes in the sale of medical foods and or prescription drugs directed to gastroenterologists. Bio Balance is evaluating opportunities to partner with other companies to develop and commercialize its product. Bio Balance may also explore an outright sale to a larger well-established pharmaceutical company. There can be no assurance that Bio
Balance will be successful in entering into any partnership or licensing arrangements or in the sale of Bio Balance.

     Even if Bio Balance decides to market and sell its product in the United States, Bio Balance may decide to license its foreign product rights to other pharmaceutical companies to commercialize its product abroad. In the United States, Bio Balance does not intend to enter into co-promotion arrangements or out-license its product candidates until its product candidates are in the later stages of development, but Bio Balance may promote its product candidates through marketing relationships with one or more companies that have established distribution systems and direct sales forces. In international markets, initially Bio Balance intends to seek strategic relationships to market, seek and distribute its product candidates, but Bio Balance may eventually become involved in direct sales and marketing activities in other parts of the world. There can be no assurance that Bio Balance will be successful in establishing any marketing relationships.


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
Bio Balance Manufacturing

     Bio Balance intends to use contract manufacturers for at least the next few years to produce sufficient quantities of PROBACTRIX(TM) for use in its pre-clinical and anticipated clinical trials instead of developing this capability internally. Bio Balance will also rely on third parties to provide the components of these product candidates. Outsourcing has been effective in similar situations with other companies. Bio Balance has not yet selected contract manufacturers for formulation for commercialization. If these facilities become unavailable for any reason, if its contract manufacturers fail to comply with the FDA's current good manufacturing practices, or if its contract manufactures terminate their agreements, Bio Balance would have to find an alternative source for manufacturing its drug candidates. Contract manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality assurance and shortage of qualified personnel.

     If contract manufacturers are unable to scale up production to meet its commercial needs, Bio Balance's revenue may be adversely affected.

     The process for manufacturing e-coli bacteria and formulating them into a probiotic agent is complicated. Bio Balance has no experience in commercial-scale manufacture of PROBACTRIX(TM). Bio Balance's product candidates will need to be manufactured in facilities and using processes that comply with the FDA's GMP requirements, GLPs, and other similar regulations, including foreign regulations. It may take a substantial period of time to begin producing probiotic e-coli bacteria in compliance with such regulations. If Bio Balance is unable to establish and maintain relationships with third parties for manufacturing sufficient quantities of its product candidates and their components that meet its planned time and cost parameters, the development and timing of its clinical trials may be adversely affected.

Clinical Testing

     Bio Balance does not have the ability to independently conduct clinical studies and obtain regulatory approvals for its product candidates. Bio Balance intends to rely on third-party clinical research organizations, or CROs, to perform these functions. However, Bio Balance has not yet finalized agreements with any CROs to perform these functions. Bio Balance has entered into an agreement with Novigen Sciences to provide the services of Nancy Rachman, Ph.D. who, along with a team of experts, will identify the clinical trials necessary and then hire a qualified CRO. Bio Balance intends to have contracts in place with CROs at least 1 to 2 months prior to commencement of work under each such contract.

Future Plans

     Following the introduction of Bio Balance's first product, PROBACTRIX(TM), for the treatment of IBS, Bio Balance plans to conduct product research, studies and clinical trials with a view to developing similar products for other GI disorders, such as Traveler's diarrhea (TD) and Crohn's Disease.

Competition

     The industry is highly competitive. Numerous companies, many of which are significantly larger than Bio Balance, which have greater financial, personnel, distribution and other resources than Bio Balance and may be better able to withstand volatile market conditions, compete with Bio Balance in the development, manufacture and marketing of probiotics for the treatment of IBS. Bio Balance's principal competition comes from domestic and foreign manufacturers and other wholesale distribution companies who have all failed to receive FDA approval or have introduced a product to the market for IBS that was subject to FDA imposed restrictions. There can be no assurance that national or international companies will not seek to enter, or increase their presence in the industry. In addition, large nationally known companies (such as Bristol-Myers, Squibb, Novataris and Glaxo-Wellcome) are in competition with Bio Balance in this industry, since they have already spent millions of dollars to develop treatments for IBS. Increased competition could have a material adverse effect on Bio Balance, as its competitors may have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those of Bio Balance.

Bio Balance Intellectual Property Rights

     Bio Balance currently relies on a combination of patents, trademark, trade secret laws and contractual provisions to protect its proprietary rights in its product. Bio Balance recently applied for one (1) United States patent application and thirteen (13) divisional patent applications and one (1) United states trademark application, one (1) Israeli patent, and one (1) Patent Cooperation Treaty application and applications filed therefrom in the following countries; Japan, European, Korea, Canada, Australia, Mexico, Brazil, Poland and New Zealand, in connection with PROBACTRIX(TM). There can be no assurance that Bio Balance's applications will result in issued patents and trademarks, or that, if issued, Bio Balance's applications will be upheld if challenged. Further, even if granted, there can be no assurance that these patents and trademarks will provide Bio Balance with any protection from competitors, or, that if they do provide any meaningful level of protection, that Bio Balance will have the financial resources necessary to enforce its patent and trademark rights. In addition, there can be no assurance that others will not independently develop technologies similar to Bio Balance's pending patents and trademarks, or design around the pending patents. If others are able to design around the patents, Bio Balance's results of operations could be materially adversely affected. Further, Bio Balance will have very limited, if any, protection of its proprietary rights in those jurisdictions where it has not effected any filings or where it fails to obtain protection through its filings.

     There can be no assurance that third parties will not assert intellectual property infringement claims against Bio Balance in the future with respect to current or future products. Bio Balance is responsible for defending against charges of infringement of third party intellectual property rights by Bio Balance's actions and products and such assertion may require Bio Balance to refrain from the sale of its product, enter into royalty arrangements or undertake costly litigation. Further, challenges may be instituted by third parties as to the validity, enforceability and infringement of Bio Balance's patents.

     Bio Balance's adherence to industry standards with respect to its product limits Bio Balance's opportunities to provide proprietary features which may be protected. In addition, the laws of various countries in which Bio Balance's product may be sold may not protect Bio Balance's product and intellectual property rights to the same extent as the laws of the United States. As a consequence, Bio Balance requires all of its personnel to execute confidentiality agreements and assignment of intellectual property agreements in favor of Bio Balance. See "Bio Balance -Intellectual Property Rights."

Employees

     Bio Balance currently has two full time employees. Bio Balance plans to hire a full time Chief Executive Officer and other employees, as needed, following closing of the transaction with New York Health Care. While Bio Balance has no definitive plans with respect to the size of its workforce or persons who will fill specific positions, Bio Balance plans to evaluate its needs relative to research and development, product manufacturing and marketing and finance and administration in light of then current alliances and partnerships and will seek to hire personnel based on that evaluation. Bio Balance believes that it will be better positioned to attract and retain qualified personnel as a subsidiary of a publicly traded company following closing of the transaction with New York Health Care.

Facilities

     Bio Balance's executive offices are currently located at 16 East 34 Street, New York, NY 10016 pursuant to a lease agreement for the period beginning December 1, 2001 through November 29, 2003 at a monthly rental price of $5,000.

Legal Proceedings

     Bio Balance is not aware of any pending or threatened litigation or the basis for any litigation that would materially adversely affect its business or financial condition.

               BIO BALANCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations - Inception to June 30, 2002

     Bio Balance was incorporated in 2001 and is a specialty Pharma/Medical Food Company devoted to the discovery, manufacturing and marketing of probiotic agents for therapy of gastrointestinal diseases and disorders in animals and humans, including irritable bowel syndrome ("IBS") and chronic diarrhea. From its inception, Bio Balance has been a development stage company. It has had no revenues since inception and does not foresee any revenues form sales of its products in the foreseeable future. Bio Balance's efforts since inception have been focused on acquiring its technology, raising capital and building its management and medical advisory teams.

     In July 2001, Bio Balance acquired all the assets it uses in its business from unaffiliated parties engaged in the research, development, marketing and sales of probiotic bacteria and other technology for cash consideration of $510,000 and an aggregate of 990,000 shares.

     Since inception, Bio Balance has raised gross proceeds of approximately $3,734,000 from private placements of its common stock. It is seeking to raise a total of $6,000,000 to fund its operations in another private placement, of which raising of at least $2,120,000 is one of the conditions to New York Health Care closing on the Exchange Agreement, and there is no assurance it will be successful in this undertaking.

     For the  period May  21,2001  (inception)  through  December  31,  2001 and
January 1, 2002 through June 30, 2002, Bio Balance sustained net losses of $452,000 and $719,000, respectively. These losses are attributable to the lack of revenues and the costs incurred in organizing Bio Balance and undertaking preliminary activities for the commencing of operations. Bio Balance anticipates that it will continue to lose money during 2002.

Plan of Operation

     Bio Balance intends to comply with applicable requirements for the introduction of its first product, PROBACTRIX(TM), to the United States market as a medical food. Medical foods are not subject to the FDA regulatory criteria and market clearance standards applicable to "drugs". Instead, medical foods are food for special dietary use. As such, medical foods may be marketed following a self-determination that the ingredients in the product are lawful for the intended use (either approved food additives or "generally recognized as safe" (GRAS)). Bio Balance commenced the GRAS determination process in the spring of 2002 and presently expects completion of that process in 2003. Following completion of GRAS and medical food determination, and assuming GRAS and medical food status is determined by expert panels convened by Bio Balance, Bio Balance intends to conduct at least two clinical trials to obtain statistically significant data to support marketing efforts before commencing marketing of PROBACTRIX(TM) in the United States. Being designated a medical food allows Bio Balance to make substantiated claims relating to satisfying the distinctive requirements of specific gastrointestinal diseases and disorders, claims more akin to those typically made for ethical pharmaceuticals, while being marketing to physicians and direct marketed or sold through retail channels to patients who are under medical supervision and have been directed to purchase the product.

     Bio Balance also plans on introducing a version of its product as a pharmaceutical drug and thereafter market the product in the United States. FDA approval of the product as a pharmaceutical drug is a time consuming and costly process. Bio Balance has not as yet commenced the FDA approval process and has no current time table to begin that process.

     Bio Balance's marketing and sales decisions and strategies will be dictated primarily by the actions and reactions to its regulatory pathway. Bio Balance will not make sales and marketing decisions until it has satisfied the applicable requirement for medical foods and completed clinical trials which provide statistically significant data to support the efficacy of its first product, PROBACTRIXTM. Bio Balance's marketing strategy will include one or more of the following approaches:

     Bio Balance currently has no sales, marketing or distribution capabilities. In order to commercialize any of its product candidates, it must either initially develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. It intends to sell, market and distribute some products directly and rely on relationships with third parties to sell, market and distribute other products. To market any of its products directly, it must develop a marketing and sales force with technical expertise and with supporting distribution capabilities.

     Bio Balance may elect to market and sell its product by developing its sales force to call upon doctors specializing in the field of gastroenterology. This will entail the development of a direct sales force in the U.S. and Canada. Bio Balance believes that a relatively small sales force of fewer than 100 sales representatives could be used for these products, because prescribing decisions will be made principally by one group of physicians, gastroenterologists. If Bio Balance elects to direct market its products, it will begin hiring a sales force as the regulatory pathway to market becomes more visible. However, there can be no assurance that Bio Balance will develop a sales force with the necessary technical expertise and distribution capabilities.

     Alternatively, Bio Balance may elect to enter into a licensing arrangement or partnership with a company that already specializes in the sale of medical foods and or prescription drugs directed to gastroenterologists. Bio Balance is evaluating opportunities to partner with other companies to develop and commercialize its product. It may also explore an outright sale to a larger well-established pharmaceutical company. There can be no assurance that it will be successful in entering into any partnership, licensing or sale arrangements.

     Even if Bio Balance decides to market and sell its product in the United States, it may decide to license foreign product rights to other pharmaceutical companies to commercialize the product abroad. In the United States, Bio Balance does not intend to enter into co-promotion arrangements or out-license its product candidates until its product candidates are in the later stages of development, but it may promote its product candidates through marketing relationships with one or more companies that have established distribution systems and direct sales forces. In international markets, it intends to initially seek strategic relationships to market, seek and distribute its product candidates, but may eventually become involved in direct sales and marketing activities in other parts of the world. There can be no assurance that Bio Balance will be successful in establishing any marketing relationships.

     Bio  Balance   intends  to  pursue   continued   development  of  candidate
probiotics. Using proprietary technology, Bio Balance hopes to make various probiotic agents more effective in various clinical GI tract disorders. It is Bio Balance's intention to maintain a pipeline of new products by adding a research and development program, employees and consultants. Bio Balance's development programs will focus on unmet medical needs in the gastrointestinal area that Bio Balance believes provide substantial commercial opportunity with relatively limited competition. As described above, Bio Balance's first product is PROBACTRIX(TM), and Bio Balance intends to develop additional products and line extensions and also to pursue in-licensing opportunities to add breadth and depth to its research and development. Bio Balance is presently evaluating new formulations and clinical uses for its product. There can be no assurance that Bio Balance will be successful in developing any other probiotics product or even in establishing a research and development program.

     Bio Balance will take a product-focused approach towards drug development. The key elements of its business strategy will be as follows:

     Develop a probiotic for therapy of Inflammatory Bowel Disease. The existing probiotic approach to IBD leaves room for innovation, improvement and application of other IBDs. This product candidate is focused on improving the balance of flora within the digestive tract to promote gastrointestinal health and the removal of unfriendly bacteria, by presenting more of the GI tract to viable probiotic bacteria.

     Leverage experienced scientific and drug development expertise to develop other probiotic agents. Bio Balance intends to establish relationships with experienced developers of probiotic agents to further development of additional probiotic agents. Dr. Nelli Kelner-Padalka, a member of Bio Balance's Medical Advisory Board with substantial experience in the use of probiotics in the GI tract and a developer of Bio Balance, has previously developed six other probiotic substances and was decorated in the former USSR with the Inventor of the USSR state prize of Kirghizstan. In addition to having access to Dr. Kelner's expertise, Bio Balance is involved in discussions with Universities in Israel and other individuals with experience in probiotic development with a view to entering into agreements to perform probiotic research and development activities. To date, other than Dr. Kelner's service on Bio Balance's Medical Advisory Board, no agreements have been entered into with any Universities or individuals to perform probiotics research and development.

     Optimize clinical and regulatory strategies to shorten time to market. Bio Balance believes that by initially focusing on acute treatments, it can achieve an abbreviated development time, and faster time to market, which it hopes will benefit patients with irritable bowel syndrome and disease. Notwithstanding its objective of getting PROBACTRIX(TM) approved as a medical food, Bio Balance intends to, although it cannot assure that it will be able to, perform clinical trials to rapidly assess effectiveness for well-defined endpoints in the treatment of irritable bowel syndromes, chronic diarrhea and infectious disorders of the GI tract.

     Retain significant marketing rights to Bio Balance product candidates. Bio Balance's goal is to retain marketing rights to its product candidates for as long as it is commercially advantageous. By completing as much of the pre-clinical and clinical development work by itself as is feasible, Bio Balance hopes to be able to negotiate more favorable terms for any such marketing arrangements.

Liquidity and Capital Resources

     During 2001, Bio Balance raised a total of gross proceeds of $1,956,000 from a series of private placements. During the period January 1, 2002 through August 15, 2002, it raised an additional $1,778,000 of gross proceeds from the sale of common stock. As of June 30, 2002, Bio Balance had cash on hand of approximately $1,649,000, all of which is available to fund operations. Bio Balance estimates that its capital requirements in 2002 will be approximately $1,500,000. This budget assumes that Bio Balance will continue along the Medical Food Approval track with the FDA and will not seek approval for any of its products as an ethical drug. If such approval is required, Bio Balance's capital requirements would be much greater, and there can be no assurance that such additional capital would be available to it or, if available, on acceptable terms.

                             BIO BALANCE MANAGEMENT

     The executive officers and directors of Bio Balance, and their ages as of the date hereof, are as follows:

           Name               Age       Position
          ------             -----     ----------
           Paul Stark         40        President and Director
           Joseph Herbst      51        Vice-President
           Jeanne Quinto      29        Secretary, Treasurer and Director

     Directors are elected every three (3) years with a limitation of three (3) terms.

     Paul Stark - has been Secretary and Director of Bio Balance since its inception. On September 20, 2001, he became the Vice-President of Bio Balance. Mr. Stark was appointed interim President on October 17, 2001 upon the resignation of Bio Balance's former president, Yitz Grossman, and resigned as Secretary. Previously, Mr. Stark was the managing partner of Waterview Partners, New York, NY, a company providing strategic advice to public and private companies. Before joining Waterview Partners, Mr. Stark was a vice president of Regency Investment Partners, New York, NY, money managers. In April 1997, Mr. Stark joined KSH Investment Group, New York, NY, a broker-dealer, as a vice president of investments. Mr. Stark also served as a vice-president of Joseph Stevens & Company, Inc., the placement agent of the Bio Balance private placement of its common stock, from February, 1996 through March, 1997.

     Joseph Herbst - Mr. Joseph Herbst has spent the last 30 years managing and developing biotechnology and information systems technology. Since 1996, he has consulted to design and implement high tech management information systems for clients in the healthcare and insurance industries. He served as an advisor for investment banking firms in evaluating technological companies, with emphasis on the pragmatic issues dealing with technology and bringing it to market. He also has maintained a position as Assistant Professor of Computer Science and Chairman of Data Communications and Computer Architecture committees at Touro College in New York. From 1989 to 1996 he served as president of Cellvision Inc., a biotechnology company which developed instrumentation to measure biological phenomena in tissue, where he managed the development of advanced biological imaging and measurement systems. From 1986 to 1989, he was project and group manager for the development of scientific instruments used in evaluating biological material. From 1976 to 1986 as a design engineer, he developed medical ultrasound imaging systems for identifying and imaging characteristics of the human body. From 1971 to 1976, he developed various cardiac-monitoring instruments. Mr. Herbst received a Bachelor of Science in Electric Engineering degree from the Polytechnic Institute of New York in 1979 and a Masters of Science in Electric Engineering in 1983.

     Jeanne Quinto - has been Treasurer and Director of Bio Balance since its inception. In October, 2001, Ms. Quinto took on additional responsibilities as corporate secretary. Prior to that and for over five years beginning in November 1995, Ms. Quinto was employed by Target Capital Corp., a New York City based consulting firm as the assistant to the president.

Bio Balance Director Compensation

     To date, no amount has been paid to a director for the services of such individual on the Board.

Bio Balance Medical Advisory Board

     The Medical Advisory Board consists of the following five members:

     Samuel N. Adler, M.D. (Chairman of Medical Advisory Board) - Professor Adler has been Chief of Gastroenterology at Bikur Cholim Hospital in Jerusalem since 1986. From 1987 to the present, Professor Adler has also been a Clinical Associate Professor of Medicine at Touro College's Barry Z. Levine School of Health Sciences. From 1983 to 1985, Professor Adler was the Attending Physician in the Division of Gastroenterology at Mercy Hospital, Rockville Center, New York, and at South Nassau Communities Hospital, Oceanside, New York. From 1981 to 1985, Dr. Adler was the Attending Physician, Division of Gastroenterology at Nassau county Medical Center, East Meadow, New York. Dr. Adler received his M.D. at the University of Basel, Basel Switzerland. He was granted board certification by the American Board of Internal Medicine in 1979 and by the Board of Gastroenterology in 1981. Dr. Adler has experience in early stage technology of probiotics together with experience in the Bio Balance product. Dr. Adler is also a member of medical advisory board of Given Imaging Limited, Israel.

     Harold Jacob, M.D. - Dr. Jacob currently maintains a private practice in gastroenterology. Dr. Jacob previously served as Co-Chief of Gastroenterology at St. John's Episcopal Hospital in New York, Clinical Assistant Professor of Medicine at SDNY Brooklyn and Chief of Castro at South Nassau Communities
Hospital, Oceanside, New York. He is a member of the American College of Medicine and American Gastroenterological Association (AGA) and a Fellow of the American College of Gastroenterology (ACG). He has an M.D., Albert Einstein College of Medicine and a B.A., Yeshiva University, New York. He was granted board certification by the American Board of Internal Medicine in 1980 and by the Board of Gastroenterology in 1983.

     Kursheed Jeejeebhoy, M.D. - Dr. Jeejeebhoy is currently a cross-appointed Professor at the Departments of Nutritional Sciences and Physiology, University of Toronto (Toronto, Canada) and is the attending physician of Gastroenterology at St. Michael's Hospital (Toronto, Canada). From 1970 to 1990, he was Chief of the Division of Gastroenterology at Toronto General Hospital (Toronto, Canada). From 1985 to 1990, Dr. Jeejeebhoy was Director of the Division of Gastroenterology at the University of Toronto (Toronto Canada). From July 1970 to 1990, he was Senior Staff Physician at Toronto Hospital (Toronto, Canada). From 1971 to 1975, Dr. Jeejeebhoy was Associate Professor at the Department of Medicine at the University of Toronto (Toronto, Canada). From 1974 to 1980, he was Coordinator at the Division of Gastroenterology (Training Program) at the Department of Medicine of the University of Toronto (Toronto, Canada). Dr.
Jeejeebhoy received his M.B., B.S. (Madras) in 1959; M.R. C.P. (Lond) 1961; Ph.D. (Lond) 1963; F.R.C.P. (Edin) in 1966; F.R.C.P. (C) F.R.C.P. (Canada) in 1976. On numerous occasions, he has been a special lecturer and Professor in the Departments of Nutrition and Food Science in Canada. Dr. Jeejeebhoy has won numerous awards and supervised at least twenty doctors in training. Dr.
Jeejeebhoy has also written more than 100 publications in the fields of gastroenterology and IBS.

     Marc Sicklick, M.D. - Dr. Sicklick is an allergist currently in private practice in Cedarhurst, New York. Dr. Sicklick is also an associate clinical professor of pediatrics at Albert Einstein College of Medicine, in New York, and an attending physician at North Shore University Hospital (New York) and St. John's Episocopal Hospital (New York). From 1979 to the present time, he has been the attending physician at Montefiore Hospital (Bronx, New York). From 1982 to the present, Dr. Sicklick has also been the attending physician at South Nassau Community Hospital (Oceanside, New York). From 1983 to 1999, he was chief of the Division of Allergy at St. John's Episocpal Hospital (Far Rockaway, New
York). Dr. Sicklick is the author of numerous publications in the fields of pediatric asthma and allergies. Dr. Sicklick received his medical degree from Albert Einstein College of Medicine in New York in 1974.

     Nellie Kelner-Padalka - Dr. Kelner-Padalka is a physician and researcher with expertise in bacteriology and nutrition. From 1996 to the present, she has been the general manager of the BIOSANEL Ltd. in Israel; her own company in which she worked to further develop the Bio Balance product. From 1996 to 1998, Dr. Kelner-Padalka was a medical manager of the International Center "Belbo Ltd.", Tel Aviv, Israel, a producer and marketer of dietary supplements. From 1994 to 1996, she was a research scientist in the field of biotechnology in Israel. Dr. Kelner-Padalka helped invent Bio Balance after fifteen years of research and development in this area. She is also the author of two books and fifty-four research papers. Dr. Kelner-Padalka received inventor of the USSR award in 1984, and was decorated with "Exemplary of Public Health of the USSR" award in 1986. Dr. Kelner-Padalka received a Doctor of Medical Sciences (Ph.D., M.D.) in 1984 from the Medical Institute U.S.S.R.

Technical Advisory Board

     The Technical Advisory Board consists of the following four members:

     Professor Sergie Braun (Chief Technical Officer) - is currently Chairman of the Department of Biological Chemistry and Associate Professor at the Institute of Life Sciences and Chief of the Biotechnology Laboratory-Hebrew University of Jerusalem. In 1995, Professor Braun was Editor of Special Issue of the Journal of Sol-Gel Science and Technology devoted to biological applications of sol-gel materials. Also, in 1995, he was a member of the International Advisory Board and of The Organizing Committee International Conference "BIOCATALYSIS-95." From 1991 to 1994, Professor Braun was chairman of the Hebrew University, Graduate Biotechnology Program in Israel. From 1984 to 1985, he was a visiting Professor at the Institute of Radio Chemistry, The Research Center of Karsruche (Karlsruche, FRG). Professor Braun has written sixty major scientific publications; obtained fifteen patents, and has worldwide recognition in microbiology and the industrialization of bacteriological processes. Dr. Braun received his Ph.D. degree in 1982 from Hebrew University. From 1982 to 1984, he was a post-doctural associate in the laboratory of Professor E. Racker, Section of Biochemistry Molecular and Cell Biology, Cornell University, Ithaca, New York.

     Professor Emanuel Hanski- is currently Head of Medical Microbiology at the Hebrew University Hadassah Medical School Institute of Microbiology. From 1996-1999, he was Professor of Medical Microbiology and from 1991- 1995 he was an Associate Professor at the Hebrew University Hadassah Medical School. In 1990 and 1991 he was an Associate Professor of Medical Microbiology at Washington University Medical School in St. Louis, Missouri. From 1983-1990 Professor
Hanski held several positions at the Weizmann Institute of Science, including Investigator, Senior Investigator and Associate Professor. Professor Hanski received his PhD. Degree in 1979 from the Hebrew University. He received his Masters in Science in 1976 and Bachelors in Science degrees in 1974, both from the Hebrew University .

     Elliot Jacob, Ph.D. - is currently Senior Vice-President and Founder of Medifocus.com, Inc., a provider of customized medical literature, and research reports for attorneys located in Silver Spring, Maryland. From 1994 to 1997, Dr. Jacob was Chief of the Microbiology Branch at Walter Reed Army Institute of Research, Walter Reed Army Medical Center, Washington, D.C. From 1986 to 1994, he was Senior Research Scientist at Walter Reed Army Institute of Research, Walter Reed Army Medical Center, Washington, D.C. From 1982 to 1994, Dr. Jacob was principal investigator at the Naval Medical Research Institute, Bethesda, M.D. Dr. Jacob has written numerous articles in the field of treatment of infections in fractures and war wounds. He received his Ph.D. in Microbiology from the University of Maryland, Graduate School, Baltimore, M.D. in 1982 and his Bachelor of Science from Yeshiva University, New York, NY, in 1975.

     Herman Weiss - is currently President of Tetra-Pharm Ltd., a pharmaceutical company specializing in the research and develop of probiotics and other natural products. From 1990 to 1997, Mr. Weiss was general manager of two retail pharmacies located in Israel. He received his pharmacy degree from the Hebrew University in Jerusalem, Israel in 1986 and a degree in Homeopathic Studies from the University of Bar-Ilan, Israel, in 1994.

 Bio  Balance  Limitation  on Liability; Indemnification of Directors

     The Bio Balance Certificate of Incorporation includes certain provisions permitted pursuant to the Delaware General Corporation Law whereby directors of Bio Balance shall be indemnified against certain liabilities to Bio Balance or its shareholders. The Certificate of Incorporation also limits to the fullest extent permitted by Delaware law a director's liability to Bio Balance or its shareholders for monetary damages for breach of fiduciary duty of care as a director, except liability for (i) breach of the director's duty of loyalty to Bio Balance or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the laws, (iii) under Section 174 of the Delaware law (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions) or (iv) any transaction from which the director derives an improper personal benefit. This provision of the Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission. Bio Balance believes that these provisions will facilitate Bio Balance's ability to continue to attract and retain qualified individuals to serve as directors of Bio Balance.

Bio Balance Related Party Transactions

     On June 1, 2001, Bio Balance entered into an eight-year consulting agreement with Emerald Asset Management, Inc. ("Emerald") to provide the consulting services of Yitz Grossman. Mr. Grossman consults on a part-time basis with respect to mergers and acquisitions, a potential initial public offering and recruitment of personnel. Mr. Grossman is the president and sole shareholder of Emerald, and was Bio Balance's president from inception through October 17, 2001. As compensation for the consulting services, Emerald is paid a yearly amount of $250,000, is to receive a bonus as may be determined by Bio Balance's Board of Directors and was issued warrants to purchase 200,000 shares with an exercise price of $1.00 per share during a period ending June 1, 2011.

     On June 1, 2001, Bio Balance entered into a consulting agreement with Medical Instrument Development Inc. ("MIDI) and Dr. Harold Jacobs to develop clinical trials infrastructure for Bio Balance's product line, support marketing communications and maintain Bio Balance's intellectual property. The agreement ended April 15, 2002 and provided for a total compensation to MIDI of $65,000.

     On August 1, 2001, Bio Balance sold 400,000 shares of its common stock at a price of $1.50 per share.

     On August 31, 2001, Bio Balance entered into a three-year consulting agreement with Dr. Sergei Braun to act as Bio Balance's Chief Technical Officer. Dr. Braun receives an annual compensation of $36,000 and also received warrants to purchase 10,000 shares with an exercise price of $1.50 per share during a period ending August 31, 2004. Dr. Braun is the Chief Technical Officer of Bio Balance.

     On August 31, 2001, Bio Balance entered into a three-year consulting agreement with BMF Engineering to provide engineering consulting including reverse engineering services. BMF Engineering receives an annual compensation of $12,000 and also was issued warrants to purchase 200,000 shares with an exercise price of $1.50 per share during a period ending August 31, 2004.

     On October 1, 2001, Bio Balance entered into a one-year oral employment agreement with Jeanne Quinto, Bio Balance's treasurer and director, for an annual compensation of $45,000.

     On November 30, 2001, Bio Balance sold 339,000 shares of its common stock at a price of $3.00 per share through Joseph Stevens & Co., Inc., its Placement Agent.

     On January 30, 2002, Bio Balance sold 391,656 shares of its common stock at a price of $3.00 per share through Joseph Stevens & Co., Inc., its Placement Agent for previous private placements of its securities.

                      DESCRIPTION OF BIO BALANCE SECURITIES

     The following is a summary of Bio Balance's capital stock and certain provisions of its certificate of incorporation and by-laws.

General

     Bio Balance is authorized to issue 75,000,000 shares of common stock, par value $.0001 per share, 20,293,323 of which are issued and outstanding as of August 15, 2002, and 5,000,000 hares of preferred stock, par value $.0001 per share, none of which are issued and outstanding. There are also reserved 483,066 shares of common stock for the exercise of outstanding warrants.

Common Stock

     The holders of the Bio Balance shares have one vote for each share held of record on each matter submitted to a vote of shareholders. The Bio Balance shares do not have cumulative voting rights and vote as a class on all matters requiring shareholder approval. Therefore, the holders of a majority of the Bio Balance shares may elect all of the directors of Bio Balance, and control its affairs and day-to-day operations.

     Subject to the prior rights of any series of preferred stock that may from time to time be outstanding, if any (see below), holders of the Bio Balance shares are entitled to receive dividends ratably when, as and if declared by the Board of Directors, out of funds legally available therefore and are entitled upon liquidation of Bio Balance to share ratably in the net assets of Bio Balance available for distribution after payment of all obligations of Bio Balance. The Bio Balance shares are not redeemable and have no preemptive or similar rights. All outstanding Bio Balance shares are validly issued, fully paid and non-assessable.

Preferred Stock

     Bio Balance is authorized to issue 5,000,000 shares of "blank check" preferred stock. The preferred stock is to be cancelled upon completion of the merger.

Warrants

     There are warrants to purchase 483,066 Bio Balance shares outstanding as of the date of this Prospectus/Proxy Statement. The warrants have terms ranging from three to ten years and exercise prices ranging from $1.00 per share to $3.00 per share with certain anti-dilution protection and "piggyback" registration rights.

                         SHARES ELIGIBLE FOR FUTURE SALE

     The New York Health Care common stock will be tradable under the symbols "NYHC" and "NYH." New York Health Care common stock is presently listed for trading on the Nasdaq SmallCap Market and the Boston Stock Exchange. New York Health Care has been advised by Nasdaq that it will continue to have a listing on its SmallCap Market if New York Health Care, upon the conclusion of the transaction, meets the initial listing requirements for new listings in the Nasdaq SmallCap Market. It is a condition to the completion of the transaction that New York Health Care meet the initial listing requirements of the Nasdaq SmallCap Market so as to enable continuation of its SmallCap listing.

     Persons who are deemed to be affiliates of Bio Balance prior to the completion of the transaction must have registered shares with a current prospectus, or comply with Rule 145 or another available exemption from registration under the Securities Act of 1933 (the "Securities Act") if they wish to sell or otherwise transfer the shares of New York Health Care common stock which they receive in the transaction. Moreover, there are contractual restrictions on transfer of New York Health Care shares which are set forth in the Exchange Agreement and affect a number Bio Balance shareholders.

     The sale of substantial amounts of common stock in the public market following the transaction could adversely affect the market price of the common stock. Upon the completion of the transaction, a total of 18,387,949 (post-split) shares will be subject to restrictions on sale in accordance with the terms of the Exchange Agreement. A total of 17,396,625 shares of New York Health Care's common stock issued to Bio Balance shareholders will be restricted from sale for various periods of time ranging from as early as 120 days after the date of this Prospectus/Proxy Statement and as late as August 10, 2003. A total of 991,324 (post-split) shares of New York Health Care common stock held of record and beneficially by its President and Vice-President will be restricted from sale for a period of 120 days after the date of this Prospectus/Proxy Statement, after which they will be able to sell not more than 10% of their shares per month for as long as they are directors of New York Health Care. The restrictions on the NYHC restricted shareholders permit transfers to family trusts and registered charities provided the transferees abide by the restrictions, although they will be permitted to sell not more than 1,000 shares of common stock each trading day during a period ending 120 days after the date of this Prospectus/Proxy Statement, after which the restriction will expire. In addition, New York Health Care may release the restriction on the shares held by the NYHC restricted shareholders provided it also releases restrictions on the shares issued to Bio Balance shareholders in a ratio of one share held by the NYHC restricted shareholders for two shares held by the Bio Balance shareholders.

         Transfer Agent and Warrant Agent

     Continental Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for the shares of New York Health Care common stock.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
                      NEW YORK HEALTH CARE AND BIO BALANCE

     The following tables sets forth certain information regarding the New York Health Care shares and Bio Balance shares beneficially owned as of August 15, 2002 by (i) each person, known to New York Health Care, who beneficially owns more than 5%, (ii) each of New York Health Care directors and (iii) all officers and directors of each of New York Health Care's as a group:

New York Health Care


                                                               Percentage of Stock Outstanding (2)
                                      Shares
                                      Beneficially
                                      Owned (1)
Name of Beneficial Owner                                   Before Transaction            After Transaction

    Jerry Braun* (3)(9)                1,800,639               38.25%                         7.09%
    Jacob Rosenberg* (4)(9)            1,140,096               25.32%                         4.92%
    Samson Soroka (5)                    551,606               14.43%                         1.72%
    Hirsch Chitrik (6)                   604,075               15.77%                         2.13%
    H. Gene Berger* (7)                   40,000                1.06%                          .10%
    Charles J. Pendola* (8)               30,000                 0.8%                          .08%
All officers and directors
as a group (4 persons)(1)(2)
(3)(4)(7)(8)                           3,010,835               54.07%                         7.47%
------------------------
*        Director

(1) The New York Health Care shares owned by each person or by the group, and the shares included in the total number of New York Health Care shares outstanding, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) The Percentage of Stock Outstanding Before Transaction is on a pre-split basis. The Percentage of Stock Outstanding After Transaction reflects the 1
     - for - 1.5 share reverse stock split which is provided for in the transaction and assumes acquisition of 100% of the 25,617,820 Bio Balance shares expected to be issued and outstanding at the closing of the transaction.

(3) Includes a total of 773,750 New York Health Care shares issuable upon the exercise of stock options granted to Mr. Braun and 221,391 Shares issuable upon the conversion of shares of Class A Convertible Preferred Stock.

(4) Includes a total of 680,000 New York Health Care shares issuable upon the exercise of stock options granted to Mr. Rosenberg and 110,695 shares issuable upon the conversion of his shares of Class A Convertible Preferred Stock.

(5) Includes 110,695 New York Health Care shares issuable upon the conversion of Mr. Soroka's shares of Class A Convertible Preferred Stock.

(6) Includes 118,075 New York Health Care shares issuable upon the conversion of Mr. Chitrik's shares of Class A Convertible Preferred Stock and 100,000 shares owned of record by a charitable foundation which are attributed to Mr. Chitrik as beneficial ownership. Mr. Chitrik disclaims beneficial ownership of those shares.

(7) Includes 40,000 New York Health Care shares issuable upon the exercise of common stock purchase warrants granted to Mr. Berger.

(8) Includes 30,000 New York Health Care shares issuable upon the exercise of a common stock purchase warrant granted to Mr. Pendola.

Bio Balance

                                Number of         Percentage of Bio     Percentage of New

                                Shares            Balance Shares        York Health Care
Name of Beneficial Owner
                                Beneficially      Owned Before          Shares Owned

                               Owned (1)          Transaction (1)       After Transaction(1)(4)
                               ---------          ---------------       -----------------------

 Paul Stark* (2)                 73,000               .36%                     .28%
 Joseph Herbst *                150,000               .74%                     .59%
 Jeanne Quinto*                  25,000               .12%                     .1%
 Yitz Grossman (3)            1,275,025              6.22%                    4.94%
 Pinchas Stefansky (5)(9)     2,024,000              9.97%                     7.9%
 Douglas Andrew Ryan (6)(9)   1,800,000              8.87%                    7.03%
 Bernard Korolnick (7)        2,036,709             10.04%                    7.95%
 Rivvi Rose (8)(9)            2,100,000             10.35%                    8.20%
All officers and
directors as a
group (3 persons)               248,000              1.22%                     .97%
---------------------------
* Director

(1) The Bio Balance shares owned by each person or by the group, and the shares included in the total number of Bio Balance shares outstanding, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership..

(2) An aggregate of 33,000 shares are owned by Paul Stark's children. Mr. Stark disclaims beneficial ownership of those shares. An additional 40,000 shares are owned by Waterview Partners, a New York partnership, of which Mr. Stark is President. Mr. Stark disclaims beneficial ownership of those 40,000 shares.

(3) Consists of (a) warrants to purchase 200,000 shares owned by Emerald Asset Management, Inc. of which Mr. Grossman is the sole shareholder and (b) 1,075,025 shares owned by the wife and children of Mr. Grossman, as to which Mr. Grossman disclaims beneficial ownership.

(4) Assumes acquisition of 100% of the Bio Balance shares and a total of 25,617,820 New York Health Care shares issued and outstanding at closing.

(5) All shares are held of record by Hershey Holdings, of which Mr. Stafansky holds sole voting and investment power.

(6) All shares are held of record by Birimiza Associates, of which Mr. Ryan holds sole voting and investment power.

(7) All shares are held of record by KPT Partners, of which Mr. Korolnick holds sole voting and investment power.

(8) All shares are held of record by Nekavim Investors, of which Ms. Rose holds sole voting and investment power.

(9) Pinchas Stefansky, Douglas Andrew Ryan and Rivvi Rose have agreed to defer the receipt of 1,222,222 shares, 1,000,000 shares, and 1,000,000 shares, respectively, of New York Health Care common stock issuable at closing of the merger if Bio Balance has raised less than $6 million in its private placement. Those shares will be cancelled if an aggregate of $6 million has not been received from the private placement within 120 days following closing.

New York Health Care After The Bio Balance Acquisition

     The following tables sets forth certain information regarding the New York Health Care shares which, assuming that all 23,143,334 New York Health Care shares registered in this offering have been exchanged for 100% of the then issued and outstanding Bio Balance shares and a total of 25,617,820 New York Health Care shares issued and outstanding at closing, will be beneficially owned by (i) each person, known to New York Health Care, who beneficially owns more than 5%, (ii) each of the then New York Health Care directors and (iii) all officers and directors of New York Health Care's as a group:

                                Shares          Percentage of Stock Outstanding
                                Beneficially    After the
Name of Beneficial Owner        Owned (1)       Closing of The Transaction(2)
------------------------        ---------      -----------------------------

 Jerry Braun* (3)             1,200,426                    4.6%
 Jacob Rosenberg* (4)           760,064                   2.97%
 H. Gene Berger *(5)             27,400                    .11%
 Charles J. Pendola* (6)         20,000                    .08%
 Paul Stark*(7)                  73,000                    .28%
 David C. Katz                   15,000                    .06%
 Pinchas Stefansky (8)(12)    2,024,000                    7.9%
 Douglas Andrew Ryan (9)(12)  1,800,000                   7.03%
 Bernard Korolnick (10)       2,036,709                    8.0%
 Rivvi Rose (11)(12)          2,100,000                    8.2%
All officers and directors
as a group (6 persons)(1)(2)
(3)(4)(5)(6)(7)               2,080,890                    8.1%
-----------------------
*        Director

(1) The New York Health Care shares owned by each person or by the group, and the shares included in the total number of New York Health Care shares outstanding, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) The Percentage of Stock Outstanding is on a post-split basis which reflects the 1-for-1.5 share reverse stock split which is provided for in the transaction and assumes acquisition of 100% of the 25,617,820 Bio Balance shares expected to be issued and outstanding at the closing of the transaction.

(3) Includes a total of 515,833 New York Health Care shares issuable upon the exercise of stock options granted to Mr. Braun and 147,594 shares issuable upon the conversion of shares of Class A Convertible Preferred Stock.

(4) Includes a total of 453,333 New York Health Care shares issuable upon the exercise of stock options granted to Mr. Rosenberg and 73,797 shares issuable upon the conversion of his shares of Class A Convertible Preferred Stock.

(5) Includes 23,667 New York Health Care shares issuable upon the exercise of common stock purchase warrants granted to Mr. Berger.

(6) Includes 20,000 New York Health Care shares issuable upon the exercise of a common stock purchase warrant granted to Mr. Pendola.

(7) Includes an aggregate of 33,000 shares are owned by Paul Stark's children and an additional 40,000 shares owned by Waterview Partners, a New York partnership, of which Mr. Stark is President. Mr. Stark disclaims beneficial ownership of these 73,000 shares.

(8) All shares are held of record by Hershey Holdings, of which Mr. Stafansky holds sole voting and investment power.

(9) All shares are held of record by Birizma Associates, of which Mr. Ryan holds sole voting and investment power.

(10) All shares are held of record by KPT Partners, of which Mr. Korolnick holds sole voting and investment power.

(11) All shares are held of record by Nekavim Investors, of which Ms. Rose holds sole voting and investment power.

(12) Pinchas Stefansky, Douglas Andrew Ryan and Rivvi Rose have agreed to defer the receipt of 1,222,222 shares, 1,000,000 shares, and 1,000,000 shares, respectively, of New York Health Care common stock issuable at closing of the merger if Bio Balance has raised less than $6 million in its private placement. Those shares will be cancelled if an aggregate of $6 million has not been received from the private placement within 120 days following closing.

                                  LEGAL MATTERS

     The validity of the issuance of the New York Health Care common stock and warrants will be passed upon for New York Health Care by Scheichet & Davis, P.C., New York, New York. William J. Davis, Esq., a member of Scheichet & Davis, P.C., is the beneficial owner of 2,000 New York Health Care shares. Certain legal matters will be passed upon for Bio Balance by Vanderkam & Sanders, Houston, Texas.

                                     EXPERTS

     The historical financial statements of New York Health Care as of December 31, 2000 and 2001, and for the years ended December 31, 1999, 2000 and 2001, included in the New York Health Care Form 10-KSB for the fiscal year ended December 31, 2000 and the Form 10-KSB/A for the fiscal year ended December 31, 2001, which are incorporated by reference into this Prospectus/Proxy Statement, have been audited by M.R. Weiser & Co. LLP, independent certified public accountants. Their reports appear in the New York Health Care Form 10-KSB for the fiscal year ended December 31, 2000 and the Form 10-KSB/A for the fiscal year ended December 31, 2001 and were included in reliance upon the authority of that firm as experts in auditing and accounting.

     The financial statements of Bio Balance as of and for the period May 21, 2001 (inception) through December 31, 2001 included in this Prospectus/Proxy Statement have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as stated in their report appearing herein.

     Certain matters with respect to federal income tax consequences in connection with the transaction have been passed upon for Bio Balance by Rosen Seymour Shapss Martin & Company LLP, independent certified public accountants.

                       WHERE YOU CAN FIND MORE INFORMATION

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/PROXY STATEMENT. SEE "WHERE YOU CAN FIND ADDITIONAL INFORMATION" AND "INCORPORATION OF INFORMATION BY REFERENCE." THIS INFORMATION, EXCLUDING EXHIBITS UNLESS THEY ARE SPECIFICALLY INCORPORATED INTO THE REFERENCE INTO THE INFORMATION, IS AVAILABLE WITHOUT CHARGE TO ANY HOLDER OR BENEFICIAL OWNER OF BIO BALANCE COMMON STOCK OR WARRANTS UPON WRITTEN OR ORAL REQUEST TO JACOB ROSENBERG, SECRETARY AND VICE PRESIDENT, NEW YORK HEALTH CARE, INC., 1850 MCDONALD AVENUE, BROOKLYN, NEW YORK, 11223, TELEPHONE NUMBER (718) 375-6700. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE NEW YORK HEALTH CARE SHAREHOLDERS MEETING. THEREFORE, YOU MUST REQUEST INFORMATION ON OR BEFORE [ ], 2002.

     The following documents have been filed by New York Health Care with the Securities and Exchange Commission (SEC File No. 1-12451) which are incorporated by reference into this Prospectus/Proxy Statement:

     New York Health Care's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2001 (filing dated July 19, 2002).

     New York Health Care's Report on Form 8-K for the event of March 18, 2002 (filing dated March 25, 2002).

     New York Health Care's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2002 (filing dated May 15, 2002) and June30, 2002 (filing dated August 14, 2002).

     Any statement contained in the document incorporated or deemed to be incorporated by reference into this Prospectus/Proxy Statement will be deemed to be modified or superceded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained in it or any other subsequently filed document that is deemed to be incorporated by reference into it, modifies or supercedes the statement. Any statement so modified or superceded will not be deemed, except as modified or superceded, to constitute a part of this Prospectus/Proxy Statement.

     You may read and copy any materials which we file with the SEC at the SEC's Public Reference Room located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.Y., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding New York Health Care. The address of the SEC Website is http://www.sec.gov.

         New York Health Care has filed a Registration Statement on Form S-4 under the Securities Act with the SEC with respect to the shares and warrants to be issued in the exchange transaction. This Prospectus/Proxy Statement constitutes the prospectus of New York Health Care filed as part of the Registration Statement. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement because certain parts of the Registration Statement are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and its Exhibits are available for inspection and copying as set forth above.

                           THE BIO BALANCE CORPORATION
                          (A Development Stage Company)

                     REPORT ON AUDIT OF FINANCIAL STATEMENTS

                         PERIOD MAY 21, 2001 (INCEPTION)
                           THROUGH DECEMBER 31, 2001,
                         SIX MONTHS ENDED JUNE 30, 2002,
                         PERIOD MAY 21, 2001 (INCEPTION)
                             THROUGH JUNE 30, 2001,
                       AND PERIOD MAY 21, 2001 (INCEPTION)
                              THROUGH JUNE 30, 2002


                          INDEX TO FINANCIAL STATEMENTS


                                                                    Page

Independent auditors' report                                         F-1

Balance sheets                                                       F-2

Statements of operations                                             F-3

Statement of stockholders' equity                                    F-4

Statements of cash flows                                             F-5

Notes to financial statements                                    F-6 - F-11

                           Independent Auditors' Report


Board of Directors and Stockholders
The Bio Balance Corporation
New York, New York


We have audited the accompanying balance sheet of The Bio Balance Corporation (a development stage company) as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for the period May 21, 2001 (inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bio Balance Corporation as of December 31, 2001, and the results of its operations and its cash flows for the period May 21, 2001 (inception) through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


                                            /s/  HOLTZ RUBENSTEIN & CO., LLP

                                                  HOLTZ RUBENSTEIN & CO., LLP

Melville, New York
January 17, 2002   (except for Note 8, as to which
                    the date is January 29, 2002)

                           THE BIO BALANCE CORPORATION
                          (A Development Stage Company)

                                 BALANCE SHEETS



                                        December 31,      June 30,
                                           2001            2002
ASSETS                                                  (unaudited)
                                        ------------   ------------
CURRENT ASSETS:
Cash and cash equivalents              $    896,426     $   1,648,898
Restricted cash (Note 7)                          -           100,000
Prepaid expenses and other current assets    10,500            35,333
Total                                     ---------       ------------
   current assets                           906,926         1,784,231
INTANGIBLE ASSETS, net of accumulated
  amortization of $87,000 and $192,000,
  respectively (Notes 3 and 4)            2,001,910         1,908,288

   OTHER ASSETS                              10,000            48,000
                                          ----------     -------------

                                        $ 2,918,836      $  3,740,519
                                          =========      =============

   LIABILITIES AND
STOCKHOLDERS' EQUITY

   CURRENT LIABILITIES:
     Accrued expenses and other
current liabilities                     $   117,070      $    231,685
                                          ----------      ------------

   COMMITMENTS AND CONTINGENCY
(Notes 4 and 5)
   STOCKHOLDERS' EQUITY:  (Notes 3, 4 and 5)
     Common stock, $.0001 par value;
       authorized 75,000,000 shares,
       19,700,667 and 20,245,323
       shares issued and outstanding,
       respectively                           1,970             2,025
     Preferred stock, $.0001 par value;
     authorized 5,000,000 shares; 0 shares
     issued and outstanding                       -                 -
     Additional paid-in capital           3,273,633         4,692,746
     Deficit accumulated during the
     development stage                     (452,169)       (1,170,767)
   Unearned compensation                    (21,668)          (15,170)
                                         -----------      ------------
                                          2,801,766         3,508,834
                                         -----------      ------------

                                        $ 2,918,836      $ 3,740,519
                                         ===========      ============



                        See notes to financial statements

                          THE BIO BALANCE CORPORATION
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS


                                   Period                    Period            Period
                                   May 21,                   May 21,           May 21,
                                    2001          Six         2001              2001
                                 (Inception)     Months    (Inception)       (Inception)
                                  through         Ended      through           through
                                 December 31,   June 30,     June 30,         June 30,
                                     2001         2002        2001              2002
                                               (unaudited)(unaudited)        (unaudited)
                                 ------------  ----------- ----------        -----------

EXPENSES: (Notes 2, 3 and 5)
   Organization costs            $    92,500    $       -   $      -           $   92,500
Product development                   75,623      147,048      5,416              222,671
Amortization of intangible assets     87,000      105,000          -              192,000
General and administrative           197,046      466,550     28,047              663,596
                                  -----------   ----------   ---------          ----------
NET LOSS                         $  (452,169)   $(718,598)  $(33,463)         $(1,170,767)
                                  ===========   ==========   =========         ===========
NET LOSS PER SHARE (Note 4)      $      (.03)   $    (.04)  $      -          $      (.07)
                                  ===========   ==========   =========         ===========
WEIGHTED AVERAGE NUMBER
OF SHARES OF COMMON
   STOCK OUTSTANDING              17,574,891   19,079,028    14,168,880        17,540,138
                                  =========== ============   ==========        ===========


                        See notes to financial statements

                           THE BIO BALANCE CORPORATION
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                               (Notes 3, 4 and 5)

                                   Common Stock          Preferred Stock                          Deficit
                                75,000,000 Shares       5,000,000 Shares                          Accumulated
                                 $.0001 Par Value       $.0001 Par Value       Additional         During the
                                             Par                   Par          Paid-in           Development      Unearned
                                  Shares    Value      Shares     Value         Capital             Stage        Compensation Total
                                ---------  -------    --------   ---------   -------------       -------------   ------------ -----
BALANCE, May 21, 2001                -     $    -         -       $    -       $   -               $ -             $  -      $   -
Common stock issued
to founders
($.0001 per share)           8,896,709        890         -            -           -                 -               -         890
Common stock issued for
cash  ($.03 per
share), net                  8,456,625        845         -            -     247,462                 -               -     248,307
Common stock issued for
services
($.03 per share)               550,000         55         -            -      16,445                 -               -      16,500
Common stock issued for cash
($1.50 per share), net         400,000         40         -            -     587,377                 -               -     587,417
Common stock issued for
services
($1.50 per share)               40,000          4         -            -      59,996                 -               -      60,000
Common stock issued for asset
acquisition ($1.50 per share)  990,000         99         -            -   1,484,901                 -               -   1,485,000
Warrants issued for
future services                      -          -         -            -      26,000                 -         (26,000)          -
Common stock issued for
cash ($3.00 per share), net    367,333         37         -            -     851,452                 -               -     851,489
Amortization of unearned
compensation                         -          -         -            -           -                 -           4,332       4,332
Net loss                             -          -         -            -           -          (452,169)              -    (452,169)
                            ----------     -------   ----------- ------- -----------      -------------      ---------- -----------


BALANCE, December 31, 2001  19,700,667      1,970         -            -   3,273,633          (452,169)         (21,668)  2,801,766
Common stock issued for cash
($3.00 per share), net
(unaudited)                    544,656         55         -            -   1,419,113                 -                -   1,419,168
Amortization of unearned
compensation (unaudited)             -          -         -            -           -                 -            6,498       6,498
Net loss (unaudited)                 -          -         -            -           -          (718,598)               -   (718,598)
                            ----------     -------   ----------- ------- -----------      -------------      ---------- -----------
BALANCE, June 30, 2002
(unaudited)                 20,245,323     $2,025         -         $  -  $4,692,746       $(1,170,767)       $(15,170)  $3,508,834
                            ==========     =======    ==========  ======= ===========      =============     ==========   =========

                       See notes to financial statements

                                      F-4

                           THE BIO BALANCE CORPORATION
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                                                   Period                Period                Period
                                                   May 21,               May 21,               May 21,
                                                   2001      Six         2001                   2001
                                                (Inception)  Months    (Inception)          (Inception)
                                                  through    Ended       through               through
                                                December 31, June 30,    June 30,              June 30,
                                                   2001       2002        2001                  2002
                                                   -----     ------      ------              ----------
                                                           (unaudited) (unaudited)           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                       $  (452,169) $(718,598)   $ (33,463)          $(1,170,767)
Adjustments to reconcile net loss to
net cash used in operating activities:
Non-cash compensation                               60,000          -            -                60,000
Amortization                                        91,332    111,498            -               202,830
Changes in operating assets and liabilities:
Increase in assets:
Prepaid expenses and other current assets          (10,500)   (24,833)           -               (35,333)
Increase in liabilities:
 Accounts payable and accrued expenses             117,070    114,615       33,408               231,685
                                                ----------   ---------    ---------           -----------
Net cash used in operating activities             (194,267)  (517,318)         (55)             (711,585)
                                                ----------   ---------    ---------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash                                          -   (100,000)           -              (100,000)
Other assets                                       (10,000)   (38,000)           -               (48,000)
Acquisition of intangible assets                  (587,410)   (11,378)           -              (598,788)
                                                ----------   ---------    ---------           -----------
Net cash used in investing activities             (597,410)  (149,378)           -              (746,788)
                                                ----------   ---------    ---------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock        1,688,103  1,419,168      163,725             3,107,271
                                                ----------  ----------    ---------           -----------
Net cash provided by financing activities        1,688,103  1,419,168      163,725             3,107,271
                                                ----------  ----------    ---------           -----------
Net increase in cash and cash equivalents          896,426    752,472      163,670             1,648,898
Cash and cash equivalents at beginning of period         -    896,426            -                     -
                                                ----------  ----------   ----------           -----------
Cash and cash equivalents at end of period      $  896,426 $1,648,898    $ 163,670           $ 1,648,898
                                                ==========  ==========   ==========           ===========

                       See notes to financial statements

                                      F-5


                           THE BIO BALANCE CORPORATION
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                         PERIOD MAY 21, 2001 (INCEPTION)
                           THROUGH DECEMBER 31, 2001,
                         SIX MONTHS ENDED JUNE 30, 2002,
                         PERIOD MAY 21, 2001 (INCEPTION)
                             THROUGH JUNE 30, 2001,
                       AND PERIOD MAY 21, 2001 (INCEPTION)
                              THROUGH JUNE 30, 2002
        (Information with respect to the six months ended June 30, 2002, the period May 21, 2001 (inception) through
                   June 30, 2001, and the period May 21, 2001
                      (inception) through June 30, 2002 is
                                   unaudited)


1.     Nature of Operations:

     The Bio Balance Corporation (the "Company"), a Delaware corporation, was formed in May 2001. The Company is a biotechnology company devoted to the discovery, manufacturing and marketing of probiotic agents for therapy of gastrointestinal diseases. A probiotic is a live microorganism or microbial mixture administered to beneficially affect the host by improving its microbial balance.

     The Company is in the development stage, as defined in Statement of Financial Accounting Standard No. 7, "Accounting and Reporting for Development Stage Enterprises". To date, the Company has devoted its efforts primarily to various organizational activities, including negotiating of the technology acquisition  agreement,  developing  its business  strategy,  hiring  management personnel, raising capital through private offerings, and undertaking preliminary activities for the commencement of operations. The Company has not generated any revenue to date. Although the Company is preparing for the tests required by the Food and Drug Administration ("FDA") for the manufacture and marketing of its technology, there is no guarantee that the Company will obtain regulatory approval. Further, if the Company is successful in obtaining FDA approval, there can be no assurance that the Company will be successful in marketing any such products.


2.   Summary of Significant Accounting Policies:

     a.   Statement of cash flows

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     b.   Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   Summary of Significant Accounting Policies: (Cont'd) d.Income taxes

     Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. At December 31, 2001 and June 30, 2002, the deferred tax assets relating to the Company's net operating loss carryforwards ($181,000 and $468,000, respectively) were fully reserved.

     e.   Comprehensive income (loss)

     Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders' equity. Comprehensive loss was equivalent to net loss for all periods presented.

     f.   Concentration of risk

     The Company invests its excess cash in deposits and money market accounts with major financial institutions and in commercial paper of companies with strong credit ratings. g.Net loss per share

     Statement of Financial Accounting Standards No. 128, "Earnings Per Share" requires dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or convertible securities were exercised or converted into common stock. Shares held in escrow are excluded from the weighted average number of shares outstanding until all necessary conditions have been satisfied at the end of the reporting period.

     Basic and diluted loss per share amounts were equivalent for all periods presented.

     h.   Stock-based compensation

     The Company applies APB Opinion No. 25 and related interpretations in accounting for stock-based compensation to employees. Stock compensation to non-employees is accounted for at fair value in accordance with Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation."

     i.Intangible assets

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets". SFAS No. 141 requires the use of the purchase method of accounting for business combinations and prohibits the use of the pooling of interests method. SFAS No. 141 also expands the definition of intangible assets acquired in a purchase business combination. SFAS No. 142 eliminates the amortization of goodwill, requires annual impairment testing of goodwill and introduces the concept of indefinite life intangible assets. The new rules also prohibit the amortization of goodwill associated with business combinations that close after June 30, 2001.

j. Impairment of long-lived assets In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disclosure of Long-lived Assets". SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of", develops a single accounting model, based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired.

k. Unaudited financial statements The financial statements at June 30, 2002 and for the six months ended June 30, 2002, the period May 21, 2001 (inception) through June 30, 2001, and the period May 21, 2001 (inception) through June 30, 2002 are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for this interim period have been made. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

3.   Intangible  Assets:

     On July 31, 2001, the Company acquired technology, including patents, relating to certain probiotic agents. Aggregate consideration paid totaled $2,036,500, including 990,000 shares of the Company's common stock (valued at $1,485,000), $510,000 cash to fund the payment of claims against the Sellers, and associated acquisition costs of $41,500. The Company has also incurred fees approximating $64,000 through June 30, 2002 in connection with patent applications for the technology. Beginning in the spring of 2002, the Company commenced taking those actions necessary to have it first product, PROBACTRIX, qualify as a medical food. Those actions include the testing and panel review necessary for the product to be established as generally recognized as safe ("GRAS") and related clinical studies to obtain data that the product is safe and effective. In addition to qualifying the product as a medical food, this process will also render a different version of the product ready for submission to the FDA for approval as an ethical drug. The cost of technology and patents is being charged to operations over their estimated useful lives (10 years).

4.     Stockholders' Equity:

     The Company has authorized 75,000,000 shares, par value $0.0001, of common stock. The common stock has one vote per share, with no cumulative voting. There are no pre-emptive rights, conversion rights, preferences, redemption provision, sinking fund provisions or any liability for further calls or assessments. There are no stated liquidation rights other than those that may exist under Delaware law.

     The Company has authorized 5,000,000 shares, par value $0.0001, of preferred stock. Shares of preferred stock may be issued in such classes or series, and may have such voting powers, and such designations, preferences and other special rights and qualifications, or restrictions thereof, as shall be set by the Board of Directors.

     In May 2001 the Company issued 8,896,709 shares of common stock to its founders for cash proceeds of $890.

     In June 2001 the Company issued 8,456,625 shares of common stock in a private placement for gross cash proceeds approximately $253,400. In addition, 550,000 shares of common stock (valued at $16,500) were issued for services provided.

     In July and August 2001 the Company issued 400,000 shares of its common stock in a private placement for gross cash proceeds of $600,000. An additional 40,000 shares (valued at $60,000) were issued to a consultant for services.

     In November and December 2001 the Company issued 367,333 shares of its common stock in private placements for gross cash proceeds of $1,102,000.

     On January 29, 2002 the Company issued 391,656 shares of common stock in a private placement (see Note 8).

     In the period April 2002 through June 2002 the Company issued 153,000 shares of its common stock in private placement for gross proceeds of $459,000.

     In the period July 1, 2002 through August 15, 2002, the Company issued 48,000 shares of common stock in a private placements for gross proceeds of $144,000.

     The Company granted options to acquire 73,066 shares of common stock to an underwriter in connection with private placements of its common stock. The options have an exercise price of $3.00 per share.

     On July 31, 2001 the Company issued 990,000 shares of its common stock (valued at $1,485,000) as consideration for the acquisition of technology. The acquisition agreement provides that the Sellers may request a buyback of the technology, in exchange for a return of the 990,000 shares issued, in the event the Company fails to (i) enter into an Equity Transaction (the "Transaction") within 180 days after the purchase and (ii) consummate the Transaction by November 11, 2002, as amended in July and August 2002. An Equity Transaction is defined as (i) an initial public offering of the Company's common stock, (ii) a merger with a publicly traded entity, or (iii) an acquisition of the Company by a publicly traded entity. In addition, the acquisition agreement provides that, in the event of a stock-for-stock exchange, the Sellers will be entitled to receive additional securities if the value of the 990,000 shares issued is less than $1,980,000 based on the per share value of the securities being exchanged. The shares issued to the Sellers are held in escrow, to be released upon the earlier of (i) the closing of an Equity Transaction or (ii) final resolution of the escrow fund, as defined.

     On October 11, 2001, the Company entered into a stock exchange agreement with an unrelated company (see Note 7).

5.   Commitments:

a.   Consulting agreements

     The Company is party to a consulting agreement with an entity controlled by its former President and a founder. The agreement provides for a minimum annual compensation of $250,000 and was effective commencing on October 1, 2001. The agreement is in effect for five years and provides for an extension until the eighth anniversary, if, prior to June 1, 2005, the Company shall have obtained at least $6,000,000 in equity capital from one or more sources. The agreement also grants 200,000 stock warrants, each to purchase one share of common stock at an exercise price of $1.00, each expiring on June 1, 2011. The warrants had a fair value of $0. The Company may also pay a bonus per annum, may grant such other stock options and other incentives at its sole discretion.

a.   Consulting agreements (cont'd)

     The Company is party to three additional agreements with unrelated third parties relating to medical research consulting services. These agreements, which expire from April 15, 2002 through August 31, 2003, provide for aggregate annual consulting fees of $113,000. In addition, the consultants were issued warrants to purchase 210,000 shares of the Company's common stock at an exercise price of $1.50 per share.

     The fair value of the warrants issued under consulting agreements in 2001 ($26,000) was recorded as unearned compensation. The fair value was estimated using the Black-Scholes option-pricing model, with the following assumptions: a stock price equal to the price of the most recent private placement that had taken place; an expected volatility of 0%; a risk free interest rate of 3.0%; no future dividends; and expected lives equal to the lives of the respective warrants.

b.   Medical study

     In February 2002 the Company engaged a medical consultant to prepare a medical study of certain of its products. The fee for this study ($67,000) is payable at specified dates through December 31, 2002.

c.   Lease

     The Company leases its facility under an operating lease, expiring in November 2003, which provides for monthly lease payments of $5,000. Rent expense approximated $10,000, $30,000 and $40,000 for the period May 21, 2001 (inception) through December 31, 2001, the six months ended June 30, 2002,and the period May 21, 2001 (inception) through June 30, 2002, respectively.

6.   Supplemental Information - Statement of Cash Flows:

No cash payments for interest or income taxes were made during the period May 21, 2001 (inception) through December 31, 2001. Cash paid for interest and income taxes for the six months ended June 30, 2002 approximated $0 and $2,500, respectively.

7.   Business Combination:

     On October 11, 2001, the Company entered into a stock exchange agreement (the "Agreement") with New York Health Care, Inc. ("NYHC"), a publicly traded company engaged in providing healthcare services. Under the terms of the Agreement, as amended, the Company's shareholders will exchange at least 90% of the Company's common stock for shares of NYHC's $0.01 par value common stock on a one-for-one basis. Although in the form of a merger, the transaction is, in substance, an acquisition of NYHC by The Bio Balance Corporation as the control of NYHC will transfer from NYHC stockholders to The Bio Balance Corp. stockholders. Consummation of the transaction is subject, among other things, to the approval of NYHC's stockholders.

     At June 30, 2002, $100,000 cash was held in escrow in connection with the NYHC transaction.

8. Subsequent Event:

     On January 29, 2002, the Company issued 391,656 shares of common stock in a private placement for gross cash proceeds approximating $1,175,000.

STOCK FOR STOCK EXCHANGE AGREEMENT


     THIS STOCK FOR STOCK EXCHANGE AGREEMENT ("Agreement") is made and entered into as of the 11th day of October, 2001, by and among The Bio Balance Corp. (formerly The Bio Balance Corp.), a Delaware corporation ("Bio Balance"), for itself and for the benefit of the shareholders and warrantholders of Bio Balance as of the Closing Date (individually "Bio Balance Shareholder" and collectively "Bio Balance Shareholders"), as Seller, and New York Health Care, Inc., a New York corporation ("NYHC"), as Buyer. Collectively, the Bio Balance Shareholders, Bio Balance and NYHC are referred to as "Parties," and sometimes the Bio Balance Shareholders, sometimes Bio Balance and sometimes NYHC are individually referred to as "Party."

     WHEREAS, the Bio Balance Shareholders as of the Closing Date will own 100% of the issued and outstanding $.0001 par value common stock of Bio Balance and rights to purchase Bio Balance common stock ("Bio Balance Shares");

     WHEREAS, the Bio Balance Shareholders desire to exchange all but not less than 90% of the Bio Balance Shares and 100% of the outstanding Options (as defined in Section 1.2) for corresponding shares of NYHC's $0.01 par value common stock and rights to purchase NYHC common stock ("NYHC Shares") and NYHC desires to effectuate such exchange, on the terms and subject to the conditions contained herein; and

     WHEREAS, the Bio Balance Shareholders and NYHC desire this transaction to be a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, for and in consideration of the premises and the mutual promises made herein and in consideration of the covenants, representations, warranties and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                 EXCHANGE OF BIO BALANCE SHARES FOR NYHC SHARES

     1.1. Exchange of Bio Balance Shares for NYHC Shares. Subject to the terms and conditions of this Agreement, the Bio Balance Shareholders shall transfer to NYHC the Bio Balance Shares and, in exchange therefor, NYHC hereby agrees to issue the NYHC Shares to the Bio Balance Shareholders (the "Exchange"). The NYHC Shares shall be issued to the Bio Balance Shareholders on the following basis: one NYHC Share for one Bio Balance Share. The foregoing exchange ratio assumes and reflects the one for one and one-half (1:1-1/2) reverse split of NYHC's outstanding common stock described in Section 3.2.a.(iii) herein.

     1.2. Bio Balance Stock Options, Warrants and Convertible Securities. Except as set forth on Schedule 1.2, as of immediately prior to the Closing, Bio Balance will have outstanding stock options, warrants or convertible securities to acquire common stock or other securities of Bio Balance (collectively "Options"), which on an "as if issued" basis, together with all outstanding common stock including the common stock issuable in the Private Placement described in Section 3.4, will not be more than 23,043,334 common shares. In the event additional Bio Balance Shares are required to be issued pursuant to the Asset Purchase Agreement (defined in Section 4.1(c), then the number of NYHC Shares issuable to holders of Bio Balance Shares who did not receive Bio Balance Shares pursuant to the Asset Purchase Agreement, will be proportionately reduced.

     1.3. NYHC Stock Options, Warrants and Convertible Securities. As of immediately prior to the Closing, NYHC will not have outstanding any stock options, warrants or convertible securities to acquire common stock or other securities of NYHC (collectively "Options") except as set forth on Schedule 1.3, which on an "as if issued" basis, together with all outstanding common stock will not be more than 4,050,000 common shares.

     1.4. Change of Control of Bio Balance. The parties agree that at Closing the officers, directors, consultants and key employees ("Key Employees") of Bio Balance will be as are set forth on Exhibit A that is attached hereto and incorporated herein by this reference, which schedule may be amended by Bio Balance with the consent of NYHC prior to the effective date of the S-4 Registration Statement described in Section 3.3, which consent will not be unreasonably withheld.

     1.5. Change of Control of NYHC. The parties agree that at Closing the officers, directors and key employees ("Key Employees") of NYHC will be as are set forth on Exhibit B that is attached hereto and incorporated herein by this reference.

                                    ARTICLE 2

                                     CLOSING

     2.1. The Closing. Subject to the conditions precedent contained herein, the Exchange ("Closing") shall take place at the offices of Scheichet & Davis, P.C., 800 Third Avenue, 29th Floor, New York, NY 10022 at 1:00 p.m. (local time) on
(i) February 13,, 2002, or (ii) if by April 29, 2002 (A) any required NYDH Consent (as defined in Section 4.1(n)) has not been obtained, (B) the Securities Compliance (as defined in Section 3.3) has not been completed or (C) the Shareholder Consent has not been obtained, then on such later date as the NYDH Consent, the Securities Compliance and the Shareholder Consent shall have been obtained and completed, or (iii) such other date and time as is mutually agreed to by Bio Balance and NYHC ("Closing Date").

                                    ARTICLE 3

                            ACTIONS PRIOR TO CLOSING

     3.1. NASDAQ Approval. Within ten (10) days after the date of this Agreement NYHC shall submit this Agreement and other documents delivered herewith to The Nasdaq Stock Market, Inc. ("NASDAQ") pursuant to the rules and regulations governing companies with a class of stock listed for trading on the NASDAQ SmallCap Market ("Smallcap"). Within seventy-five (75) days after Closing, NYHC must receive "no objections" from NASDAQ for the Exchange and other transactions set forth in this Agreement, subject only to NYHC obtaining the approval of NYHC Shareholders of the Exchange ("NASDAQ Approval"). The written NASDAQ Approval may not be conditioned on NYHC being required to apply for a SmallCap listing based on NASDAQ's "new listing" requirements.

     3.2. Shareholder Consent.

          a. Shareholder Meeting. Prior to Closing, NYHC shall convene a meeting of its shareholders and use its best efforts to obtain the consent of NYHC Shareholders of each of the following matters:

          (i) The election to the board of directors of two members to be identified by Bio Balance. The board of directors after the meeting shall be comprised of six directors.

          (ii) Amendment of the Articles of Incorporation of NYHC for the increase in the authorized $.01 par value common stock of NYHC from 50,000,000 shares to 100,000,000 shares.

          (iii) The reverse split of NYHC $.01 par value common stock in the ratio of one share of common stock for each 1.5 shares outstanding, so that holders of common stock and rights to receive common stock shall receive one share of common stock for each 1.5 shares of common stock held or entitled to be received.

          (iv) Approval of the Exchange and all other transactions described in this Agreement.

          (v) The approval of an amendment to the New York Health Care, Inc. Performance Incentive Plan (the "Stock Option Plan") authorizing the reservation of an additional 2,230,000 shares of the Company's $.01 par value common stock for issuance under the Stock Option Plan after April 29, 2002 for the promotion and benefit of Bio Balance's business.

Collectively, the approval of the requisite number of shareholders is the "Shareholder Consent."

     b. Proxy Statement. On or before the later of forty-five (45) days after NYHC has received the Bio Balance Financial Statements and twenty (20) days after NYHC has received the private placement memorandum to be employed by Bio Balance in connection with the Private Placement, NYHC will file a preliminary proxy statement with the Securities and Exchange Commission. The Company further covenants to use its best efforts to conduct the meeting of NYHC Shareholders on or before February 14, 2002.

     c. Insider Approval. Upon execution of this Agreement, NYHC will deliver to Bio Balance the irrevocable proxies of officers and directors of the Company owning not less than 50.1% of the capital stock permitted to vote on the subject matter of the Shareholder Consent, in favor of the Shareholder Consent.

     3.3. Registration. NYHC will prepare and file with the Securities and Exchange Commission a registration statement on Form S-4 ("S-4 Registration Statement") for the purpose of registering the offer of the NYHC Shares to the Bio Balance Shareholders and make all filings required to be made with state regulatory authorities, the unrestricted resale (except as otherwise described herein) of the NYHC Shares received by Bio Balance Shareholders in the Exchange ("Securities Compliance").

     3.4. Private Placement. Bio Balance shall conduct a private placement of its common stock on the terms more particularly described in Schedule 3.4 ("Private Placement") at Bio Balance's sole cost and expense. Bio Balance will offer up to 3,000,000 common shares at a per share price of not less than $2.00. Up to 300,000 Bio Balance common stock purchase warrants will be issued to broker-dealers who participate in the Private Placement. NYHC shall cooperate with Bio Balance in the preparation of the documents necessary to conduct the Private Placement and all filings required to be made in connection with the Private Placement. All proceeds from the Private Placement will be employed to pay expenses of the Private Placement and then exclusively for use by Bio Balance in furtherance of its business.

     3.5 Lockup.

     a. NYHC Lockup. The officers and directors of NYHC identified on Schedule 3.5a shall agree to restrictions on the sale and transfer of the NYHC common stock set forth on Schedule 3.5a, for the period set forth on Schedule 3.5a.

     b. Bio Balance Lockup. The Bio Balance Shareholders identified on Schedule 3.5b shall agree to restrictions on the sale and transfer of the NYHC Shares received by them in the Exchange, set forth on Schedule 3.5b, for the period set forth on Schedule 3.5b.

     c. All of the NYHC common shares subject to the foregoing lockups shall be imprinted with the following legend which may be removed at the holder's request after the expiration of the lockup period.

     "The Common Shares of New York Health Care, Inc. represented by this certificate are subject to certain restrictions on sale, transfer or conveyance. A description of the restrictions may be obtained from the Company."

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of Bio Balance. Bio Balance represents and warrants to NYHC as follows:

     a. Authorization. The execution, delivery and performance of this Agreement have been duly authorized, adopted and approved by the board of directors of Bio Balance. Bio Balance has taken all necessary corporate action and has all of the necessary corporate power to enter into this Agreement and to consummate the transactions described in this Agreement. This Agreement has been duly and validly executed and delivered by an officer of Bio Balance, and assuming that this Agreement is the valid and binding obligation of NYHC, is the valid and binding obligation of Bio Balance, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect or by legal or equitable principles relating to or limiting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Bio Balance has the ability to consummate the Exchange.

     b. Organization; Subsidiaries. Bio Balance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bio Balance has the corporate power and authority to own and lease its assets and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction where it conducts business, except where the failure to be so qualified would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of Bio Balance. As of the date hereof, Bio Balance is only qualified to do business in Delaware. Bio Balance does not own any shares of capital stock or other interest in any corporation, partnership, association or other entity.

     c. Capitalization. The number of authorized, issued and outstanding shares of Company Stock as of the date hereof is as set forth on Schedule A. Bio Balance has not issued any shares of capital stock which could give rise to claims for violation of any federal or state securities laws (including any rules or regulations promulgated thereunder) or the securities laws of any other jurisdiction (including any rules or regulations promulgated thereunder). Except as described herein and on the schedules and exhibits hereto, as of the date hereof, there are no options, warrants, calls, convertible securities or commitments of any kind whatsoever relating to the shares of Bio Balance Stock subject hereto or any of the unissued shares of capital stock of Bio Balance, and there are no voting trusts, voting agreements, stockholder agreements or other agreements or understandings of any kind whatsoever which relate to the voting of the capital stock of Bio Balance, except as set forth in an asset purchase agreement by and among Danron Ltd., an Isle of Mann company; Uprising Investment Ltd., a Turks and Caicos Islands company; Kimmey Trading Ltd., a Turks and Caicos Islands company; and Bio Balance dated as of July 31, 2001 and all addenda and attachments thereto ("Asset Purchase Agreement"), annexed hereto as Exhibit C.

     d. Financial Statements. Bio Balance will promptly deliver to NYHC audited financial statements of Bio Balance as at August 31, 2001 (the "Bio Balance
Financial Statements"). The Bio Balance Financial Statements will fairly present, in all material respects, the financial position of Bio Balance at August 31, 2001 and the results of operations and cash flows of Bio Balance for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis.

     e.  Owned  Real   Property.   Bio  Balance  does  not  own  (of  record  or
beneficially), nor does it have any interest in any real property.

     f. Leased Property; Tenancies. Bio Balance does not lease any property, real or otherwise. Accordingly, Bio Balance is not a party to any leases or subleases with respect to any property.

     g. Title. Bio Balance's only assets are those reflected on the balance sheet of the Bio Balance Financial Statements and as more particularly described in the Asset Purchase Agreement. Bio Balance has good and marketable title to all of such assets and to those assets purchased by Bio Balance after the date thereof. The assets reflected on the balance sheet of the Bio Balance Financial Statements, and as described in the Asset Purchase Agreement, and those purchased by Bio Balance after the dates thereof, are owned free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever, except: (i) as stated in the Bio Balance Financial Statements (including the notes thereto);
(ii) as stated in the Asset Purchase Agreement (iii) for liens for taxes or assessments not yet due and payable or which are being contested by Bio Balance in good faith; (iv) for minor liens imposed by law for sums not yet due or which are being contested by Bio Balance in good faith; and (v) for imperfections of title, adverse claims, charges, restrictions, limitations, encumbrances, liens or security interests that are minor and which do not detract in any material respect from the value of any of the assets subject thereto or which do not impair the operations of Bio Balance in any material respect or affect the present use of the assets in any material respect. Bio Balance has not made any commitments or received any notice, oral or written, from any public authority or other entity with respect to the taking or use of any of Bio Balance's assets, whether temporarily or permanently, for any purpose whatsoever, nor is there any proceeding pending or, to the knowledge of Bio Balance, threatened which could adversely affect any asset owned or used by Bio Balance as of the date hereof.

     h. Condition of Assets. All documents and agreements pursuant to which Bio Balance has obtained the assets or the right to use any assets are valid and enforceable in all respects in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. All licenses, permits and authorizations related to the location or operation of the business of Bio Balance are in good standing and are valid and enforceable in all respects in accordance with their respective terms. There is not, under any of the foregoing instruments, documents or agreements, any existing default, nor is there any event which, with notice or lapse of time or both, would constitute a default arising through Bio Balance or any third party which could:
(i) have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance; or
(ii) materially adversely affect its use of any assets. Bio Balance is not in violation of and has complied with all applicable codes, statutes, regulations, ordinances, notices and orders of any governmental authority with respect to the use, maintenance, condition, operation and improvement of any assets, except where the failure to comply with which would not have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance. Bio Balance's use of any improvements for the purposes for which any of the assets are being used as of the date hereof does not violate any such code, statute, regulation, ordinance, notice or order. Bio Balance possesses all licenses, permits and authorizations required to be obtained by Bio Balance with respect to Bio Balance's ownership, operation and maintenance of the assets for all uses for which such assets are operated or used by Bio Balance as of the date hereof, except where the failure to do so would not have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance. All of the assets are in good operating condition and repair, subject to normal wear and use and each such item is usable in a manner consistent with current use by Bio Balance.

     i. Intellectual Property. Bio Balance has applied for a servicemark (trademark) for the name Bio Balance in the State of Israel. Bio Balance has applied for a trademark/servicemark registration with the United States Patent and Trademark Office for the name BACTRIX. Except for the above and other trademarks, trade-names and servicemarks that will be applied for in the normal course, Bio Balance does not own, license or use any registered and unregistered trademarks, service marks or trade names, trade secrets, registered or unregistered copyrights, or computer programs or software (the "Intellectual Property") except as described in the Bio Balance Financials or Asset Purchase Agreement.

     j. Accounts Receivable. As of the date hereof, Bio Balance has no accounts receivable.

     k. Accounts Payable. As of the date hereof, except as set forth in the Bio Balance Financial Statements or arising out of transactions described in this Agreement, Bio Balance has no accounts payable outside of the ordinary course of business.

     l. Absence of Undisclosed Liabilities. Other than as set forth in the Bio Balance Financial Statements, Bio Balance has not had nor does it have any indebtedness, loss or liability of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether due or become due, which is material to Bio Balance's business, assets, operations, prospects, earnings or condition (financial or otherwise) of Bio Balance.

     m. Absence of Certain Changes or Events. Except as expressly disclosed or set forth in this Agreement and the exhibits and schedules hereto, Bio Balance has not, since August 31, 2001:

          (i) issued, sold, granted or contracted to issue, sell or grant any of its stock, notes, bonds, other securities or any option to purchase any of the same;

          (ii) amended its articles of organization or bylaws;

          (iii) made any capital expenditures or commitments for the acquisition or construction of any property, plant or equipment;

          (iv) entered into any transaction, which could be deemed to be material to Bio Balance or its business;

          (v) incurred any damage, destruction or any other loss to any of its assets in an aggregate amount exceeding Twenty-Five Thousand Dollars ($25,000) whether or not covered by insurance;

          (vi) suffered any loss in an aggregate amount exceeding Twenty-Five Thousand Dollars ($25,000) nor become aware of any intention on the part of any client, dealer or supplier to discontinue its current relationship with Bio Balance, the loss or discontinuance of which, alone or in the aggregate, could have a material adverse effect on Bio Balance's business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance;

          (vii) entered into, modified, amended or altered any contractual arrangement with any client, dealer or supplier, the execution, performance, modification, amendment or alteration of which, alone or in the aggregate, could have a material adverse effect on Bio Balance's business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance;

          (viii) incurred any material liability or obligation (absolute or contingent);

          (ix) experienced any material adverse change in Bio Balance's business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance or experienced or have knowledge of any event which could have a material adverse effect on Bio Balance's business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance;

          (x) declared, set aside or paid any dividend or other distribution in respect of the capital stock of Bio Balance;

          (xi) redeemed, repurchased, or otherwise acquired any of its capital stock or securities convertible into or exchangeable for its capital stock or entered into any agreement with respect to any of the foregoing;

          (xii) purchased, disposed of or contracted to purchase or dispose of, or granted or received an option or any other right to purchase or sell, any of its assets;

          (xiii) increased the rate of compensation payable or to become payable to the officers or employees of Bio Balance, or increased the amounts paid or payable to such officers or employees under any bonus, insurance, pension or other benefit plan, or made any arrangements therefor with or for any of said officers or employees;

          (xiv) adopted or amended any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of its employees; or

          (xv) changed any material accounting principle, procedure or practice followed by Bio Balance or changed the method of applying such principle, procedure or practice.

     n. Agreements. Set forth on Schedule 4.1n hereto is a true, correct and complete list of all contracts, agreements and other instruments material to the business or operation of Bio Balance, including without limitation, those to which Bio Balance is a party and those by which any of its assets are bound (the "Material Agreements"). Copies of all such agreements have heretofore been delivered or made available by Bio Balance to NYHC. Other than as set forth on
Schedule 4.1n, there is no contract, agreement or other instrument to which Bio Balance is a party or which affects the assets, liabilities or outstanding securities of Bio Balance. Bio Balance may enter into up to ten additional consulting agreements with directors, consultants and advisory board members substantially similar to the agreements previously delivered to NYHC and on substantially similar terms ("Additional Consulting Agreements"). Each such consultant may be granted the right to purchase up to 10,000 shares of Bio Balance common stock at a per share purchase price of $1.50. Such right will be exercisable for two years after the issue date. From and after the Closing, the right to purchase Bio Balance common stock will be exchanged for the right to purchase NYHC Shares on a one for one basis with all other terms being substantially the same. Neither Bio Balance, nor any third party is in default and no event has occurred which, with notice or lapse of time or both, could cause or become a default by Bio Balance, or any third party, under any Material Agreement. Each Material Agreement is enforceable in accordance with its terms, against all other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     o. Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Bio Balance, nor consummation of the Exchange, does or will: (i) violate or conflict with any provision of the articles of incorporation or bylaws of Bio Balance; (ii) violate or, with the passage of time, result in the violation of any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation an imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets, which are material to the business or operation of Bio Balance, pursuant to any provision of any mortgage, lien, lease, agreement, permit, indenture, license, instrument, law, order, arbitration award, judgment or decree to which Bio Balance is a party or by which it or any of such assets are bound, the effect of which violation, acceleration, creation or imposition could have a material adverse effect on the business, assets, operations, earnings, prospects or (financial or otherwise) of Bio Balance; (iii) violate or conflict with any other restriction of any kind whatsoever to which Bio Balance is subject or by which any of its assets may be bound, the effect of any of which violation or conflict could have a material adverse effect on the business, assets, operations, earnings, prospects or (financial or otherwise) of Bio Balance; or (iv) constitute an event permitting termination by a third party of any agreement, including the Material Agreements, to which Bio Balance is a party or is subject, which termination could have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required in connection with the execution, delivery and performance of the terms of this Agreement by Bio Balance, except as same may derive from NYHC.

     p. Employee Benefit Plans. Except as provided for in any employment agreements described on Schedule 4.1(n), Bio Balance does not have any "employee benefit plans" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Benefit Plans") covering the employees of Bio Balance.

     q. Labor Relations. There are no agreements with or pending petitions for recognition of any labor union or association as the exclusive bargaining agent for any or all of the employees of Bio Balance and no such petition has been pending at any time since Bio Balance's inception. There has not been any organizing effort by any union or other group seeking to represent any employees of Bio Balance as its exclusive bargaining agent at any time since Bio Balance's inception. There are no labor strikes, work stoppages or other labor disputes now pending or threatened against Bio Balance, nor has there been any such labor strike, work stoppage or other labor dispute or grievance at any time since Bio Balance's inception. Bio Balance has no knowledge that any executive, key employee or any group of employees of Bio Balance has any plans to terminate his/her employment with Bio Balance.

     r. Insurance. Bio Balance has no insurance policies or binders of insurance or programs of self-insurance. However, Bio Balance may purchase employee medical insurance prior to Closing. In such event, a copy of the medical insurance policy will be promptly delivered to NYHC.

     s. Tax Matters. Bio Balance has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof. The information contained in such returns is complete and accurate in all material respects. Bio Balance has not requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes. Bio Balance has accurately computed and timely paid all Taxes for periods beginning before the date hereof, or an adequate reserve has been established therefor, as set forth in the Bio Balance Financial Statements. NYHC shall have no obligation or liability for or with respect to
(a) any Taxes or other assessments as a consequence of the transactions contemplated by this Agreement all of which Taxes shall be paid by Bio Balance, or each Bio Balance Shareholder, as the case may be, or (b) any other Taxes or assessments of Bio Balance, or each Bio Balance Shareholder of any kind whatsoever or any penalties or interest with respect to such Tax liabilities. Bio Balance has withheld or collected from each payment made to each of its employees, consultants, contractors and other payees the amount of Taxes required to be withheld and collected therefrom for all periods through the date hereof. Any liability for Taxes due and payable through the date of this Agreement for which no returns are due or have been filed (including, without limitation, property, payroll and withholding taxes) have been properly accrued or provided for on the books of Bio Balance. No material deficiencies for Taxes have been claimed, proposed, or assessed by any taxing or other governmental authority against Bio Balance. There are no pending or, to the best knowledge of Bio Balance, threatened audits, investigations or claims for or relating to any material liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that, in the reasonable judgment of Bio Balance, or its counsel is likely to result in a material amount of Taxes. The federal, state and local returns of Bio Balance have never been audited, and Bio Balance has not been notified that any taxing authority intends to audit a return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to Bio Balance. Bio Balance: (i) has not been an includible corporation in an affiliated group that files consolidated income tax returns; (ii) is not a party to any tax-sharing agreements or similar arrangements; and (iii) is not a "foreign person" as defined in section 1445(f)(3) of the Code.

     The term "taxes" or "tax" as used in this section or referred to elsewhere in this Agreement shall mean all taxes, charges, fees, levies, penalties, or other assessments, including without limitation, income, capital gain, profit, gross receipts, ad valorem, excise, property, payroll, withholding, employment, severance, social security, workers' compensation, occupation, premium, customs duties, windfall profits, sales, use, and franchise taxes, imposed by the United States, or any state, county, local or foreign government or any subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

     t.  Compliance  with  Applicable  Law.  Bio  Balance  has  been  and  is in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules and regulations applicable to the business, except where the failure to comply with which would not materially adversely affect the business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance or which would subject any officer or director of Bio Balance to civil or criminal penalties or imprisonment. Bio Balance has complied with the rules and regulations of all governmental agencies having authority over its business and its operations, including without limitation, agencies concerned with intra-state and interstate commerce, occupational safety and employment practices, except where the failure to comply would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of Bio Balance. Bio Balance has no any knowledge of nor received any notice of violation of any such rule or regulation since Bio Balance's inception which could result in any liability of Bio Balance for penalties or damages or which could subject Bio Balance to any injunction or government writ, order or decree. To the knowledge of Bio Balance, there are no facts, events or conditions that could interfere with, prevent continued compliance with or give rise to any liability under any foreign, federal, state or local governmental laws, statutes, ordinances or regulations applicable to the business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance, except where the failure to do so would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of Bio Balance.

     u. Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Bio Balance, threatened, which could restrict the ability of Bio Balance to perform its obligations hereunder or could have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance. Bio Balance is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which could have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance.

     v. Permits. Bio Balance holds all permits, licenses, orders and approvals of all federal, state or local governmental or regulatory authorities, agencies or bodies required for the conduct and operation of Bio Balance's business as currently conducted, except where the failure to do so would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of Bio Balance. All such permits, licenses, orders, and approvals are in full force and effect and no suspension, termination or revocation of any of the foregoing is threatened. None of such permits, licenses, orders or approvals will be materially adversely affected by consummation of the Exchange. Bio Balance has no knowledge of nor has received any notice of violation of any of such rules or regulations since Bio Balance's inception which would result in any liability of Bio Balance for penalties or damages or which would subject Bio Balance to any injunction or governmental writ, order or decree.

     w. Unlawful Payments. Neither Bio Balance nor any officer, director, employee, agent or representative of Bio Balance has paid or received, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Bio Balance, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

     x. Officers, Directors and Employees. Schedule 4.1x hereto sets forth a true, correct and complete list of all of the officers, directors and principal employees of Bio Balance as of the date hereof, including their respective names, titles, salaries and bonuses since Bio Balance's inception. Bio Balance has also provided true, correct and complete copies of any employment agreements between Bio Balance and any of the foregoing officers, directors and principal employees of Bio Balance in effect as of the date hereof.

     y. Loans to or from Affiliates. There exist no outstanding loans by Bio Balance to any current or former officer, director, employee, consultant or stockholder of Bio Balance or any affiliate of any of the foregoing. There are no outstanding loans to Bio Balance by any current or former officer, director, employee, consultant or stockholder of Bio Balance.

     z. Books and Records.

          (i) The books of account and other financial records of Bio Balance are complete and correct and have been maintained in accordance with good business practices.

          (ii) All material corporate action of the boards of directors of Bio Balance (including any committees) since the date of Bio Balance's incorporation has been authorized, approved and/or ratified in the minute books of Bio Balance.

     aa. Bank Accounts. Set forth on Schedule 4.1aa is a true, correct and complete list of the names of each bank, savings and loan, or other financial institution, at which Bio Balance maintains any account (including any cash contribution or similar accounts) and the names of all persons authorized to draw thereon or who have access thereto. As of the date hereof, Bio Balance has no credit or loan facility or guaranty established and/or maintained by or on behalf of Bio Balance.

     bb. Solvency of Bio Balance. Since its inception and through the Closing Date, Bio Balance has been and will be solvent. "Solvent" shall mean, for purposes of application of this provision, that: (i) the fair saleable value of Bio Balance's property is in excess of the total amount of its debts; and (ii) Bio Balance is able to pay its debts as they mature.

     cc. Agreements with Affiliates. Except as otherwise described or disclosed in this Agreement, Bio Balance is not a party to any instrument, license, lease or other agreement, written or oral, with any officer or director of Bio Balance.

     dd. Accuracy of Information Furnished. Bio Balance represents that no statement made by Bio Balance set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of Bio Balance pursuant hereto or in connection with the Exchange, contained, contains or will contain any untrue statement of a material fact, or omits, omitted or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     4.2 Representations and Warranties of NYHC. NYHC represents and warrants to NYHC as follows:

     a. Authorization. The execution, delivery and performance of this Agreement have been duly authorized, adopted and approved by the board of directors of NYHC. NYHC has taken all necessary corporate action and has all of the necessary corporate power to enter into this Agreement and to consummate the Exchange. This Agreement has been duly and validly executed and delivered by an officer of NYHC, and assuming that this Agreement is the valid and binding obligation of Bio Balance, is the valid and binding obligation of NYHC, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. NYHC has the ability to consummate the Exchange.

     b. Organization; Subsidiaries. NYHC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYHC has the corporate power and authority to own and lease its assets and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction where it conducts business, except where the failure to be so qualified would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of NYHC. As of the date hereof, NYHC is qualified to do business in New Jersey. NYHC does not own any shares of capital stock or other interest in any corporation, partnership, association or other entity except as disclosed in prospectuses, registration statements and reports filed with the Securities and Exchange Commission (the "Commission") and publicly available on the Commission's EDGAR Filing System (collectively "SEC Documents").

     c. Capitalization. The number of authorized, issued and outstanding shares of Company Stock as of the date hereof is as set forth on Schedule A. NYHC has not issued any shares of capital stock which could give rise to claims for violation of any federal or state securities laws (including any rules or regulations promulgated thereunder) or the securities laws of any other jurisdiction (including any rules or regulations promulgated thereunder). As of the date hereof, there are no options, warrants, calls, convertible securities or commitments of any kind whatsoever relating to the shares of NYHC Stock subject hereto or any of the unissued shares of capital stock of NYHC, and there are no voting trusts, voting agreements, stockholder agreements or other agreements or understandings of any kind whatsoever which relate to the voting of the capital stock of NYHC except as set forth on Schedule A and in the SEC Documents.

     d. Financial Statements. The SEC Documents contain the (i) audited balance sheets of NYHC as of December 31, 2000, 1999 and 1998 (including the notes thereto), and the related statements of operations, cash flows and shareholders' equity (deficit) for each of the years then ended, and (ii) unaudited balance sheets of NYHC as of June 30, 2001 and March 31, 2001 (including any notes thereto), and the related statements of operations, cash flows and shareholders' equity (deficit) for each of the periods then ended (collectively, the "NYHC Financial Statements"). The NYHC Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flows of NYHC at the respective dates of and for the periods referred to in the NYHC Financial Statements, which were prepared in conformity with GAAP, consistently applied.

     e. Financial Statement Compliance. NYHC's Fi accordance with Regulation S-X or S-B, as applicable, adopted under the Securities Exchange Act of 1934, as amended (the "1934 Act"), for the periods specified.

     f. Owned Real Property. Except as set forth in the SEC Documents, NYHC does not own (of record or beneficially), nor does it have any interest in, any real property.

     g. Leased Property; Tenancies. Except as set forth in the SEC Documents, NYHC does not lease any property, real or otherwise.

     h. Title. NYHC has good and marketable title to all of the assets set forth on the most recent balance sheet included in the NYHC Financial Statements (the "Current Balance Sheet"), and those assets purchased by NYHC after the date thereof. (collectively "NYHC Assets"). The NYHC Assets are owned free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever, except: (i) as stated in the NYHC Financial Statements; (ii) for liens for taxes or assessments not yet due and payable or which are being contested by NYHC in good faith; (iii) for minor liens imposed by law for sums not yet due or which are being contested by NYHC in good faith; and (iv) for imperfections of title, adverse claims, charges, restrictions, limitations, encumbrances, liens or security interests that are minor and which do not detract in any material respect from the value of any of the NYHC Assets subject thereto or which do not impair the operations of NYHC in any material respect or affect the present use of the NYHC Assets in any material respect. NYHC has not made any commitments or received any notice, oral or written, from any public authority or other entity with respect to the taking or use of any of the NYHC Assets, whether temporarily or permanently, for any purpose whatsoever, nor is there any proceeding pending or, to the knowledge of NYHC, threatened which could adversely affect any NYHC Asset owned or used by NYHC as of the date hereof.

     i. Condition of Assets. Except as described in the SEC Documents, all documents and agreements pursuant to which NYHC has obtained the NYHC Assets or the right to use any NYHC Assets are valid and enforceable in all respects in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as described in the SEC Documents, all licenses, permits and authorizations related to the location or operation of the business of NYHC are in good standing and are valid and enforceable in all respects in accordance with their respective terms. There is not, under any of the foregoing instruments, documents or agreements, any existing default, nor is there any event which, with notice or lapse of time or both, would constitute a default arising through NYHC or any third party which could: (i) have a material adverse effect on the business, NYHC Assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC; or (ii) materially adversely affect its use of any NYHC Assets. Except as described in the SEC Documents, NYHC is not in violation of and has complied with all applicable codes, statutes, regulations, ordinances, notices and orders of any governmental authority with respect to the use, maintenance, condition, operation and improvement of any NYHC Assets, except where the failure to comply with which would not have a material adverse effect on the business, NYHC Assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC. NYHC's use of any improvements for the purposes for which any of the assets are being used as of the date hereof does not violate any such code, statute, regulation, ordinance, notice or order. Except as described in the SEC Documents, NYHC possesses all licenses, permits and authorizations required to be obtained by NYHC with respect to NYHC's ownership, operation and maintenance of the assets for all uses for which such assets are operated or used by NYHC as of the date hereof, except where the failure to do so would not have a material adverse effect on the business, NYHC Assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC. All of the NYHC Assets are in good operating condition and repair, subject to normal wear and use and each such item is usable in a manner consistent with current use by NYHC.

     j. Intellectual Property. NYHC does not own, license or use any registered and unregistered trademarks, service marks or trade names, trade secrets, registered or unregistered copyrights, or computer programs or software (the "Intellectual Property") except as described in the SEC Documents.

     k. Accounts Payable. Except as set forth in the NYHC Financial Statements and on Schedule 4.2k, as of the date hereof, NYHC has no accounts payable outside of the ordinary course of business.

     l. Absence of Undisclosed Liabilities. Other than as set forth in the NYHC Financial Statements or on Schedule 4.2l, NYHC has not had nor does it have any indebtedness, loss or liability of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether due or become due, which is material to NYHC's business, assets, operations, prospects, earnings or condition (financial or otherwise) of NYHC.

     m. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents or on Schedule 4.2m and except as expressly set forth in this Agreement, NYHC has not, since December 31, 2000:

          (i) issued, sold, granted or contracted to issue, sell or grant any of its stock, notes, bonds, other securities or any option to purchase any of the same;

          (ii) amended its articles of organization or bylaws;

          (iii) made any capital expenditures or commitments for the acquisition or construction of any property, plant or equipment;

          (iv) entered into any transaction, which could be deemed to be material to NYHC or its business;

          (v) incurred any damage, destruction or any other loss to any of its assets in an aggregate amount exceeding Fifty Thousand Dollars ($50,000) whether or not covered by insurance;

          (vi) suffered any loss in an aggregate amount exceeding Fifty Thousand Dollars ($50,000) nor become aware of any intention on the part of any client, dealer or supplier to discontinue its current relationship with NYHC, the loss or discontinuance of which, alone or in the aggregate, could have a material adverse effect on NYHC's business, assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC;

          (vii) entered into, modified, amended or altered any contractual arrangement with any client, dealer or supplier, the execution, performance, modification, amendment or alteration of which, alone or in the aggregate, could have a material adverse effect on NYHC's business, assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC;

          (viii) incurred any material liability or obligation (absolute or contingent);

          (ix) experienced any material adverse change in NYHC's business, assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC or experienced or have knowledge of any event which could have a material adverse effect on NYHC's business, assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC;

          (x) declared, set aside or paid any dividend or other distribution in respect of the capital stock of NYHC;

          (xi) redeemed, repurchased, or otherwise acquired any of its capital stock or securities convertible into or exchangeable for its capital stock or entered into any agreement with respect to any of the foregoing;

          (xii)purchased, disposed of or contracted to purchase or dispose of, or granted or received an option or any other right to purchase or sell, any of its assets;

          (xiii) increased the rate of compensation payable or to become payable to the officers or employees of NYHC, or increased the amounts paid or payable to such officers or employees under any bonus, insurance, pension or other benefit plan, or made any arrangements therefor with or for any of said officers or employees;

          (xiv) adopted or amended any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of its employees; or

          (xv) changed any material accounting principle, procedure or practice followed by NYHC or changed the method of applying such principle, procedure or practice.

     n. Agreements. Except as otherwise disclosed in the SEC Documents, set forth on Schedule 4.2n hereto is a true, correct and complete list of all material contracts, agreements and other instruments material to the business or operation of NYHC, including without limitation, those to which NYHC is a party and those by which any of its assets are bound (the "Material Agreements"). Copies of all such agreements have heretofore been delivered or made available by NYHC to Bio Balance. Other than as set forth on Schedule 4.2n, there is no material contract, agreement or other instrument to which NYHC is a party or which affects the assets, liabilities or outstanding securities of NYHC. Neither NYHC, nor any third party is in default and no event has occurred which, with notice or lapse of time or both, could cause or become a default by NYHC, or any third party, under any Material Agreement. Each Material Agreement is enforceable in accordance with its terms, against all other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     o. Non-Contravention; Consents. Neither the execution and delivery of this Agreement by NYHC, nor consummation of the transactions described herein, does or will: (i) violate or conflict with any provision of the articles of incorporation or bylaws of NYHC; (ii) violate or, with the passage of time, result in the violation of any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation an imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets, which are material to the business or operation of NYHC, pursuant to any provision of any mortgage, lien, lease, agreement, permit, indenture, license, instrument, law, order, arbitration award, judgment or decree to which NYHC is a party or by which it or any of such assets are bound, the effect of which violation, acceleration, creation or imposition could have a material adverse effect on the business, NYHC Assets, operations, earnings, prospects or (financial or otherwise) of NYHC; (iii) violate or conflict with any other restriction of any kind whatsoever to which NYHC is subject or by which any of its assets may be bound, the effect of any of which violation or conflict could have a material adverse effect on the business, assets, operations, earnings, prospects or (financial or otherwise) of NYHC; or (iv) constitute an event permitting termination by a third party of any agreement, including the Material Agreements, to which NYHC is a party or is subject, which termination could have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required in connection with the execution, delivery and performance of the terms of this Agreement by NYHC, except for the Securities Compliance, Shareholder Consent, NASDAQ Approval and, if required, the consent of the New York State Department of Health ("NYDH Consent").

     p. Employee Benefit Plans. Except as set forth in the SEC Documents, NYHC does not have any "employee benefit plans" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Benefit Plans") covering the employees of NYHC.

     q. Labor Relations. There are no agreements with or pending petitions for recognition of any labor union or association as the exclusive bargaining agent for any or all of the employees of NYHC and no such petition has been pending at any time since NYHC's inception. There has not been any organizing effort by any union or other group seeking to represent any employees of NYHC as its exclusive bargaining agent at any time since NYHC's inception. There are no labor strikes, work stoppages or other labor disputes now pending or threatened against NYHC, nor has there been any such labor strike, work stoppage or other labor dispute or grievance at any time since NYHC's inception. NYHC has no knowledge that any executive, key employee or any group of employees of NYHC has any plans to terminate his/her employment with NYHC.

     r. Insurance. NYHC has furnished to Bio Balance a list of, or made available true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of NYHC. To the knowledge of NYHC, there is no material claim by NYHC pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the NYHC has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts required and/or customarily carried by entities conducting businesses similar to those of NYHC. NYHC does not know of any threatened termination of, material premium increase (other than in the ordinary course of business) with respect to, or material alteration of coverage under, any of such policies or bonds.

     s. Tax Matters. NYHC has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof. The information contained in such returns is complete and accurate in all material respects. NYHC has not requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes. NYHC has accurately computed and timely paid all Taxes for periods beginning before the date hereof, or an adequate reserve has been established therefor, as set forth in Schedule 4.2s. Bio Balance shall have no obligation or liability for or with respect to (a) any Taxes or other assessments as a consequence of the transactions contemplated by this Agreement all of which Taxes shall be paid by NYHC, or each NYHC Shareholder, as the case may be, or (b) any other Taxes or assessments of NYHC, or each NYHC Shareholder of any kind whatsoever or any penalties or interest with respect to such Tax liabilities. NYHC has withheld or collected from each payment made to each of its employees, consultants, contractors and other payees the amount of Taxes required to be withheld and collected therefrom for all periods through the date hereof. Any liability for Taxes due and payable through the date of this Agreement for which no returns are due or have been filed (including, without limitation, property, payroll and withholding taxes) have been properly accrued or provided for on the books of NYHC. No material deficiencies for Taxes have been claimed, proposed, or assessed by any taxing or other governmental authority against NYHC. There are no pending or, to the best knowledge of NYHC, threatened audits, investigations or claims for or relating to any material liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that, in the reasonable judgment of NYHC, or its counsel is likely to result in a material amount of Taxes. The federal, state and local returns of NYHC have never been audited, and NYHC has not been notified that any taxing authority intends to audit a return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to NYHC. NYHC: (i) has not been an includible corporation in an affiliated group that files consolidated income tax returns;
(ii) is not a party to any tax-sharing  agreements or similar arrangements;  and
(iii) is not a "foreign person" as defined in section 1445(f)(3) of the Code.

     The term "taxes" or "tax" as used in this section or referred to elsewhere in this Agreement shall mean all taxes, charges, fees, levies, penalties, or other assessments, including without limitation, income, capital gain, profit, gross receipts, ad valorem, excise, property, payroll, withholding, employment, severance, social security, workers' compensation, occupation, premium, customs duties, windfall profits, sales, use, and franchise taxes, imposed by the United States, or any state, county, local or foreign government or any subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

     t. Compliance with Applicable Law. Except as described in the SEC Documents, NYHC has been and is in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules and regulations applicable to the business, except where the failure to comply with which would not materially adversely affect the business, assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC or which would subject any officer or director of NYHC to civil or criminal penalties or imprisonment. NYHC has complied with the rules and regulations of all governmental agencies having authority over its business and its operations, including without limitation, agencies concerned with intra-state and interstate commerce, occupational safety and employment practices, except where the failure to comply would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of NYHC. NYHC has no any knowledge of nor received any notice of violation of any such rule or regulation since NYHC's inception which could result in any liability of NYHC for penalties or damages or which could subject NYHC to any injunction or government writ, order or decree. To the knowledge of NYHC, there are no facts, events or conditions that could interfere with, prevent continued compliance with or give rise to any liability under any foreign, federal, state or local governmental laws, statutes, ordinances or regulations applicable to the business, assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC, except where the failure to do so would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of NYHC.

     u. Litigation. Except as described in the SEC Documents, there is no action, suit, proceeding or investigation pending or, to the knowledge of NYHC, threatened, which could restrict the ability of NYHC to perform its obligations hereunder or could have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC. NYHC is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which could have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of NYHC.

     v. Permits. Except as described in the SEC Documents, NYHC holds all permits, licenses, orders and approvals of all federal, state or local governmental or regulatory authorities, agencies or bodies required for the conduct and operation of NYHC's business as currently conducted, except where the failure to do so would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of NYHC. All such permits, licenses, orders, and approvals are in full force and effect and no suspension, termination or revocation of any of the foregoing is threatened. None of such permits, licenses, orders or approvals will be materially adversely affected by consummation of the Exchange. NYHC has no knowledge of nor has received any notice of violation of any of such rules or regulations since NYHC's inception which would result in any liability of NYHC for penalties or damages or which would subject NYHC to any injunction or governmental writ, order or decree.

     w. Unlawful Payments. Neither NYHC nor any officer, director, employee, agent or representative of NYHC has paid or received, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of NYHC, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

     x. Officers, Directors and Employees. Schedule 4.2x hereto sets forth a true, correct and complete list of all of the officers, directors and principal employees of NYHC as of the date hereof, including their respective names, titles, and current salaries and bonuses. NYHC has also provided true, correct and complete copies of any employment agreements between NYHC and any of the foregoing officers, directors and principal employees of NYHC in effect as of the date hereof.

     y. Loans to or from Affiliates. There exist no outstanding loans by NYHC to any current or former officer, director, employee, consultant or stockholder of NYHC or any affiliate of any of the foregoing. There are no outstanding loans to NYHC by any current or former officer, director, employee, consultant or stockholder of NYHC.

     z. Books and Records.

          (i) The books of account and other financial records of NYHC are complete and correct and have been maintained in accordance with good business practices.

          (ii) All material corporate action of the boards of directors of NYHC (including any committees) since the date of NYHC's incorporation has been authorized, approved and/or ratified in the minute books of NYHC.

     aa. Solvency of NYHC. Since its inception and through the Closing Date, NYHC has been and will be solvent. "Solvent" shall mean, for purposes of application of this provision, that: (i) the fair saleable value of NYHC's property is in excess of the total amount of its debts; and (ii) NYHC is able to pay its debts as they mature.

     bb. Agreements with Affiliates. Except as described in the SEC Documents, NYHC is not a party to any instrument, license, lease or other agreement, written or oral, with any officer or director of NYHC.

     cc. The NYHC Shares. The NYHC Shares upon issuance:

          (i) will be free and clear of any security interests, liens, claims or other encumbrances and not subject to restrictions upon transfer under the Securities Act of 1933 (the "1933 Act"), except for the restrictions imposed by the 1934 Act on "insiders" as defined therein, State laws, and the Lockup as described in Section 3.5 of this Agreement;

          (ii) will be duly and validly authorized, issued, fully paid and nonassessable;

          (iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of NYHC; and

          (iv) will not subject the holders thereof to personal liability by reason of being such holders.

     dd. Reporting Company. NYHC is a publicly-held company subject to reporting obligations pursuant to Sections 15(d) and 13 of the 1934 Act and has a class of common shares registered pursuant to Section 12(g) of the 1934 Act. Pursuant to the provisions of the 1934 Act, NYHC has filed all reports and other materials required to be filed thereunder with the Securities and Exchange Commission during the preceding twelve months.

     ee. Information Concerning NYHC. The SEC Documents contain all material information relating to NYHC and its operations and financial condition as of their respective dates which information is required to be disclosed therein. The SEC Documents do not contain any untrue statement of a material fact or omit to state a material fact in light of the circumstances when made required to be stated therein or necessary to make the statements therein not misleading.

     ff. Listing. NYHC's common stock is quoted and listed for trading on the NASDAQ SmallCap Market ("SmallCap"). NYHC has not received any oral or written notice from NASDAQ that its common stock will be delisted from SmallCap or that the common stock does not meet all requirements for the continuation of such listing.

     gg. Information on Bio Balance. NYHC has been furnished with information concerning operations, financial condition and other matters of Bio Balance as NYHC has requested. NYHC has considered all factors NYHC deems material in deciding on the advisability of purchasing the Bio Balance Shares. NYHC, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable NYHC to make an informed investment decision with respect to the Exchange.

     hh. Intent. NYHC is entering into this Agreement for its own account. NYHC has no present arrangement (whether or not legally binding) at any time to sell the Bio Balance Shares to or through any person or entity.

     ii. Compliance with Securities Act. NYHC understands and agrees that the Bio Balance Shares have not been registered under the 1933 Act, by reason of their exchange in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of NYHC contained herein), and that the Bio Balance Shares must be held unless a subsequent disposition is registered under the 1933 Act or is exempt from such registration.

     jj. Accuracy of Information Furnished. NYHC represents that no statement made by NYHC set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of NYHC pursuant hereto or in connection with the Exchange, contained, contains or will contain any untrue statement of a material fact, or omits, omitted or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     4.3. Representations and Warranties of Bio Balance Shareholders.

     a. Title to Shares. Each Bio Balance Shareholder by tendering the Bio Balance Shares for exchange will be deemed to represent and warrant that he is the legal and beneficial owner of the number of shares of Company Stock as set forth in Schedule A hereto and that such Bio Balance Shares owned by such Bio Balance Shareholder fully paid, non-assessable and are owned free of preemptive rights and free and clear of any and all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever.

                                    ARTICLE 5

                                   CONDITIONS

     5.1 Conditions to Obligations of NYHC. The obligation of NYHC to consummate the transactions described in this Agreement is subject to the fulfillment of each of the following conditions, which may be waived in whole or in part by NYHC to the extent permitted by applicable law:

     a. No Material Adverse Change. No material adverse change in the business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance, and no event which would materially and adversely affect the business, assets, operations, earnings, prospects or condition (financial or otherwise) of Bio Balance shall have occurred since the date of the Financial Statements provided by Bio Balance pursuant to Section 4.1(d).

     b. Copies of Resolutions. Bio Balance shall have furnished NYHC with certified copies of resolutions duly adopted by the board of directors of each of Bio Balance authorizing the execution, delivery and performance of the terms of this Agreement and all other necessary or proper corporate action to enable Bio Balance to comply with the terms of this Agreement.

     c. Certificates of Good Standing. At the Closing, Bio Balance shall have furnished NYHC with certified copies of certificates of good standing of Bio Balance dated not more than five (5) business days prior to the Closing Date. d. Opinion of Bio Balance's Counsel. An opinion of counsel for Bio Balance that:
(i) the Bio Balance Shares constitute all of the issued and outstanding equity securities in Bio Balance and are fully paid and nonassessable; (ii) Bio Balance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its properties and engage in its business as presently conducted or contemplated, and is duly qualified and in good standing as a foreign corporation under the laws of each other jurisdiction in which it conducts business except where the failure to be so qualified would not have a material adverse effect on the financial condition of Bio Balance; (iii) neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated by this Agreement breaches or constitutes a default under any agreement or commitment known to counsel to which Bio Balance is a party, or violates any provision of the Articles of Incorporation or Bylaws of Bio Balance, or causes the acceleration of the maturity of any debt or obligation of Bio Balance that is known to counsel, or violates any statute, law, regulation or rule, or any judgment, decree or order of any court or other governmental or quasi-governmental body; and (iv) counsel knows of no litigation pending or threatened which would adversely affect Bio Balance or the transactions contemplated by this Agreement.

     e. Accuracy of Representations and Warranties. Each of the representations and warranties of Bio Balance and the Bio Balance Shareholders set forth in this Agreement shall have been true, correct and complete in all material respects when made and shall also be true, correct and complete in all material respects at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date. Bio Balance and the Bio Balance Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by Bio Balance and the Bio Balance Shareholders at or prior to the Closing Date.

     f. Delivery of Officers' Certificates. Bio Balance shall have delivered to NYHC certificates, dated as of the Closing Date, and signed by the President of Bio Balance representing and affirming on behalf of Bio Balance that: (i) the representations and warranties made by Bio Balance as set forth in Section 4.1 of this Agreement and referred to in Subsection 5.1e above were and are true, correct and complete as required by Subsection 5.1e above and the conditions set forth in this Section 5.1 have been satisfied. Bio Balance shall also have delivered certificates signed by its Secretary with respect to the authority and incumbency of the officers of Bio Balance officers executing this Agreement and any documents required to be executed or delivered in connection therewith.

     g. Delivery of Stock Certificates. At the Closing, the Bio Balance Shareholders shall have delivered to NYHC certificates representing not less than 90% of the Bio Balance Shares and 100% of the Options, outstanding as of the Closing Date, which certificates shall be properly endorsed in blank or shall be accompanied by a properly executed stock power.

     h. Consents and Waivers. Any and all necessary consents, authorizations, orders or approvals described in Subsection 4.1o above shall have been obtained, except as the same shall have been waived by NYHC.

     i. Litigation. There shall be no effective injunction, writ or preliminary restraining order or any order of any kind whatsoever with respect to Bio Balance or the Bio Balance Shareholders issued by a court or governmental agency (or other governmental or regulatory authority) of competent jurisdiction restraining or prohibiting the consummation of the transactions described in this Agreement or making consummation thereof unduly burdensome to Bio Balance or the Bio Balance Shareholders. As of the Closing Date, no proceeding or lawsuit shall have been commenced, be pending or have been threatened by any governmental or regulatory agency or authority or any other person with respect to the transactions described in this Agreement.

     j. Delivery of Documents and Other Information. Bio Balance shall have delivered to NYHC all of the agreements, contracts, documents and other instruments required to be delivered pursuant to the provisions of this Agreement.

     k. Percentage Ownership of NYHC. On the date of the Exchange, no Bio Balance Shareholder or affiliated group of Bio Balance Shareholders will own, of record or beneficially, 10% or more of the NYHC Shares on a fully diluted basis (assuming the exercise of all Bio Balance Options).

     5.2 Conditions to Obligations of Bio Balance and the Bio Balance Shareholders. The obligations of Bio Balance and the Bio Balance Shareholders to consummate the transactions described in this Agreement are subject to the fulfillment of each of the following conditions, which may be waived in whole or in part by Bio Balance and/or the Bio Balance Shareholders to the extent permitted by law:

     a. Copies of Resolutions. NYHC shall have furnished the Bio Balance Shareholders with certified copies of resolutions duly adopted by the board of directors of NYHC authorizing the execution, delivery and performance of the terms of this Agreement and all other necessary or proper corporate action to enable NYHC to comply with the terms of this Agreement.

     b. Certificates of Good Standing. NYHC shall have furnished the Bio Balance Shareholders with certified copies of certificates of good standing of NYHC dated not more than five (5) business day prior to the Closing Date.

     c. Opinion of NYHC's Counsel. NYHC shall have furnished to Bio Balance, with an opinion of Scheichet & Davis, P.C., counsel to NYHC and other counsel to NYHC with respect to health care matters, dated as of the Closing Date, that:
(i) NYHC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to own its properties and engage in its business as presently conducted or contemplated, and is duly qualified and in good standing as a foreign corporation under the laws of each other jurisdiction in which it conducts business except where the failure to be so qualified would not have a material adverse effect on the financial condition of NYHC; (ii) neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated by this Agreement breaches or constitutes a default under any agreement or commitment known to counsel to which NYHC is a party, or violates any provision of the Articles of Incorporation or Bylaws of NYHC, or causes the acceleration of the maturity of any debt or obligation of NYHC that is known to counsel, or violates any statute, law, regulation or rule, or any judgment, decree or order of any court or other governmental or quasi-governmental body; (iii) counsel knows of no litigation pending or threatened which would adversely affect NYHC or the transactions contemplated by this Agreement; (iv) consummation of the transactions contemplated by this Agreement required no action by or in respect of, or filing with any New York health care agency including the New York Department of Health, that has not been made and consent obtained; (v) the Shareholder Consent has been obtained;
(vi) the Securities Compliance has been obtained; (vii) the Exchange Shares, when issued in compliance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and free of preemptive rights set forth in the Articles, Bylaws and any agreement filed as an exhibit to the SEC Documents, and may be restricted from transfer but only to the extent set forth in this Agreement; and (viii) in connection with the registration of the Exchange Shares, counsel advised NYHC as to the requirements of the Securities Act and the applicable Rules and Regulations and rendered other legal advice and assistance in the course of preparation of the S-4 Registration Statement and Prospectus, including review and discussion of the contents thereof. On the basis of the information that was developed in the course of the performance of such services considered in the light of counsel's understanding of the Securities Act, including the requirements of Forms S-4, counsel had no reason to believe that (a) the S-4 Registration Statement (other than the financial statements and related statements and schedules) as of its Effective Date contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (b) the Prospectus (other than the financial statements and related statements and schedules) as of the Effective Date of the S-4 Registration Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Counsel will not be required to assume any responsibility for the accuracy, completeness or fairness of the statements contained in the S-4 Registration Statement or the Prospectus.

     d. Accuracy of Representations and Warranties. Each of the representations and warranties of NYHC set forth in this Agreement shall have been true, correct and complete in all material respects when made and shall also be true, correct and complete in all material respects at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date. NYHC shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed by NYHC at or prior to the Closing Date.

     e. Delivery of Officers' Certificates. NYHC shall have delivered to Bio Balance and Bio Balance Shareholders, certificates, dated the Closing Date and signed by the Chief Executive Officer of NYHC, affirming that: (i) the representations and warranties of NYHC as set forth in Section 4.2 of this Agreement and referred to in Subsection 5.2d above were and are true, correct and complete as required by Subsection 5.2d above; and (ii) the conditions set forth in this Section 5.2 have been satisfied. NYHC shall also have delivered a certificate signed by the Secretary of NYHC with respect to the authority and incumbency of the officers of NYHC officers executing this Agreement and any documents required to be executed or delivered in connection therewith

     f. Stock Certificates. At the Closing, NYHC shall have issued and delivered to the Bio Balance Shareholders certificates representing the NYHC Shares, which certificates shall be in the name of the respective Bio Balance Shareholders, as set forth on Schedule A hereto.

     g. Consents and Waivers. Any and all necessary consents, authorizations, orders or approvals described in Subsection 4.2o above shall have been obtained, except as the same shall have been waived by Bio Balance and/or the Bio Balance Shareholders.

     h. Shareholder Consent. The Shareholder Consent shall have been obtained and a certified copy of such component NYHC Shareholder resolutions shall have been delivered.

     i. Securities Compliance. The Securities Compliance shall have been accomplished.

     j. S-4. The S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 Registration Statement or injunction preventing the issuance and free trading of the Exchange Shares shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC or any other entity.

     k.  Lockup.  The NYHC common  shares  subject to the lock-up  described  in
Section  3.5a shall have been  imprinted  with the legend  described  in Section
3.5c.

     l. Litigation. There shall be no effective injunction, writ or preliminary restraining order or any order of any kind whatsoever with respect to NYHC issued by a court or governmental agency (or other governmental or regulatory authority) of competent jurisdiction restraining or prohibiting the consummation of the transactions described in this Agreement or making the consummation thereof unduly burdensome to NYHC. As of the Closing Date, no proceeding or lawsuit shall have been commenced, be pending or have been threatened or by any governmental or regulatory agency or authority or any other person with respect to the transactions described in this Agreement.

     5.3 Post-Closing Covenants and Agreements. On the day of the Exchange and subsequent thereto, NYHC and Bio Balance hereby covenant and agree as follows:

     a. Heller Health Care Finance Line of Credit. The Heller Health Care Finance line of credit and any replacement line of credit of NYHC will be drawn upon only for the financing of the NYHC home health care business and shall not be drawn upon for disbursement with respect to the financing of the business of Bio Balance.

     b. Private Placement Proceeds. The proceeds of the Private Placement will be employed exclusively to pay expenses of the Private Placement and for use by Bio Balance in furtherance of its business.

     c. Short Form Merger. If less than 100% of the Bio Balance shareholders submit their Bio Balance Shares and Options for exchange into NYHC Shares and Options within 30 days after the closing of the Exchange, NYHC will form a wholly-owned subsidiary corporation ("Newco") pursuant to the Delaware General Corporation Law capitalized with all of the Bio Balance Shares and Options which NYHC received in the Exchange for NYHC Shares and Options, and Newco will then promptly perform all actions required for it to merge with Bio Balance pursuant to Sections 253 and 262 of the Delaware General Corporation Law, unless then NYHC Board of Directors as constituted immediately after Closing, adopts a resolution barring such action within such 30-day period.

     d. SmallCap Listing. Bio Balance will take all action reasonably necessary on its part to preserve the NYHC SmallCap listing, and will refrain from taking any action which may jeopardize the NYHC SmallCap listing.

     e. No Commingling of Accounts. Bio Balance and NYHC shall each maintain separate banking and other financing accounts and shall not commingle their respective funds or accounts.

     f. Expense Reimbursement. Bio Balance will promptly reimburse NYHC for all additional expenses of NYHHC (i) arising after the Closing as a result of its acquisition of Bio Balance and the status of Bio Balance as a subsidiary of NYHC or merged entity pursuant to Section 5.3(c), (ii) transfer agent costs in connection with the preparation and distribution of the NYHC Shares, and (iii) listing of the NYHC Shares on the SmallCap and Boston Stock Exchange.

                                    ARTICLE 6

                                 INDEMNIFICATION

     6.1 Indemnification by Bio Balance. Bio Balance agrees to indemnify in respect of, and hold NYHC harmless against, any and all damages, claims, deficiencies, losses, and expenses (including, without limitation, legal and investigatory and other fees in attempting to avoid the same or defending against the same) (collectively "Damages") resulting from any misrepresentation, breach of warranty, or non-fulfillment or failure to perform any covenant or agreement on the part of Bio Balance made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

     6.2 Indemnification by NYHC. NYHC agrees to indemnify in respect of, and hold Bio Balance and Bio Balance Shareholders harmless against, any and all damages, claims, deficiencies, losses, and expenses (including, without limitation, legal and investigatory and other fees in attempting to avoid the same or defending against the same) (collectively "Damages") resulting from any misrepresentation, breach of warranty, or non-fulfillment or failure to perform any covenant or agreement on the part of NYHC made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby. Provided NYHC timely complies with its obligations described in Section 3.1, NYHC's indemnification shall not apply to a failure to obtain the NASDAQ Approval if the failure to obtain that NASDAQ Approval is result of the Exchange or because NYHC is required to apply for a SmallCap listing based on NASDAQ's "new listing" requirements, or a delisting from the SmallCap due to matters not within the control of NYHC.

     6.3 Indemnifying Parties. The party claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and the party against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party."

     6.4 Limitation of Liability. Neither party shall be liable to the other party to this Agreement except to the extent that the aggregate amount of Damages for which they would otherwise (but for this provision) be liable under this Section, net of any insurance payments, exceeds in the aggregate the sum of twenty-five thousand dollars ($25,000) and then only to the extent of such excess.

     6.5 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Section are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

                                    ARTICLE 7

              TERMINATION AND REMEDIES FOR BREACH OF THIS AGREEMENT

     7.1 Termination by Mutual Agreement. This Agreement may be terminated at any time prior to the Closing by consent of Bio Balance and NYHC, provided that such consent to terminate is in writing and is signed by Bio Balance and NYHC.

     7.2 Termination for Failure to Close. This Agreement may be terminated by any of the parties hereto if the Closing shall not have occurred by April 29, 2002, provided that, the right to terminate this Agreement pursuant to this section shall not be available to any party whose failure to fulfill any of its obligations hereunder has been the cause of or resulted in the failure to consummate the Exchange by the foregoing date.

     7.3 Termination by Operation of Law. This Agreement may be terminated by any of the parties hereto if, in the reasonable opinion of counsel to the respective parties hereto, there shall be any statute, rule or regulation that renders consummation of the Exchange illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

     7.4 Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Non-Defaulting Party (as defined below). The foregoing shall not relieve any Defaulting Party from liability for damages actually incurred as a result of such party's breach of any term or provision of this Agreement.

     7.5 Remedies; Specific Performance. In the event that any party shall fail or refuse to consummate the Exchange (except pursuant to Sections 7.1, 7.2 or 7.3 above) or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any party (the
"Defaulting Party") shall have occurred that results in the failure to consummate the Exchange, then in addition to the other remedies provided herein, the non-defaulting party (the "Non-Defaulting Party") shall be entitled to seek and obtain money damages from the Defaulting Party and/or may seek to obtain an order of temporary or permanent injunctive relief or specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that, the Non-Defaulting party seeking any injunctive relief or specific performance such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party's failure, refusal, default or breach and further provided, that in no event shall a Defaulting Party be liable for special, incidental or consequential damages. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs, disbursements and attorneys' fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 Fees and Expenses. Except as otherwise described herein, each party hereto shall pay its own expenses incident to negotiation, execution, delivery and performance of the terms of this Agreement and the consummation of the Exchange.

     8.2 Modification, Amendments and Waiver. The parties hereto may amend, modify or otherwise waive any provision of this Agreement by unanimous consent, provided that such consent and any amendment, modification or waiver is in writing and is signed by each of the parties hereto.

     8.3 Inspection of Properties and Books. Bio Balance shall, at reasonable times acceptable to NYHC and Bio Balance, assist any individual or individuals designated by NYHC with reasonable prior notice to visit or inspect any property of Bio Balance with respect to its business, including books of accounts and records with respect to the business, to make extracts or copies of such books and records and to discuss the affairs, finances and accounts of Bio Balance with its officers, and shall use its best efforts to obtain access for NYHC to accountants' work papers. NYHC agrees to treat all such material (the "Evaluation Material") confidentially, and shall not disclose any Evaluation Material or any information contained therein to any party, except as otherwise set forth herein; provided, however, that NYHC is authorized to disclose the Evaluation Material to its investment bankers, financial advisors and legal counsel. NYHC shall instruct its investment bankers, financial advisors, legal counsel, officers, directors, employees, agents or representatives of the confidential nature of the Evaluation Material and shall be responsible for insuring that the Evaluation Material is kept confidential by such persons.

     8.4 Assignment. Neither NYHC, Bio Balance, nor the Bio Balance Shareholders shall have the authority to assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

     8.5 Burden and Benefit. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of the parties and their respective successors and assigns. In the event of a default by Bio Balance of its respective obligations hereunder, the sole and exclusive recourse and remedy of NYHC shall be against Bio Balance, and any of Bio Balance's assets; under no circumstances shall any officer or director of Bio Balance be liable in law or equity for any obligations of Bio Balance hereunder. In the event of a default by NYHC of any of its obligations hereunder, the sole and exclusive recourse and remedy of the Bio Balance Shareholders and Bio Balance shall be against NYHC and its assets; under no circumstances shall any officer, director, stockholder or affiliate of NYHC be liable in law or equity for any obligations of NYHC hereunder.

     8.6 Brokers. Bio Balance represents and warrants to NYHC that there are no brokers or finders entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of Bio Balance, or any Bio Balance Shareholder or any other person in connection with this Agreement. NYHC represents and warrants to Bio Balance and the Bio Balance Shareholders that no broker or finder is entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of NYHC in connection with this Agreement.

     8.7 Entire Agreement. This Agreement and the exhibits, lists and other documents referred to herein contain the entire agreement among the parties hereto with respect to the Exchange and supersede all prior agreements with respect thereto, whether written or oral.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard, however, to such jurisdiction's principles of conflicts of laws.

     8.9 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto shall be in writing and delivered personally, by facsimile transmission or telex, or sent by commercial overnight delivery service or registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

               If to Bio Balance or
               The Bio Balance
               Shareholders:             The Bio Balance Corp.
                                         40 Fulton Street, 7th Floor
                                         New York, New York 10038
                                         Attn: Yitz Grossman, President
                                         Facsimile:  (212) 964-4630

               with a copy to:           Grushko & Mittman, P.C.
                                         551 Fifth Avenue, Suite 1601
                                         New York, New York 10176
                                         Attn:  Edward M. Grushko, Esq.
                                         Facsimile: (212) 697-3575

               If to NYHC:               New York Health Care, Inc.
                                         1850 McDonald Avenue
                                         Brooklyn, New York 11223
                                         Facsimile: (718) 375-4007

               with a copy to:           Scheichet & Davis, P.C.
                                         800 Third Avenue - 29th Floor
                                         New York, New York 10022
                                         Facsimile: (212) 371-7634
                                         Attn: William Davis, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice. If sent as aforesaid, the date any such notice shall be deemed to have been delivered on the date of transmission of a facsimile, the day after delivery to a commercial overnight delivery service, or five (5) days after delivery into a United States Post Office.

     8.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original or a facsimile copy, but all of which shall constitute but one agreement.

     8.11 Rights Cumulative. All rights, powers and privileges conferred hereunder upon the parties, unless otherwise provided, shall be cumulative and shall not be restricted to those given by law. Failure to exercise any power given any party hereunder or to insist upon strict compliance by any other party shall not constitute a waiver of any party's right to demand exact compliance with any of the terms or provisions hereof.

     8.12 Severability of Provisions. The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

     8.13 Headings. The headings set forth in the articles and sections of this Agreement and in the exhibits and the schedules to this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

     8.14 Knowledge Standard. When used in this Agreement, the phrase "to the best knowledge of, " "knowledge of, " "known to" or similar phrases shall mean the actual knowledge of: (i) with respect to NYHC, the officers and directors of NYHC; (ii) with respect to Bio Balance, the officers and directors of Bio Balance; and (iii) the Bio Balance Shareholders.

     8.15 Joint Preparation. This Agreement was jointly prepared by NYHC and Bio Balance, and is not to be construed against any party hereto. Should any provision of this Agreement be found to be illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void leaving the remainder of this Agreement in effect.

     8.16 Force Majure. In the event either party is prevented from performing under this Agreement due to weather, strikes, labor disputes, natural disasters or acts of G-d, or similar occurrences which are beyond such party's control, such party's performance shall be suspended for the time equal to the delay caused by such events.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                      THE BIO BALANCE CORP.


                                                      By: /s/ Paul Stark
                                                         -----------------------
                                                      Its: President
                                                         -----------------------

                                                      NEW YORK HEALTH CARE, INC.


                                                      By: /s/ Jerry Braun
                                                         -----------------------
                                                      Its: President
                                                         -----------------------

              AMENDMENT NO. 1 TO STOCK FOR STOCK EXCHANGE AGREEMENT

     This AMENDMENT NO. 1 (the "Amendment") is made and entered into as of the 13th day of February, 2002, by and among The Bio Balance Corp., a Delaware corporation ("Bio Balance"), for itself and for the benefit of the shareholders and warrantholders of Bio Balance, and New York Health Care, Inc., a New York corporation ("NYHC").

     WHEREAS, Bio Balance and NYHC (the "Parties") entered into a "Stock For Stock Exchange Agreement" dated October 11, 2001 ("Agreement"); and

     WHEREAS, the Parties have agreed to amend the Agreement as provided for in this Amendment;

     NOW, THEREFORE, for and in consideration of the premises and the mutual promises made in the Agreement and in this Amendment and in consideration of the covenants, representations, warranties and conditions set forth therein and herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.   Article 2.1 of the Agreement is hereby amended to read as follows:

     "2.1. The Closing. Subject to the conditions precedent contained herein, the Exchange ("Closing") shall take place at the offices of Scheichet & Davis, P.C., 800 Third Avenue, 29th Floor, New York, NY 10022 at 1:00 p.m. (local time) at a date mutually agreed between the parties not later than August 13, 2002 (the "Closing Date")."

2.   Article 3.1 of the Agreement is hereby amended to read as follows:

     "3.1. NASDAQ Approval. NYHC shall promptly submit this Agreement and other documents delivered herewith to The Nasdaq Stock Market, Inc. ("NASDAQ") pursuant to the rules and regulations governing companies with a class of stock listed for trading on the NASDAQ SmallCap Market ("Smallcap"). As of the Closing, NYHC must receive "no objections" from NASDAQ for the Exchange and other transactions set forth in this Agreement, subject only to NYHC obtaining the approval of NYHC Shareholders of the Exchange ("NASDAQ Approval"). The NASDAQ Approval may be conditioned on NYHC being required to apply for a SmallCap listing based on NASDAQ's "new listing" requirements.

3. Article 3.2a.(v) and 3.2b.of the Agreement are hereby amended to read as follows:

     "3.2. Shareholder Consent.

     a. (v) The approval of an amendment to the New York Health Care, Inc. Performance Incentive Plan (the "Stock Option Plan") authorizing the reservation of an additional 2,230,000 shares of the Company's $.01 par value common stock for issuance under the Stock Option Plan after the meeting of the NYHC Shareholders referred to in Article 3.2b. below.

     b. Proxy Statement. NYHC will file a Form S-4 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission as promptly as reasonably possible. The Company further covenants to use its best efforts to prosecute the Registration Statement to an "effective date" to enable the meeting of NYHC Shareholders to be held on or before the Closing Date."

4.   Article 3.4 of the Agreement is hereby amended to read as follows:

     "3.4. Private Placement. Bio Balance shall complete a private placement of its common stock on the terms more particularly described in Schedule 3.4 ("Private Placement") at Bio Balance's sole cost and expense in which it shall raise not less than $6,000,000 of gross proceeds prior to the Closing Date. NYHC shall cooperate with Bio Balance in the preparation of the documents necessary to conduct the Private Placement and all filings required to be made in connection with the Private Placement. All proceeds from the Private Placement will be employed to pay expenses of the Private Placement and then exclusively for use by Bio Balance in furtherance of its business. "

5.   Schedule 3.5a of the Agreement is hereby amended to read as follows:

                                 "SCHEDULE 3.5a

                                   NYHC LOCKUP

     1,501,985 NYHC Common Shares owned by Jerry Braun and Jacob Rosenberg will be restricted from sale, transfer or hypothecation until 120 days after the effective date of the S-4 Registration Statement referred to in Section 3.3 of the Agreement (the "Effective Date"), provided all such Shares owned and transferred by them which Share are subject to the irrevocable proxies described in Section 3.2(c) remain subject to the irrevocable proxies through the Closing Date or termination of this Agreement. Thereafter, for so long as each such holder is a director of NYHC each calendar month, each such holder may convey not more than 10% of the NYHC Common Shares owned by him on the Effective Date.

     Each such holder may transfer NYHC Common Shares owned by them as of the date of this Agreement to family trusts and registered charities provided such transferred NYHC Common Shares remain subject to restriction from further sale, transfer or hypothecation until 120 days after the Effective Date. Thereafter, for so long as each such holder is a director of NYHC each calendar month, each such transferee may convey not more than 10% of the NYHC Common Shares received by the transferee. The foregoing notwithstanding, registered charities who receive NYHC Common Shares may sell up to 1,000 NYHC Shares per trading day commencing on the Effective Date and until 120 days thereafter."

6. The execution, delivery and performance of this Amendment has been duly authorized, adopted and approved by the Parties. Each of the Parties has taken all necessary corporate action and has all of the necessary corporate power to enter into this Amendment and to consummate the transactions described in this Amendment. This Amendment has been duly and validly executed and delivered by an authorized officer of each of the Parties and is the valid and binding obligation of each of the Parties, enforceable against each of them in accordance with its terms.

7. All of the other provisions, terms and conditions of the Agreement and the schedules annexed thereto remain unimpaired and in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            THE BIO BALANCE CORP.
Attest:

/S/ Jeanne Quinto                           By: /S/ Paul Stark
------------------------------                 ---------------------------------
 Jeanne Quinto, Secretary                          Paul Stark
                                            Its: President and Director


                                            NEW YORK HEALTH CARE, INC.
Attest:

/S/ Jacob Rosenberg                         By: /S/ Jerry Braun
-----------------------                        ---------------------------------
Jacob Rosenberg,                                     Jerry Braun
Secretary                                   Its: President and CEO

              AMENDMENT NO. 2 TO STOCK FOR STOCK EXCHANGE AGREEMENT

     This AMENDMENT NO. 2 (the "Amendment No. 2") is made and entered into as of the 10th day of July, 2002, by and among The Bio Balance Corp., a Delaware corporation ("Bio Balance"), for itself and for the benefit of the shareholders and warrantholders of Bio Balance, and New York Health Care, Inc., a New York corporation ("NYHC").

     WHEREAS, Bio Balance and NYHC (the "Parties") entered into a "Stock for Stock Exchange Agreement" dated October 11, 2001 (the "Agreement");

     WHEREAS, the Parties entered into "Amendment No. 1 to Stock for Stock Exchange Agreement" dated February 13, 2002 ("Amendment No. 1"); and

     WHEREAS, the Parties have agreed to amend the Agreement, as previously amended pursuant to Amendment No. 1, as provided for in this Amendment No. 2.

     NOW, THEREFORE, for and in consideration of the premises and the mutual promises made in the Agreement and in this Amendment No. 2 and in consideration of the covenants, representations, warranties and conditions set forth therein and herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

     1. The second and third "WHEREAS" clauses of the Exchange Agreement are hereby amended to reflect the Parties' intent that the Exchange be restructured as a merger of Bio Balance with a newly-formed wholly-owned subsidiary of NYHC and to read in full as follows:

          "WHEREAS, the Bio Balance Shareholders desire to cause a newly-formed wholly-owned subsidiary of NYHC to be merged with and into Bio Balance (the "Merger") in which Bio Balance will become a wholly-owned subisidiary of NYHC and each share of Bio Balance common stock would be converted (the "Exchange") into one share of NYHC common stock (the "NYHC Shares") and NYHC desires to effectuate the Merger and Exchange on the terms and subject to the conditions contained herein.

          WHEREAS, the Bio Balance Shareholders and NYHC desire this transaction to be a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended."

     2. Article 1.1 of the Agreement is hereby amended to convert the nature of the Exchange from a "stock for stock exchange" to a "triangular merger" and to read in full as follows:

     "1.1 The Merger. Subject to the terms and conditions of this Agreement, NYHC Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of NYHC formed solely for the purpose of carrying out the Merger (the "Merger Sub") shall be merged (the "Merger") with and into Bio Balance. Following the Merger, the separate corporate existence of the Merger Sub shall cease and Bio Balance shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects set forth in the Delaware General Corporation Law (the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, at the Closing Date, all of the properties, rights, privileges, immunities, powers and franchises of Bio Balance and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Bio Balance and the Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation."

     3. New Article 2.2 is hereby added to the Agreement to set forth the procedures for the Exchange of shares at closing and to read in full as follows:

          "2.2 The Exchange. On the Closing Date, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of shares of Bio Balance common stock or NYHC common stock:

          (a) Securities of NYHC. Each share of common stock, and all options, warrants and other securities convertible or exercisable into shares of common stock, of NYHC outstanding immediately prior to the Closing Date shall be adjusted to reflect the reverse stock split referred to in Section 3.2(a)(iii) herein.

          (b) Conversion of Bio Balance Common Stock. Each share of common stock of Bio Balance outstanding immediately prior to the Closing Date shall be converted into and exchangeable for the right to receive one fully paid and non-assessable share of common stock, par value $0.01 per share, of NYHC.

          (c) Securities of the Surviving Corporation. The issued and outstanding securities of Bio Balance shall remain outstanding and shall be unchanged as a result of the Merger (except that ownership of the Bio Balance shares shall pass to NYHC pursuant to Section 2.2(b)) except as otherwise provided for in this Agreement.

          (d) Cancellation of Treasury Shares and NYHC Owned Shares. Each share of Merger Sub common stock issued and outstanding immediately prior to the Closing Date that is owned by NYHC, the Merger Sub or by any other subsidiary of NYHC shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (e) Assumption of Warrants and Options of Bio Balance. At the Closing Date, NYHC shall assume all obligations under outstanding warrants or options to purchase shares of common stock of Bio Balance. At the Closing Date, each outstanding warrant or option to purchase shares of common stock of Bio Balance, whether vested or unvested, shall be deemed to constitute an option, warrant or derivative security to acquire, on the same terms and conditions as were applicable prior to the Closing Date, the same number of shares of NYHC common stock as the holder of such warrant, option or derivative securities would have been entitled to receive pursuant to the Merger had such holder exercised such warrant, option or derivative security in full immediately prior to the Closing Date, at a price per share equal to the applicable price prior to the Closing Date.

          (f) Certain Adjustments. If between the date of this Agreement and the Closing Date the outstanding shares of NYHC common stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the amount of shares of NYHC common stock to be issued pursuant to Sections 2.2(b) or (d) above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event.

     4. Article 3.2a.(iv) and (v) are hereby amended to reflect the revised structure of the transaction and an agreement to increase the shares reserved under NYHC's stock option plan and new subsections (vi) and (vii) are added to amend the Articles of Incorporation of NYHC to increase the authorized shares of preferred stock and to reflect the requirement that NYHC shareholders approve the change of control provisions of certain emploment agreements, which provisions shall read in full as follows:

          "(iv) Approval of the Merger and Exchange and all other transactions described in this Agreement.

          (v) The approval of an amendment to the New York Health Care, Inc. Performance Incentive Plan (the "Stock Option Plan") authorizing the reservation of an additional 3,230,000 shares of the Company's $.01 par value common stock for issuance under the Stock Option Plan after the meeting of the NYHC Shareholders referred to in Article 3.2b. below.

          (vi) Amendment of the Articles of Incorporation of NYHC for the increase in the authorized $.01 par value preferred stock of NYHC from 2,000,000 shares (before giving effect to the reverse split referred to in Article 3.2a.(iii)) to 5,000,000 shares (after giving effect to the reverse split referred to in Article 3.2a.(iii))."

          (vii) Approval of the change of control provisions contained in the senior executive officers employment agreements approved by New York Health Care Compensation Committee.

          5. New Article 3.2A is hereby added to the Agreement to reflect the requirement that Bio Balance secure shareholder approval of the Merger and amendment of Bio Balance's Certificate of Incorporation to eliminate the authorized preferred stock and to read in full as follows:

          "3.2A Bio Balance Shareholder Consent. Prior to Closing, Bio Balance shall (a) cause the shareholders of Bio Balance to execute a unanimous consent, or (b) convene a meeting of its shareholders and obtain the consent of the Bio Balance Shareholders approving:

          (i) The Merger and all other transactions described in this Agreement.

          (ii) Amendment of the Certificate of Incorporation of Bio Balance to eliminate its authorized preferred stock."

     6. Article 3.4 of the Agreement is hereby amended to provide that closing may occur if less than $6,000,000 of gross proceeds, but not less than
$5,000,000 of gross proceeds, have been received from the Private Placement; provided that (i) NYHC shall carry on a private placement (the "Post-Closing Placement"), through the offer of shares of NYHC, for a period of up to 120 days following closing or until an aggregate of $6,000,000 of gross proceeds have been received from the Private Placement and the Post-Closing Placement, whichever is earlier (the "Extended Offering Period"); (ii) Bio Balance shall deposit in escrow the sum of $100,000 which shall be disbursed (a) to NYHC, along with an additional $100,000 payment, in the event that closing occurs with less than $6,000,000 of gross proceeds from the Private Placement, or (b) to Bio Balance in the event closing occurs and $6,000,000 of gross proceeds have been received from the Private Placement or the Agreement is terminated; (iii) certain shareholders (the "Deferring Shareholders") of Bio Balance agree to defer receipt of an aggregate of 3,222,222 of the NYHC Shares (the "Contingent Shares") otherwise issuable at Closing such that all remaining shareholders of Bio Balance will receive one share of NYHC common stock for each share of Bio Balance common stock held prior to Closing; and (iv) at the end of the Extended Offering Period, the Contingent Shares shall be (a) issued to the Deferring Shareholders in the same amounts that the Deferring Shareholders agreed to defer receipt of the Contingent Shares if, and only if, not less than an aggregate of $6,000,000 of gross proceeds from the Private Placement and Post-Closing Placement have been received by the end of the Extended Offering Period, or (b) unissued, and any obligation to issue said shares shall terminate, if less than $6,000,000 of aggregate gross proceeds from the Private Placement and Post-Closing Placement have been received by the end of the Extended Offering Period. Amended Article 3.4 shall read in full as follows:

     "3.4 Private Placement. Bio Balance shall complete a private placement of its common stock on the terms more particularly described in Schedule 3.4 (the offer and sale of shares of Bio Balance common stock on or after October 11, 2001 and in accordance with Schedule 3.4 is referred to as the "Private Placement"), at Bio Balance's sole cost and expense in which it shall raise not less than $6,000,000 (the "Full Amount Offered") of gross proceeds prior to the Closing Date; provided, however, that notwithstanding the failure to receive gross proceeds from the Full Amount Offered prior to the Closing Date, Closing shall occur, subject to satisfaction of the other terms and conditions of this Agreement, if not less than $5,000,000 (the "Minimum Closing Funding") of gross proceeds have been received from the Private Placement on or before the Closing Date. NYHC shall cooperate with Bio Balance in the preparation of the documents necessary to conduct the Private Placement and all filings required to be made in connection with the Private Placement. All proceeds from the Private Placement will be employed to pay expenses of the Private Placement and then exclusively for use by Bio Balance in furtherance of its business. In order to accommodate the closing of the Merger where the Minimum Closing Funding, but less than the Full Amount Offered, has been subscribed and paid for, the following provisions shall be applicable:

     a. NYHC shall carry on a private placement (the "Post-Closing Placement"), through the offer of shares of NYHC, for a period of up to 120 days following closing or until gross proceeds received from the Private Placement and the Post-Closing Placement equal, in the aggregate, the Full Amount Offered, whichever is earlier (the "Extended Offering Period"). With respect to the offering of securities pursuant to the Post-Closing Placement, (i) the total number of shares offered, when combined with the shares sold in the Private Placement, shall not exceed the maximum number of shares authorized to be sold as set forth in Schedule 3.4 and the price per share shall not be less than the minimum offering price set forth in Schedule 3.4, (ii) NYHC shall cooperate fully in carrying out such offering, (iii) Bio Balance shall be responsible for the payment of all costs incurred in connection with the Post-Closing Placement, and (iv) all proceeds from such sale of securities, after payment of offering expenses, shall be contributed to the capital of Bio Balance for the exclusive use of Bio Balance. To the extent that shares of NYHC Common Stock are sold under the Post-Closing Placement and the shares are not otherwise registered under the Securities Act of 1933, the sale of those shares may include registration rights pursuant to which NYHC will promptly file a registration statement, at the sole expense of Bio Balance, on Form S-3, or such other form as may be available, with respect to the resale of such shares and NYHC management will cooperate fully in the preparation and filing of any such registration statement.

     b. Bio Balance shall deposit in escrow the sum of $100,000 which shall be disbursed (i) to NYHC, along with payment by Bio Balance to NYHC of an additional $100,000, at the Closing Date in the event that closing occurs with gross proceeds from the Private Placement of less than the Full Amount Offered, or (ii) to Bio Balance, (A) at the Closing Date, in the event closing occurs and gross proceeds from the Full Amount Offered have been received from the Private Placement or, (B) upon termination of the Agreement, in the event the Agreement is terminated.

     c. Certain shareholders (the "Deferring Shareholders") of Bio Balance shall agree in writing to defer receipt of an aggregate of 3,222,222 NYHC Shares (the "Contingent Shares") such that all remaining shareholders of Bio Balance will receive one share of NYHC common stock for each share of Bio Balance common stock held prior to Closing.

     d. At the end of the Extended Offering Period, the Contingent Shares shall be (i) issued to the Deferring Shareholders in the same amounts that the Deferring Shareholders agreed to defer receipt of the Contingent Shares if, and only if, aggregate gross proceeds from the Private Placement and the Post-Closing Placement in an amount not less than the Full Amount Offered have been received by the end of the Extended Offering Period, or (ii) unissued, and any obligation to issue said shares shall terminate, if gross proceeds from less than the Full Amount Offered have been received by the end of the Extended Offering Period.

     Nothing herein shall in any way preclude or restrict the ability of NYHC to raise additional capital above and beyond the Full Amount Offered following the Closing Date through the sale of securities of NYHC to fund the operations of Bio Balance; provided, however, that for a period of one year from the Closing Date, no sales of common stock shall be made at less than $2.00 per share unless a majority of the directors serving on the Closing Date approve such sale.

     7. Schedule 3.5a. of the Agreement is hereby amended to clarify that only the shares of NYHC common stock and preferred stock actually held by Jerry Braun and Jacob Rosenberg as of the date hereof and at Closing, excluding shares underlying unexercised warrants or options held at Closing, shall be subject to the lock-up and to read in full as follows:

                                 "SCHEDULE 3.5a.

                                   NYHC LOCKUP

     All shares of NYHC Common Stock and preferred stock owned of record or beneficially by Jerry Braun and Jacob Rosenberg as of the date hereof or at Closing, excluding shares underlying unexercised warrants or options held at the Closing Date, will be restricted from sale, transfer or hypothecation until 120 days after the effective date of the S-4 Registration Statement referred to in
Section 3.3 of the Agreement (the "Effective Date"), provided all such Shares owned and transferred by them which Shares are subject to the irrevocable proxies described in Section 3.2(c) remain subject to the irrevocable proxies through the Closing Date or termination of this Agreement. Thereafter, so long as each such holder is a director of NYHC, each such holder may, each calendar month, convey not more than 10% of the NYHC Common shares owned by him on the Effective Date.

     Each such holder may transfer NYHC Common Shares owned by them as of the date of this Agreement to family trusts and registered charities provided such transferred NYHC Common shares remain subject to restriction from further sale, transfer or hypothecation until 120 days after the Effective Date. Thereafter, for so long as each such holder is a director of NYHC each calendar month, each such transferee may convey not more than 10% of the NYHC Common shares received by the transferee. The foregoing notwithstanding, registered charities who receive NYHC Common Shares may sell not more than 1,000 NYHC Shares per trading day commencing on the Effective Date and until 120 days thereafter."

     8. The introductory language of Article 4.2 is amended to clarify that the representations and warranties of NYHC are to and for the benefit of Bio Balance and to read in full as follows:

     "4.2 Representations and Warranties of NYHC. NYHC represents and warrants to Bio Balance as follows:"

     9. The third paragraph of Schedule 4.2n is amended to clarify certain provisions of the employment contracts between NYHC and each of Jerry Braun and Jacob Rosenberg such that upon any termination of services as a director of NYHC (for any reason other than death) during the term of their employment contracts as in effect on the Closing Date, NYHC shall enter into consulting agreements with each such person and grant certain stock options to those persons. The third paragraph of Schedule 4.2n, as amended, shall read in full as follows:

     "3. in the event of termination of service to NYHC as a director, for any reason other than death, NYHC shall, effective on the date of termination, enter into consulting agreements with each of Mr. Braun and Mr. Rosenberg whereby each of such persons will provide consulting services to NYHC on an as needed basis for a period not less than five years and, as compensation for those services, will be granted an option to acquire 500,000 shares of NYHC common stock for a term of not less than ten years at a price per share equal to the closing price of NYHC's common stock on the date of such termination and the underlying shares shall be promptly registered on SEC Form S-8 or on any other SEC form appropriate for such registration so that such shares shall have been fully registered no later than 90 days after such termination of the employment contract; and"

     10. The fourth paragraph of Schedule 4.2n, as well as the letter agreement dated October 11, 2001, is amended to eliminate the deferral of the change in control benefits and to read in full as follows:

     "4. for purposes of the employment contracts between New York Health Care, Inc. and each of Jerry Braun and Jacob Rosenberg, the "Closing" of the "Merger", as defined in the Stock for Stock Exchange Agreement between The Bio Balance Corp. and New York Health Care, Inc., as amended, shall be deemed a "change of control" of New York Health Care, Inc. as referred to in paragraph 5 of each of those employment contracts."

     11. Article 4.2ff of the Agreement is hereby amended to clarify that NYHC's common stock is traded on the Boston Stock Exchange in addition to the Nasdaq SmallCap Market and to read in full as follows:

     "ff. Listing. NYHC's common stock is quoted and listed for trading on the NASDAQ SmallCap Market ("SmallCap") and the Boston Stock Exchange ("BSE"). NYHC has not received any oral or written notice from NASDAQ or the BSE that its common stock will be delisted from SmallCap or BSE or that the common stock does not meet all requirements for the continuation of such listings, other than notice from SmallCap that continued listing following the Closing Date would be subject to satisfactory compliance with the initial listing standards, including satisfaction of the minimum bid price requirements."

     12. Article 5.1g of the Agreement is hereby amended to reflect the change in structure from a stock-for-stock exchange to a merger and to eliminate the requirement that a minimum number of Bio Balance Shares accept the exchange and to replace the same with a provision requiring that the shareholders of Bio Balance approve the Merger and no more than 10% of the Bio Balance Shares shall have exercised dissenter's rights, and to read in full as follows:

     "g. Approval of Merger; Dissenters' Rights. The Merger and the matters requiring a vote of shareholders of Bio Balance pursuant to Article 3.2A of this Agreement shall have been approved by the requisite vote required to approve such matters under the DGCL and the Certificate of Incorporation and Bylaws of Bio Balance and the number of shares of Bio Balance common stock with respect to which dissenters' rights shall have been asserted as of the Closing Date shall not exceed 10% of the total Bio Balance Shares outstanding as of the Closing Date."

     13. Article 5.2c of the Agreement is deleted to reflect the change in the structure of the transaction from a share-for-share exchange to a merger.

     14. Article 5.2d of the Agreement is hereby amended to clarify that Bio Balance will take reasonable action to preserve the listing of NYHC's common stock on the Boston Stock Exchange in addition to the Nasdaq SmallCap Market and to read in full as follows:

     "d. SmallCap and BSE Listing. Bio Balance will take all action reasonably necessary on its part to preserve the NYHC SmallCap and BSE listings, and will refrain from taking any action which may jeopardize the NYHC SmallCap and BSE listings."

     15. Article 7.2 of the Agreement is hereby amended to make the outside closing date consistent with Article 2.1 and to read in full as follows:

          "7.2 Termination for Failure to Close. This Agreement may be terminated by any of the parties hereto if the Closing shall not have occurred by August 13, 2002, provided that, the right to terminate this Agreement pursuant to this section shall not be available to any party whose failure to fulfill any of its obligations hereunder has been the cause of or resulted in the failure to consummate the Merger by the foregoing date."

     16. Article 8.9 of the Agreement is hereby amended to reflect the appointment of new legal counsel by Bio Balance and to substitute in the notice provisions new counsel in place of Grushko & Mittman, P.C. and to read in full as follows:

         "with a copy to:  Vanderkam & Sanders
                           440 Louisiana St., Suite 475
                           Houston, Texas 77002
                           Attn: Michael Sanders, Esq.
                           Facsimile: (713) 547-8910"

     17. The execution, delivery and performance of this Amendment has been duly authorized, adopted and approved by the Parties. Each of the Parties has taken all necessary corporate action and has all of the necessary corporate power to enter into this Amendment and to consummate the transactions described in this Amendment. This Amendment has been duly and validly executed and delivered by an authorized officer of each of the Parties and is the valid and binding obligation of each of the Parties, enforceable against each of them in accordance with its terms.

     18. All of the other provisions, terms and conditions of the Agreement and the schedules annexed thereto remain unimpaired and in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                               THE BIO BALANCE CORP.
Attest:

   /s/ Jeanne Quinto                           By:   /s/ Paul Stark
---------------------------                       --------------------------
Jeanne Quinto, Secretary                           Paul Stark
                                                   President and Director

                                               NEW YORK HEALTH CARE, INC.
Attest:

   /s/ Jacob Rosenberg                         By:   /s/ Jerry Braun
---------------------------                       --------------------------
Jacob Rosenberg, Secretary                          Jerry Braun
                                                    President and CEO

              AMENDMENT NO. 3 TO STOCK FOR STOCK EXCHANGE AGREEMENT

     This AMENDMENT NO. 3 (the "Amendment No. 3") is made and entered into as of the 13th day of August, 2002, by and among The Bio Balance Corp., a Delaware corporation ("Bio Balance"), for itself and for the benefit of the shareholders and warrantholders of Bio Balance, and New York Health Care, Inc., a New York corporation ("NYHC").

     WHEREAS, Bio Balance and NYHC (the "Parties") entered into a "Stock for Stock Exchange Agreement" dated October 11, 2001 (the "Agreement"), an "Amendment No. 1 to Stock for Stock Exchange Agreement" dated February 13, 2002 ("Amendment No. 1"), and an "Amendment No. 2 to Stock for Stock Exchange Agreement" dated July 10, 2002 ("Amendment No. 2"); and

     WHEREAS, the Parties have agreed to amend the Agreement, as previously amended pursuant to Amendment No. 1 and Amendment No. 2, as provided for in this Amendment No. 3.

     NOW, THEREFORE, for and in consideration of the premises and the mutual promises made in the Agreement and in this Amendment No. 3 and in consideration of the covenants, representations, warranties and conditions set forth therein and herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Article 2.1 of the Agreement is hereby amended to to extend the outside closing date and to read in full as follows:

          "2.1 The Closing. Subject to the conditions precedent contained herein, the Exchange ("Closing") shall take place at the offices of Scheichet & Davis, P.C., 800 Third Avenue, 29th Floor, New York, NY 10022 at 1:00 p.m. (local time) at a date mutually agreed between the parties not later than November 11, 2002 (the "Closing Date")."

2. Article 7.2 of the Agreement is hereby amended to make the outside closing date consistent with Article 2.1 and to read in full as follows:

          "7.2 Termination for Failure to Close. This Agreement may be terminated by any of the parties hereto if the Closing shall not have occurred by November 11, 2002, provided that, the right to terminate this Agreement pursuant to this section shall not be available to any party whose failure to fulfill any of its obligations hereunder has been the cause of or resulted in the failure to consummate the Merger by the foregoing date."

3. The third paragraph of Schedule 4.2n is amended to reference the form of consulting agreement to be entered into between NYHC and each of Jerry Braun and Jacob Rosenberg upon any termination of services as a director of NYHC (for any reason other than death) during the term of their employment contracts as in effect on the Closing Date. The third paragraph of Schedule 4.2n, as amended, shall read in full as follows:

     "3. in the event of termination of service to NYHC as a director, for any reason other than death, NYHC shall, effective on the date of termination, enter into consulting agreements, substantially in the form attached hereto as Exhibit A, with each of Mr. Braun and Mr. Rosenberg whereby each of such persons will provide consulting services to NYHC on an as needed basis for a period not less than five years and, as compensation for those services, will be granted an option to acquire 500,000 shares of NYHC common stock for a term of not less than ten years at a price per share equal to the closing price of NYHC's common stock on the date of such termination and the underlying shares shall be promptly registered on SEC Form S-8 or on any other SEC form appropriate for such registration so that such shares shall have been fully registered no later than 90 days after such termination of the employment contract; and"

4. The execution, delivery and performance of this Amendment has been duly authorized, adopted and approved by the Parties. Each of the Parties has taken all necessary corporate action and has all of the necessary corporate power to enter into this Amendment and to consummate the transactions described in this Amendment. This Amendment has been duly and validly executed and delivered by an authorized officer of each of the Parties and is the valid and binding obligation of each of the Parties, enforceable against each of them in accordance with its terms.

5. All of the other provisions, terms and conditions of the Agreement and the schedules annexed thereto remain unimpaired and in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                THE BIO BALANCE CORP.
Attest:

 /s/ Jeanne Quinto                              By:   /s/ Paul Stark
-----------------------------                      --------------------------
Jeanne Quinto, Secretary                             Paul Stark
                                                     President and Director

                                                NEW YORK HEALTH CARE, INC.
Attest:

 /s/ Jacob Rosenberg                            By:  /s/ Jerry Braun
-----------------------------                     ---------------------------
Jacob Rosenberg, Secretary                          Jerry Braun
                                                    President and CEO

                        DELAWARE GENERAL CORPORATION LAW

     SECTION 262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security or an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

               (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
          (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided.
          Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

               (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date or the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receiver either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a) New York Health Care, Inc.

     Article Third of the Certificate of Incorporation of New York Health Care, Inc. (the "Registrant") provides with respect to the indemnification of directors and officers, among other things, that (a) the Registrant may, to the fullest extent permitted by Sections 721 through 726 of the New York Business Corporation Law, as amended, indemnify all persons whom it may indemnify pursuant thereto, (b) a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for certain transactions or events as set forth in such Article Third, (c) each person who was or is made a party, or is threatened to be made a party, to or is involved in any action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the New York Business Corporation Law, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and (d) the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in such Article Third shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of shareholders and disinterested directors or otherwise.

(b) The Bio Balance Corp.

     Section 145 of the Delaware General Corporation Law (the "DGCL") allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act. The Bio Balance certificate of incorporation and bylaws provide for indemnification of Bio Balance directors, officers, employees and other agents to the fullest extent and under the circumstances permitted by the DGCL.

     As permitted by the DGCL, Bio Balance's certificate of incorporation eliminates all liability of Bio Balance directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL allows for a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 21.  EXHIBITS

         The following is a list of the Exhibits which comprise a part of the Registration Statement:

2.1 Stock for Stock Exchange Agreement between the Company and The Bio Balance Corp. dated October 11, 2001 (attached as Annex A to the proxy statement/prospectus contained in this registration statement).
2.2    Amendment No. 1 To Stock for Stock Exchange Agreement between the
       Company and The Bio Balance Corp. dated February 13, 2002 (attached as Annex B to the proxy statement/prospectus contained in this registration statement).
2.2 Amendment No. 2 To Stock for Stock Exchange Agreement between the Company and The Bio Balance Corp. dated July 10, 2002 (attached as Annex C to the proxy statement/prospectus contained in this registration statement).
2.3 Amendment No. 3 to Stock for Stock Exchange Agreement between the Company and The Bio Balance Corp. dated August 13, 2002 (attached as Annex D to the proxy statement/prospectus contained in this registration statement).
5.1    Opinion of Scheichet & Davis, P.C.
8.1 Form of opinion of Rosen Seymour Shapss Martin & Company LLP regarding certain tax matters.
10.1*  Escrow Agreement.
10.2*  Form of Consulting Agreement.
23.1   Consent of Scheichet & Davis, P.C. (contained in Exhibit 5.1).
23.2   Consent of M.R. Weiser & Co. LLP Independent Public Accountants.
23.3   Consent of Holtz Rubenstein & Co., LLP Independent Public Accountants.
23.4   Consent of Rosen Seymour Shapss Martin & Company LLP (contained in
       Exhibit 8.1).
24.1   Power of Attorney (See "Power of Attorney" in the
       Registration Statement).
99.1*  Form of Proxy Card of New York Health Care, Inc.

---------
*        Previously filed

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and New York Health Care being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The Registrant hereby undertakes:

         (1) That for the purpose of determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.

     (2) That for the purpose of determining any liability under the Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any Prospectus required by Section 10(a)(3) of the Act;

     (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (c) To include any additional or changed material information or the plan of distribution.

     (4) That, for the purpose of determining any liability under the Act, treat each post effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (5) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (7) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                POWER OF ATTORNEY

     We the undersigned officers and directors of New York Health Care, Inc. do hereby constitute and appoint each of Jerry Braun and Jacob Rosenberg as our true and lawful attorneys and agents to sign a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission ("SEC") and to do any and all acts and things and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable New York Health Care to comply with the Securities Act of 1933, and any rules, regulations and requirements of the SEC in connection with such Registration Statement including, specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents shall do or cause to be done by virtue of this Power of Attorney.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 3rd day of October, 2002.

                                            New York Health Care, Inc.

                                   By: /s/ Jerry Braun
                                      ----------------------------------------
                                       Jerry Braun, President and
                                       Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                        President, Chief Executive               October 3, 2002
/s/ Jerry Braun         Officer and Director
----------------------
Jerry Braun

/s/ Jacob Rosenberg      Vice President, Chief Operating         October 3, 2002
------------------------ Officer, Chief Financial and Accounting
Jacob Rosenberg          Officer, Secretary, Director


/s/ H. Gene Berger       Director                                October 3, 2002
------------------------
H. Gene Berger


/s/ Charles J. Pendola   Director                                October 3, 2002
------------------------
Charles J. Pendola
